UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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India Globalization Capital, Inc.
(Name of Registrant as Specified In Its Charter)

________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Copies of all communications to:
Scott Museles, Esq.
Debbie A. Klis, Esq.
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, Suite 600
Potomac, Maryland 20854
(301) 230-5241

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, MD, 20814
(301) 983-0998

_____________, 201_
To the Stockholders of India Globalization Capital, Inc.:

The board of directors of India Globalization Capital, Inc. (“IGC”) has unanimously approved the acquisition of a 95% equity interest in Linxi HeFei Economic and Trade Co. aka Linxi H&F Economic and Trade Co. a People’s Republic of China-based company (“PRC Ironman”) by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company and its stockholders (“HK Ironman”) pursuant to a stock purchase agreement dated October 14, 2011 (“Stock Purchase Agreement”).  Upon completion of the acquisition (the “Acquisition”), which is subject to customary closing conditions including approval of the IGC stockholders, IGC will issue 31,500,000 shares of IGC common stock (the “Exchange Shares”) in exchange for 95% of the equity in PRC Ironman through HK Ironman (the “Share Issuance Proposal”).  In addition, the Stock Purchase Agreement provides for the issuance of 3,150,000 shares of IGC common stock (the “Compensation Shares”) to the officers and directors of IGC and HK Ironman, which is subject to a 12-month vesting schedule for continued service with their respective companies for 12 months following the closing (the “Compensation Proposal”).

The number of Exchange Shares is fixed and will not be adjusted to reflect stock price changes prior to completion of the Acquisition.  The issuance of the Exchange Shares in connection with the Acquisition would result in the issuance of more than 20% of its pre-issuance outstanding shares.  As of October 18, 2011 (the “Record Date”), we had 20,960,433 shares of common stock outstanding.  Therefore, under NYSE Amex rules, the issuance of the 31,500,000 Exchange Shares requires stockholder approval prior to their issuance.  In addition, NYSE Amex rules require stockholders approval prior to the issuance of the Compensation Shares.

You are cordially invited to attend a special meeting of the stockholders of IGC to be held at 10:00 a.m. Eastern Time, on _________, 201_, at the offices of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854 (“Special Meeting”).  At this important Special Meeting, we are asking IGC stockholders to: (1) authorize and approve the issuance of Exchange Shares to the HK Ironman stockholders (the “Share Issuance Proposal”), (2) elect Danny Qing Chang to IGC’s board of directors to hold office as a Class A director to serve until the annual meeting of stockholders in 2014 and when his successor is duly elected and qualified (the “Election Proposal”); (3) approve the issuance of Compensation Shares to the current officers and directors of IGC and HK Ironman (the “Compensation Proposal”) which Compensation Shares are subject to vesting upon the officers and directors’ completion of 12 months of service following the closing of the Acquisition; and (4) approve the adjournment of the Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to authorize and approve the Share Issuance Proposal, the Election Proposal or the Compensation Proposal (the “Adjournment Proposal”).

The approval of the Share Issuance Proposal require the affirmative vote of the holders of at least a majority of the outstanding shares of IGC common stock entitled to vote on each of the proposals.  The approval of the Compensation Proposal and Election Proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the IGC Special Meeting where a quorum is present.  The approval of the Adjournment Proposal requires a majority of all the votes cast at a meeting at which a quorum is present.

Accordingly, as discussed in detail in the attached proxy statement, our Board of Directors unanimously recommends that you vote, or give instruction to vote, “FOR” the Share Issuance Proposal, “FOR” the Election Proposal to elect Mr. Danny Qing Chang to the Board of Directors, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal, as each are described in full in the proxy statement.  We cannot complete the Acquisition of HK Ironman unless the Share Issuance Proposal is approved by the IGC stockholders.

A copy of the Stock Purchase Agreement is attached as Annex A.  Our shares of common stock, units and warrants are listed on the NYSE Amex under the symbols IGC, IGC.U and IGC.WT, respectively.  The securities of HK Ironman are not listed or quoted on any securities exchange.

The attached proxy statement contains a detailed discussion of the background of, and the reasons for, the Acquisition, as well as the terms of the Stock Purchase Agreement.  We are soliciting the enclosed proxy card on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials.  In addition to mailing our proxy materials, our officers may solicit proxies by telephone or fax without receiving any additional compensation for their services.  We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.

Enclosed is a notice of Special Meeting and proxy statement containing detailed information concerning the Acquisition and the other proposals listed above.  Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page __ of the proxy statement.

YOUR VOTE IS IMPORTANT.  WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED.

This proxy statement is dated ________, 2011, and is first being mailed to IGC stockholders on or about __, 2011.

I look forward to seeing you at the meeting.  On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

Ram Mukunda
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement.  Any contrary representation is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On ______________, 201__

To the Stockholders of India Globalization Capital, Inc.:

NOTICE IS HEREBY GIVEN of a Special Meeting of stockholders of India Globalization Capital, Inc., a Maryland corporation, will be held at 10:00 a.m., Eastern Time, on ____________________, 201__, at the offices of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, Sixth Floor, Potomac, MD, for the following purposes:

•  to consider and vote on a proposal to approve the issuance of 31,500,000 shares of IGC common stock (the “Exchange Shares”) pursuant to the Stock Purchase Agreement, dated as of October 14, 2011 in exchange for the acquisition of a 100% equity interest in H&F Ironman Limited (“HK Ironman”) (the “Share Issuance Proposal”);

•  to elect Danny Qing Chang to IGC’s board of directors to hold office as a Class A director to serve until IGC’s annual meeting of stockholders in 2014 and when his successor is duly elected and qualified (the “Election Proposal”);

•  to consider and vote on a proposal to approve the issuance of 3,150,000 shares of IGC common stock (the “Compensation Shares”) to the current officers and directors of IGC and HK Ironman (the “Compensation Proposal”) which Compensation Shares are subject to vesting upon the officers and directors’ completion of 12 months of service following the closing of the Acquisition; and

•  to consider and vote on any proposal to adjourn the Special Meeting to a later date, if necessary, to solicit additional proxies in favor of the proposals contained herein if there are insufficient votes to adopt the proposals at the time of the Special Meeting (the “Adjournment Proposal”).

Our Board of Directors has fixed the close of business on October 18, 2011, as the date for which our stockholders are entitled to receive notice of, and to vote at, our Special Meeting and any adjournments or postponements thereof.  Only the holders of record of our common stock on that date are entitled to have their votes counted at our Special Meeting and any adjournments or postponements thereof.  We will not transact any other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement by our Board of Directors.

YOUR VOTE IS VERY IMPORTANT

Our Board of Directors unanimously recommends that you vote “FOR” the Share Issuance Proposal, “FOR” the Election Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, please submit a proxy as soon as possible.  Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting if you are unable to attend.  If you are a stockholder of record, voting in person at the Special Meeting will revoke any proxy previously submitted.

After careful consideration, our Board of Directors has unanimously determined that the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transactions contemplated thereby, including the Acquisition, is advisable and fair to and in the best interests of IGC and our stockholders.  Our Board of Directors has unanimously approved the Stock Purchase Agreement, the performance by IGC of our obligations thereunder and the consummation of the transactions contemplated thereby.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.  Please follow their instructions carefully.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the IGC Special Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares, and in addition to proof of identification, present that legal proxy identifying you as the beneficial owner of your shares of IGC common stock and authorizing you to vote those shares at the IGC Special Meeting.

You may revoke your proxy or change your vote at any time before the vote is taken by following the procedures set forth in the section entitled “_____” beginning on page __ of the proxy statement that accompanies this notice.

By Order of the Board of Directors,

Ram Mukunda
Chief Executive Officer

Bethesda, Maryland
Date: _________, 2011

India Globalization Capital, Inc.

PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF
INDIA GLOBALIZATION CAPITAL, INC.

The Board of Directors of India Globalization Capital, Inc., which we call IGC, has unanimously approved the Acquisition of 100% of the equity interests of H&F Ironman Limited (“HK Ironman”).

One of IGC’s areas of focus is the export of iron ore to China.  HK Ironman through its subsidiary, Linxi HeFei Economic and Trade Co., aka Linxi H&F Economic and Trade Co. (“PRC Ironman”), operates a beneficiation plant in China, which converts low-grade ore to high-grade ore through a dry and wet separation process.  Beneficiation is the process of crushing and separating ore into valuable substances from waste by any of a variety of techniques.  This Acquisition is intended to provide IGC with a platform in China to expand its business and ship low-grade iron ore, which is available for export in India, to China and convert the ore to higher-grade ore before selling it to customers in China.

PRC Ironman has contracts to process iron ore that it receives from Mongolia and other sources.  This Acquisition would provide PRC Ironman a larger steady supply of low-grade ore that it can process through its plant.  We believe this Acquisition will provide you with an opportunity to participate in a company with significant growth potential in the infrastructure and materials sector in India and China.  It further establishes seasoned management teams in China who can help IGC expand both organically and through other Acquisitions.

IGC’s units, shares of common stock and warrants are listed under the symbols IGC.U, IGC and IGC.WT on NYSE AMEX, respectively.  The securities of HK Ironman and its subsidiary are not listed or quoted on any securities exchange.

As the stockholders of IGC are not receiving any consideration and are not exchanging any of their outstanding securities in connection with the Share Issuance Proposal, and instead, are asked only to vote on the proposals contained in the proxy statement, it is not expected that the IGC stockholders will have any tax-related issues as a result of voting on these matters.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.  References to “IGC,” the “Company,” “we,” “our” or “us” in this proxy statement refer to India Globalization Capital, Inc. and its subsidiaries, and references to “the board,” “the Board of Directors” or “our Board of Directors” refer to the Board of Directors of India Globalization Capital Inc., unless, in each case, otherwise indicated or the context otherwise requires.

The Parties to the Stock Purchase Agreement

India Globalization Capital, Inc. (IGC)

India Globalization Capital, Inc. (“IGC” or the “Company”), organized under the laws of the State of Maryland on April 29, 2005, was originally formed as a publicly traded “blank check” vehicle for the acquisition of one or more operating businesses through a merger, capital stock exchange, asset acquisition or other similar business combination.  In March 2008, IGC completed the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Both companies are focused on the infrastructure industry.  Currently, IGC owns 77% of TBL and 22% of Sricon.  IGC operates rock aggregate quarries and exports iron ore to China.  IGC has identified the infrastructure materials business as a high growth business in both India and China as this is fundamental to the long-term development of Chinese and Indian infrastructure.

Based on the past several years of purchasing and projected need in the near future for infrastructure projects, IGC’s management believes that strong demand for iron ore in India and in China will continue over the medium and long term, as both countries become leading global economies.  IGC’s management believes that though China’s appetite for iron ore will continue to be strong, other countries, including countries that have iron ore to export, especially India will eventually restrict the export of high-grade iron ore, as it will be required for internal use.  However, IGC believes that this restriction will not likely be made on low-grade iron ore, as restricting both would mean a substantial curtailment of much needed foreign exchange and export revenue.  IGC’s proposed Acquisition would allow IGC to adopt an aggressive strategy of shipping low-grade ore to China and processing it there into high-grade ore.  IGC’s management believes the Acquisition will add substantial synergies to IGC’s iron ore business, as well as develop a strong base in China.  The mailing address of our principal executive office is 4336 Montgomery Avenue, Bethesda, MD 20814 and our telephone number is 301-983-0998.

HK Ironman

HK Ironman is a Hong Kong-based company incorporated on December 20, 2010 to acquire PRC Ironman.  Prior to the formation of HK Ironman, PRC Ironman was owned by Danny Qing Chang and is now owned by him through HK Ironman.  PRC Ironman is 95% owned by HK Ironman and 5% of the ownership resides with its local legal representative in China, but under the control of the board of PRC Ironman.  After the Acquisition, IGC would own 100% of HK Ironman and, through HK Ironman, 95% of its operating company in China, PRC Ironman.  We refer to HK Ironman and its subsidiary PRC Ironman in the following discussion collectively, as Ironman.

Ironman is currently an iron processing plant with operations in the Inner Mongolia Autonomous Region of China.  Ironman processes low-grade iron ore (3% Fe content) mixed with sand that it obtains from the hills of Inner and from Outer Mongolia and produces high-grade iron powder.  The processing technique used by Ironman is a magnetic separation process that consists of two parts: dry magnetic separation and wet separation.  Ironman uses 19 magnets in the dry separation production line and two magnets in the wet separation process.  Ironman has cultivated close relations with the local government and has a respected position in the local area.  Danny Qing Chang, the principal of HI Ironman, is a partner at a private equity fund called Jasmine Capital located in Beijing, which is a public-private partnership with the Government of China.  In addition, his family owns sheep farms and constructs real estate in and around Chifeng, the capital of Inner Mongolia.

PRC Ironman

PRC Ironman was incorporated as Linxi HeFei Economic & Trade Co., Ltd. in China on January 8, 2008.  PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills, with iron ore deposits of more than three million tons in southwest LinXi in the autonomous region of eastern Inner Mongolia, under the administration of Chifeng City, Inner Mongolia, which is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad.  PRC Ironman is a Sino-foreign equity joint venture (“EJV”) established by both foreign and Chinese investors (i.e., Sino means “China” herein).  HK Ironman, a Hong Kong based company owns 95% of PRC Ironman, and Mr. Zhang Hua, a Chinese citizen owns the remaining 5%.  An EJV is a joint venture between a Chinese and a foreign company within the territory of China.  See “The Equity Joint Venture Structure” below for additional discussion of the EJV.

PRC Ironman’s technique for extracting ore consists of two processes.  First, naturally occurring sand mixed with sparse amounts of iron ore is processed through a magnetic separator where magnets attracts the iron dust; the separation of iron from the sand is called a dry separation process. This is followed by mixing the material with water and processing the slurry through a wet magnetic separator, further purifying the material until it extracts ore that is 65-67% iron content.  PRC Ironman currently mines the ore from the surrounding hills or buys sand and low-grade ore from Mongolia, processes the material to produce 66% Fe ore, and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

PRC Ironman has received a license, to operate the beneficiation plant on a specific acreage of land in Inner Mongolia through August 2018.  In addition, PRC has a business license, which is currently being amended to reflect PRC Ironman’s new ownership by HK Ironman, effective December 2010.  PRC Ironman’s business objective is to operate and grow an environmentally friendly company that extracts and processes ore from barren hills and leaves in its place green acreage.  PRC Ironman is located in southwest LinXi in the autonomous region of Inner Mongolia.  PRC Ironman’s office is in the capital city of Chifeng.  It has access via highways to Tianjin port, which gives us access to steel mills in the northeastern part of China.  PRC Ironman customers come to its site to pick up the refined and processed high-grade ore.

Chinese foreign investment policies classify various industries into four groups with respect to the propriety of foreign investments: encouraged, permitted, restricted and prohibited for foreign investment.  Mining and processing of ferruginous sandstone and sale of refined iron powder is not in either the encouraged, restricted or prohibited groups explicitly stipulated by the Catalogue of Industries Guiding Foreign Investment.  Consequently, foreign investment is permitted into PRC Ironman.

The Equity Joint Venture Structure

Following the closing of the Acquisition, IGC will own 100% of HK Ironman and HK Ironman will continue to own 95% of PRC Ironman.  IGC will conduct business thereafter in China through PRC Ironman.  Under People’s Republic of China law, PRC Ironman is considered an EJV, which is a company with limited liability and legal person status, established based on a Sino-foreign joint venture contract between foreign (non-Chinese) and Chinese investment partners within the territory of China.  The articles of association of both the investment partners and the PRC company are subject to the approval of the Chinese government, which approval is pending and expected to be received within two to three months.  The EJV form of foreign investment is the most widely used form in China.  PRC Ironman has the status of Chinese legal person, which is desirable because an EJV is capable of buying land, hiring Chinese employees, constructing buildings, etc.

Generally, the management of an EJV is in the hands of a board of directors, consisting of at least three members, with each party either appointing the chairman or the vice-chairman.  The board of directors is the highest authority of the EJV.  The standard length of time for an EJV is between thirty and fifty years, however, approval for an unlimited period of operation is possible.  PRC law requires that the profit-sharing ratio among the EJV’s equity owners is in line with the actual equity ownership held by each owner.  An EJV’s activities in China must comply with Chinese laws and regulations, which, in addition to generally applicable laws such as the PRC Company Law and the general legal regime regulating foreign direct investment in China, an EJV is also regulated by EJV-specific laws and implementation regulations.  Currently, the primary governing laws for EJV’s are the PRC laws on Sino-foreign equity joint ventures and its implementation regulations, as amended.  The boards of directors are elected by the stockholders and voting must be in proportion to the ownership.  The minority partner has no special rights.

Iron Ore Industry & China’s Demand for Iron Ore

The world’s most commonly used metal is steel; the key ingredient in steel is iron ore representing almost 95% of all metals used per year worldwide.  Iron ore is the most abundant rock-forming element and composes about 5% of the earth’s crust.  Iron ore is the primary material from which iron and steel products are made.  These products are widely used around the world for structural engineering applications and in maritime purposes, automobiles and general industrial applications.  Consumption of iron ore is constantly growing.  China is currently the largest consumer of iron ore, which translates to be the world's largest steel producing country, and is the largest importer of iron ore and steel.  China imports almost half of the iron ore mined worldwide.  Supply of iron ore comes from China, India, Australia, Brazil and several other parts of the world.  Iron ore is mined from the earth and is the raw material used to make pig iron, which is one of the main raw materials to make steel.  According to an October 26, 2009, Financial Times article, iron ore is “more integral to the global economy than any other commodity, except perhaps oil.”

Industry reports indicate that Chinese steel consumption has continued to grow even through the global economic downturn, as China’s economy only modestly decelerated from its previous multi-year growth trajectory.  Industry experts predict that growth in Chinese consumption is expected to remain a key driver for the global steel industry for a number of years to come.  According to the World Steel Association, world crude steel production was 119 million metric tons (mmt) in January 2011, an increase of 5.3% from January 2010.  In 2010, world crude steel production reached a record 1,414 mmt, up 15% year over year.  China’s crude steel production for January 2011 was 52.8 mmt, up 0.5% year over year.

The iron ore industry is broadly divided into mining and processing.  The companies that hold mining licenses mine ore and sell it to steel mills directly or to processing plants.  The processing plants convert ore into high-grade ore, like PRC Ironman, or into pellets that are then sold to steel mills.  Typically, low-grade ore is ore that has an iron (Fe) content of less than 52% and high-grade ore is ore with a Fe content of over 52%.  The processing involves the extraction of iron ore from sand and dirt at beneficiation plants.  The beneficiation process involves crushing and separating ore into valuable substances or waste by any of a variety of techniques.  PRC Ironman’s beneficiation plant extracts iron ore from a dry magnetic separation process followed by a wet separation process.  PRC Ironman currently either mines ore from the hills of Inner Mongolia in their designated acreage or it buys sand and low-grade ore from Mongolia, processes the material to produce 66% Fe ore, and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

The Stock Purchase Agreement

The Acquisition.  IGC proposes to acquire a 100% equity interest in HK Ironman on a fully diluted basis by purchasing all of the shares beneficially held by the principal of HK Ironman, Danny Qing Chang, for 31,500,000 common shares of IGC (the “Exchange Shares”), which would represent approximately 60% of IGC’s outstanding shares of common stock, as of October 18, plus up to $4 million in cash or additional shares, as discussed below.  HK Ironman holds 95% of PRC Ironman, the iron ore processing company in China.  For the years ended March 31, 2010 and 2011, PRC Ironman generated approximately (audited) USD $5,223,422 and (audited) USD $13,525,890, respectively, in revenues from its operations.  The Stock Purchase Agreement follows a strategic partnership agreement entered into between IGC and HK Ironman in August 2011 to allow IGC to export low-grade ore from India and to provide high-grade ore to Chinese steel mills.  Under the strategic partnership agreement, IGC would source ore from India and ship the ore to PRC Ironman and their customers in China.  As the parties moved quickly toward an acquisition, no business under the strategic partnership agreement occurred to date.

The Consideration. The Stock Purchase Agreement contains several contingencies to closing including, for both parties, satisfactory completion of due diligence, which the parties have substantially completed, and approval of the IGC and HK Ironman stockholders, among others.  The Stock Purchase Agreement provides that at closing, IGC will issue the Exchange Shares in exchange for all of the HK Ironman issued and outstanding shares.  In addition, the Stock Purchase Agreement provides for a contingent payment by IGC to Mr. Chang of $1 million payable within 30 days of closing and upon satisfaction of certain post-closing covenants.  In addition, the consideration under the Stock Purchase Agreement includes certain contingent payments by IGC to PRC Ironman stockholders, as follows (i) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011); and (ii) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2012).  If either of the foregoing annual targets are missed, there would still be a payout of $3 million provided IGC achieves a cumulative earnings growth of 69% between fiscal years 2011 and 2013.  In addition, under the Stock Purchase Agreement, IGC has agreed to file a registration statement to register the Exchange Shares for resale within 60 days of the closing of the Acquisition.

As discussed under Proposal 3 below, the Stock Purchase Agreement provides that 3,150,000 shares of IGC common stock (the “Compensation Shares”) will be reserved for issuance, in equal parts (50:50), to the management of IGC and PRC Ironman.  The Compensation Shares will be issued to the officers and directors of IGC and HK Ironman, subject to the discretion of the boards of directors of both companies, which Compensation Shares are subject to a 12-month vesting schedule for continued service with their respective companies for 12 months following the closing of the Acquisition.

IGC’s Board of Directors.  Following the closing, the Stock Purchase Agreement provides that IGC’s Board of Directors will continue to comprise five seats subject to the staggered terms of the Class A, Class B and Class C directors.  IGC stockholders will nominate three directors and Mr. Chang will nominate two directors.  Pursuant to Proposal 2 of this proxy statement, as discussed below, Mr. Chang’s election to the Board of Directors, conditioned upon the approval of the Share Issuance Proposal only, would satisfy one of the two seats.  Mr. Chang has agreed to vote his shares in favor of the IGC nominated directors for a period of three years, as those seats come up for election under the Board of Directors’ three-year staggered regime.  Mr. Chang’s will be entitled to nominate a candidate for the second seat beginning with the election of the Class B directors at the 2013 annual meeting.

HK Ironman and PRC Ironman Boards of Directors.  The Stock Purchase Agreement provides further that following the closing of the Acquisition, IGC will henceforth nominate the directors to the boards of HK Ironman and PRC Ironman.  The quorum for board meetings will be in accordance with the respective companies’ bylaws and applicable local laws.  Further, for the first three years following this closing, IGC will supervise and manage U.S. GAAP and SEC financial reporting, bank accounts in China as well nominating auditors.  The parties have agreed further that IGC will nominate the person responsible for control over financial reporting and disclosure for each of HK Ironman and PRC Ironman.

Representations and Warranties. The Stock Purchase Agreement also includes customary representations and warranties and indemnification obligations.  The representations and warranties of the parties to the Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the other applicable parties thereto.  The Stock Purchase Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about IGC and its subsidiaries.  The representations and warranties made by the parties in the Stock Purchase Agreement may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, investors and security holders should not rely on such representations and warranties, as any characterization of the actual state of facts or circumstances.

The Special Meeting

Date, Time and Place.  The Special Meeting of the stockholders of IGC will be held at 10:00 a.m., Eastern Time, on _______, 201_, at the offices of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854.

Purpose.  You will be asked to (i) to approve the Share Issuance Proposal; (ii) to approve the Election Proposal; (iii) to approve the Compensation Proposal; and (iv) to approve the Adjournment Proposal.

Voting Power, Record Date.  You are entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of IGC common stock at the close of business on October 18, 2011, which is the record date for the Special Meeting.  You have one vote for each share of IGC common stock you owned at the close of business on the record date.  At the close of business on the record date, there were 20,960,433 shares of IGC common stock outstanding and entitled to vote at the Special Meeting.  A majority of the shares of our common stock issued, outstanding and entitled to vote at the Special Meeting present in person or by proxy constitutes a quorum for the purpose of considering the proposals.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.   Non-routine matters include the Share Issuance Proposal, the Compensation Proposal and the Election Proposal.  The Adjournment Proposal is deemed a routine matter.

Accordingly, if you hold your shares in street name, in order for your shares to be voted for the Share Issuance Proposal, the Compensation Proposal and the Election Proposal, you must provide voting instructions to your broker in accordance with the voting instruction card that you will receive from your broker.  Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered present at the Special Meeting for quorum purposes only.

Vote Required to Approve the Share Issuance Proposal.  The approval of the Share Issuance Proposal will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the meeting.  Approval of the Share Issuance Proposal is not conditioned upon the approval of any other proposals in this proxy.

Vote Required to Approve the Election Proposal.  The approval of the Election Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  The election of Mr. Chang for director under the Election Proposal is conditioned upon the approval of the Share Issuance Proposal only.

Vote Required to Approve the Compensation Proposal.  The approval of the Compensation Proposal will require the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  Approval of the Compensation Proposal is conditioned upon the approval of the Share Issuance Proposal only.

Vote Required to Approve the Adjournment Proposal.  The approval of the Adjournment Proposal requires a majority of all the votes cast at a meeting at which a quorum is present.  Approval of the Adjournment Proposal is not conditioned upon the approval of any other proposals in this proxy.

Other Matters.  The Board of Directors knows of no matters other than those described in this proxy that are likely to come before the Special Meeting.

Appraisal or Dissenters Rights.  No appraisal rights are available under the Maryland General Corporation Law for our stockholders in connection with the Share Issuance Proposal.

Soliciting Proxies.  We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit clients for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs.  We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.  We have also engaged InvestorCom to solicit proxies on our behalf.  We anticipate that the fees to InvestorCom will be approximately $10,000.  In addition, we have incurred accounting, audit and legal fees in connection with the Acquisition and preparation of the Proxy.  If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the Special Meeting.

Voting and Proxies.  Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, by returning the enclosed proxy card by mail, or by voting in person by appearing at the Special Meeting.  If your shares of our common stock are held in “street name” by your broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote such shares of common stock or use the instructions provided by your broker.  If you do not provide your broker, bank or other nominee with instructions, your shares of our common stock will not be voted.  The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the Special Meeting.

Revocability of Proxy.  Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone may revoke the proxy at any time before it is voted at the Special Meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Secretary, at 4336 Montgomery Avenue, Bethesda, MD, 20814;
•	by attending the Special Meeting and voting in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote in person at the Special Meeting);
•	by submitting a later-dated proxy card;
•	by re-voting by telephone; or
•
if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Accounting Treatment

IGC prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP.  The Acquisition will be accounted for by applying the acquisition method with IGC treated as the acquiror.

Our Board of Directors’ Recommendation

After careful consideration, our Board of Directors unanimously approved the Share Issuance Proposal, as contemplated by the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transactions contemplated thereby, and resolved to recommend that the stockholders approve the Share Issuance Proposal and directed that such matter be submitted for consideration of the stockholders of IGC at the Special Meeting.  Our Board of Directors did not obtain a fairness opinion in making this determination.  The Board of Directors determined that, in light of the likely cost and the Board’s belief that the extensive resources devoted to evaluating and conducting due diligence of our Acquisition, including IGC’s directors and other professionals that IGC hired for due diligence, including India and China-based legal and accounting professionals, had the skill and experience to properly evaluate the fairness of the Share Issuance Proposal and that IGC’s assets should not be used to pay for a formal fairness opinion.

Our Board of Directors has unanimously approved and unanimously recommends that you vote or instruct your vote to be cast “FOR” the following proposals: (i) the Share Issuance Proposal, (ii) the Compensation Proposal, (iii) the Election Proposal and (iv) the Adjournment Proposal.

Interests of Our Directors and Officers in the Acquisition

When you consider the recommendation of our Board of Directors that you vote in favor of the proposals herein, you should keep in mind that certain of our directors and officers have interests in the Share Issuance Proposal and the Compensation Proposal that are different from, or in addition to, your interest as a stockholder.  These interests include, among other things, that if the Share Issuance Proposal is approved, the possibility of an appreciation in the value of stock, warrants and options held by them.  In addition, all officers and members of the Board of Directors of IGC will participate in the Compensation Shares awards entitling them to share in 50% of the 3,150,000 Compensation Shares.  In addition, we anticipate that following the closing of the Acquisition, all of IGC’s directors will continue to serve on the Board of Directors.  Each of our directors and officers who remain with IGC for 12 months following the closing of the Acquisition, will receive the Compensation Shares and such other amounts and in such manner, as our Board of Directors may determine to be appropriate, subject in the case of our officers to the requirements of any employment agreements entered into with them.  No such other compensation is contemplated at this time.

Conditions to the Stock Exchange

Conditions to Each Party’s Obligations.  Each party’s obligation to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•
No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition substantially on the terms contemplated by the Stock Purchase Agreement;

•
Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence to the reasonable satisfaction of both parties, which due diligence process has been completed by all parties;

•
Since the date of the Stock Purchase Agreement, among each of the parties, there must not have been any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a material adverse effect including no action, suit or proceeding shall exist that is reasonably likely to prevent the Acquisition or cause rescission of the Acquisition following closing;

•	The stockholders and boards of directors of both parties shall have approved the transactions outlined in the Stock Purchase Agreement; and

•	None of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

Conditions to IGC’s Obligations.  The obligation of IGC to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•	HK Ironman, PRC Ironman and their stockholders must have performed in all material respects all obligations that are to be performed by each of them under the Stock Purchase Agreement;

•	HK Ironman and PRC Ironman must have provided details of the bank accounts maintained by the companies in PRC and Hong Kong;

•
Each of the representations and warranties made by HK Ironman, PRC Ironman and Mr. Chang, as set forth in the Stock Purchase Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect being true and correct as of the date of the Stock Purchase Agreement and as of the effective time of the transaction (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•
HK Ironman, PRC Ironman and Mr. Chang must have performed in all material respects all of its covenants and agreements required to be performed by them under the Stock Purchase Agreement at or prior to the closing date; and

•	HK Ironman and PRC Ironman shall have been furnished an IGC officer’s certificate with certain representations and warranties.

Conditions to HK Ironman’s Obligations.  The obligation of HK Ironman to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•
IGC shall have obtained all consents, waivers, permits and approvals required in connection with the consummation of the Acquisition if failure to obtain the same would be reasonably expected to cause a material adverse effect;

•	IGC shall have been furnished an HK Ironman and PRC Ironman’s officer’s certificate with certain representation and warranties;

•
Each of the representations and warranties made by IGC, as set forth in the Stock Purchase Agreement, disregarding all qualifications and exceptions contained in the Stock Purchase Agreement relating to materiality or material adverse effect being true and correct as of the date of the Stock Purchase Agreement and as of the effective time of the transaction (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	IGC shall have been furnished an IGC officer’s certificate with certain representations and warranties; and

•	IGC have performed in all material respects all of its covenants and agreements required to be performed by them under the Stock Purchase Agreement at or prior to the closing date.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated at any time prior to the close of the Acquisition, whether before or after stockholder approval has been obtained:

•	by mutual written consent of IGC and HK Ironman;

•	by either IGC and HK Ironman if:

o
any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Stock Purchase Agreement shall become final and non-appealable; provided, that the party seeking to terminate the Stock Purchase Agreement has not breached in any material respect its obligations to use reasonable best efforts to cause the Stock Purchase Agreement to be consummated;

o	the IGC stockholders do not approve the Share Issuance Proposal at the Special Meeting or any adjournment or postponement thereof; and

o	other party is not satisfied with its due diligence review of the other parties, which due diligence process has been completed by both parties.

•	by HK Ironman, if:

o	IGC has breached or failed to perform any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement;

•	by IGC, if:

o	either HK Ironman, PRC Ironman or Danny Chang has breached or failed to perform any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement; and

o	by IGC, if the transaction is disapproved by any regulatory authority whose approval is required to close the Acquisition.

Officers and Directors after the Acquisition

IGC.  Our Board of Directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term.  The term of office of the Class A directors, consisting solely of Mr. Shenoy currently, will expire at the 2014 annual meeting of stockholders.  The term of office of the Class B directors, currently consisting of Mr. Prins and Dr. Krishna, will expire at the 2012 annual meeting of stockholders.  The term of office of the Class C director, currently consisting of Mr. Mukunda, will expire at the 2013 annual meeting of stockholders.

The NYSE Amex, upon which the Company is listed, has rules mandating that the majority of the Board be independent.  Our Board of Directors will consult with counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities laws and regulations regarding the independence of directors.  The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer or an employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Consistent with these standards, the Board of Directors has determined that Messrs. Krishna, Prins and Shenoy are independent directors.

After the closing of the Acquisition, Mr. Danny Qing Chang, if elected, will join the board as a Class A director with a term to expire at the 2014 annual meeting of stockholders.  According to the NYSE Amex rules, Mr. Chang will not be considered as an independent director.  Mr. Ram Mukunda will continue as the Executive Chairman, President and Chief Executive and Mr. Prins will continue as the Chairman of the Audit and the Compensation Committees.  As required by the SEC and NYSE Amex rules, the new board will elect a chairman.

HK Ironman and PRC Ironman.  After the Acquisition, the board of HK Ironman and PRC Ironman will be reconstituted to Mr. Danny Qing Chang, Mr. Ram Mukunda and Mr. Richard Prins.  The reconstituted board will elect a Chairman and form the committees.  In addition, the Company expects to appoint Mr. Daniel Shu Kwong Ngai, a current member of the IGC staff in Hong Kong, as an officer of Ironman.

Market Price of Common Stock

The closing sale price of our common stock on the NYSE Amex on October 17, 2011, the last trading day before IGC publicly announced the Acquisition, was $0.18.  On November 23, 2011, the last trading day before the date of this proxy statement, our common stock closed at $0.25 per share.

U.S. and PRC Regulatory Approvals

The Acquisition and related transactions are not subject to any federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

The PRC has no regulatory impediment to the transactions proposed in the Stock Purchase Agreement and no advanced permission is required, apart from the approval by the Chinese government of PRC Ironman’s articles of association and the approval of the modification of PRC Ironman’s business license to reflect its shift to EJV status in December 2010.

U.S. Federal Income Tax Consequences of the Acquisition

The issuance by IGC of its common stock to HK Ironman stockholders in exchange for HK Ironman stock, as contemplated by the Stock Purchase Agreement, generally will not be a taxable transaction to U.S. holders for U.S. federal income tax purposes.  It is expected that IGC and its stockholders will not recognize any gain or loss because of the approval of the Share Issuance Proposal for U.S. federal income tax purposes.

Enforceability of Civil Liabilities Against Non-U.S. Persons

HK Ironman incorporated under the laws of Hong Kong on December 20, 2010, and operates only in Hong Kong.  HK Ironman’s owns 95% of the equity of PRC Ironman, which incorporated in the People’s Republic of China on January 8, 2008, and operates only in China.  All of the assets of HK Ironman are located in China and all of HK Ironman and PRC Ironman’s current officers and directors and their legal and accounting teams, are located outside the U.S.  Although China and the U.S. are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming, and may result in inadequate notice, so that any judgment based on that service may be reopened, re-litigated and overturned.  It is therefore unlikely that service of process upon HK Ironman, PRC Ironman, their officers and directors, assets and experts will be obtainable within the U.S., and it may be difficult to enforce outside the U.S. as a judgment obtained in the U.S. in an action against one or more of them.

These difficulties stem from the lack of official judicial arrangements between the U.S. and China, which means that judgments of competent courts of U.S. may not be enforced in China without review and re-litigation of the merits of their claims.  There is doubt as to the enforceability in China of actions to enforce judgments of U.S. courts arising out of or based on ownership of the securities of HK Ironman, including judgments arising out of or based on civil liability provisions of U.S. federal or state securities laws.  There is also doubt whether the Chinese courts would enforce, in original actions, judgments against HK Ironman or PRC Ironman or the persons mentioned above predicated solely based upon U.S. securities laws.  Therefore, original actions may be brought in Hong Kong or PRC, as the case may be, against these parties only if the actions or disputes are not arbitrable under the Chinese law and only if the facts alleged in the complaint give rise to a cause of action under Chinese law, in which event, a Chinese court may award liquidated damages.

Fees and Expenses

All costs and expenses incurred in connection with the Stock Purchase Agreement will be paid by the party incurring such expense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions about the four proposals contemplated in the proxy statement, the Special Meeting of the stockholders of IGC and the effect of the proposals on the holders of common stock of IGC.  These questions and answers may not include all of the information that is important to you as an IGC stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents to which we refer.  We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you.

Q. What is being voted on?

A: You are being asked to consider four proposals: (i) to approve the Share Issuance Proposal as contemplated by the Stock Purchase Agreement that provides for the Acquisition of HK Ironman by IGC.  Once the Stock Purchase Agreement has been adopted by our stockholders and other closing conditions under the Stock Purchase Agreement have been satisfied or waived, HK Ironman will become a wholly-owned subsidiary of IGC and PRC Ironman will become a 95% indirect-owned subsidiary of IGC through HK Ironman; (ii) to approve the Election Proposal to elect Danny Qing Chang to IGC’s Board of Directors to hold office as Class A director till the 2014, conditioned upon the approval of the Share Issuance Proposal only; (iii) to approve the Compensation Proposal issuance of 3,150,000 shares of IGC common stock to the officers and directors of IGC and HK Ironman subject to 12-month vesting requiring their continued service for 12 months following the closing of the Acquisition; and (iv) to vote for the Adjournment Proposal to  adjourn the Special Meeting to a later date if necessary or appropriate to solicit additional proxies in favor of the proposals herein if there are insufficient votes to approve the Share Issuance Proposal at the time of the Special Meeting.

Q: Why am I receiving this proxy statement?

A. IGC’s common stock is listed on the NYSE Amex.  NYSE Amex rules require a listed company to obtain the approval of its stockholders for certain types of securities issuances, including private placements that may result in the issuance of common shares (or securities convertible into common shares) equal to 20% or more of presently outstanding shares.

Q: Why is IGC proposing the Acquisition of HK Ironman as contemplated in the Share Issuance Proposal?

A: IGC currently competes in the materials and infrastructure industry in India.  Part of its business is to export iron ore from India to China.  This Acquisition will provide IGC with management, facilities and specifically beneficiation facilities, licenses and environmental clearances to ship low-grade iron ore from India to China and process it into high-grade iron ore that can be sold in China at higher margins.  We believe that this Acquisition will provide IGC stockholders with an opportunity to participate in a company with significant growth potential, in two growing economies.  See “Proposal 1: The Share Issuance Proposal.”

Q: Can the Acquisition of HK Ironman be completed without the approval of the Share Issuance Proposal?

A:  No.  The Acquisition of HK Ironman is conditioned on the closing of the Acquisition, which contemplates the issuance of the Exchange Shares among other consideration.  The Acquisition cannot close without approval by the IGC stockholders of the Share Issuance Proposal.  Similarly, the Stock Purchase Agreement is conditioned on all of the conditions to the Acquisition being satisfied other than the approval of Share Issuance Proposal.  As a result, your vote on the Share Issuance Proposal is effectively a vote on the Acquisition of HK Ironman and the transactions contemplated within the Stock Purchase Agreement.  The Acquisition will not happen unless the Share Issuance Proposal is approved by the stockholders of IGC and all of the other conditions to the closing of the Acquisition are satisfied.  See “Proposal 1:  The Share Issuance Proposal.”

Q: When and where is the Special Meeting?

A: The Special Meeting of stockholders of IGC will be held on _______, 201_ at the law firm of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., located at 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854 at 10:00 a.m., Eastern Time.  See “The Special Meeting.”

Q: Who is entitled to vote at the Special Meeting?

A: Only stockholders of IGC, as of the close of business on October 18, 2011, the record date for the Special Meeting, are entitled to receive notice of the Special Meeting and to vote the shares of IGC common stock that they held at that time at the Special Meeting, or at any adjournment or postponement of the Special Meeting.

Q: Who is entitled to attend the Special Meeting?

A: Please note that space limitations make it necessary to limit attendance at the Special Meeting to stockholders as of the record date (or their authorized representatives).  If your shares are held by a bank or broker, please bring to the Special Meeting your statement evidencing your beneficial ownership of common stock.  All stockholders should also bring photo identification.

Q. What vote is required in order to approve the Share Issuance Proposal?

A: The approval of the Share Issuance Proposal will require the affirmative vote of a majority of all of the outstanding shares of our common stock, issued and outstanding, that are entitled to vote at the meeting.  See “Proposal 1:  The Share Issuance Proposal.”

 Q. What vote is required in order to approve the Election Proposal?

A: The approval of the Election Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  See “Proposal 2:  The Election Proposal.”

Q. What vote is required in order to approve the Compensation Proposal?

A: The approval of the issuance of the Compensation Shares to the officers and directors of HK Ironman and IGC requires the affirmative vote of a majority of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  See “Proposal 3:  The Compensation Proposal.”

Q. What vote is required in order to approve the Adjournment Proposal?

A: The approval of the Adjournment Proposal will require the affirmative vote of a majority of all votes cast at a meeting where a quorum is present.  See “Proposal 4:  The Adjournment Proposal.”

Q. How will the stockholders of IGC be affected by the Acquisition?

A: Holders of our securities will continue to hold the securities of IGC that they currently own, and will not receive any of the stock or cash paid in connection with the Share Issuance Proposal.

Q. How are we paying for the Acquisition?

A: This strategic Acquisition is being made with shares of common stock of IGC and an amount of $1 million to be paid to HK Ironman stockholders within 30 days of closing of the Stock Purchase Agreement and on satisfaction of the post-closing conditions.  In addition, the consideration under the Stock Purchase Agreement includes certain contingent payments by IGC to PRC Ironman stockholders, as follows (i) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011); and (ii) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2012).  If either of the foregoing annual targets are missed, there would still be a payout of $3 million provided IGC achieves a cumulative earnings growth of 69% between fiscal years 2011 and 2013.  In addition, under the Stock Purchase Agreement, IGC has agreed to file a registration statement to register the Exchange Shares for resale within 60 days of the closing of the Acquisition.  We may be required to raise additional funds to make this post-closing payment and/or some or all of the contingent payments that may be due in the future.  While we have been successful in raising funds in the past, there can be no assurance we can continue to do so in the future. In the event that IGC is unable to raise the required funds, we may be in breach of the Stock Purchase Agreement, which could lead to legal costs and a reduction in our stock price.

Q: Are there other risks associated with the Stock Purchase Agreement that I should consider when deciding how or whether to vote?

A: Yes.  In evaluating the Stock Purchase Agreement, IGC stockholders should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page __of this document.

Q. Do I have dissenter or appraisal rights in connection with the proposals?

A: No dissenter or appraisal rights are available under the Maryland General Corporation Law for our stockholders in connection with the Share Issuance Proposal.

Q. Who will manage the company upon completion of the Acquisition?

A: The Stock Purchase Agreement provides that IGC’s Board of Directors will continue to comprise five seats subject to the staggered terms of the Class A, Class B and Class C directors.  IGC stockholders will nominate three directors and Mr. Chang will nominate two directors.  Pursuant to Proposal 2 of this proxy statement, as discussed below, Mr. Chang’s election to the Board of Directors would satisfy one of the two seats and Mr. Chang would nominate a candidate to fill a Class B seat at the 2013 annual meeting.  Mr. Chang has agreed to vote his shares in favor of the IGC nominated directors for a period of three years, as those seats come up for election under the three-year staggered regime.  Accordingly, Ram Mukunda will continue to serve as our chief executive officer, president and a member of our Board of Directors; Messrs. Ranga Krishna, Richard Prins and Sudhakar Shenoy will also continue to serve on our Board of Directors.   See “Proposal 1:  The Share Issuance Proposal – The Stock Purchase Agreement.”

Q. What happens if the Acquisition is not consummated?

A:  The Stock Purchase Agreement contains a number of conditions to the obligations of the parties to close the Acquisition.  In addition, the Stock Purchase Agreement may be terminated under a number of circumstances.  If the Acquisition is not closed for any reason, IGC may be subject to a number of material risks include that the market price of IGC common stock may decline to the extent that the current market price IGC common stock reflects a market assumption that the Acquisition will be completed and the fees, costs and expenses incurred by IGC in connection with the Stock Purchase Agreement, such as legal, accounting and financial advisor fees, costs and expenses, which are estimated to total approximately $500,000, must be paid even if the Acquisition is not closed. If the Stock Purchase Agreement is terminated and IGC is required to pay the foregoing fees and expenses, it could have a material adverse effect on IGC's business, financial condition and results of operations, which could ultimately affect the market price of IGC common stock.

Q. When do you expect the Acquisition to be completed?

A: It is currently anticipated that the Acquisition will be completed promptly following our Special Meeting of stockholders on ___________, 2011.

Q. If I am not going to attend the Special Meeting of stockholders in person, should I return my proxy card instead?

A: Yes.  After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card.  Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at our Special Meeting.

Q. What is our Board of Directors’ recommendation with respect to the Share Issuance Proposal, the Election Proposal, the Compensation Proposal and the Adjournment Proposal to be considered at the Special Meeting?

A: Our Board of Directors recommends a vote “FOR” the approval of the Share Issuance Proposal, the Election Proposal, the Compensation Proposal and the Adjournment Proposal.

Q. What will happen if I abstain from voting or fail to vote for the Proposals?

A:  An abstention will have the same effect as a vote AGAINST the Share Issuance Proposal, the Election Proposal, the Compensation Proposal and the Adjournment Proposal.  A failure to vote will have no effect on the outcome of the Election Proposal, the Compensation Proposal and the Adjournment Proposal.

Q. What do I do if I want to change my vote?

A:  If you wish to change your vote, please send a later-dated, signed proxy card prior to the date of the Special Meeting or attend the Special Meeting and vote in person.  You may revoke your proxy by sending a notice of revocation to IGC, at the address of our corporate headquarters, prior to the Special Meeting.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No.  Your broker cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker.  Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the proposals.

Q. Do I need to turn in my certificates?

A: No.  You do not need to turn in your certificates because you will continue to own your IGC shares.

Q. Will IGC’s securities still be traded on the NYSE Amex after the Acquisition is completed?

A:  The officers of IGC currently believe that IGC will continue to trade on the NYSE Amex stock exchange (“NYSE Amex”).  However, NYSE Amex has notified IGC that if the Acquisition is deemed a “reverse merger,” then IGC will be required to re-qualify for listing of its securities.  IGC believes the Acquisition is not a reverse merger and is advocating against a reverse merger classification by NYSE Amex.  However, a final decision by the NYSE Amex is outside of IGC’s control.  If re-qualifying for listing is required, then IGC is not likely to qualify because one of the conditions of the initial listing standards of the NYSE Amex requires that the trading price of IGC’s common stock be maintained at or above the minimum price requirement of $2.00 per share for a sustained period of time, generally five trading days, subject to lengthening or shortening by the NYSE Amex depending on how consistently the stock trades above $2.00 during that period, and that the Company maintain a market capitalization of $50 million and a public float of $15 million.  IGC intends to satisfy those conditions that are within its control.  However, there are no assurances that any conditions outside the control of IGC will be satisfied.  If the Acquisition is deemed a reverse merger by NYSE Amex and IGC cannot satisfy the conditions for listing, IGC’s common stock will not be listed for trading on the NYSE Amex.  In such event, IGC would trade its common stock on the Over-the-Counter Bulletin Board (the “OTCBB”) until all of the conditions to trading on the NYSE Amex have been satisfied and the shares begin officially trading on the NYSE Amex.

Q: What do I need to do now?

A: We urge you to carefully read this proxy statement, including its annexes.  Even if you plan to attend the Special Meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card.  If you have Internet access, we encourage you to vote via the Internet.  You can also attend the Special Meeting and vote in person.  If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q: How do I vote?

A: You may vote by:

• using the telephone number printed on your proxy card;
• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;
• attending the Special Meeting and voting in person; or
• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal, “FOR” the Adjournment Proposal, “FOR” the Election Proposal, and “FOR” the Compensation Proposal.  If you do not return your signed and dated proxy card, your shares will not be voted and the effect will be the same as a vote against the adoption of the Stock Purchase Agreement, but will not affect the other proposals at the Special Meeting, so long as a quorum is otherwise present.

Q: If my broker, bank or other nominee holds my shares in “street name,” will my broker, bank or other nominee vote my shares for me?

A: Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote.  You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares.  If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the Stock Purchase Agreement, but will not have an effect on the proposal to adjourn the Special Meeting and the non-binding proposal regarding certain merger-related compensation arrangements.

Q. Who can help answer my questions?

A:  If you have questions about the Acquisition, you may write, fax, email or call:

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, MD 20814
Telephone: (301) 983-0998
Fax: (240) 465-0273
Attn: John Selvaraj, John.selvaraj@indiaglobalcap.com  or
Attn: Claudia Grimaldi, Claudia.grimaldi@indiaglobalcap.com

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” below, you should carefully consider the matters described below in deciding whether to vote for the matters to be considered at the IGC Special Meeting.  If any of the risks described below are realized, the business, properties, operations, results, financial condition, prospects, assets or stock price of the combined company could be materially adversely affected.  In addition, the risks described below may not constitute all of the information that is important to you in evaluating the matters to be considered at the Special Meeting.  Accordingly, you are urged to read this entire proxy statement, including the appendices.  Further, additional risk factors are available for your review and consideration under the caption, “Risk Factors” in Part I, Item 1A of IGC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and any amendments thereto for IGC, filed with the SEC on July 14, 2011.

For purposes of this “Risk Factors” section, we refer from time-to-time, to HK Ironman and its subsidiary PRC Ironman, collectively, as “Ironman.”

Risks Related to the Acquisition of Ironman.

If the Acquisition is deemed a reverse merger, NYSE Amex may require IGC to requalify for listing, which may cause the delisting of our securities, which could limit investors’ ability to trade in our securities.

On July 22, 2011, the NYSE Amex LLC filed a proposed rule change to adopt additional listing requirements for a company that has become public through a reverse merger.  In the case of a listed company who participates in a reverse merger, that listed company must re-qualify for listing after the transaction.  IGC’s Board of Directors believes this Acquisition is an acquisition by IGC of HK Ironman and not a reverse merger or an acquisition of IGC by HK Ironman.  IGC intends to oppose a classification by NYSE Amex that the Acquisition is a reverse merger vigorously.  However, if IGC is not successful in this argument and if the combined company does not meet the NYSE Amex listing requirement, largely because of IGC’s stock price, then our securities may become subject to delisting.  If our securities were delisted from NYSE Amex, the trading market for our securities would likely be adversely affected even if IGC listed with OTCBB until we could re-qualify for listing with NYSE Amex.

PRC Ironman has a significant underpayment of taxes.

PRC Ironman is currently delinquent in its regulatory compliance in the PRC due to its unpaid taxes for previous years stemming from underreported income.  The taxes shown in the financial statements of PRC Ironman reflect what has been calculated as per U.S. GAAP rules, which for the financial year ended March 31, 2011, out of a total current liability of $7,300,917 was is a total of $6,763,485 in taxes payable.  As of September 30, 2011 PRC Ironman has access to $7,667,364 in cash and $3,816,977 in receivables.  In addition, PRC Ironman is due up to $4 million in contingent payments from IGC if this Acquisition closes with which it could pay its tax deficiencies if needed.  Therefore, PRC Ironman has resources from which to pay these amounts in the event a favorable agreement is not reached with the Tax authorities.   IGC believes that PRC Ironman will be successful in negotiating a settlement or a concession based on oral representations made by the authorities though the resolution of this deficiency is not free from doubt.  The authorities have offered concessions as part of an incentive to attract investment into a geographic area in China that needs trade, commerce, jobs and a sustainable environment.  All taxes and penalties due prior to the Acquisition are the responsibility of PRC Ironman and its stockholders before the closing of the Acquisition.  An unfavorable outcome could significantly reduce PRC Ironman’s cash reserves and even cause it to pay any shortfall from its current year income.

IGC may experience difficulty transferring money from China to the U.S.

Chinese currency is not freely convertible into other currencies in part because of its undervalued status.  Therefore, profits made in China may have to be reinvested in China.  While well reported in the news that China is seeking to make its currency convertible by 2015, there is no certainty that this problem will be corrected in the short-term.  IGC has engaged legal counsel in China to advise on paths to move money between China and the US or India, which include the sale of PRC Ironman stock back to HK Ironman without dilution, a dividend payment or transfer pricing that involves USA overhead expenses paid out of the Chinese company.

We will be issuing securities, which would dilute your equity interest in us.

In this Acquisition, we will issue 31,500,000 shares of our common stock, as the Exchange Shares, as consideration and an additional 3,150,000 shares of our common stock, as the Compensation Shares.  This issuance will cause a change of control and an immediate and significant dilution of your equity position in IGC.  Following the issuance of the Exchange Shares, at closing of the Stock Purchase Agreement, holders of 100% of IGC’s common stock prior to the Acquisition will then own approximately 40% of IGC’s outstanding common stock after the Acquisition.  Our stockholders will be further diluted following the issuance of the Compensation Shares to the officers and directors of IGC and HK Ironman following twelve months of service after the closing of the Acquisition.

Through HK Ironman, Mr. Danny Chang will become IGC’s largest stockholder and the interests of Mr. Chang and IGC may conflict with the interests of other of IGC’s stockholders.

As a result of the issuance of the Exchange Shares, Mr. Danny Chang will become IGC’s largest stockholder and he will have the ability to influence the nominations of our board of directors, after the three-year period following the closing of the Acquisition, as well as hold a majority voting powers to determine the outcome of certain matters submitted to our stockholders, such as the approval of significant transactions.

Iron Ore Exports from India may be reduced by one-third in 2012 and beyond.

Iron ore exports from India, usually the world's third biggest supplier of the ingredient for steel, could fall a third into 2012.  India's iron ore exports were already down 25 percent in April to October 2011 because of stalled shipments arising from a legal dispute in Karnataka, India and because of high transport costs.  Karnataka, India normally accounts for a quarter of India’s exports. Most of India's iron ore exports go to China, which has the world's largest steel industry. India exported about half of China’s annual production until Karnataka introduced a ban on shipments in July 2010.  IGC is aware of the export issues in Karnataka, India, which could cause (a) logistics pricing, (b) export bans similar to the Karnataka ban on exports elsewhere in India, and (c) increased in the export duty.  If one or more of these risks materialize, IGC’s revenues could be adversely affected.  IGC believes that low grade ore remains readily available in other parts of India including both Orissa and Goa in India. Further, IGC’s established presence in China and India will facilitate its ability to export ore from India.
The failure to integrate Ironman’s business and operations successfully in the expected timeframe may adversely affect the combined company’s future results.

IGC believes that the Acquisition will result in certain benefits, synergies and operational efficiencies.  However, to realize these anticipated benefits, the businesses of IGC and Ironman must be successfully combined.  The success of the Acquisition will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of IGC and Ironman.  The combined company may fail to realize the anticipated benefits of the Acquisition for a variety of reasons, including:

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	revenue attrition in excess of anticipated levels;

•	failure to leverage the increased scale of the combined company quickly and effectively;

•	potential difficulties integrating and harmonizing financial reporting systems;

•	the loss of key employees;

•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company; and

•	failure to combine product and services offerings quickly and effectively.

Completion of the Acquisition is subject to satisfaction of a number of conditions for which the timing cannot be predicted.  The actual integration may result in additional and unforeseen expenses or delays.  If the combined company is not able to successfully integrate Ironman’s business and operations, or if there are delays in combining the businesses, the anticipated benefits of the Acquisition may not be realized fully or at all or may take longer to realize than expected.

The integration of IGC and Ironman may result in significant accounting charges that adversely affect the announced results of the combined company.

The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with the combination.  These expenses have been preliminarily estimated to be approximately $500,000, which includes legal, accounting, due diligence and filing fee to date.  In addition, under the Stock Purchase Agreement, IGC has agreed to file a registration statement to register the Exchange Shares for resale within 60 days of the closing of the Acquisition, which will cause IGC to incur additional legal fees.  IGC and Ironman have not yet prepared pro forma financial statements that reflect the effects of the Acquisition and, accordingly, the amount and timing of these possible charges are not yet known.  The price of the combined company’s common stock could decline to the extent the combined company’s financial results are materially affected by the foregoing charges or if the foregoing charges are larger than anticipated.

The announcement and pendency of the Acquisition could cause disruptions in the businesses of IGC and Ironman, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

IGC and Ironman have operated and, until the completion of the Acquisition, will continue to operate independently.  Uncertainty about the effect of the Acquisition on customers, distributors and suppliers may have an adverse effect on IGC and Ironman and consequently on the combined company.  These uncertainties may impair IGC’s and Ironman’s ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses.  Due to the materiality standards agreed to in the Stock Purchase Agreement, IGC and Ironman may be obligated to consummate the Acquisition in spite of the adverse effects resulting from the disruption of IGC’s and Ironman’s ongoing businesses.  Furthermore, this disruption could adversely affect the combined company’s ability to maintain relationships with customers, distributors, suppliers and employees after the Acquisition or to achieve the anticipated benefits of the Acquisition.  Moreover, integration efforts between the two companies will also divert management attention and resources.  These integration matters could have an adverse effect on each of IGC and Ironman.  Each of these events could adversely affect Ironman in the near term and the combined company, if the Acquisition is completed.

Failure to complete the Acquisition could negatively affect the stock prices and the future business and financial results of IGC.

If the Acquisition is not completed, the ongoing business of IGC may be adversely affected and IGC will be subject to a number of risks, including the following:

•	IGC will be required to pay certain costs relating to the Acquisition, such as legal, accounting, financial advisor and printing fees whether or not the Acquisition is completed; and

•
matters relating to the Acquisition (including integration planning) may have required substantial commitments of time and resources by IGC management, which could otherwise have been devoted to other opportunities that may have been beneficial to IGC, in each case, without realizing any of the benefits of having completed the Acquisition.  If the Acquisition is not completed, these risks may materialize and may adversely affect IGC’s business, financial results and stock price.

Because the market price of IGC common stock will fluctuate, the value of the IGC common shares that will be issued in the Acquisition will not be known until the closing of the Acquisition.

The value of the IGC common shares to be issued in the Acquisition could be considerably higher or lower than they were at the time the Acquisition consideration was negotiated.  Neither IGC nor Ironman is permitted to terminate the Stock Purchase Agreement or resolicit the vote of Ironman stockholders solely because of changes in the market prices of either company’s stock.  Stock price changes may result from a variety of factors, including changes in the respective businesses operations and prospects of IGC and Ironman, changes in general market and economic conditions, and regulatory considerations.  Many of these factors are beyond the control of IGC or Ironman.

Because the number of IGC common shares to be issued in the Acquisition has been fixed, the value of the Acquisition consideration will depend upon the market price of IGC common shares.  This market price may vary from the closing price of IGC common shares on the date the Acquisition was announced, on the date that the proxy statement is mailed to IGC stockholders and on the date of the IGC stockholder meeting at which stockholders will be asked to vote on certain matters relating to the Acquisition.  Accordingly, at the time of the stockholder meetings, stockholders will not know or be able to calculate the value of the Acquisition consideration that would be issued upon completion of the Acquisition.

IGC’s management lack’s experience in the iron ore industry.

IGC’s current officers and directors do not have experience operating a business in China and lack direct experience in the iron ore industry.  IGC believes that the officers and directors of HK Ironman and PRC Ironman will remain with the companies at least one year following the closing of the Acquisition to facilitate the transition, though there is no guaranty of this result.  The success of the Acquisition of HK Ironman will depend in part on the ability of the combined company following the completion of the Acquisition to realize the anticipated benefits, including annual net operating synergies.  Following the Acquisition, the size of the combined company’s business will be significantly larger than the current business of IGC.  The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity.  IGC cannot assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated resulting from the Acquisition.  The failure to manage successfully the challenges presented after an Acquisition may result in the combined company’s failure to achieve some of all of the anticipated benefits of the Acquisition.  Consequently, our operations, earnings and ultimate financial success may suffer harm as a result.

Any Acquisitions made by us may disrupt our operations or adversely affect our business.

In addition to the Acquisition, as a part of our long-term strategy, we plan to acquire additional mining operations.  This Acquisition, along with any future acquisitions, will require us to employ additional personnel and we may have difficulty integrating such new personnel or may experience difficulty in integrating the operations of the mining companies we acquire with that of our own.  We cannot predict the effect that any intended expansion may have on our business.  Further, any future acquisition may disrupt our ongoing business, divert the attention of our management and employees or may result in an increase in our operating expenses.  In addition, a number of inherent risks, including, without limitation, accompanies acquisitions:

•	delays and waiting periods associated with required safety inspections, as well as government licensing or permitting procedures;
•	the difficulty of incorporating acquired resources, facilities, operations or products into the existing business;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel; and
•	potential unknown liabilities associated with acquired businesses and the associated operations, or the need to spend significant amounts to retool, reposition or modify the existing operations.

No assurance can be given that any of the above risks will be sufficiently addressed or that such will not have a negative effect on our business operations.

Ironman has limited business insurance coverage.

Insurance companies in China currently do not offer as extensive array of insurance products as insurance companies do in the U.S.  We do not have any business liability or disruption insurance to cover our operations.  Any uninsured occurrence of business disruption may result in our incurring substantial costs, which could have an adverse effect on our results of operations and financial condition.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Acquisition if we do not achieve the perceived benefits of the Acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts or the effect of the Acquisition on our financial statements is not consistent with the expectations of financial or industry analysts.  Accordingly, investors may experience a loss because of a decreasing stock price.

We may not be able to effectively control and manage our growth.

As part of our current business strategy, we intend to acquire other local mining operations.  As our business grows, it will be necessary for us to finance and manage expansion in an orderly fashion.  We may face challenges in identifying attractive mining sites and/or additional mining rights and/or complementary mining businesses.  Such eventualities will increase demands on our existing management, workforce and facilities.  Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies that may have a negative impact on our financial operations.

Our ability to operate effectively could be impaired if we lose key personnel or if we fail to attract qualified personnel.

Following the closing of the Acquisition, we will manage our business through a number of key personnel, including Mr. Danny Chang, Ironman’s managing director, Mr. Jianqun Dou, its deputy chairman and Mr. Wei Dong Qu, its general manager and chief operating officer.  The loss of any of these key officers could have a material adverse effect on our operations.  In addition, as business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.  No assurance can be given that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future.  Accordingly, if we are not able to retain these officers and/or personnel, or effectively fill vacancies created by departing key persons, our business may be impaired.  The lack of key man insurance on any of these important personnel will also have an adverse effect on our financial conditions in case of the death of any of these important key personnel.

Material weaknesses in our internal controls and financial reporting, and our lack of a CFO at Ironman with sufficient U.S. GAAP experience may limit our ability to prevent or detect financial misstatements or omissions.  As a result, our financial reports may not comply with U.S. GAAP and the Accounting Standards Codification.  Any material weakness, misstatement or omission in our financial statements will negatively affect the market, and price of our stock which could result in significant loss to our investors.

None of the members of Ironman has experience managing and operating a public company and they rely in many instances on the professional experience and advice of third parties.  While we are obligated to hire a qualified chief financial officer to enable us to meet our ongoing reporting obligations, we do not have a CFO with any significant U.S. GAAP experience for now with Ironman.  Although we are actively seeking a new CFO, qualified individuals are often difficult to find, or the individual may not have all of the qualifications that we require.  Therefore, we may experience “weakness” and potential problems in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act.  This “weakness” also includes a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management has identified a weakness relating to the Company not having sufficient experienced personnel with the requisite technical skills and working knowledge of the application of U.S. generally accepted accounting principles.  Projections of any evaluation of effectiveness to future periods are also subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement or the development of an active and liquid trading market for our common stock.  To the extent that the market place perceives that, we do not have a strong financial staff and financial controls, the market for and price of, our stock may be impaired.

This may result in significant deficiencies or material weaknesses in our internal controls, which could affect the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement or the development of an active and liquid trading market for our common stock.  To the extent that the market place perceives that, we do not have a strong financial staff and financial controls, the market for and price of, our stock may be impaired.

Risks Related to the Share Issuance Proposal and the Compensation Proposal .

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, then the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about our business and us.  We do not control these analysts.  The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

We incur costs as a result of operating as a public company.  Our management is required to devote substantial time to new compliance initiatives.  Because we report in U.S. GAAP, we may experience delays in closing our books and records in India, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations, we are experiencing an increase in legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act (“Sarbanes-Oxley Act”) and new rules implemented by the SEC and the NYSE Amex have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries.  We expect to carry out the evaluations and install improved systems and processes as required.  However, we cannot be certain as to the timing or completion of the remediation actions, or their impact on our operations.  Furthermore, it is difficult to hire personnel in India who are familiar with U.S. GAAP.  We have hired several competent consultants to help review our internal reporting and disclosures, and to train our Indian staff in SEC reporting and U.S. GAAP.  We do not foresee a problem other than the time required to complete the training adequately and to implement the improved processes.

Ironman has not operated as a US public company.  Fulfilling our obligations incident to being a US public company after completing the Share Issuance Proposal will be expensive and time consuming.

Under the Sarbanes-Oxley Act and the related rules and regulations of the SEC, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules.  Compliance with these obligations will require increased management and could result in delays if we cannot recruit individuals with the requisite experience and technical accounting knowledge in China.

Our directors may have certain conflicts in determining to recommend the Share Issuance Proposal, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

IGC’s management and directors have interests in and arising from the Share Issuance Proposal that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest.  These interests include the fact that certain of the shares of common stock owned by our management and directors, or their affiliates and associates, may increase in value if the Acquisition is approved.  In addition, certain directors of the board may receive additional shares of common stock, as an incentive to remain with the Company through the integration period, if the Acquisition is consummated.

Compliance with Foreign Corrupt Practices Act could adversely affect our competitive position.  Failure to comply could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business.  While we will take precautions to educate the employees of our subsidiaries of the Foreign Corrupt Practices Act, there can be no assurance that we or the employees or agents of our subsidiaries will not engage in such conduct, for which we might be held responsible.  We could suffer penalties that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Corporate Structure.

The PRC government may determine that HK Ironman’s ownership of PRC Ironman or PRC Ironman’s structure is not in compliance with applicable PRC laws, rules and regulations.  If so, the relevant regulatory authorities would have broad discretion with respect to actions that could be taken in dealing with such non-compliance.  Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of PRC Ironman, which would have a material adverse impact on our business, financial condition and results of operations.

Following the closing of the Acquisition, IGC will conduct business in China through its subsidiary, PRC Ironman.  PRC Ironman is a Sino-Foreign Equity Joint Venture also called an equity joint venture (“EJV”), which is a corporation jointly invested and incorporated by foreign companies, other economic organizations or persons and Chinese companies or other economic organizations.  An EJV typically is established by joint contribution, joint operation of all parties to the joint venture, and sharing of risk, profits and losses in proportion to their respective contributions towards the registered capital.

In the opinion of Gaopeng & Partners, our PRC legal counsel, PRC Ironman’s business is a foreign investment that is permitted in China.  Chinese foreign investment policies classify various industries into four groups, which are encouraged, permitted, restricted and prohibited for foreign investment.  Mining and processing of ferruginous sandstone and sale of refined iron powder is not in either the encouraged, restricted or prohibited groups explicitly stipulated by the Catalogue of Industries Guiding Foreign Investment, so such business is foreign investment permitted.  HK Ironman entered into a share transfer agreement to purchase 95% shares of PRC Ironman from Mr. Zhang Hua and Mr. XU Jianjun in January 2011.  On April 28, 2011, the share purchase was approved by the Department of Commerce of Inner Mongolia Autonomous Region.  On the same day, HK Ironman was granted the Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China (Approval No. Shang Wai Zi Meng Wai Zi Shen 2011- 0023).  Currently, before the closing of the Acquisition, 95% shares of PRC Ironman is held by HK Ironman and 5% is held by Mr. Zhang Hua.

We have been advised by our PRC legal counsel that there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations.  If PRC Ironman were for any reason determined to be in breach of any future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of PRC Ironman;

•	imposing conditions or requirements with respect to HK Ironman or PRC Ironman with which HK Ironman or PRC Ironman may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of PRC Ironman.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of PRC Ironman, which would have a material adverse impact on our business, financial condition and results of operations.

We rely on the approval certificates and business licenses held by HK Ironman and PRC Ironman.  HK Ironman and PRC Ironman’s failure to renew its licenses and certificates when their terms expire with substantially similar terms as the ones it currently holds could result in our inability to operate our business.

We operate our business in China in reliance on approval certificates, business license and other requisite licenses held by and HK Ironman and PRC Ironman.  PRC Ironman has received a license, to operate the beneficiation plant on a specific acreage of land in Inner Mongolia through August 2018.  In addition, PRC has a business license, which is currently being amended to reflect PRC Ironman’s new ownership by HK Ironman effective January 2011.  There is no assurance that HK Ironman will be able to renew its licenses and certificates when their terms expire with substantially similar terms as the ones they currently hold.  HK Ironman’s failure to renew its licenses and certificates when their terms expire with substantially similar terms as the ones it currently holds could result in our inability to operate our business.

Following the Acquisition, we will rely on dividends paid by HK Ironman for our cash needs and any limitation on the ability of our HK Ironman to pay dividends to us could have a material adverse effect on our ability to pay dividends, to service debt we may incur and to pay our operating expenses.

Following the Acquisition, we will rely on dividends paid by HK Ironman for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our stockholders, to service any debt we may incur and to pay our operating expenses.  The payment of dividends by entities organized in China is subject to limitations.  Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.  If we determine to pay dividends on any of our common stock in the future, as a holding company, we will be dependent on receipt of funds from HK Ironman.

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008 and its implementation rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a PRC resident enterprise and is subject to the enterprise income tax at the rate of 25% on its worldwide income.  The implementation rules to the EIT Law define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.”  As to dividends payable to non-PRC investors that are “non-residence enterprises” to the extent such dividends are derived from within the PRC, a maximum income tax rate of 20% may be applicable thereto and the State Council has reduced such rate to 10%, in the absence of any applicable tax treaties that may reduce such rate.  Pursuant to the double taxation avoidance arrangement between the PRC and Hong Kong and subject to the approval of the local tax authorities, dividends paid by PRC Ironman to HK Ironman may be subject to PRC withholding tax at the preferential rate of 5% as long as HK Ironman is demonstrated to be a Hong Kong resident enterprise under the related regulations and directly holds 25% or more equity interest in PRC Ironman.

However, there can be no guarantee that this practice will continue as more guidance is provided by relevant government authorities.  As a result, we are unable to predict whether payments from HK Ironman to IGC will be subject to withholding tax because it is unclear whether HK Ironman will be deemed to be a PRC resident enterprise for Chinese tax purposes.  If so, it will be subject to an enterprise income tax rate of 25% on all of its income, including interest income on the proceeds from this offering on a worldwide basis.  However, if is deemed to be a non-resident enterprise, then it will be subject to a withholding tax at the rate of 10% on any dividends paid by PRC Ironman, as its Chinese subsidiary to HK Ironman.

PRC Ironman is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its surplus reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.  The transfer to this surplus reserves fund must be made before distribution of any dividend to stockholders.  The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing stockholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Dividends payable by us to our non-PRC stockholder, and gains on the sales of our common stock, may be subject to withholding taxes under the enterprise income tax laws (“EIT Laws”), which may materially reduce the value of our investment.

The EIT Law and its implementation rules provide that the PRC enterprise income tax at the rate of 10% will generally be applicable to dividends derived from sources within China received by non-PRC resident enterprise stockholders.  Similarly, gains derived from the transfer of shares by such stockholders are also subject to the PRC enterprise income tax if such gains are regarded as income derived from sources within China.  It is unclear whether the dividends we pay with respect to our common stock, or the gains our non-PRC stockholders may realize from the transfer of our common stock, would be treated as PRC-sourced income and therefore be subject to the tax.  If we are required under the EIT Law to withhold PRC enterprise income tax on our dividends payable to our non-PRC stockholders, or if non-PRC stockholders are required to pay PRC income tax on the transfer of their common stock, the value of our investment may be materially reduced.

Risks associated with doing business in India and China.

Any downgrading of China’s or India’s debt rating by an international rating agency, or an increase in interest rates in China or India, could adversely affect our ability to generate or use Letters of Credit .

The iron ore business relies heavily on Letters of Credit.  Ironman is attempting to establish a record of execution that can eventually lead to back-to-back Letters of Credit, which would greatly enhance our business and help us grow rapidly.  Back-to-back Letters of Credit are used primarily in international transactions, with the first Letter of Credit serving as collateral for the second.  Any adverse revisions to China’s or India’s credit ratings for domestic and international debt by international rating agencies as well as an increase in interest rates or a tightening of credit may adversely affect our ability to finance growth through back-to-back Letters of Credit, which could lead to a decrease in our growth rate, adversely affecting our stock price.

A change in government policy, a downturn in the global, Chinese or Indian economy or a natural disaster could adversely affect our business, financial condition, results of operations and future prospects.

IGC’s and Ironman’s business depends on the growth of infrastructure in Asia as well as other parts of the world and not just in India and China.  However, a global recession that causes a slowdown of infrastructure spending could reduce the demand for steel and consequently iron ore adversely affecting our business, financial condition and results of operations and future prospects.

Political, economic, social and other factors in China may adversely affect business.

Our results of operations, financial condition and prospects could be adversely affected by economic, political and legal developments in China.  Since the late 1970s, the Chinese government has been reforming its economic system.  These policies and measures may from time to time be modified or revised.  While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to Ironman.  The processing unit operated by Ironman is subject to central, provincial, local and municipal regulation and licensing in China.  Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process resulting in expenses which could adversely affect our margins.

Returns on investment in Chinese companies may be decreased by withholding and other taxes.

Our investment in China may incur tax risk unique to investment in China, India and in developing economies in general.  Income that might otherwise not be subject to withholding of local income tax under normal international conventions may be subject to withholding of Chinese income tax.  Additionally, proof of payment of withholding taxes may be required as part of the remittance procedure.  Any withholding taxes paid by us on income from our investments in China may or may not be creditable on our income tax returns.  We intend to avail ourselves of transfer pricing rules and minimize any Chinese withholding tax or local taxes.  However, there is no assurance that the Chinese tax authorities will always recognize such rules in its applications.

Our industry depends on the stability of policies and the political situation in India and China and a change in policy could adversely affect our business.

The role of the Indian central and state governments in the Indian economy on producers, consumers and regulators has remained significant over the years.  Since 1991, the Government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector.  We cannot assure you that these liberalization policies will continue under the present or under newly elected governments.  Protests against privatization could slow down the pace of liberalization and deregulation.  The rate of economic liberalization could change, and specific laws and policies affecting companies in the infrastructure sector in India, foreign investment, currency exchange rates and other matters affecting our business could change as well.  A significant change in India’s economic liberalization and deregulation policies could disrupt business and economic conditions in India and thereby affect our business.  Similarly, the Chinese have been reforming their economic system since the 1970s.  An adverse change in the overall economic growth in China or adverse changes to import laws or even an attempt by the government to curtail steel production in China may lead to an adverse impact on our business.

Restrictions on the RMB may limit our ability to move funds out of China.

The Chinese currency, the Renminbi (RMB), like the India Rupee is not a freely convertible currency, which could limit our ability to move money out of China freely.  We would rely on the Chinese government’s foreign currency conversion policies, which may change from time to time.  In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on certain types of foreign imports.  A change in the currency regulations, which lead to further restrictions, could negatively affect our ability to finance growth, or pay dividends, outside of China using the profits from China.

U.S.-listed companies with business operations in China have recently come under increased scrutiny, criticism and negative publicity.

Since 2010, a number of U.S. publicly-listed companies with substantial operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the U.S. Securities and Exchange Commission (“SEC“) and the Justice department resulting in a loss of share value.  Much of the scrutiny and negative publicity has centered around accounting weaknesses, inadequate corporate governance and, in some cases, allegations of fraud.  As a result of such scrutiny and negative publicity, the stock prices of most U.S. publicly listed companies with operations in China have sharply decreased in recent months.

Because the Chinese judiciary will determine the scope and enforcement under Chinese agreements, we may be unable to enforce our rights inside and outside of China.

HK Ironman operates under the laws of Hong Kong and PRC Ironman, its subsidiary, operates under the laws of PRC.  Substantially all of the assets of Ironman are located in China and the majority of its officers and directors and the experts named in this proxy statement/prospectus are outside the U.S.  It is therefore unlikely that service of process on either HK Ironman or PRC Ironman or their officers and directors can be obtained within the U.S.  Further, it may be difficult to enforce in China a judgment obtained in the U.S.  These difficulties stem from the lack of official judicial arrangements between the U.S. and China, which means that judgments of U.S. courts will not be necessarily be enforced in China without review and re-litigation of the merits of their claims.

There is doubt as to the enforceability in China of actions to enforce judgments of U.S. courts arising out of or based on ownership of the securities of HK Ironman or PRC Ironman, including judgments arising out of or based on civil liability provisions of U.S. federal or state securities laws.  There is also doubt whether the Chinese courts would enforce, in original actions, judgments against HK Ironman or PRC Ironman or the persons mentioned above predicated solely based upon U.S. securities laws.  Original actions may be brought in China or Hong Kong against these parties only if the actions are not required to be arbitrated by Chinese law and only if the facts alleged in the complaint give rise to a cause of action under Chinese law, in which event, a Chinese court may award monetary damages.

Risks associated with our industry and specifically the iron ore business.

We are subject to numerous risks and hazards associated with the mining industry.

Our mining operations are subject to a number of risks and hazards including:

•	industrial accidents;
•	unusual or unexpected geologic formations;
•	explosive rock failures; and
•	flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in a variety of issues that could affect our operations, such as damage to or destruction of mineral properties or production facilities, environmental damage, delays in our mining operations, personal injury or death, monetary losses and possible legal liability.  No assurance can be given that we will be able to avoid any or all of the hazards discussed above and any such occurrence may substantially affect our business and financial operations.

Our operations are highly susceptible to hazardous weather conditions and seasonal weather conditions.

Both India, specifically the east and west coasts, where our supply chains are located, and northeastern China, where Ironman’s processing chain is located potentially experience severe weather conditions.  Severe weather conditions could cause our supply chain and/or processing chain to temporarily curtail or stop operations materially affecting our quarterly results.  During periods of curtailed activity due to adverse weather conditions, our operations in both countries may continue to incur operating expenses, reducing profitability.  Certain weather conditions may affect mining operations.  The Ironman beneficiation plant is located in a region with a typical subtropical climate characterized mainly by high precipitation and high evaporation and humid conditions.  The rainy season occurs from May to August of each year, which may make the plant inaccessible or unusable during such rainy season due to flooding caused by insufficient drainage necessary to release the excess water that has accumulated.  During the last rainy season there was a particularly rainy season marked by much flooding in China.  As such, mining operation may be interrupted due to inclement or hazardous weather conditions experienced during such rainy season.

We may not be able to obtain necessary raw materials at competitive prices.

On the supply side, including procuring sufficient raw materials, we may have difficulties procuring low-grade iron ore at specific sizes at competitive prices.  In the event we are unable to secure steady suppliers, it could negatively affect our profitability.  The processing plant in China requires water for the wet separation.  While there is currently and for the foreseeable future an adequate supply of water, any discrepancy with the supply of water could lead to curtailing operations, which could affect our profitability.

The cost of logistics and shipping between India and China may reduce our income.

Our process involves moving ore from mine heads to crushers and then to the port for shipping.  We rely on third parties to provide a number of important services in connection with our business, and any disruption in these services could materially affect our business.  For example, we depend on trucking companies to move the ore.  A surge in demand for ore and, in general, other commodities, could increase the cost of domestic logistic affecting our profitability.  Additionally, we depend on shipping agencies to move ore from India to China and an increase in the price of shipping could have an adverse impact on our profitability.

Mining is inherently dangerous and subject to conditions or events beyond our control, and any operating hazards could have a material adverse effect on our business.

During the course of mining activities, we use dangerous materials and there is no assurance that accidents will not occur.  Should we be held liable for any such accident, we may be subject to penalties, and possible criminal proceedings may be brought against us by our employees, which could have a material adverse effect on our business.

PRC Ironman’s mining operations could have material safety concerns, which may result in accidents and in turn negatively affect our revenue.

PRC Ironman’s mining operations could have safety issues in its iron ore mine or beneficiation plants including, in part, inadequate natural ventilation, likelihood of flooding in the tunnels, etc.  Accidents and employee’s injury arising from any safety issues may cause suspension or discontinuance of our mining operation and thus negatively affect our revenue.

Restrictive regulation on the export of ore may adversely affect our business.

Restrictive regulation on the export of ore from India or the import of ore into China may adversely affect our profitability.  India restricts the export of high quality ore to government agencies.  China restricts the import of low quality ore to specific agents.  In the event these regulations change and become even more restrictive, our profitability could be adversely affected.

The imposition of taxes on exports (export duty) could have an impact on our business.

India recently increased the export duty on ore from 5% to 20%.  Any further increases in the export duty of ore could adversely affect our profitability.

Strikes, civil unrest and tensions between India and China could have an impact on our business.

The supply chain for ore is heavily dependent on transportation.  A strike by truck drivers could adversely affect our business.  The processing plant in China is located in the province of Inner Mongolia and any civil unrest in that area, or other parts of China, could disrupt the logistics and processing chain adversely affecting our business.  India and China have had their share of disputes in the past 60 years.  India and China had ancient friendly ties going back to the silk route.  However, beginning in the 1950s the relationship became strained largely over Tibet and issues over borders.  In 1962, China attacked India along its border, coinciding with the Cuban missile crisis that preoccupied the super powers U.S., Russia and the UK.  The war ended with a complete withdrawal that coincided with the arrival of the U.S. air force.  However, while there can be no guarantee that hostilities may again reappear between the two countries, much has changed since the 1962 war.  Both India and China are now nuclear powers, underpinning the notion of Mutually Assured Destruction, and both are strategic partners with the U.S.  Both countries took part in the first ever BRIC (Brazil, Russia, India and China) Summit, in June 2011.  Both countries have had thirteen rounds of border talks and the recent one in August 2011, ended with both nations discussing raising their strategic partnership to a higher level.  In 2008-2009 India’s largest trading partner was China followed by the U.S. and the United Arab Emirates.  If hostilities between the two countries reappear, our business may be adversely affected.

Currency fluctuations may reduce our profitability.

Iron ore is traded in USD.  However, the supply side, including logistics in India, is settled in Indian Rupees (INR).  On the other hand, the expense for processing the ore in China are all met in RMB.  Therefore, three currencies are involved in a typical trade.  Fluctuations of one currency relative to the others may adversely affect our profit margins.

Mining is inherently dangerous and subject to conditions or events beyond our control, and any operating hazards could have a material adverse effect on our business.

During the course of mining activities, Ironman may use dangerous materials and there is no assurance that accidents will not occur.  Should Ironman be held liable for any such accident, it may be subject to penalties, and possible criminal proceedings may be brought against it by its employees, which could have a material adverse effect on our business.

Mining exploitation activities are labor intensive and employ low levels of mechanization, which may result in inefficiency and impose greater safety and health hazards concern.

Ironman used rudimentary mining methods and low levels of mechanization since the beginning of its mining operation.  The labor-intensive and low-mechanization mining method its uses in its mining operations results in inefficient operation.  The relatively large number of mining workers exposed to dust, noise, heat and vibration caused by its mining methods may increase the possibility of accidents and health hazards.

Environmental regulations could adversely affect Ironman’s business.

The process of digging ore from the ground is typically environmentally unfriendly as is the process of beneficiation, which uses ground water.  Stricter environmental controls in India or China on the mining of ore or the processing of ore could have an adverse impact on our business, by raising additional compliance expenses.  Mineral exploration and development, as well as Ironman’s current mining activities and its future mineral mining operations are, and may continue to be, subject to stringent state, provincial and local laws and regulations relating to environmental quality, production, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, toxic substances and other matters.  Mineral mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral production.  Compliance with these laws and regulations will impose substantial costs on Ironman and may subject it to significant potential liabilities.  Further, any changes to these regulations may increase Ironman’s operating costs and may adversely affect its results of operations.

Our business relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations.

The continued success of our business is largely dependent on the continued services of key employees in IGC, our subsidiaries, and after the Acquisition.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance.  Our senior management, as well as the senior management of our subsidiaries, plays a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology.  While no one is irreplaceable, the loss of the services of any would be disruptive to our business.

A large portion of Ironman’s revenue is derived from five major customers.

Five of Ironman’s major customers accounted for 92%, respectively of its total revenue for the fiscal year ended December 31, 2011 and 83%, respectively, of its total revenue for the fiscal year ended December 31, 2010.  Non-renewal or/and termination of such relationship may have a material adverse effect on its revenue.  No assurance can be given that following the Acquisition that it will be able to maintain such a relationship.  Additionally, no assurance can be given that Ironman’s business will not remain largely dependent on a limited number of customers accounting for a substantial part of our revenue.

Our quarterly revenue, operating results and profitability will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•
Fluctuations in revenue due to seasonality such as during the monsoon season, the heavy rains slow down road building and during the summer months, the winds are not strong enough to power the wind turbines, which results in uneven revenue and operating results over the year;

•	Commencement, completion and shipment during any particular quarter;
•	Weather and additions and departures of key personnel; and
•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

Ironman faces intense competition in the Iron ore business.

Large companies in Brazil, Australia, India and other ore producing countries dominate the Iron ore business.  Most of these companies are miners and export directly to the large steel mills around the world.  Our strategy of sourcing low-grade inexpensive ore from India and processing it in China is fairly unique and allows us to supply steel producers at competitive prices, while maintaining margins.  Ironman depends on its expertise in sourcing low cost low-grade ore and the expertise of Ironman to process the ore.  If Ironman is unable to offer competitive prices there could be a significant reduction in our revenue.

IGC may not be able to compete successfully for mineral rights with companies having greater financial resources than we have.

All mines have limited resources and as such, we intend to acquire additional mining operations, as part of our long-term strategy.  As there is a limited supply of desirable mineral deposits in the PRC, we face strong competition for promising acquisition targets from other mining companies, some of which have greater financial resources than we have.  IGC may be unable to compete with such other mining companies in making acquisition that we deem to be complementary to our business, or to acquire such on terms that are acceptable to us.

Ironman is a cash business, which may cause us to suffer losses.

Ironman is a “cash business” which means that most transactions occur on the spot using cash rather than through order forms and payment via check, wire or credit card.  Cash businesses are more susceptible to corrupt practices.  As with any business that is cash intensive, the accuracy and adequacy of reporting income is highly contingent upon ownership and the owner's propensity for cash management and control.  As a result, Ironman may experience a certain percentage of loss due to theft and misappropriation.  To offset this, IGC will impose controls over cash collection for this cash business.  The controls will include monitoring the cash balances closely, limiting the amount of cash available in vulnerable locations, using vaulted equipment to store cash properly and most importantly, migrating financial transactions toward checks and wire transfers.  Failure to control the integrity of cash collection and deposits would lead to a significant reduction in our revenue.

Ironman’s revenue and, therefore, our profitability, may be affected by metal price volatility.

The majority of Ironman’s revenue is derived from the sale of high-grade ore.  As a consequence, its revenue is directly related to the price of high-grade ore.  The fact that it does not conduct any hedging exposes it to increased price volatility.  Iron ore is one of the biggest dry bulk commodities traded and shipped.  Total estimated iron ore production in 2010 was 1.7 billion tons and worth approximately $150 billion.  The growth of spot trading in this huge market presents an opportunity for banks, traders, producers and consumers to manage price risk and exposure.  Trading since 2008, the iron ore swap has emerged as the leading instrument for iron ore hedging and risk management.  Changes in the prices of high-grade ore and lead may adversely affect our operating results.  It is difficult to predict whether high-grade ore prices will rise or fall in the future and a decline in prices could have an adverse effect on our future results of operations and financial condition.

We may suffer losses resulting from unexpected accidents.

Like other mining companies, our operations may suffer from structural issues such as unusual or unexpected geologic formations or explosive rock failures that may result in accidents that cause property damage and possible personal injuries.  We can give no assurance that industry-related accidents will not occur in the future.  We do not maintain flood or other property insurance covering our properties, equipment or inventories.  Any losses and/or liabilities we incur due to unexpected property damage or personal injury could have a material adverse effect on our financial condition and results of operations.

Ironman’s mining exploitation activities are labor intensive and employ low levels of mechanization, which may result in inefficiency and impose greater safety and health hazards concern.

Ironman has used rudimentary mining methods and low levels of mechanization since the beginning of its mining operation.  The labor-intensive and low-mechanization mining method it uses in its mining operations results in inefficient operation.  The relatively large number of mining workers exposed to dust, noise, heat and vibration caused by Ironman’s mining methods may increase the possibility of accidents and health hazards.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “may,” “ will,” “should,” “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology.  You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial conditions or state or other forward-looking information.  Forward-looking statements are based on certain assumptions and expectations of future events.  IGC cannot guarantee that these assumptions and expectations are accurate or will be realized.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.

Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission, which we refer to as the SEC, by IGC, particularly under the heading “Risk Factors” in this proxy and in Part 1, Item 1A of IGC’s Annual Report on Form 10-K, for the year ended March 31, 2011, Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, and any amendments thereto for IGC, could cause results to differ materially from those stated.  While we believe it is important to communicate our expectations to our stockholders, there may be events in the future that we are not able to predict or over which we have no control.  The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	the growth in global and specifically Asian GDP and more specifically infrastructure and the overall demand for steel;
•	competition in the iron ore sector;
•	legislation by the government of India and the government of China;
•	labor, trucking, and other logistic issues;
•	unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;
•	the loss of key management or scientific personnel;
•	the activities of our competitors in the industry;
•	the effect of volatility of currency exchange rates;
•	enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;
•	the effect of the announcement of the Stock Purchase Agreement on our business relationships (including with employees, customers and suppliers), operating results and business generally;
•	the failure of stockholders of IGC to approve the Share Issuance;
•	the failure of the Stock Purchase Agreement to close for any other reason;
•	the amount of the costs, fees, expenses and charges related to the Stock Purchase Agreement;
•	risks that the proposed transactions disrupt current business plans and operations and the potential difficulties in attracting and retaining employees as a result of the Stock Purchase Agreement; and
•	the timing of the completion of the Acquisition and the impact of the Acquisition on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity.

You should be aware that the occurrence of the events described in the “Risk Factors” section above and elsewhere in this proxy statement, could have a material adverse effect on our business, financial condition and results of operations.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.  All forward-looking statements included herein attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.  Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it.  Before you grant your proxy or instruct how your vote should be cast or vote on the proposals described in this proxy statement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on us.

THE SPECIAL MEETING

Our Special Meeting, Date, Time and Place

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting at 10:00 a.m. Eastern Time, on _______________, 201_, at the offices of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854.  At this important Special Meeting, we are asking IGC stockholders to: (1) authorize and approve the issuance of shares of IGC common stock (the “Exchange Shares”) to the HK Ironman stockholders (which proposal we refer to as the “Share Issuance Proposal”) and the other transactions contemplated by the Stock Purchase Agreement, (2) elect Danny Qing Chang to IGC’s board of directors, conditioned upon the approval of the Share Issuance Proposal, to hold office as a Class A director to serve until the annual meeting of stockholders in 2014 and when his successor is duly elected and qualified (the “Election Proposal”); (3) approve the issuance of 3,150,000 shares of IGC Common Stock (the “Compensation Shares”) to the current officers and directors of IGC and HK Ironman (the “Compensation Proposal”) subject to their 12-month vesting period following the closing of the Acquisition; and (4) approve the adjournment of the Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to authorize and approve the Share Issuance Proposal, the Election Proposal or the Compensation Proposal (the “Adjournment Proposal”).

If our stockholders fail to approve the Share Issuance Proposal, the Acquisition will not occur.  A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex A.  This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about _______, 2011.  This proxy statement provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Recommendation of the IGC Board of Directors

The IGC Board of Directors has unanimously approved the Stock Purchase Agreement and the transactions contemplated therein and unanimously recommends that IGC common stockholders vote “FOR” the Share Issuance Proposal; “FOR” the Election Proposal; “FOR” the Compensation Proposal; and “FOR” the Adjournment Proposal.

Record Date and Quorum

IGC’s Board of Directors has specified October 18, 2011, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the Special Meeting.  Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Meeting.  Record holders of our common stock at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting.  On the record date, there were 20,960,433 shares of our common stock outstanding.  Our issued and outstanding warrants do not have voting rights and record holders of our warrants will not be entitled to vote at the Special Meeting.

Voting Your Shares

Each share of our common stock that you owned at the close of business on the record date entitles you to one vote.  Your proxy card shows the number of shares of our common stock that you own.  There are three ways to vote your shares of our common stock at the Special Meeting:

1.
You can vote by signing and returning the enclosed proxy card.  If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.  If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the approval of the Share Issuance Proposal, “FOR” the approval of the issuance of the Compensation Shares to the officers and directors of IGC and HK Ironman and “FOR” the Adjournment Proposal.

2.
You can vote by telephone or the Internet by following the telephone or Internet voting instructions that are included with your proxy card.  If you vote by telephone, you should not return the proxy card.  The deadline for voting by telephone or electronically is 9:30 a.m. Eastern Time on _________, 2011.

3.
You can attend the Special Meeting and vote in person.  We will give you a ballot when you arrive.  However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee.  That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

No Additional Matters may be Presented at the Special Meeting

This Special Meeting has been called only to consider the approval of the Share Issuance Proposal, the Election Proposal, the Compensation Proposal and the Adjournment Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date,
•
You may notify IGC in writing before the Special Meeting that you have revoked your proxy, with such written notification addressed to us at India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814, or

•	You may attend the Special Meeting, revoke your proxy and vote in person.

Vote Required

•
The approval of the Share Issuance Proposal will require the affirmative vote of a majority of the shares of our common stock outstanding that are entitled to vote at the meeting.  The Share Issuance Proposal is not conditioned upon the approval of the Election Proposal, the Compensation Proposal or the Adjournment Proposal.

•
The approval of the Election Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  The Election Proposal is conditioned upon the approval of the Share Issuance Proposal only.

•
The approval of the Compensation Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  The Compensation Proposal is conditioned upon the approval of the Share Issuance Proposal only.

•
The approval of the Adjournment Proposal will require a majority of all the votes cast at a meeting at which a quorum is present.  The Adjournment Proposal is not conditioned upon the approval of the Share Issuance Proposal, the Election Proposal or the approval of the Compensation Proposal.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Non-routine matters include the Share Issuance Proposal, the Election Proposal and the Compensation Proposal.  Accordingly, if you hold your shares through a broker in street name, in order for your shares to be voted for the Share Issuance Proposal, the Election Proposal and the Compensation Proposal at the Special Meeting, you must provide voting instructions to your broker in accordance with the voting instruction card that you will receive from your broker.  Proxies received but treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for quorum purposes.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares considered present at the Special Meeting for quorum purposes only.  An abstention will have the same effect as a vote AGAINST the Share Issuance Proposal, the Election Proposal, the Compensation Proposal and the Adjournment Proposal.  A failure to vote will have no effect on the outcome of the Election Proposal, the Compensation Proposal and the Adjournment Proposal.

Solicitation Costs

We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit clients for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs.  We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.  We have also engaged InvestorCom to solicit proxies on our behalf.  We anticipate that the fees to InvestorCom will be approximately $10,000.  We have also incurred accountant and legal fees in connection with the preparation of this Proxy and the Stock Purchase Agreement.  If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the Special Meeting.

Securities Held by Directors and Executive Officers

At the close of business on the record date, our present executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 3,500,000 shares of our common stock, representing approximately 15% of the then outstanding shares of common stock.  IGC expects that its directors and executive officers will vote all of their shares of common stock “FOR” the approval of the proposals to be considered at the Special Meeting.  For information on beneficial ownership of our common stock by executive officers, directors and 5% stockholders, see “Beneficial Ownership of Securities.“

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to approve the Proposals at the time of such adjournment.  The Adjournment Proposal provides IGC with the right to continue to adjourn the Special Meeting.  In addition, our Bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken.  Any signed proxies received by us prior to 10:00 a.m., EST, on the date of the Special Meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to approve the Proposals at the time of such adjournment.  Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting may adjourn the Special Meeting.  Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting was adjourned or postponed.

Questions and Additional Information

If you have more questions about the Stock Purchase Agreement, the four proposals contained herein, the content of this proxy, how to submit your proxy, or if you need additional copies of this proxy statement, our 2012 Annual Report, or the enclosed proxy card or voting instructions, or if you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Claudia Grimaldi, John Selvaraj or Ram Mukunda at (301) 983-0998.

PROPOSAL 1: THE SHARE ISSUANCE PROPOSAL

On October 14, 2011, IGC, HK Ironman, PRC Ironman and their respective stockholders entered into a Stock Purchase Agreement whereby IGC would acquire 100% of the outstanding equity of HK Ironman, which owns 95% of PRC Ironman, in exchange for the 31,500,000 Exchange Shares.  In addition, the Stock Purchase Agreement provides for a contingent payment by IGC to Mr. Chang of $1 million payable within 30 days of closing and upon satisfaction of certain post-closing covenants.  In addition, the consideration under the Stock Purchase Agreement includes certain contingent payments by IGC to PRC Ironman stockholders, as follows (i) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011); and (ii) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2012).  If either of the foregoing annual targets are missed, there would still be a payout of $3 million provided IGC achieves a cumulative earnings growth of 69% between fiscal years 2011 and 2013.

IGC’s board of directors has unanimously approved the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transactions contemplated thereby, including the issuance of the Exchange Shares.  IGC stockholders are hereby asked to approve the Share Issuance Proposal.

Vote Required to Approve the Share Issuance Proposal

Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date.  For the Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the Special Meeting.  If you abstain or if you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote against the Share Issuance Proposal.  For the reasons described below, our Board of Directors recommends that you vote “FOR” the Share Issuance Proposal.

Background of the Acquisition leading to the Share Issuance Proposal

IGC, a Maryland corporation organized April 29, 2005, as a blank check company, was formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  In pursuing its objective of enhancing stockholder value, our Board of Directors has from time-to-time considered opportunities for a variety of transactions, including potential acquisitions, sales, business combinations and other strategic alliances, including potential transactions with strategic parties and financial sponsors.

On March 8, 2006, the Company completed an initial public offering.  A year later, on February 19, 2007, the Company incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  Thereafter, on March 7, 2008, the Company consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).  Following these acquisitions, on February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai, India.

Later, on July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both of these companies are based in Nagpur, India.  Effective October 1, 2009, we reduced our stake in Sricon from 63% to 22% in consideration for the setoff of the loan owed by IGC approximating $17.9 million.  In addition to TBL and our minority interest in Sricon, we operate three wholly-owned subsidiaries in India, IGC India Mining and Trading Private Limited (IGC-IMT), IGC Materials Private Limited (IGC-MPL) and IGC Logistics Private Limited (IGC-LPL).

Earlier this year, on or about May 17, 2011, we received an inquiry on our potential interest in investing in an Iron Powder company in China.  The inquiry came from an investment bank that is no longer in business.  The investment bank did not have an acquisition mandate with IGC.

On May 18, 2011 Mr. Ram Mukunda, IGC’s CEO had a detailed discussion with representatives of the bank and asked for certain clarifications and presented the bankers with a list of questions that the bank would need to have answered by the target company.  The name of the target company was not disclosed to IGC and the name Iron Powder was an alias.

On May 23, 2011, there was another call with the banker to review the list of questions.  The following day on May 24, 2011, Mr. Mukunda presented the Board of IGC with a Power Point presentation on the Iron Powder company that included a valuation, potential dilution and stock accretion analysis.  The board having analyzed the power point presentation agreed that Mr. Mukunda, our CEO, and Mr. Prins our independent director, should pursue the potential acquisition.

On May 25, 2011, Mr. Mukunda and Danny Ngai flew to China and to Inner Mongolia to meet the management and board of Ironman.  The discussions involved a site visit to the plant, presentations by both sides and preliminary discussions including a discussion of what a preliminary offer from IGC would look like.

On June 1, 2011, Mr. Mukunda updated the board on his trip and discussions.

On June 14, 2011, Mr. Mukunda circulated a preliminary term sheet to the board for comments.  This term sheet was then discussed with Ironman.  Discussions on the term sheet took place between IGC and Ironman between June 15 and July 6, 2011.

Mr. Mukunda circulated a draft Letter of Intent (the “LOI”) to the board on July 6, 2011.  After considering comments from our Board of Directors, the draft LOI was sent to Ironman.

On July 15, 2011, Mr. Mukunda, Daniel Ngai and Mr. Prins flew to China.  Mr. Prins visited the plant in Inner Mongolia met with management and the team interviewed audit firms that could conduct an audit of Ironman.

On or around July 26, 2011, IGC received quotes for the audit.  Meanwhile Mr. Mukunda hired the legal team in Hong Kong and the PRC to conduct background checks and legal due diligence of Ironman in Hong Kong and the PRC.

On July 30, 2011, the board had a conference call and Mr. Mukunda and Mr. Prins reported their findings and recommendations on the auditor.

On or about August 1, 2011, IGC and Ironman agreed on an auditor to conduct the U.S. GAAP audit of Ironman based on the interviews that IGC had conducted.  On or about August 1, 2011, a checklist for the audit was sent to Ironman.

On August 9, 2011, IGC announced on a Current Report on Form 8-K a strategic partnership with HK Ironman and PRC Ironman for the export and sale of iron ore from India to China.  IGC intended to source iron ore from India and ship the ore to PRC Ironman’s beneficiation plant.  The parties contemplated a share exchange to memorialize the strategic partnership.  As the parties moved quickly instead toward this Acquisition, the parties did not finalize the terms of the share exchange.  To date, the parties have not finalized the amount of common stock each would receive, if any, apart from the Exchange Shares discussed herein.

On August 11, 2011, the auditors, legal team and a team consisting of IGC personnel from the U.S., Hong Kong and India arrived in China to conduct the due diligence and audit.

In late August 2011, IGC increased its due diligence efforts with several IGC staff members and the team of outside experts engaged in this effort.  In addition, we had several discussions with the legal team to ensure that we could safeguard against possible scenarios plaguing other public Chinese companies.

Between August and October IGC conducted its due diligence, and the audit of both PRC Ironman and HK Ironman.  At the same time, a draft Stock Purchase Agreement was drafted and negotiated between Ironman and IGC.

On September 20, 2011, the Board of IGC met to discuss the details of the Stock Purchase Agreement.

On September 21, 2011, Mr. Mukunda and Daniel Ngai met with the management and the board of Ironman in China to discuss the details of the Stock Purchase Agreement.

On October 14, 2011 after the audits and due diligence was substantially completed the IGC board authorized Mr. Mukunda to execute the Stock Purchase Agreement.  At the same meeting, the board unanimously approved the Acquisition and agreed to present this transaction to the stockholders and recommend that they vote in favor of the acquisition.  IGC issued a press release announcing the execution of the Share Purchase Agreement on October 18, 2011.

Interests of Our Directors and Officers in the Acquisition

Certain of our directors and officers have interests in the Share Issuance Proposal that are different from, or in addition to, your interest as an IGC stockholder.  These interests include, among other things, that if the IGC stockholders approve the Share Issuance Proposal and the transaction closes, there is the possibility of an appreciation in the value of stock, warrants and options held by them.  In addition, certain members of the Board of Directors of IGC and certain of its officers would receive the Compensation Shares, subject to a 12-month vesting regime requiring each to continue providing services to IGC for a minimum of 12 months after the closing of the Acquisition.  In addition, we anticipate that following the completion of the Acquisition, all of IGC’s directors will continue to serve on the IGC Board of Directors.  In addition, each of our directors and officers will remain eligible to receive compensation in such manner, and in such amounts, as our Board of Directors may determine to be appropriate, subject in the case of our officers to the requirements of any employment agreements entered into with them.

Shares as Unregistered Securities.

The Exchange Shares will be issued to HK Ironman’s stockholders in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S of the Securities Act based on the representations and warranties of the stockholders of HK Ironman in the Stock Purchase Agreement.

Change in Control of IGC as a result of the of the Share Issuance Proposal

As a result of the issuance of the Exchange Shares to HK Ironman’s stockholders, Mr. Danny Chang will become the largest stockholder or IGC representing approximately 23% of the issued and outstanding shares immediately after the issuance of the Exchange Shares, replacing Dr. Ranga Krishna as our largest stockholder.

Accounting Treatment

IGC prepares its financial statements in accordance with GAAP.  The Acquisition will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill.  The accounting guidance for business combinations, referred to as ASC 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.  Based on current IGC board members representing a majority of the board of directors of the combined company, as well as the overall terms of the Acquisition, as provided in the Stock Purchase Agreement, IGC is considered to be the acquirer of HK Ironman for accounting purposes.

Our Reasons for the Acquisition and Recommendation of Our Board

Our Board of Directors, acting with the advice and assistance of IGC’s management and financial advisors and legal advisors, carefully evaluated the Stock Purchase Agreement and the transaction contemplated thereby.  Our Board of Directors convened to review and discuss the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transaction contemplated thereby, including the Acquisition.  At a meeting of our Board of Directors held on October 14, 2011, our Board of Directors unanimously resolved to approve the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transaction contemplated thereby, including the Acquisition of HK Ironman and to recommend to the stockholders of IGC that they approve the Share Issuance Proposal.

In the course of reaching its recommendation, our Board of Directors consulted with IGC’s management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Acquisition.  Our Board of Directors believed that, taken as a whole, the following factors supported its decision to approve the proposed Acquisition:

Iron Ore Industry; Demand for Ore in China/India.  Our Board of Directors’ analysis of the iron ore industry shows that macro growth drivers for the iron ore industry are strong.  According to the Committee for Infrastructure Financing (India) & Bloomberg News, India expects to spend $475 billion on infrastructure build out through 2012 and beyond.  According a Forbes Magazine article of May 5, 2011, the Chinese government announced in March 2011 that they would build 36 million low-income apartment units between 2011 and 2015, with 10 million units planned for construction per year starting in 2011.  Further, Forbes reported that China imported $4.02 billion worth of iron ore and metals from Brazil in the first quarter 2011, though down from $5.2 billion in the fourth quarter, but was nearly double the $2.1 billion in the first quarter of 2010.  In addition, it is believed that the recent tsunami that devastated Japan will require increased spending on infrastructure.  These facts and others suggested to IGC’s board that in the medium to long term the demand for steel will remain robust and therefore the demand for iron ore, a basic raw material used in producing steel will remain strong.

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Strategic Timing and Opportunity.  Our Board of Directors believes that this Acquisition launches a business growth opportunity to create a network of processing plants near various ports in China.  This would create a substantial barrier to entry for other companies and provide IGC with long-term strategic positioning and potential to acquire iron ore companies with low-grade mines.

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Reserving Higher Grades for Local Use.  Our Board of Directors considered the state of the iron ore industry whereby countries with ore are trying to save the higher grades for indigenous consumption that is for their own steel factories.  India does this by imposing a 20% tax on the export of ore and controlling the highest grade that can be exported by a private company.  For example, exporting high-grade ore at $170 per metric ton results in a tax of $34 per ton and, in addition, there are severe penalties for missing the grade.  Exporting low-grade ore at $75 results in a tax of $15 and processing the ore in China results in better control over the grade and a savings of $19 per ton in taxes.  Further, it becomes irrelevant whether we are shipping the exact grade ordered by the customer as we now have control over the grade.  This Acquisition therefore allows the Company to adopt a low cost, low risk strategy.  Therefore, the board believed that buying or building processing plants in China is strategically advantageous and would result in a fairly predictable profitable model for our Company.

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IGC’s Industry Knowledge.  Our Board of Directors considered IGC’s iron ore and infrastructure knowledge and prior experience that complement the knowledge and experience to operate PRC Ironman in China.  For example, PRC Ironman is intimately familiar with the ground realities of importing, unloading, in country logistics and processing.  While we have knowledge of the industry in India, Ironman extends our knowledge into China more intimately and much faster than we could duplicate.  We believe we will have a core competency in processing and producing ore.

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HK Ironman and PRC Ironman’s Cooperation with SOX 404 Compliance.  Our Board of Directors considered HK Ironman’s and PRC Ironman’s commitment to corporate governance and the ability of IGC to comply with SOX 404 after the closing of the Acquisition.  Our Board recognized that part of the challenge in acquiring a company is the willingness of the company to adhere to the standards of public company reporting and U.S. GAAP audits.  The management of HK Ironman and PRC Ironman was willing to let us institute changes to their financial reporting and disclosure methodologies in order to potentially become SOX 404 compliant.

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Valuation and discount to public market multiples.  Our Board of Directors considered the valuation and discount to public market multiples: the iron ore industry has very strong medium and long-term opportunities in India and is growing rapidly; we have an opportunity to acquire HK Ironman and its 95%-owned subsidiary, PRC Ironman, at fairly-steep discounts to the public markets, providing arbitrage and high growth to our stockholders.

•	Terms of the Stock Purchase Agreement. Our Board of Directors considered the terms and conditions of the Stock Purchase Agreement, including:

▪	the limited number and nature of the conditions to HK Ironman’s obligation to consummate the transaction;
▪
that the Stock Purchase Agreement provides IGC sufficient operating flexibility to conduct its business generally in the ordinary course between the signing of the Stock Purchase Agreement and the completion of the Acquisition; and

▪	the fact that all such terms and conditions were the product of extensive arm’s-length negotiations between the IGC and HK Ironman.

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Likelihood of Consummation.  Our Board of Directors considered the likelihood that the Acquisition will be completed, including its belief that there would not be significant regulatory impediments to the Acquisition and HK Ironman’s agreement to use its reasonable best efforts to complete the Acquisition.  Our Board of Directors also considered the fact that HK Ironman had required only a limited amount of stockholder approval for the transaction.

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Financial Capability of HK Ironman.  Our Board of Directors noted after discussion with Mr. Mukunda, Mr. Prins and others performing due diligence, that HK Ironman and PRC Ironman have the financial resources and capabilities to operate without future funding.

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Tax-Free Transaction.  Our Board of Directors considered that the transaction contemplated by the Stock Purchase Agreement will be a tax-free transaction to IGC and, therefore, neither IGC nor our stockholders will be required to pay any taxes as a result.

Our Board of Directors also considered potential risks relating to the Acquisition, including the following:

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Managing the Acquisition through the significant head winds against Chinese companies:  Our Board of Directors considered that PRC Ironman’s location in China was potentially problematic given the SEC’s closer scrutiny of China-based companies.  Nevertheless, the board views this Acquisition as a vital opportunity.  This downside was mitigated by expectation that once the climate for Chinese-based companies improves, these opportunities would be very difficult to come by.  IGC’s Board of Directors negotiated controls over PRC Ironman’s board (as well as HK Ironman) and financial reporting including an IGC person as a co-signatory on all bank accounts as part of the agreement.

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Lack of SEC reporting and U.S. GAAP accounting staff:  Our Board of Directors considered that the HK Ironman and PRC Ironman staffs do not have US public market experience and that it might be difficult to recruit staff that can adequately perform the tasks required to report quarterly earnings in U.S. GAAP.  This was mitigated by the fact that the team in India is adequately equipped and can be instrumental in getting the staff trained in the basis reporting functions.  Further, the addition of Daniel Shu Kwong Ngai into the staff in China would bring a variety of required skills to Ironman, as he has considerable experience as a CEO managing all the different functions including a CFO.

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PRC Ironman’s Underpayment of Taxes:  Our Board of Directors weighed the gravity of PRC Ironman’s unpaid taxes for previous years stemming from underreported income.  IGC’s officers and directors discussed this underreporting issue at length with the PRC Ironman’s management, IGC’s Chinese counsel and IGC’s auditors.  For the financial year ended March 31, 2011, out of a total current liability of $7,300,917 there is a total of $6,763,485 in taxes payable. As of September 30,2011 PRC Ironman has access to $7,667,364 in cash and cash equivalents and $3,816,977 in receivables.  Therefore, PRC Ironman has resources from which to pay these amounts in the event PRC Ironman cannot settle this arrearage favorably.  IGC believes that PRC Ironman will be successful in negotiating a settlement or a concession based on oral representations made by the authorities.  The authorities have offered concessions as part of an incentive to attract investment into a geographic area in China that needs trade, commerce, jobs and a sustainable environment.  While there is a high level of confidence that this issue will be resolved to the benefit of PRC Ironman, we will continue to show the liability until resolved.  Further, all taxes and penalties due prior to the Acquisition are the responsibility of PRC Ironman and its stockholders.

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Difficulties arising from a Cash Business:  Our Board of Directors weighed the downsides of the fact that HK Ironman’s business includes a significant amount of cash transactions.  To mitigate certain of the risk associated with this aspect of the business, especially in light of SOX 404, we negotiated clauses in the Stock Purchase Agreement that allow us to overhaul the accounting department hire and fire the chief financial officer.

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Difficulty transferring money from China to the U.S.:  Our Board of Directors considered the risks related to the fact that Chinese currency is not freely convertible into other currencies in part because of its undervalued status.  Therefore, profits made in China may have to be reinvested in China.  According to EUObserver.com’s September 8, 2011 report, China is seeking to make its currency convertible by 2015 according to officials in Beijing, a move that may help the ailing euro and dollar, which are losing against an under-valuated Yuan.  However, IGC has engaged legal counsel in China to advise IGC on pathways that can be utilized to move money between China and the US or India, which include (i) the sale of PRC Ironman stock back to HK Ironman without dilution, (ii) dividend payment, (iii) transfer pricing that involves USA overhead expenses paid out of the Chinese company.  We have not received the advice from Chinese council as of the date of this filing, but we expect to find a workable solution over the next few months.

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Possibility of Delisting.  Our Board of Directors considered the risk that the NYSE Amex may treat the Acquisition, as a “reverse merger” and, consequently, requires IGC to re-qualify for listing of its common stock on NYSE Amex.  IGC believes the Acquisition is not a reverse merger and is advocating against a reverse merger classification by NYSE Amex.  However, a final decision by the NYSE Amex is outside of IGC’s control.  If re-qualifying for listing is required, then IGC is not likely to qualify because one of the conditions of the NYSE Amex requires that the trading price of IGC’s common stock be maintained at or above the minimum price requirement of $2.00 per share for a sustained period of time, generally five trading days, subject to lengthening or shortening by the NYSE Amex depending on how consistently the stock trades above $2.00 during that period, and that the Company maintain a market capitalization of $50 million and a public float of $15 million.  IGC intends to satisfy those conditions that are within its control.  However, there are no assurances that any conditions outside the control of IGC will be satisfied.  If the Acquisition is deemed a reverse merger by NYSE Amex and IGC cannot satisfy the conditions for listing, IGC’s common stock will not be listed for trading on the NYSE Amex.  In such event, IGC would trade its common stock on the OTCBB until all of the conditions to trading on the NYSE Amex have been satisfied and the shares begin officially trading on the NYSE Amex.

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Iron Ore Exports from India may be reduced by one-third in 2012 and beyond.  Our Board of Directors considered the facts surrounding a legal dispute in Karnataka, India and high iron ore transport costs which reduced export from this area to China by 25% this year. Karnataka, India normally accounts for a quarter of India’s exports.  India exported about half of China’s annual production until Karnataka introduced a ban on shipments in July 2010.  IGC is aware of the export issues in Karnataka, India, which could cause (a) logistics pricing, (b) export bans similar to the Karnataka ban on exports elsewhere in India, and (c) increased in the export duty.  If one or more of these risks materialize, IGC’s revenues could be adversely affected.  IGC believes that low grade ore remains readily available in other parts of India including both Orissa and Goa in India. Further, IGC’s established presence in China and India will facilitate its ability to export ore from India.

Our Board of Directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for IGC’s stockholders.  Our Board of Directors believed that the proposed transaction would increase the immediate value of the stockholders’ shares and improve the future prospects of IGC.  Accordingly, our Board of Directors concluded that the Stock Purchase Agreement, the performance by IGC of its obligations thereunder and the consummation of the transactions contemplated thereby are advisable and fair to and in the best interests of IGC and its stockholders.  In addition, our Board of Directors was aware of and considered the interests that our directors and executive officers may have with respect to the Acquisition that differ from, or are in addition to, their interests as stockholders of IGC generally, which our Board of Directors considered as being neutral in its evaluation of the Acquisition.

The foregoing discussion summarizes the material information and factors considered by our Board of Directors in its consideration of the Acquisition.  Our Board of Directors collectively reached the unanimous decision to approve the Stock Purchase Agreement and related transactions in light of the factors described above and other factors that each member of our Board of Directors felt was appropriate.  In view of the variety of factors and the quality and amount of information considered, our Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors recommends that you vote “FOR” the approval of the Stock Issuance Proposal.

Industry Background: Iron ore mining and processing

Iron is the world’s most commonly used metal.  Iron ore is the key ingredient in steel, which is 95% of all metal used per year.  About 98% of mined iron ore is used to make steel.  Christopher La Femina, mining analyst at Barclays Capital comments in the October 26, 2009 article in the Financial Times titled “Iron ore pricing emerges from stone age,” “Iron ore may be more integral to the global economy than any other commodity, except perhaps oil.”  Iron comprises of 5% of the Earth’s crust and it is the fourth most abundant element in the Earth’s crust.  There are four types of iron ore deposits, magnetite, hematite, titanomagnetite and pisolitec ironstone.  Iron ore typically has trace elements such as silicon, phosphorus, aluminum and sulfur mixed with the iron deposits.  As explained in detail later, the large producers and the large steelmakers typically agree on benchmark prices that the rest of the industry follows.  The Singapore exchange and other exchanges are planning to launch an iron ore futures contract similar to gold and copper.  While the pricing is volatile, it has risen from $30 a ton in November 2003 to more recent pricing around $150 a ton.  According to Reuters on October 19, 2011 global miner BHP Billiton is aggressively investing in iron ore production as is Brazilian miner Rio Tinto.

Despite the volatility in iron ore prices, the expectation is that China’s industrial revolution promises strong demand for decades to come.  Goldman Sachs on May 25, 2011 reported that it was lowering its forecast for China’s economic growth from 10% to 9.4% for 2011 and from 9.5% to 9.2% for 2012.  These growth estimates, however, continue to be ahead of the 7% GDP growth targeted by China in its 12th Five Year Plan.  These projections must also be viewed in a global and slightly longer-term perspective.  According to projections by the Boston Consulting Group (BCG) on May 25, 2010, China’s current $5.9 trillion economy is expected to triple to $17.7 trillion (more than the size of the current U.S. economy) in 20 years.  In the next 10 years, according to Kaushal Sampat, president & CEO of Dun & Bradstreet India, the Indian economy is expected to grow from the current size of $1 trillion to more than $5 trillion (the size of Japan’s current economy).  Even if these projections are lowered, the demand for iron ore, a key ingredient of steel, will continue to be very strong and IGC believes that the current uncertainty in the global markets is an opportune time to increase its iron ore facilities, mines, market share and build stockholder value.

Iron ore mining process

Iron ore site excavation begins by using dynamite to clear bedrock and access the iron ore beneath the earth’s surface.  The next step involves using electric shovels to load blasted ore into trucks, which then move the ore and other materials to a crusher.  A crusher is then used to break the ore down into small chunks that are then moved to a grinder to make a powder-fine consistency.  Then a process referred to as beneficiation purifies the iron ore to about 70% purity.  Beneficiation involves magnetic cobblers that remove the silica waste, while large magnets attract the iron.  The waste is washed away, and then the material is floated so waste goes to the top and iron to the bottom.  A final step in preparing iron ore to be used for steel is pelletizing, in which the powdery iron ore concentrate is made into pellets so it can be used in steel mills.  Some steel mills use iron ore directly.

In the case of Ironman, the hills of Inner Mongolia are mostly sand mixed with magnetite iron ore.  The sand is loaded onto trucks and then moved to a dry magnetic separator, where the magnets separate iron ore from the sand.  The material that comes out of the dry separator is then moved to a wet processing plant that uses magnets and water to wash the material and magnetically separate sand and dirt from the iron ore.  This process results in a final product that produces iron ore powder with about 65-67% iron content.  The web site www.hfironman.net has a video that shows the process.  The site where PRC Ironman works has more than 3 million tons of ore that has a current market value at $116 per metric ton of about $350 million.  The process is much simpler and very different from the mining processes that involve blasting, digging and crushing.  Here, nature has already spent several million years doing the hard work of crushing iron into sand like granules.

Global iron ore reserves

The largest iron ore reserves are found in Brazil, Australia, Russia, Ukraine, China and India.  The reserves in each of these countries are shown below.  Brazil, Australia and Russia contain significantly more iron than any other country.  Out of the six countries with the largest reserves Brazil, Australia, and India contain high-grade iron ore.  Although China has a large reserve of ore, it is mostly low-grade ore.  Approximately 90% of India’s iron ore export goes to China.  Brazil, Australia and India are the largest suppliers of ore accounting for 80% of the iron ore that China imports (The Economic Times, May 19, 2011).

Global Iron Ore Reserves Iron ore – World Reserves (Million metric tons)

Country	Reserves	Country	Reserves
Brazil	16,000	Canada	2,300
Australia	15,000	Sweden	2,200
Russia	14,000	United States	2,100
Ukraine	9,000	Iran	1,400
China	7,200	Mauritania	700
India	4,500	South Africa	650
Kazakhstan	3,300	Mexico	400
Venezuela	2,400	World Total	87,000
Source: U.S. Geological Survey

Global iron ore producers

The largest producers of iron ore are China, Australia, Brazil and India as shown in the Table below.  China produces significantly more iron ore than any other country (more than double the second largest producer Australia).  From 2007 through 2010, China, Australia and India have shown an uninterrupted upward trend in iron ore production as shown in the table below, which measures iron ore production in million metric tons for 2007-2010:

Country	2007	2008	2009	2010
China	707	770	880	900
Australia	299	330	394	420
Brazil	355	390	300	370
India	180	200	245	260
Russia	105	110	92	100
World total	2,000	2,200	2,240	2,400

Source: U.S. Geological Survey, Mineral Commodity Summaries, January 2011

The countries with the largest iron ore reserves are also home to the companies that produce the highest amount of iron ore.  According to United Nations Conference on Trade and Development (UNCTAD) as shown in the Table below, the largest producers are Vale, Rio Tinto and BHP Billiton.  Vale and Rio Tinto, which mine in Brazil and Australia (countries with largest reserves), produce more than any company with 255 and 172 million metric tons respectively.  BHP Billiton, which mines in Australia, follows closely behind Vale and Rio Tinto with 137 million metric tons, while producing nearly three times more than the highest producing India miner, National Mineral Development Corporation at 55 mmt.

Largest Iron Ore Producing Companies

Rank	Company name	Country	Production in million tons per annum	Area
1	Vale	Brazil	255	Brazil
2	Rio Tinto	UK	172	Australia, Canada
3	BHP Billiton	Australia	137	Australia, Brazil
4	National Mineral Development Corporation	India	55	India
5	Anglo American	UK	43	South Africa, Brazil
6	Arcelor Mittal	Luxembourg	37	Global
7	Metalloinvest	Russia	35	Russia
8	Fortescue Metal Group	Australia	34	Australia
9	System Capital Management	Ukraine	27	Ukraine
10	Cliffs Natural Resources	USA	24	USA, Australia, Brazil
	Source: UNCTAD

Global demand for iron ore

Global demand for ore is driven by the growth of steel used in infrastructure, cars, appliances, surgical equipment, and manufacturing in China, Europe, Japan, Korea and Taiwan.  According to China Iron & Steel Association, China is the world's leading consumer and producer of steel.  China’s steel output accounted for 44.3% of the world's total output in 2010.  As shown in the Table below China imports nearly half of the world’s exported iron ore, followed by Europe and Japan.

On September 21, 2011, Charter Resources International’s Wei Tong said, “Nearly 60 percent of China's domestic consumption relies on import.”  The Table below demonstrates the trend between imports and in country production of iron ore for China between the years 2000 to 2010.  Since 2006, as demand for ore has increased dramatically, China has relied more on imports to meets its needs and the expectation is that this trend will continue.

Regulations in India and China

In the first quarter of 2011, India quadrupled the export tax on ore to 20%.  India also has a restriction on the export of ore with grades above 66% iron.  Currently, there is a ban on exports from the State of Karnataka in an effort by the Government of India to curb illegal mining.  China imposes a 10% export tax on iron being exported.  In April 2010, China banned the import of low-grade iron ore by traders.  In October 2011, China introduced the first iron ore index to attempt to break up the monopoly by the top three companies, Vale, Rio and BHP.  Zhou Wangjun, an official with China's National Development and Reform, claims that the new index is needed for the big surge in China’s demand.

Iron ore pricing and the future of iron ore

A report by Price Waterhouse Coopers (PwC) in 2011, titled “Mine 2011: The game has changed.  Review of global trends in the mining industry,” highlighted the following:

•	The mining industry has entered a new era. Demand continues to be stoked by strong demand in emerging markets.
•	The top 40 companies announced more than $300 billion of capital programs with the expenditure in 2011 more than double that of 2010.
•	Despite all the caution, in 2010, revenues increased 32% breaking $400 billion and net profits were up 156% to $110 billion with total assets at $1 trillion.
•	The cost curve has shifted to where commodity prices have permanently moved higher.

The graph below shows that compared to prices in 2003, iron ore prices have increased an average 690% by the end of 2010.  This compared to other commodities like cooper, which grew 540 percent, and gold, which grew 390 percent.

Iron ore, unlike the other commodities, is not traded in the capital markets; however, it is gaining a great deal of attention as China, India and other countries have begun record consumption.  The PwC analysis also shows that following the 2009 financial crisis, “iron ore production levels returned to 2008 levels as iron-ore producers expanded operations and returned to full production rates.”  In 2010, with demand on the rise, iron ore mines operated at full capacity, brought major capital projects online and generated a 16% increase in production levels.  Just as impressively, the mining industry has bounced back stronger than any other sector after the 2009 financial crises.  IGC believes that as mentioned in another section, investment into this sector continues and China and India cannot hope to become the large economies that they are projected to become without steel and iron ore.

In line with the PwC analysis, the number 2 ranked global mining company Rio Tinto in 2011 made a similar prediction stating “…we expect that real long-run prices and margins for almost all minerals and metals will average significantly higher going forward than in the decade preceding the most recent six year boom but price volatility is also expected to be elevated - a pattern we have dubbed as the ‘saw tooth economy.”  Of the top mining companies in the world, iron ore represents the third largest source of revenue behind coal and copper, with gold coming in fourth behind iron ore.

The Table below based on data generated by PwC shows the total revenue generated by each of the commodities.  Coal generates the largest revenue followed by copper, iron ore and gold.

Iron ore represents the largest investments in infrastructure among all commodities, including coal, copper and gold.  The graph below, based on a PwC analysis, shows the capital expenditure on mining assets by commodity and the continuing focus on the largest three, iron ore, coal and copper.

Tim Goldsmith, PwC Global Mining Leader, assures that the demand for iron ore is greater than it has ever been and it will continue this trend.  The price of iron ore has jumped higher than ever, and Goldsmith believes that this price gain is not a fluke.  In a Bloomberg article, Fortescue Metals’ chief executive officer, Nev Power, has advised that he is confident that Chinese iron ore demand will support high prices.  Further, on June 5, 2011, Nev Power said, “We see China as a very strong economy continuing to go forward, developing not only the urbanization, but further beyond that a domestic consumption base which will drive steel demand.”

Iron ore prices should remain stable, a theory supported by commodity analyst Judy H. Zhu’s forecast “For the next 15 years, we believe that iron ore prices will not return to 2009 levels.”  Zhu also believes that iron ore will hover over $200 per metric ton from 2012-2014, and may settle, at the lowest, around $124 per metric ton by 2020.  The increasing demand and price stability of iron ore can be attributed to the fact that Chinese steel production has been increasing at an increasing rate since 1980, with a significant increase starting around 2001.  The Table below depicts the trend seen in steel production and Raw Materials Group’s prediction of continued growth.  The growth in demand is expected to average 3.3% per year from 2008 to 2020 (it was 6% from 1998 to 2008).  Around 2014, it is predicted that the demand for iron ore will pass the 2 billion ton mark.  The Table below by UNCTAD, RMG shows the trend in the demand curve of iron ore with projections to 2020.

According to a press release by UNCTAD, the Raw Materials group predicts two possible long-term outcomes:

•
The first is that low-grade Chinese mines will not be able to compete with imports and mines may shut down.  This will result in an increase in import dependence, which will also result in a strong stimulus for iron ore producers globally.  This will be coupled with the seaborne trade rapidly growing, offering opportunities for new suppliers.

•
The second outcome proposed by RMG is that business will continue as usual because Chinese iron ore mines will adapt and stay competitive and/or high freight rates will provide protection.  As a result, import dependency in China will be constant.

•	RMG’s overall conclusion is that the “long term future is bright” for iron ore universally.

The general view from analysts is that iron ore prices, while volatile, will not see a sustained drop in pricing.  Iron ore pricing has rebounded even higher than the pre-2009 crisis drop, and analysts expect pricing to peak over $200.  Overall, our strategy is a low investment, low cost basis strategy.  We provide the value addition of taking low-grade ore and converting it to high-grade ore through a beneficiation process.  Therefore, we seek out low-grade ore at the least possible price and put it through our beneficiation process to produce higher grade, higher demand, higher priced, higher margin ore.  Our strategy is to acquire or build beneficiation plants with access to major ports in China.

HK Ironman and PRC Ironman

HK Ironman is a Hong Kong-based company formed on December 20, 2010, which is the 95% equity owner of PRC Ironman, a People’s Republic of China (“PRC”) based iron ore company founded on January 8, 2008.  Before the formation of HK Ironman, PRC Ironman was owned by Danny Qing Chang and is now owned by him through HK Ironman.  The remaining 5% of PRC Ironman is owned by its local legal representative in China, and under the control of the board of PRC Ironman.  After the Acquisition contemplated in the Stock Purchase Agreement, IGC would own 100% of HK Ironman and 95% of the operating company located in China, PRC Ironman.  We refer to HK Ironman and its subsidiary PRC Ironman in the following discussion collectively, as Ironman.

Ironman is an iron processing plant with operations in the Inner Mongolia Autonomous Region of China.  Ironman processes low-grade iron ore (3% Fe content) mixed with sand that it obtains from the hills of Inner Mongolia and from Outer Mongolia and produces high-grade iron powder.  The processing technique used by Ironman is a magnetic separation process that consists of two parts: dry magnetic separation and wet separation.  Ironman uses 19 magnets in the dry separation process and two magnets in the wet separation process. Ironman has cultivated close relations with the local government and has a fairly influential and respected position in the local area.  Ironman’s principal stockholder, Danny Qing Chang, is a partner at a private equity fund called Jasmine Capital located in Beijing, which is a partnership with the Government of China.  In addition, his family owns sheep farms and constructs real estate in and around Chifeng the capital of Inner Mongolia.

Customers:  Since Ironman’s launch in 2008, Ironman built its facilities and became operational in 2009.  Since then it has grown to about 20 customers in and around the Tianjin port in Eastern China.  Most of Ironman’s clients are steel mills that use high-grade iron ore directly in their facilities.  The customers are recurring customers who pick up the processed high-grade ore from Ironman’s facilities.

Human Resources:  Ironman currently has a team of 120 contractors and employees.  It has technical and skilled individuals who run the plant.  Its technical, marketing and accounting staff is located in Chifeng.  Ironman maintains an office in Beijing that is dedicated to marketing and customer liaison.

Strategic differentiation:  Ironman differentiates itself in several ways.  It is one of only four companies with permission to operate in the Inner Mongolia region.  It benefits from a preferential policy of the regional government that promotes sustainable barren hills projects.  The hills where Ironman is located have very low-grade iron deposits mixed in desert sand.  Ironman has an arrangement with the local authorities to take the sand out of the ground, put it through magnetic separators and then through wet separators and extracts iron ore from the sand.  Ironman then replaces the sand and covers it with topsoil and plants hundreds of trees.  The wastewater from the wet separator is used to water the trees.  The environmentally friendly sustainable approach to extraction and processing of ore is markedly different from open pit mines that leave sides of mountains completely defaced and barren.  For using an approach that beatifies the barren hills and provides employment to the locals, Ironman is respected and appreciated.

Management:  Ironman is run by professional managers who have Chinese public company experience.  The leadership of Ironman is set out below:

•
Mr. Danny Qing Chang has been the Managing Director of Ironman since 2010 and he is a Partner at the Private Equity firm Jasmine Capital.  Mr. Chang is a serial entrepreneur having started, invested in and managed several companies in the UK and China.  He is a United Kingdom citizen who has been working in China since 2005.  From 2007 to 2010, he was the CEO of the State-owned investment enterprise China Railway Huachuang United Investment Co. Ltd.  Prior to that, from 2006 to 2007, he was the Vice President of Yishang Media Investment Co. where he oversaw investments in the media industry.  Mr. Chang graduated with a Masters in Information Technology and Business Management from the University of Glasgow in 1999.  Mr. Chang speaks English, Mandarin and Cantonese.

•
Mr. Jianqun Dou founded Ironman and since 2008 has served as the Deputy Chairman.  Mr. Dou has extensive experience as an entrepreneur having started a highly successful real estate development company and a sheep farm.  Prior to this, he held several increasingly responsible positions at the Bairin Right Banner Cement Plant rising to Deputy Secretary of the Township Party Committee, and Secretary of the General Party Bureau Branch (Bairin Right Banner, Inner Mongolia).  Mr. Dou grew up in the Inner Mongolia region and graduated with a degree in Economics from Inner Mongolia Zhaowuda Normal Training College (aka Chifeng, College) in 1991.  Mr. Dou speaks Mandarin and Mongolian.

•
Mr. Wei Dong Qu has been the General Manager (Chief Operating Officer) of Ironman since its inception in 2008.  Mr. Qu was responsible for setting up the plant and currently his responsibilities include overseeing all aspects of operations, sales and marketing.  He has vast industry knowledge having worked at several institutions in China including at Chifeng Metals and Minerals Industrial Products Import and Export Co. and Beijing Fulong Plastic Co., which is a China-Singapore joint venture.  Mr. Qu graduated from Dalian Institute of Light Industry in 1990 with a Bachelors in Engineering.  Mr. Qu speaks Mandarin and English.

•
Mr. Daniel Shu Kwong Ngai has been employed by IGC in Hong Kong on a part time basis since 2007.  His responsibility includes interfacing with our Chinese iron ore customers and representing IGC in China.  He has been intimately involved with the Acquisition negotiations and due diligence on Ironman.  Mr. Ngai will move to China from Hong Kong and assume the role of Country Head for IGC.  Mr. Ngai has considerable experience managing profits and loss statements, managing SEC reporting and U.S. GAAP audit functions.  He graduated from the University of Massachusetts, cum laude, in 1991 with a B.S. in Electrical Engineering and obtained a Masters degree from the School of Business at the George Washington University in 1999.  From 1997 to 2004, he held various positions at Startec Global Communications, a company listed on NASDAQ, including as Managing Director of the Hong Kong subsidiary and the Canadian subsidiary where he had profits and loss statements responsibility for over $35 million in revenue.  Mr. Ngai speaks English, Mandarin and Cantonese.

Historical Financial Information

The following is a summary of the historical financial information of PRC Ironman:

Revenue: For the fiscal years ending March 31, 2011 and 2010, Ironman’s overall revenue was $13.5 million and $5.2 million, respectively.  Ironman’s revenue increased in 2011 over 2010 because the beneficiation plant was in full operation for the entire year of fiscal 2011 and only partially operational for fiscal 2010.

Cost of Revenue: For the fiscal years ended March 31, 2011 and 2010, the cost of revenue including depreciation was $5.2 million and $3.6 million, respectively.

Gross Profit: For the fiscal years ended March 31, 2011 and 2010, the gross profit from operations was $8.3 million and $1.6 million, respectively.  The gross profit margin increased because the plant has certain operating fixed costs and, once those are covered, the gross profit and gross margin improve rapidly.  The gross margin for fiscal 2011 and 2010 was 61% and 30.9% respectively.
Interest: For fiscal years ended 2011 and 2010, the interest expenses were $67,811 and $65,812, respectively.
Net income: For fiscal 2011 and 2010, net income was $5.97 million and $951 thousand, respectively.  These net income amounts represent net margins of 44% and 18% respectively.  We expect net income to fluctuate based on the price of iron ore and quantity produced.  Net income can be effected by inclement weather and plant shut downs.

Projected financial performance

IGC’s senior management does not as a matter of practice make detailed projections for extended periods due to the unpredictability of the underlying assumptions and estimates.  However, certain financial forecasts were prepared by our senior management as part of the due diligence process and we have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information provided to IGC and its Board of Directors for purposes of considering and evaluating the Acquisition of HK Ironman.  The inclusion of this information should not be regarded as an indication that any of IGC’s management or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.  The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to IGC’s business, many of which are beyond IGC’s control.

These projections, in general, were prepared solely for internal use and are subjective in many respects.  They are susceptible to interpretations and periodic revision based on actual experience and business developments.  As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year.  The projections were not prepared with a view toward public disclosure or toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, IGC’s management.  Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.  The following projections for Ironman are based on present market conditions.

Ironman Financial Performance.  The projected revenue for the fiscal year ending March 31, 2012, is approximately $11 million with after tax earnings of approximately $5.0 million.  The revenue and earnings are projected to be below 2011 because of inclement weather in the months of July, August and part of September 2011 when significant rainfall and flooding in China caused the PRC Ironman beneficiation plant to remain closed unavoidably for several months.  In China, rains are seasonal and expected torrential downpours that cause flooding are rare.  On a post-acquisition basis, we expect the consolidated company to grow between 50% and 60% per year, as we look to expand to other sites and as we ship raw materials from India are shipped to China.

Ironman Short/Medium Growth Projections.  We have a three-pronged approach to achieve rapid growth in the short and medium term: (i) expansion of the current facility, (ii) use of raw material shipped from India, and (iii) consolidation of other processing plants:

1.
Expansion of current beneficiation facility: The plant currently runs 19 magnetic separators.  We intend to increase this number to enhance production.  The plant currently processes about seven million tons of sand to extract 100,000 tons of high-grade ore, which process utilizes the following: 35 trucks of sand are put through the 19 dry magnetic separators to produce one truck of low-grade ore.  Two trucks of low-grade ore are put through the wet separators to produce about one truck of high-grade ore.  Therefore, approximately, 70 trucks of sand mixed with ore are put through the plant to produce one truckload of high-grade ore.  Increasing the number of dry magnetic separators can expand this process.

2.
Raw material shipped from India:  Ironman currently utilizes approximately 70 trucks to produce one truckload of high-grade ore because the raw materials available to Ironman today are sand mixed with 3% ore.  India has a large supply of ore that is between 45% and 55% iron content.  By using raw material that has significantly higher concentration of iron, the efficiency of the plant can be dramatically improved.  For example, instead of 70 truckloads of raw material to make one truckload of high-grade ore, we estimate that the use of two truckloads or three truckloads of raw material to make one truckload of high-grade iron ore.

3.
Consolidation of other processing plants: Several other plants located near Ironman, as well as similar plants are located near other shipping ports.  Our expansion plan includes making more acquisitions of area plants to increase our production, efficiency and market share.  We have not held detailed acquisition talks with other plant owners, but our board has approved making more acquisitions as part of our overall strategy.

Board of Directors’ Due Diligence Process

The IGC Board of Directors considered the scope of the due diligence investigation conducted by management and IGC’s advisors and evaluated the results thereof, including the information contained in Stock Purchase Agreement.  The IGC board also took note of the coverage of identified risk areas in the representations and warranties in the Stock Purchase Agreement.

Experience of Our Board Members.  Two of our board members, Ram Mukunda and Richard Prins, are highly-experienced in matters involving valuation of companies and performance of the requisite due diligence to arrive at such valuations.

Our Chief Executive Officer, Ram Mukunda has 15 years of international experience acquiring and integrating acquisitions.  He has led teams that conducted due diligence, valuations, made acquisitions and integrated minority and majority stakes of companies in the U.S., India, Germany, France, Hong Kong, Guam and Canada.  He has led and managed several multimillion-dollar international business transactions involving high growth, business restructuring, turn around, cost reduction, corporate governance and off-shoring strategies.  He has led public companies through capital raises, high growth, restructuring, involving both organic and inorganic expansion.  He has been on the sell-side and buy-side of an acquisition.  His experience has helped him gain valuable insight in creating business models, evaluating risk, conducting due diligence and the principals of evaluating and valuing businesses.

Our board member Richard Prins, over the past 27 years, has been involved in valuing companies, rendering fairness opinions, conducting due diligence and practically all services related to mergers and acquisitions.  Specifically, he analyzed and valued companies for five years at the leveraged buyout firm of Tuscarora Corporation.  For eight years, he led the investment banking team at Crestar Financial Corporation that conducted valuations and due diligence as well as helped companies acquire and sell businesses.  For eleven years, he was involved in all aspects of mergers and acquisitions at the firm of Ferris, Baker Watts, as the Director of Investment Banking.

In conducting due diligence and arriving at a valuation, we retained the services of the following:

•
The firm of UKCA Law Chambers (UKCA), a 25-year old law firm having an India-wide presence and is one of the foremost law firms in India having represented and advised more than 500 Indian and foreign companies.  UKCA is also the legal counsel for the OTC Exchange and the Delhi Stock Exchange in India and has teams that specialize in conducting legal due diligence, negotiating and drafting agreements for mergers and acquisitions.  The lead partner, Mr. Sameer Chaudhary, graduated in Law from Delhi University and graduated with a masters in corporate and commercial law from King’s College, London. He is also a qualified Barrister-at-Law and is a member of the Honourable Society of Lincoln’s Inn in the United Kingdom.  Mr. Saurabh Kalia, also a Partner, is a graduate in law from Delhi University and is a qualified Company Secretary.  He has extensive experience in mergers and acquisitions, having advised multinationals all over Asia.  The firm was responsible for drafting the Stock Purchase Agreement and reviewing the legal due diligence conducted by the Chinese law firm of Gaopeng & Partners.

•
The law firm of Gaopeng & Partners based in the China conducted the legal due diligence of Ironman in China.  The firm was founded in 1998 and provides legal services in the areas of mergers and acquisitions, public market listing services and more.  The lead partner, Mr. Xiaoming Xie, graduated from China University of Political Science and Law with a degree in Law and earned a Masters in Law (LL.M.) from Manchester University in England under a Chevening Scholarship.  Mr. Xie has assisted several multinational firms and specifically U.S. listed firms with conducting due diligence through acquisition.  Ms. Tang Qing, an Associate, graduated from China University of Political Science and Law with a Bachelor’s degree in Law and a Masters in Law.  Prior to joining Gaopeng & Partners, Ms. Qing worked for the DLA Piper, the largest law firm in the world, in Beijing, practicing overseas listings, listing company compliance, mergers and acquisitions, venture capital and private equity investment.  Ms. Qing has worked with several high profile Chinese overseas listings and Chinese SEC clients as well as assisting large U.S. high technology companies with Chinese acquisitions.  Ms. Nina Wang, an associate, also assisted with the due diligence.  Ms. Wang graduated from the University of Science and Technology Liaoning with a Bachelor’s degree in Law and subsequently earned a Masters in Law (LL.M.) from University of Leicester, United Kingdom.  Before joining Gaopeng & Partners, Ms. Wang worked at Beijing Junyou & Partners, where she worked on investments, acquisitions, business negotiations and corporate matters involving several fortune 500 companies of the world.

•
The PCAOB listed audit firm of Shanghai Zhonghaua conducted the two-year U.S. GAAP audit of Ironman.  The lead partner, Ella Zhu, is a big U.S. accounting firm trained auditor.  Ms. Zhu has extensive experience with Chinese and U.S. GAAP audits as well as formations of equity joint ventures and wholly-owned foreign enterprises in a variety of industries.  She has conducted audits on public companies listed in China, US, UK and Germany.  Ms. Zhu has a Masters degree in Accounting from Shanghai Academy of Social Science.

In addition to the above, we engaged the India-based advisory services firm to provide advice on the Stock Purchase Agreement, SEC filings, and to review the audits and the due diligence.  IGC anticipates that this firm will continue to play a key role in ensuring that Ironman’s disclosures and IGC’s filings are compliant.  Based on the extensive resources devoted to evaluating and conducting due diligence of our acquisition candidate, we decided not to devote additional resources and engage an investment bank to render a fairness opinion, instead we relied on the team consisting of Ram Mukunda, Richard Prins and our advisors to value the company.

Due Diligence.  Our Board of Directors’ approach to valuing Ironman consisted first of an analysis of the materials sector in India and in China and the opportunity for expanding our business.  Our analysis included analyzing historical growth, future growth, competitive landscape, market size and an analysis of the companies that are publicly traded on the Indian and Chinese stock market.  Our Board then analyzed the U.S. market for comparable companies and considered the multiples at which the U.S. companies trade on the U.S. stock exchange.  Our Board also considered, qualitatively, the different types of risks including:

•
Country/political risk consists of the likelihood that our business would be affected adversely from mass riots, civil war, currency devaluation, regulatory changes etc.  While this risk would apply to all companies in India or in China its impact on the materials sector could be more than a sector like information technology (IT) or contract manufacturing.  For example, civil disturbance is likely to hurt our business, versus a business in IT, which might have site diversity.

•
PRC Ironman’s Unpaid Taxes.  PRC Ironman is arrears in its income taxed due to underreporting income in China.  PRC Ironman has approximately $7 million in cash currently and is due up to $4 million in contingent payments from IGC if this Acquisition closes with which it could pay its tax deficiencies if needed.  PRC Ironman is optimistic that this matter will settle for less than $7 million but this mater cannot be free from doubt at this time.  The local authorities in China have orally agreed that they will release the company from some of its tax liability.

•
Currency risk consists of risk associated with the relative value of the Indian Rupee, PRC’s Renminbi (“RMB”) versus the U.S. dollar.  This is because all pricing is set in USD.  The risk is especially pointed as conventional wisdom says that the RMB is undervalued.  The trend in the past six months has been for the RMB to strengthen slightly against the USD and for the international normalized ratio (“INR”) to weaken considerably against the USD.  Therefore, sales are in a currency that is relatively stable against the USD and the costs of raw materials are in a currency that is weaker against the USD.  This trend is advantageous to IGC.  However, a dramatic reversal would work against us.

•
Labor risk consists of risk associated with labor.  This is an important risk factor as certain aspects of the business depend on a large unskilled labor-force.  We determined that this risk while real was a risk factor that potentially could be controlled.

•
Risk associated with clients (collection risk) is manageable.  On the one hand, all of IGC’s customers in China pay with Letters of Credit whereas all of Ironman’s customers pay in cash.  The business will have to be managed to ensure that the working capital requirements are kept to a minimum by using a combination of Letters of Credit and traditional credit.

Based on the market outlook and a qualitative analysis of risk the board decided that the Acquisition would be very attractive to our stockholders.  We used three methodologies: (i) peer group multiples, (ii) comparable transaction and (iii) discounted cash flow, for valuing Ironman.

Public Peer Group.  The valuation of HK Ironman is complicated by the fact of the consolidation of PRC Ironman into HK Ironman on January 18, 2011.  Therefore, the Financial Statements reflect less than three months of operations of PRC Ironman.  We therefore valued PRC Ironman instead of HK Ironman and took as a value accretive to IGC as 95% of the value we calculated for PRC Ironman because HK Ironman owns 95% of PRC Ironman.

The first approach that we used was to evaluate a group of public companies that trade on markets in the U.S., China, India and Australia.  The table below lists some of the companies we looked at as a public peer group.  Some companies have much larger revenue and an asset base of iron deposits.  Some companies trade at very high multiples, Orissa Mining Corp for example has revenue of about $20 million and a market capitalization of $521 million and trades at a P/E multiple of 180.  On the other hand, Sesa Goa one of the dominant players in India trades at a multiple of 4.2 mainly because of the clamp down on illegal mining that has affected iron ore exports from India.

Name of Company	Revenue for FYE March 31, 2011 ($)	Market Cap ($) October 2011	P/E (TTM) (source Bloomberg)
Sesa Goa (India)	1.99B	3.4B	4.5
Orissa Mining (India)	20M	521M	180
Cliffs Natural Resources (USA)		8.7B	15.4
Adani Enterprise Ltd. (India)	5.4B	10B	19.9
Bailadila Mines (India)	2.3B	18B	13.76
Chongqing Iron & Steel (PRC)	2.6B	693M	249

Ironman (PRC)	13-14 M	5-6 M	1.2

Based on detailed discussions with the management of Ironman, we developed a model of Ironman’s fiscal years 2012, 2013 and 2014 revenue and earnings based on contracts in hand not including any revenue enhancement from a supply of low-grade ore from India.  Based on the audit for fiscal yearend March 31, 2011, earnings of Ironman adjusted for extraordinary income was $5.9 M.  Applying the average P/E multiple for the peer group of 13 leads to a valuation of $77.61 M.  We are, however, acquiring 95% of PRC Ironman, therefore the valuation would be $73.73 M.  We further modified the aggregate value of $73.73 million using three factors: (i) a private company discount factor, (ii) a scale factor and (iii) a control premium factor.  Each is discussed below.  The private company discount factor is generally arrived at using:

•	Market liquidity: As Ironman is private, its stock is illiquid contributing to a discount in its value over the value calculated using public market metrics.

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Capital structure:  Ironman is relatively unleveraged compared to its public company counterparts.  However, it does not have established bank lines like its public counterparts and this contributes to a discount over public market multiples.

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Profitability:  Ironman is very profitable however, it does not have a long history of operations and profitability.  Further, it has been run to minimize tax liability; we would expect to run it as public company seeking to maximize profit, which results in a discount over public company multiples.

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Operations:  The peer group, while in the same industry as Ironman, tends to have products, services and revenue mix that are broader than Ironman, which results in a discount over the public market multiples.

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Scale:  Ironman is smaller than the public market peer group resulting in a different risk profile.  While IGC will provide raw material and a quicker way to grow, the risk of scaling operations will remain, which also results in a discount over the public market multiples.

We qualitatively assessed the discount factor for the first four factors (market liquidity, capital structure, profitability and operations) at 35%.  For the fifth factor, Scale, we added an additional 35%, which we arrived at analyzing the trading discount of smaller companies over the average.  In the case of Ironman, we are purchasing a controlling interest by purchasing 95% of the company.  Typical control premiums are between 10% and 20%, as estimated by our advisors.  We used the premium at the lower end of the range of 10%.  Combining all three of the factors, we arrived at an overall private market discount of 60% for Ironman, compared to the public peer group.  Applying this discount, we arrived at a value of $24.3 million for the IGC ownership in Ironman.  This corresponds to a P/E multiple of about four.  Based on IGC’s stock price on the day the Stock Purchase Agreement was signed (October 14, 2011), we are paying a multiple of approximately 1.1.

Comparable Transactions.  This is an analysis that involves a review of merger, acquisition and asset purchase transactions involving target companies that are in industries related to Ironman.  This type of analysis generally provides a wide range of values because of the varying importance of an acquisition to a buyer.  For example, a strategic buyer may be willing to pay more than a financial buyer.  In addition, there are potential differences in the transaction process based on how competitive a bid may become.  Information involving private buyers and sellers are not typically disclosed unless they involve a public company and the transaction is deemed material.  Further, most of the private transactions involve companies that have mining licenses or prospecting licenses.  As a result, the selected comparable transaction analysis is very limited and we did not apply this methodology to this Acquisition.

Discounted Cash Flow.  The third methodology used was a discounted cash flow (DCF) methodology.  A DCF estimates value based upon a company’s free cash flow discounted at a rate reflecting risks inherent in its business and capital structure.  The analysis used unlevered free cash flow after estimated capital expenditures.  This represents the amount of cash generated and available for interest, principal and dividend payments after providing for ongoing business operations and capital expenditures.  While a DCF analysis is the most scientific of the methodologies used, it is dependent on projections and numerous industry specific and macroeconomic factors.

A standard DCF analysis was used to determine the value of Ironman’s equity on the basis of its financial results and projected estimates of revenue and net profit for the fiscal years ending March 31, 2013 through March 31, 2018.  We used the fiscal year 2013, as we expect the acquisition to close in the last quarter of the fiscal year ending March 31, 2012; thus, 2013 will be the first full year of joint operations.  We used 2018 because the license to operate the plant goes through the fiscal year ending March 31, 2018.  Key inputs used in the DCF analysis were the projections for revenue and net profit for the next six fiscal years and the cost of equity for the company using standard market data.  The key assumptions for projecting revenue and profit were a) iron ore pricing at $135 per metric ton, this is the lowest value in the past 12 months, the high has been $180 per metric ton, there is no way to be certain of the pricing but most analysts believe that pricing will not go below the $135-$140 range, b) maintenance Cap X of $1,500,000 over six years, c) continuing global and Chinese demand for ore, d) a discount rate of 49% as explained below, e) a terminal value for the equipment of $1,000,000.  Factors not considered are the following: a) the benefits or synergies drawn from shipping ore from India, which would result in a dramatic improvement in output, b) stock based compensation as no stock will be given out at the subsidiary level, c) uncertainty with respect to cash flow is included in the discount rate.

The discount rate was determined using the Company’s weighted average cost of capital and the cost of equity was derived using the Capital Asset Pricing Model.  In addition, we made adjustments for illiquidity and added 30% for uncertainty of the cash flow (this also compensates for a potential decrease in the pricing of ore).  The aggregate discount rate that we applied was 49%.  At a discount rate of 49% the model yields a valuation of $12.5 million.  On the day that we announced the acquisition our stock price was at $.18 per share.  Assuming this value for the shares that we are allocating for this acquisition and $1 million payout, but not including any earn outs, our acquisition price is about $6.67 million.  These three valuation methodologies are relevant in their own way and provide useful information; we combined the peer group analysis and the DCF analyses, allocating each analysis an equal weight of 50%.  Based on the analysis described the board recommended that the acquisition, as providing our stockholders considerable value.  The results are summarized below.

Valuation
Peer Group	$24.3 million
Discounted Cash Flow	$12.5 million
Average Valuation	$18.4 million
Purchase price based on the closing stock price on October 14, 2011.	$6.67 million

Any estimates contained in the analysis were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analysis.  In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Appraisal or Dissenters Rights

No appraisal rights are available under the Maryland General Corporation Law for our stockholders in connection with the Share Issuance Proposal.

U.S. Federal Income Tax Consequences of the Acquisition

As the stockholders of IGC are not receiving any consideration or exchanging any of their outstanding securities in connection with the Acquisition, and are simply being asked to vote on the matter, it is not expected that you will have any U.S. federal income tax related issues as a result of voting on these matters.  We urge you to consult your own tax advisors regarding your particular tax consequences.

 Regulatory Approvals

The Acquisition and related transactions are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The PRC has no regulatory impediment to the transactions proposed in the Stock Purchase Agreement and no advanced permission is required apart from the pending approval of PRC Ironman’s business license, which was amended to reflect the conversion to EJV status following the January 2011 acquisition of the PRC Ironman by HK Ironman.

Consequences if Share Issuance Proposal is Not Approved

If stockholders do not approve the Share Issuance Proposal, we will not acquire Ironman.

The Stock Purchase Agreement

The summary of the material terms of the Stock Purchase Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.  This summary does not purport to be complete and may not contain all of the information about the Stock Purchase Agreement that is important to you.  We encourage you to carefully read the Stock Purchase Agreement in its entirety.

The Stock Purchase Agreement has been included to provide you with information regarding its terms.  It is not intended to provide any other information about IGC, HK Ironman and PRC Ironman.  Such information can be found elsewhere in this proxy statement and in the other public filings IGC makes with the SEC, which are available without charge at www.sec.gov.  The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of IGC, HK Ironman and PRC Ironman or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by IGC.

 Acquisition of HK Ironman.  HK Ironman is a Hong Kong-based company formed on December 20, 2010, for the purpose of holding the shares of the operating company PRC Ironman.  In December 2010, 95% of the shares of PRC Ironman were transferred to the holding company HK Ironman.  A local Chinese person who is the designated legal representative of PRC Ironman holds the remaining 5% of the shares of PR Ironman.  On October 14, 2011, IGC entered into a Stock Purchase Agreement  (the “Stock Purchase Agreement“) with BVI Ironman, stockholders of BVI Ironman, HK Ironman, stockholders of HK Ironman and PRC Ironman and stockholders of PRC Ironman (collectively, the “Ironman“), pursuant to which IGC will acquire 100,000 shares directly from the stockholders of HK Ironman.  At the conclusion of this transaction, IGC will own 100% of HK Ironman and consequently 95% of its operating subsidiary, PRC Ironman.

The Stock Purchase Agreement provides for the Acquisition of 100% of the outstanding equity of HK Ironman upon the terms, and subject to the conditions, of the Stock Purchase Agreement.  IGC will continue to exist following the Acquisition and will be the 100% owner of HK Ironman.  Upon consummation of the Acquisition, the former majority stockholder of HK Ironman will become a director of IGC, subject to IGC stockholder approval (see Proposal 2 in this proxy statement) and become the majority stockholder of IGC.  It is anticipated that all directors and officers of IGC will hold their positions until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal for a minimum of the next three years.

Effective Time. The closing of the Acquisition will take place following a successful vote FOR the Share Issuance Proposal by the stockholders of IGC.  We expect to complete the Acquisition as soon as practicable after our stockholders approve the issuance of the Exchange Shares and all other conditions to closing have been satisfied or waived.  The conditions of the closing of the Acquisition are described in the section of this proxy statement entitled “Summary of the Term Sheet -- Conditions to the Stock Exchange.”

Share Issuance Proposal Consideration.  At closing, the stockholders of HK Ironman will receive 31,500,000 shares (the “Exchange Shares”) of common stock of IGC.  While the value of the Exchange Shares will depend on the price of IGC shares on the date of closing, neither the number of Exchange Shares, nor the amount of any other consideration, will be adjusted at closing.  The purchase price of HK Ironman, calculated on the date of the execution of the Stock Purchase Agreement, was approximately $5,670,000, based on a stock price of $0.18 per share that day.  In addition, under the Stock Purchase Agreement, IGC has agreed to file a registration statement to register the Exchange Shares for resale within 60 days of the closing of the Acquisition.  See also “Additional Consideration” and “Compensation Shares” below.

Additional Consideration; Contingent Cash Payments; Earn Out.  The Stock Purchase Agreement provides for the contingent payment of up to $4 million by IGC which is payable among three separate mechanisms.

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First, the Stock Purchase Agreement provides for a contingent cash payment in the amount of $1,000,000 to be paid by IGC to the former stockholders of HK Ironman within 30 days of the Closing Date contingent on the satisfaction of post-closing conditions.  These post-closing conditions include among others, the election and appointment of IGC directors on the boards of HK Ironman and PRC Ironman, the appointment of IGC personnel on the bank accounts of HK Ironman and PRC Ironman and the filing of appropriate ownership documents with the government as required.

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Second, the Stock Purchase Agreement provides for the payment by IGC to the former HK Ironman stockholders of $1,500,000, which receipt is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011) in cash or stock paid, based on the U.S. GAAP audited financial statements for fiscal year March 31, 2012, at the sole discretion of the full board of IGC.

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Third, the Stock Purchase Agreement provides for the payment by IGC to the former HK Ironman stockholders of $1,500,000, which receipt is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011) in cash or stock paid, based on the U.S. GAAP audited financial statements for fiscal year March 31, 2013, at the sole discretion of the full board of IGC.

However, in the event that the Company does not achieve a 30% year-over-year growth (i.e., if either of the foregoing annual earnings targets is missed), the total earn out of $3,000,000 will still be paid by IGC if it achieves an overall cumulative earnings growth of 69% between FYE 2011 and FYE 2013.  In no event would the earn out amount exceed a total of $3,000,000 under this alternative formula.

The Compensation Shares.  The Stock Purchase Agreement contemplates paying out an additional 3,150,000 shares of IGC common stock to the combined management of both IGC and HK Ironman (the “Compensation Shares”).  The Compensation Shares are an incentive to the two companies’ officers and directors who remain one year following the closing of the Acquisition to work towards the successful integration of the combined company.  The Compensation Shares are a post-closing performance bonus, which would be shared 50-50 between IGC’s and HK Ironman’s officers and directors, as each company’s board of directors determines.

Representations and Warranties.  In the Stock Purchase Agreement, IGC made representations and warranties relating to, among other things:

•	IGC is duly organized, validly existing, in good standing and its capitalization is as disclosed;
•	IGC’s subsidiaries are properly described in Exhibit 3 of the Stock Purchase Agreement;
•	IGC’s tax records and books are in all material respect complete and correct;
•	IGC has not failed to disclose actions, suits, proceedings, etc.;
•	IGC is not in default on any material contract or commitment;
•	IGC has not made any untrue statement or omitted material facts in its disclosures;
•	IGC has good and marketable titled to its assets, as defined in the Stock Purchase Agreement, and has not infringed on any rights or intellectually property;
•	IGC has no material contracts, agreements or franchises outstanding and is not a party to any contracts, agreements or instrument that would materially and adversely affect IGC;
•	IGC has complied with all material contracts or agreements between IGC and other parties;
•	The execution of the Stock Purchase Agreement did not violate any other contract, mortgage, instrument or indenture;
•	IGC possesses of all necessary licenses required to permit IGC to conduct its operations;
•	IGC is the lawful owner of the Exchange Shares and can convey valid title free and clear of encumbrances; and
•	A special committee of disinterested directors of IGC’s Board of Directors has approved and approved the Acquisition, as contemplated in the Stock Purchase Agreement.

The Stock Purchase Agreement also contains representations and warranties made by the stockholders of HK Ironman, by HK Ironman and PRC Ironman relating to, among other things:

•	HK Ironman is owned and controlled by Mr. Danny Chang;
•	The stockholders of HK Ironman acknowledge that the Exchange Shares may not be sold or distributed without compliance with U.S. securities laws;
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The stockholders of HK Ironman acknowledge that Exchange Shares would be issued pursuant to exemptions from registration under U.S. securities laws on the basis there was no public offering or general solicitation in connection thereto;

•	The stockholders of HK Ironman acknowledge that they are not U.S. persons as defined in the Securities Act of 1933, as amended;
•	Neither the SEC nor any U.S. federal or state agency has approved or reviewed the validity of the Exchange Shares’ issuance;
•	Neither HK Ironman nor its stockholders will engage in short selling of the Exchange Shares; and
•	The Exchange Shares certificates will bear a restrictive legend.

Several of the representations and warranties are qualified by materiality or material adverse effect.

Indemnification.  Ironman has agreed to hold IGC and its representatives, successors and permitted assigns harmless for any damages, whether as a result of any third party or otherwise, and which arise from or in connection with any breach by the Ironman of any representations, warranties, covenants or obligations under the Stock Purchase Agreement.

Conditions to the Completion of the Acquisition.  The obligations of IGC and Ironman are subject to certain customary closing conditions, which are summarized in part here:

Each party’s obligation to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

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No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the acquisition illegal or otherwise prohibiting consummation of the acquisition substantially on the terms contemplated by the Stock Purchase Agreement;

•	Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence to the reasonable satisfaction of both parties;

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Since the date of the Stock Purchase Agreement, among each of the parties, there must not have been any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a material adverse effect including no action, suit or proceeding shall exist that is reasonably likely to prevent the Acquisition or cause rescission of the Acquisition following closing;

•	The stockholders and boards of directors of both parties shall have approved the transactions outlined in the Stock Purchase Agreement; and

•	None of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

The obligation of IGC to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•	HK Ironman, PRC Ironman and their stockholders must have performed in all material respects all obligations that are to be performed by each of them under the Stock Purchase Agreement;

•	HK Ironman and PRC Ironman must have provided details of the bank accounts maintained by the companies in PRC and Hong Kong;

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Each of the representations and warranties made by HK Ironman, PRC Ironman and Mr. Chang, as set forth in the Stock Purchase Agreement, disregarding all qualifications and exceptions contained in the Stock Purchase Agreement relating to materiality or material adverse effect being true and correct as of the date of the Stock Purchase Agreement and as of the effective time of the transaction (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

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HK Ironman, PRC Ironman and Mr. Chang must have performed in all material respects all of its covenants and agreements required to be performed by them under the Stock Purchase Agreement at or prior to the closing date; and

•	HK Ironman and PRC Ironman shall have been furnished an IGC officer’s certificate with certain representations and warranties.

The obligation of HK Ironman to close the Acquisition is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

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IGC shall have obtained all consents, waivers, permits and approvals required in connection with the consummation of the Acquisition if failure to obtain the same would be reasonably expected to cause a material adverse effect;

•	IGC shall have been furnished an HK Ironman and PRC Ironman’s officer’s certificate with certain representation and warranties;

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Each of the representations and warranties made by IGC, as set forth in the Stock Purchase Agreement, disregarding all qualifications and exceptions contained in the Stock Purchase Agreement relating to materiality or material adverse effect being true and correct as of the date of the Stock Purchase Agreement and as of the effective time of the transaction (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	IGC shall have been furnished an IGC officer’s certificate with certain representations and warranties; and

•	IGC have performed in all material respects all of its covenants and agreements required to be performed by them under the Stock Purchase Agreement at or prior to the closing date.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated at any time prior to the consummation of the transaction, whether before or after stockholder approval has been obtained:

•	by mutual written consent of IGC and HK Ironman;

•	by either IGC and HK Ironman if:

o
any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Stock Purchase Agreement shall become final and non-appealable; provided, that the party seeking to terminate the Stock Purchase Agreement has not breached in any material respect its obligations to use reasonable best efforts to cause the Stock Purchase Agreement to be consummated;

o	the IGC stockholders do not approve the Share Issuance Proposal at the Special Meeting or any adjournment or postponement thereof; and

o	other party is not satisfied with its due diligence review of the other parties.

•	by HK Ironman, if:

o	IGC has breached or failed to perform any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement;

•	by IGC, if:

o	either HK Ironman, PRC Ironman or Danny Chang has breached or failed to perform any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement; and

o	by IGC, if the transaction is disapproved by any regulatory authority whose approval is required to close the Acquisition.

Effect of Termination.  In the event the Stock Purchase Agreement is terminated, certain confidentiality and indemnification obligations will survive the termination.  With respect to termination by mutual agreement or otherwise in accordance with the terms and provisions of the Stock Purchase Agreement, such termination shall not create liability for either party.

Election of Officers and Directors.  The Stock Purchase Agreement addresses the election of the officers and directors in relation to IGC as well as HK Ironman and PRC Ironman following the closing of the Acquisition, as follows:

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IGC will have the right to appoint, and the stockholders of HK Ironman will support three out of five members of the Board of Directors.  This right shall last for a period of three years following the Acquisition.

•	Ram Mukunda shall continue as the Executive Chairman, Chief Executive Officer and President of IGC.

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IGC will be entitled to designate the chief financial officer of IGC, HK Ironman and PRC Ironman during the first three years following the closing of the Acquisition while IGC has a majority of the Board of Directors’ seats.

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IGC nominees will control the IGC Board of Directors for three years, as the stockholders of HK Ironman receiving IGC stock have to vote their shares in favor of IGC to elect or replace its nominees to the Board of Directors of IGC.

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IGC’s Board of Directors will have five directors and IGC stockholders will nominate three directors while Mr. Chang will nominate two directors; the parties will adhere to SEC and NYSE Amex rules on the nomination process and independence.

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During the first three years following the closing of the Acquisition, IGC will control the board of directors for both HK Ironman and PRC Ironman.  IGC will nominate a majority of directors to the board of directors of both HK Ironman and PRC Ironman.  The quorum for board meetings of HK Ironman and PRC Ironman will be in accordance with the respective companies’ bylaws and applicable local laws.

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For the first three years following this closing, IGC will supervise and manage U.S. GAAP and SEC financial reporting, bank accounts in China as well nominating auditors.  The parties have agreed further that IGC will nominate the person responsible for control over financial reporting and disclosure for each of HK Ironman and PRC Ironman.

Employment agreements.  IGC’s Compensation Committee will recommend to the Board of IGC any changes to the Employment Agreement of our CEO and President after the Acquisition is completed.  No discussions on the employment agreement have taken place as the date of this filing.

Fees and Expenses.  Whether or not the Acquisition closes, all costs and expenses incurred in connection with the Acquisition and the other transactions contemplated by the Stock Purchase Agreement will be paid by the party incurring such expense.

Recommendation

For the reasons described above, among others, we believe that the Acquisition is attractively valued.  Accordingly, after careful consideration, our Board of Directors has unanimously approved the Share Issuance Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL 2: THE ELECTION PROPOSAL

General.  Our Board of Directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term.  The term of office of the Class A directors, consisting currently of only Mr. Sudhakar Shenoy, will expire at the 2014 annual meeting of stockholders.  The term of office of the Class B directors, currently consisting of Mr. Richard Prins and Dr. Ranga Krishna, will expire at the 2012 annual meeting of stockholders.  The term of office of the Class C director, currently consisting of Mr. Ram Mukunda, will expire at the 2013 annual meeting of stockholders.  These individuals have played a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating acquisitions.

The NYSE Amex, upon which the Company is listed, requires that the majority of IGC’s Board be independent.  The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer or an employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Consistent with these standards, the Board of Directors has determined that Messrs. Krishna, Prins and Shenoy are independent directors.  After the Acquisition and the approval by the IGC stockholders of this Proposal 2, Mr. Danny Qing Chang would join the board as a Class A director with a term to expire at the 2014 annual meeting of stockholders.  According to the NYSE Amex rules, Mr. Chang will not be considered as an independent director.

At the Special Meeting, one Class A director will be voted on to serve until the 2014 annual meeting of stockholders or until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.  There is only one nominee for the Board of Directors in this special election.  Although the nomination and appointment of Mr. Chang to the Board of Directors is not required to be submitted to a vote of the stockholders until the 2012 annual meeting, the Board of Directors believes it appropriate to request that the stockholders elect Mr. Chang to the Board of Directors presently, conditioned upon the approval of the Share Issuance Proposal.  Regarding Mr. Chang’s right, pursuant to the Stock Purchase Agreement, to nominate a second director, Mr. Chang has agreed to withhold this nomination until the 2013 annual meeting in connection with the election of the Class B directors.

Mr. Chang has agreed to serve, if elected, and the Board of Directors has no reason to believe that the nominee will be unavailable or will decline to serve.  In the event, however, that the nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.  Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the following nominee:

Danny Qing Chang, 41, has been the Managing Director of HK Ironman since December 20, 2010.  Mr. Chang also is a partner at the private equity firm Jasmine Capital.  Mr. Chang is a serial entrepreneur having begun, invested in and managed several companies in the UK and China.  He is a United Kingdom citizen who has been working in China since 2005.  From February 2007 to January 2010, Mr. Chang was the CEO of the state-owned investment enterprise China Railway Huachuang United Investment Co. Ltd.  Prior to that, from January 2006 to February 2007, he was the Vice President of Yishang Media Investment Co. where he oversaw investments in the media industry.  From January 2005 to January 2006, he was an investor and CEO at Tu Sheng Wang LuoJiShu You Xian Gong Si, a medical consulting network in China.  Prior to that, from January 2003 to January 2005, he was the Founder and Managing Director of UK Chinatown Group a China British trading platform for promoting business between the United Kingdom and China.  Mr. Chang graduated with a Masters in Information Technology and Business Management from the University of Glasgow in 1999.  Mr. Chang speaks English, Mandarin and Cantonese.  Mr. Chang’s extensive business contacts in China and his experience in investment banking venture capital and private equity would make him a highly effective board member.

The Election Proposal is conditioned upon and subject to the approval of the Share Issuance Proposal.  If the Share Issuance Proposal is not approved, the Election Proposal will not be consummated and our current directors will continue to comprise our Board of Directors.

The following is a biographical description of each of the members of our board of directors and our executive officers:

Dr. Ranga Krishna has served as a non-executive Chairman of the Board since December 15, 2005 and as a director since May 25, 2005.  As of June 30, 2010, he was the largest IGC stockholder.  Since 1998, Dr. Krishna has served as the founder and CEO of Rising Sun Holding, LLC, a $120 million construction and land banking company located in New Jersey.  In September 1999, Dr. Krishna co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India with more than 200 employees.  He has served as a director of Fastscribe since September 1999.  He is currently the Managing Partner.  In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company with operations in India and more than 150 employees, which assists U.S. pharmaceutical companies performing Phase II clinical trials in India.  He is currently the Chairman and CEO of that company.  In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and places them in U.S. hospitals.  Dr. Krishna is currently serving as the Chairman and CEO of that company.  On November 7, 2008, he joined the board of TransTech Service Partners, a SPAC, which initiated liquidation on May 23, 2009.  Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York.  He is also a member of the Medical Arbitration panel for the New York State Worker's Compensation Board.  Dr. Krishna was trained at New York's Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).  As shown above, Dr. Krishna has founded several other companies that conduct business in India and has developed relationships, over the years, with Indian government officials and Indian business leaders.  Dr. Krishna’s in-depth knowledge and long experience in both U.S. and Indian business make him an effective board member.

Mr. Richard Prins has served as our Director since May 2007.  Mr. Prins has more than 26 years of experience in private equity investing and investment banking.  From March 1996, he was the Director of Investment Banking at Ferris, Baker Watts, Incorporated (FBW).  FBW was the lead underwriter for our IPO.  FBW was sold to Royal Bank of Canada (RBC) in 2008.  Mr. Prins served in a consulting role to RBC until January 2009.  Today, Mr. Prins serves on several boards, volunteers full time with a non-profit organization, Advancing Native Missions, and is a private investor.  Prior to FBW, from July 1988 to March 1996, Mr. Prins was Senior Vice President and Managing Director for the Investment Banking Division of Crestar Financial Corporation (SunTrust Banks).  From 1993 to 1998, he was with the leveraged buy-out firm of Tuscarora Corporation.  Mr. Prins has experience serving on the boards of other publicly held companies.  Since February 2003, he has been on the board of Amphastar Pharmaceuticals, Inc. and since March 2010, he has been on the board of Hilbert Technologies.  Mr. Richard Prins holds a B.A. degree from Colgate University (1980) and an M.B.A. from Oral Roberts University (1983).  Mr. Prins has excellent knowledge and experience with U.S. capital markets, has served on and chaired audit and compensation committees of Boards, has extensive experience in finance, accounting, and internal controls over financial reporting.  He brings particularly important experience to the board, especially if IGC seeks additional financing in the U.S. capital markets.  Mr. Prins has traveled in India and China.  His knowledge of India and China, as well as, his in-depth experience with U.S. capital markets makes him a highly effective board member.

Mr. Sudhakar Shenoy has served as our Director since inception of IGC on May 25, 2005.  Since January 1981, Mr. Shenoy has been the Chairman and CEO of Information Management Consulting, Inc., a business solutions and technology provider with operations in the U.S. and in India that he founded.  Mr. Shenoy is a member of the Non-Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment.  Mr. Shenoy was selected for the U.S. Presidential Trade and Development Mission to India in 1995.  In 1996, Mr. Shenoy was inducted into the University of Connecticut School of Business Alumni Hall of Fame and was recognized as a Distinguished Alumnus of the Indian Institute of Technology (IIT) in Bombay, India in 1997.  Mr. Shenoy’s extensive business contacts in India and his experience serving on the boards of public companies in the U.S. make him a highly effective board member.  Mr. Shenoy holds a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology and an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

Mr. Ram Mukunda, IGC’s founder, has served as our Executive Chairman, Chief Executive Officer and President since our inception on April 29, 2005 and was Chairman of the Board from April 29, 2005 through December 15, 2005.  Since July 2010, Mr. Mukunda has been on the board of directors of the BLA Power Private Limited Board, in Mumbai, India.  From January 1990 to May 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services to the emerging economies.  Startec was among the first carriers to have a direct operating agreement with India for the provision of telecom services.  Mr. Mukunda was responsible for the organizing, structuring and integrating a number of companies owned by Startec.  Many of these companies provided strategic investments in India-based operations or provided services to India-based companies.  Under Mr. Mukunda’s tenure at Startec, the company made an initial public offering of its equity securities in 1997 and conducted a public high-yield debt offering in 1998.  From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity.  Mr. Mukunda serves on the Board of Visitors at the University of Maryland, School of Engineering.  From 2001-2003, he was a Council Member at Harvard’s Kennedy School of Government, Belfer Center of Science and International Affairs.  Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award.  He holds B.S. degrees in electrical engineering and mathematics and a M.S. in Engineering from the University of Maryland.  Mr. Mukunda has traveled extensively through India and has conducted business in India and China for more than 15 years.  He has more than 11 years of experience managing a publicly held company, has acquired and integrated more than 15 companies, and is an engineer by training.  His in-depth business experience in India, his knowledge of U.S. capital markets and his engineering background make him a highly effective board member.

Mr. John B. Selvaraj has served as our Treasurer and Principal Financial and Accounting Officer since November 27, 2006.  From November 15, 1997 to August 10, 2007, Mr. Selvaraj served in various capacities with Startec, Inc., including from January 2001 to April 2006 as Vice President of Finance and Accounting where he was responsible for SEC reporting and international subsidiary consolidation.  Prior to joining Startec, from July 1984 to December 1994, Mr. Selvaraj served as the Chief Financial and Administration Officer for the US office of the European Union.  In 1969, Mr. Selvaraj received a BBA in Accounting from Spicer Memorial College India, and an Executive MBA, in 1993, from Averette University, Virginia.  Mr. Selvaraj is a Charted Accountant (CA, 1971).

Mr. Santhosh Kumar has been with IGC since March 2008.  Since 1991, he has been with our subsidiary in India TBL where he held increasingly responsible positions.  From 2002 to January 2008 he served as Manager (Finance and Accounting) and from 2000 to 2002, he was the Marketing Executive for Techni Soft (India) Limited, a subsidiary of TBL.  From 1991 to 2000, he held various positions at TBL in the Finance and Accounting department.  From 1986 to 1991, he worked as an accountant in the chartered accounting firm of Balan and Company in India.  In 1986, Mr. Santhosh Kumar graduated with a B.A. in Commerce from, Gandhi University, Kerala, India.

Committees of the Board of Directors

Audit Committee.  Our Board of Directors has established an Audit Committee currently composed of three independent directors who report to the Board of Directors.  Messrs. Krishna, Prins and Shenoy, each of whom is an independent director under the NYSE Amex listing standards, serve as members of our Audit Committee.  In addition, we have determined that Messrs. Krishna, Prins and Shenoy are “audit committee financial experts” as that term is defined under Item 407 of Regulation S-B of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.

Audit Committee Financial Expert.  The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate,” as defined under the NYSE Amex listing standards.  The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.  In addition, we must certify to the NYSE Amex that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  The Board of Directors has determined that Messrs. Krishna, Prins and Shenoy satisfy the NYSE Amex’s definition of financial sophistication and qualify as “audit committee financial experts,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee.  Our Board of Directors has established a Compensation Committee composed of three independent directors, Messrs. Krishna, Shenoy and Prins.  The compensation committee’s purpose is to review and approve compensation paid to our officers and directors and to administer the Company’s Stock Plan.

Nominating and Corporate Governance Committee.  We intend to establish a nominating and corporate governance committee.  The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board of Directors to fill a vacancy, recommend to the Board of Directors the composition and chairs of Board of Directors committees, develop and recommend to the Board of Directors guidelines for effective corporate governance, and lead an annual review of the performance of the Board of Directors and each of its committees.  We do not have any formal process for stockholders to nominate a director for election to our Board of Directors.  Currently, nominations are selected or recommended by a majority of the independent directors as stated in Section 804(a) of the NYSE Amex Company Guide.

Board Leadership Structure and Role in Risk Oversight

•
Leadership Structure — The Chairman of the Board of Directors is Dr. Ranga Krishna. The Executive Chairman is Ram Mukunda, who also serves as IGC’s Chief Executive Officer.  The full Board of Directors of IGC considers all major decisions of IGC.  All decisions involving strategy, finance, joint venture agreements, partnerships and acquisitions are first discussed informally with our Dr. Krishna, Richard Prins and Sudhakar Shenoy.  If decisions require board approval, then resolutions are presented to the full board for approval either at a meeting or by email.  The Board of Directors has established a standing Audit Committee and Compensation Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under its own charter.

•
Combination of Powers — The Chairman of the Board of Directors is Dr. Krishna and the Chief Executive Officer of IGC is Mr. Mukunda. The Board chose to separate the positions of Chairman and Chief Executive Officer for the following reasons, a) consistency with the by-laws of the Company, and b) consistency with best practices of larger public companies. However, considering the size of the Company the Board of Directors elected Mr. Mukunda as the Executive Chairman.

•
Lead Independent Director — The Board of Directors has not designated a permanent lead independent director.  This role is assumed by different based on their experience and knowledge. For example, the board asked Mr. Prins to take an active role in the acquisition of Ironman.  In other cases Mr. Shenoy with his extensive experience in India and extensive contacts in the business community has been assigned the role for meetings with large private equity or with difficult issues in India. The specific role assumed by the individual is to interact with the CEO on a daily basis, facilitate meetings and be an intimate part of the decision-making process and part of the reporting to the board.

Appropriateness of Leadership Structure — The Board of Directors determines the best board leadership structure for IGC from time-to-time. IGC recognizes that different board leadership structures may be appropriate for companies in different situations.  From inception to December 2005, our Chief Executive Officer, Ram Mukunda also served as Chairman of the Board .  Since December 2005 (prior to the completion of IGC’s initial public offering), IGC separated the Chairman and Chief Executive Officer positions.  Our current chairman has never held a management position at IGC.  We believe that our current leadership structure, with Mr. Mukunda serving as Executive Chairman and Chief Executive Officer and Dr. Krishna serving as Chairman of the Board, is the optimal structure for IGC at this time.

•
Role in Risk Oversight — The Board of Directors retains responsibility for risk oversight for IGC.  The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As described above, different individuals based on their expertise and based on the issue may assume the role of Lead Independent Director.  This allows the Board of Directors to administer risk oversight by allowing individual directors to independently assess risk and report to the board.  Through this mechanism, sometimes informal, the directors compliment the CEO’s knowledge and skills in assessing risk and maintaining risk oversight.

Code of Conduct and Ethics

A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code.  The Company has adopted a written code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Principal Accounting Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”) in accordance with applicable federal securities laws and the rules of the NYSE Amex.  Investors may view our Senior Financial Officer Code of Ethics on the corporate governance subsection of the investor relations portion of our website at www.indiaglobalcap.com.  The Company has established separate audit and compensation committees that are described below.  The Company does not have a separate nominating committee.  Accordingly, Board of Director nominations occur by either selection or recommendation of a majority of the independent directors.

Board Meetings

During the fiscal year ended March 31, 2011, our Board of Directors held six meetings.  Although we do not have any formal policy regarding director attendance at our annual meetings, we attempt to schedule our annual meetings so that all of our directors can attend.  During the fiscal year ended March 31, 2011, all of our directors attended 100% of the meetings of the Board of Directors.  During the fiscal year ended March 31, 2011, there were two meetings of the audit committee, all of which were attended by all of the members of the committee.  There were no compensation committee meetings held during the fiscal year ended March 31, 2011.  Between April 1, 2011 and November 13, 2011 IGC’s Board of Directors held six board meetings.  Also during that time, IGC’s Audit Committee met six times and IGC’s Compensation Committee met one time.

Involvement in Certain Legal Proceedings

During the past ten years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. § 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of their ownership of shares with the Securities and Exchange Commission.  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended March 31, 2011 were filed in a timely manner.

Required Vote

For election as a director, our bylaws require that a nominee receive the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote.  If a quorum is present at the Special Meeting, Mr. Chang will be elected if the number of votes cast in favor of the Election Proposal exceeds the number of votes cast against the proposal.

An abstention will have the same effect as a vote cast against the election of a nominee.  A failure to vote or broker non-vote will have no effect on the Election Proposal since the approval of this proposal is based solely on the number of votes actually cast.

Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. DANNY CHANG TO OUR BOARD OF DIRECTORS.

PROPOSAL 3: THE COMPENSATION PROPOSAL

General

Our Board of Directors is requesting that IGC stockholders approve the compensation proposal contemplated in the Stock Purchase Agreement, which provides for the issuance of 3,150,000 shares of IGC common stock (the “Compensation Shares”) equally (50:50) among IGC and HK Ironman executive officers and directors.  The Compensation Shares shall be subject to 12-month vesting requiring that the recipient executive officer or director remain with their respective companies for a minimum of 12 months following the closing of the Acquisition (the “Compensation Proposal”).  The boards of directors of both of the companies will determine the award of the Compensation Shares among their respective companies’ executive officers and directors following the closing of the Acquisition.  Accordingly, the amount of the Compensation Shares by each of the executive officers and directors of the two companies are not currently determinable.  The approval of the Compensation Proposal is contingent upon the approval of the Share Issuance Proposal.  Currently, IGC has no commitment to issue to any of its current officers or directors any shares of the issued and outstanding shares of the common stock of IGC.  The NYSE Amex rules require IGC stockholders approval prior to the issuance of the Compensation Shares.

Beneficial Ownership of Officers and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of October 18, 2011, by:

•           each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•           each of our executive officers, directors and our special advisors; and

•           all of our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right.  The percentage ownership of the outstanding common stock, which is based upon 20,960,433 shares of common stock outstanding as of October 18, 2011, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options or warrants to purchase shares of our common stock.

The table below sets forth as of October 18, 2011, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s common stock by (i) all persons or groups, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to be the beneficial owners of more than 5% of the outstanding common stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class
Wells Fargo & Company (2) 420 Montgomery Street San Francisco, CA 94104	1,934,424	9.22%
Sage Master Investments Ltd. (3) 500 Fifth Avenue, Suite 930 New York, New York 10110	1,570,797	7.49%
Ram Mukunda (4)	2,024,914	9.66%
Ranga Krishna (5)	3,021,780	14.42%
Richard Prins (6)	350,000	1.67%
Sudhakar Shenoy (7)	350,000	1.67%
All Executive Officers and Directors as a group (4 Persons) (8)	5,746,694	27.42%

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is c/o India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.
(2)
Based on an amended Schedule 13G filed with the SEC on March 11, 2011 by Wells Fargo Company on behalf of its subsidiary Wachovia Bank, National Association that is the direct holder of the shares.  Dr. Ranga Krishna is entitled to 100% of the economic benefits of the shares.

(3)
Based on an amended Schedule 13G filed with the SEC on February 14, 2011 by Sage Master Investments Ltd., a Cayman Islands exempted company (“Sage Master”), Sage Opportunity Fund (QP), L.P., a Delaware limited partnership (“QP Fund”), Sage Asset Management, L.P., a Delaware limited partnership (“SAM”), Sage Asset Inc., a Delaware corporation (“Sage Inc.”), Barry G. Haimes and Katherine R. Hensel (collectively, the “Reporting Persons”).  As disclosed in the Schedule 13G, each of the Reporting Persons’ beneficial ownership of 1,570,797 shares of common stock constitutes 9.6% of all of the outstanding shares of common stock.  The address for each of the foregoing parties is c/o 500 Fifth Avenue, Suite 930, New York, New York 10110.

(4)
Includes (i) 245,175 shares of common stock directly owned by Mr. Mukunda, (ii) 425,000 shares of common stock owned by Mr. Mukunda’s wife Parveen Mukunda, (iii) options to purchase 1,210,000 shares of common stock all of which are currently exercisable and (iv) warrants to purchase 144,739 shares of common stock, of which warrants to purchase 28,571 shares of common stock are owned by Mr. Mukunda’s wife Parveen Mukunda and all which are currently exercisable.

(5)
Includes warrants to purchase 290,000 shares of common stock, all of which are currently exercisable.  Includes 797,356 shares purchased between August 2011 and September 2011 and see footnote (2) for reference to the 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.  Dr. Krishna is entitled to 100% of the economic benefits of the shares.

(6)	Includes options to purchase 350,000 shares of common stock all of which are currently exercisable.
(7)	Includes options to purchase 300,000 shares of common stock all of which are currently exercisable.
(8)
Includes: (i) 3,401,955 shares of common stock, (ii) warrants to purchase 434,739 shares of common stock, (iii) options to purchase 1,910,000 shares of common stock and The warrants and options are both exercisable within sixty (60) days of July 11, 2011 and currently exercisable.  Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.

____________________________________

Summary Compensation Table

The following table lists the annual compensation for fiscal years 2011 and 2010 of our CEO and principal accounting officer.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Total
Compensation
Ram Mukunda, Chief Executive Officer and President	2011	$300,000	$-	$-	$300,000
	2010	$300,000	$-	$40,894	$340,894
John Selvaraj, Principal Accounting Officer	2011	$93,160	$-	$-	$93,160
	2010	$69,000	$-	$-	$69,000

(1)	The amounts reported in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grant using the Black-Scholes option-pricing model.

There were no equity and non-equity awards granted to the named executives in the fiscal year ended March 31, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding stock options for the named executives as of March 31, 2011.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Ram Mukunda	635,000	-	$1.00	5/13/14

Compensation of Directors

No compensation was awarded to, earned by or paid to the directors in the fiscal year ended March 31, 2011 for service as directors.  All compensation paid to our employee director is set forth in the tables summarizing executive officer compensation above.  The Option Awards column reflects the grant date fair value, in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly Statement of Financial Accounting Standards (SFAS) No. 123R) for awards pursuant to the Company’s equity incentive program.

Assumptions used in the calculation of these amounts for the fiscal year ended March 31, 2011 are included in Footnote 17 “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended March 31, 2011, included in the Company’s Annual Report on Form 10-K, and any amendments thereto for IGC, filed with the SEC on July 14, 2011.  The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance and stock price fluctuations.

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services.  We believe, based on rents and fees for similar services in the Washington, DC metropolitan area that the fee charged by IGN LLC is at least as favorable as we could have obtained from an unaffiliated third party.  The agreement is on a month-to-month basis and may be terminated by the Board of Directors without notice.

Employment Contracts

Ram Mukunda has served as President and Chief Executive Officer of the Company since its inception.  The Company, IGC-M and Mr. Mukunda entered into an Employment Agreement on May 22, 2008, which agreement was made effective as of March 8, 2008, the date on which the Company completed its acquisition of Sricon and TBL.  Pursuant to the agreement, the Company pays Mr. Mukunda a base salary of $300,000 per year.  Mr. Mukunda was also entitled to receive bonuses of at least $225,000 for meeting certain targets for net income (before one-time charges including charges for employee options, warrants and other items) for fiscal year 2009 and is entitled to receive $150,000 for meeting targets with respect to obtaining new contracts.  The Agreement further provides that the Board of Directors of the Company may review and update the targets and amounts for the net revenue and contract bonuses on an annual basis.  The Agreement also provides for benefits, including insurance, 20 days of paid vacation, a car (subject to partial reimbursement by Mr. Mukunda of lease payments for the car) and reimbursement of business expenses.  The term of the Employment Agreement is five years, after which employment will become at-will.  The Employment Agreement is terminable by the Company and IGC-M for death, disability and cause.  In the event of a termination without cause, the Company would be required to pay Mr. Mukunda his full compensation for 18 months or until the term of the Employment Agreement was set to expire, whichever is earlier.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows, as of March 31, 2011, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance (excluding shares in column (a))(1)
Equity compensation plans approved by security holders:
2008 Omnibus Incentive Plan	1,413,000	$1.00	471,045

(1)           Consists of our 2008 Omnibus Incentive Plan, as amended.  See Note 17—”Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K, and any amendments thereto for IGC filed with the SEC on July 14, 2011.

Required Vote

The approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Special Meeting.  An abstention will have the same effect as a vote cast against the election of a nominee.  A failure to vote or broker non-vote will have no effect on the Compensation Proposal since the approval of this proposal is based solely on the number of votes actually cast.

Recommendation.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION PROPOSAL.

PROPOSAL 4: THE ADJOURNMENT PROPOSAL

General

If at the Special Meeting of stockholders on __________, 201_, the number of shares of IGC common stock present or represented and voting in favor of adoption of the Share Issuance Proposal, the Election Proposal or the Compensation Proposal are insufficient to adopt such proposals under the applicable rules and regulations, IGC’s treasurer and principal financial and accounting officer, John Selvaraj, intends to move to adjourn the Special Meeting in order to enable our Board of Directors to solicit additional proxies.

In this proposal, we are asking you to authorize Ram Mukunda or John Selvaraj to vote in favor of an adjournment of the Special Meeting to another time and place for the purpose of soliciting additional proxies.  If the stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously submitted proxies.  Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Share Issuance Proposal, we could adjourn the Special Meeting without a vote on that proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Share Issuance Proposal.

Vote Required and Board Recommendation

The proposal to adjourn the Special Meeting, if a quorum is present, requires the affirmative vote of a majority of the votes, which could be cast by holders of all shares of stock entitled to vote thereon, which are present in person or by proxy at the Special Meeting.  In the absence of a quorum, the stockholders present, by majority vote, may adjourn the Special Meeting.  Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal.  Our Board of Directors believes that if the number of shares of IGC common stock present or represented at the Special Meeting and voting in favor of the Acquisition is insufficient to approve Proposal 1, Proposal 2 and Proposal 3, it is in the best interests of our stockholders to enable our Board of Directors to continue to seek to obtain a sufficient number of additional votes in favor of the proposals to bring about their approval.  Our Board of Directors recommends that you vote “FOR” the IGC Adjournment Proposal.

Consequences if Adjournment Proposal is Not Approved

If our stockholders do not approve the Adjournment Proposal, our Board of Directors may not be able to adjourn the Special Meeting to a later date in the event there are not sufficient votes at the time of the Special Meeting.

Required Vote

Approval of the Adjournment Proposal requires a majority of all the votes cast at a meeting at which a quorum is present.  An abstention will have the same effect as a vote cast against approval of the Abstention Proposal.  A failure to vote or broker non-vote will have no effect on the Adjournment Proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of IGC

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed financial statements and related notes that appear elsewhere in this proxy statement and that appears in our Quarterly Report on Form 10-Q filed November 18, 2011, and the amended Annual Report on Form 10-K/A filed on November 2, 2011.  In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement or seen in our Quarterly Report on Form 10-Q filed on November 18, 2011, as well as in our amended Annual Report on Form 10-K filed on November 2, 2011, including the risk factors set out in Item 1A therein.  The financial statements included in the proxy statement should be read in conjunction with the audited Consolidated Financial Statements contained in the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended March 31, 2011 filed with the SEC on November 2, 2011.

This Amendment No. 2 to the Annual Report on Form 10-K/A ("Form 10-K/A") amends our Annual Report on Form 10-K for the year ended March 31, 2011, which was filed with the Securities and Exchange Commission ("SEC") on July 14, 2011, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, which was filed with the SEC on July 27, 2011 ("Form 10-K").  This Form 10-K/A Amendment No. 2 was filed to supplement certain sections of the Form 10-K for the purpose of providing additional disclosure in response to comments received from the Staff of the SEC in connection with a review of our Form 10-K.

Overview

In response to the increased infrastructure-related construction in India and China, our focus is to supply construction materials in India and to China as well as execute infrastructure projects.  We do this entirely through our subsidiaries.  We supply construction materials such as iron ore and rock aggregate to the construction industry and build interstate highways, rural roads, and execute civil works in high temperature cement and steel plants.  We own and operate rock aggregate quarries and are pursuing joint venture partnerships with mine owners and have applied for licenses to mine iron ore in India.  We have customers in India and China and are exploring other regional opportunities.  We also actively continue to pursue joint venture partnerships with mine owners for acquisition of mines and mining rights.

Company Overview

We are a materials and construction company offering a suite of services including: 1) the export of iron ore to China and supply of ore to the Indian markets, 2) operations and supply of rock aggregate, and 3) the civil construction of roads and highways.  Our present and past clients include various Indian government organizations and steel mills in China.  Including our subsidiaries, we have approximately 131 employees and contractors.  We are focused building out rock aggregate quarries, setting up relations and export hubs for the export of iron ore to China and winning construction contracts.

Our business model is as follows:

1.	We supply iron ore to China and trade in steel in the Indian markets.

2.	We supply rock aggregate to the construction industry in India and trade in other construction materials in the Indian markets, and

3.	We bid and execute construction and engineering contracts.

Our expansion plans include building out 10 rock aggregate quarries to create a one-stop shop for rock aggregate (a business currently not prevalent in India); obtaining licenses for the mining of iron ore in India in order to fill customer orders from China; and winning and executing construction contracts.  There is seasonality in our business as outdoor construction activity slows down during the Indian monsoons continuing intermittently from June through September.

Core Business Competencies

As the infrastructure in India is built out and modernized, the demand for basic raw materials like stone aggregate and iron ore (steel) is expected to increase.  We offer an integrated set of services to our customers based upon several core competencies.  This integrated approach provides us with an advantage over our competitors.  Our core business competencies are:

1.	A sophisticated, integrated approach to project modeling, costing, management and monitoring.
2.	In-depth knowledge of southern and central Indian infrastructure development.
3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India.
4.	In-depth knowledge of the licensing process for mines and quarries in southern and central India.
5.	Strong relationships with several important construction companies and mine operators in southern and central India.

Our core business areas are:

1.           Mining and trading.  Our mining and trading activity currently centers on the export of iron ore to China and the resale of iron ore to traders in India.  India is the fourth largest producer of iron ore.  The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014.  This growth will increase China’s already large demand for steel.  China, which accounted for 648 million metric tons of steel production in 2010, is expected to produce between 690 million and 710 million metric tons in 2011.  As The Wall Street Journal reported, this production is expected to be almost half of total global output.  We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.  Our subsidiary IGC Mining and Trading Private Limited (IGC-IMT), based in Chennai, India, is engaged in the iron ore business.  The subsidiary has relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India.  In addition, it operates facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore.  Our staff is experienced in delivering and managing the logistics of ore transport.  Our subsidiary services a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships.  Our share of the export market for iron ore is less than 1%.

2.           Quarrying rock aggregate.  As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to greatly increase.  In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world.  The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018.  Our subsidiary, IGC Materials Private Limited (“IGC-MPL”), is responsible for our rock aggregate production.  The subsidiary currently has two quarrying agreements with two separate partners.  The two quarries mined near Nagpur, a city in the state of Maharashtra, India, have approximately 10-11 million metric tons of rock aggregate or about $40,000,000 of reserves at current prices.  With the production of these two quarries, our subsidiary is one of the largest suppliers in the immediate area.  Our share of the overall market in India is currently less than 1%.  However, IGC-MPL has a growing regional presence in the Nagpur area.

All quarrying or mining activities in India require a license.  IGC and its subsidiaries do not directly hold any mining or quarrying licenses and therefore there are no licenses or expenses in connection with acquiring the same being reflected in the consolidated financial statements.  However, Sricon holds licenses and we quarry under licenses held by our partners.  Quarry licenses are granted for two years.  The licenses are automatically renewed for additional periods of two years, provided that all royalty payments and taxes to the Indian government are paid up to date.  IGC-MPL has applied, on its own, for licenses for mining and quarrying.  The process of obtaining a quarrying license is difficult and typically takes between 12-18 months.  The process involves a competitive application process.  As such, while we have applied for licenses, there is no assurance that we will be granted these licenses.  IGC-MPL is also in active negotiations with other land and license owners to expand the number of producing quarries available to it.

3.           Highway and heavy construction.  The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the Indian government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.  Our subsidiary, Techni Bharathi Limited (“TBL”), a small road building company, is engaged in highway and heavy construction activities.  TBL has constructed highways, rural roads, tunnels, dams, airport runways and housing complexes, mostly in southern states.  TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  TBL’s share of the overall Indian construction market is very small.  However, TBL’s prequalification and track record provides a way to grow the Company in highway and heavy construction.  Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI, the Airport Authority of Cochin and the Orissa State Works.  Our share of the overall market in India is significantly less than 1%.

4.           Construction and maintenance of high temperature plants.  Through our unconsolidated, minority interest in Sricon Infrastructure Private Limited (Sricon), we engage in the civil engineering, construction and maintenance of high temperature plants.  Sricon also has the specialized skills required to build and maintain high temperature chimneys and kilns.  Sricon’s share of this market in India is less than 1%.  We currently hold equity in Sricon.  According to the global market researcher eMpulse, the construction industry’s total market size in India is approximately $53 Billion.  According to Reuters, India exports about 100 million tons of iron ore per year.  Prices for iron ore have averaged around $140 per metric ton.  The rock aggregate market is India is approximately $3 billion.  As noted above, Sricon’s share of these markets is less than 1%.

The following table sets out the revenue contribution from our subsidiaries:

Subsidiary	Six months ended September 30, 2011	Six months ended September 30, 2010
TBL	1%	37%
IGC-IMT	83%	57%
IGC-MPL	16%	5%
IGC-LPL	-%	1%
Total	100%	100%

Customers.

Our present and past customers include the National Highway Authority of India, several state high way authorities, the Indian railways, private construction companies in India and several steel mills in China, including PRC Ironman.

Construction contract bidding process.

In order to create transparency, the Indian government has centralized the contract awarding process for building interstate roads.  The new process involves, at the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame.  The bidder prepares two proposals in response to the Statement of Work.  The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project.  The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies.  Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract.  Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:

1)             An earnest money deposit between 2% to 10% of project costs,
2)             A performance guarantee of between 5% and 10%,
3)             An adequate overall working capital, and
4)             Additional capital available for plant and machinery.

Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth strategy and business model.

Our growth strategy and business model are to:

1)	Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2)	Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3)
Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.

4)	Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.

Competition.

We operate in an industry that is competitive.  However, the industry is fragmented and while a number of our competitors are well qualified and better financed than we are, we believe that the demand for contractors in general will permit us to compete for projects and contracts that are appropriate for our size and capabilities.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million.  We seek to compete in the gap between these two ends of the competitive spectrum.  The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained.  While we are also constrained by capital, we believe that we are in a better position to secure capital than a number of small, purely local competitors.

Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche assuming that we can maintain access to capital.  Rock aggregate is generally supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances.  We fill this gap by providing high quality material in large quantities.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established and relatively efficient market, we compete by aggregating ore from smaller suppliers who do not have direct access to customers in China.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.

Seasonality.

The road building and construction industries typically experience naturally recurring seasonal patterns throughout India.  The Northeast monsoons historically arrive on June 1 annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season.  However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

Employees and consultants.

As of September 30, 2011, we employed a work force of approximately 131 employees and contract workers worldwide.  Employees are typically skilled workers including executives, welders, drivers and other specialized experts.  Contract workers require less specialized skills.  We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions and provided U.S. work assignments, technology training and other fringe benefits.  We hope that our efforts will make our companies more attractive.

Environmental regulations.

India has strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.  We internally monitor and manage regulatory issues on a continuous basis.  We believe that we comply with all the regulatory requirements of the jurisdictions in which we operate.  Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese currency revaluation.

Bloomberg News reported on December 21, 2010 that U.S. senators are strongly encouraging China to hold up to their promise to re-institute a “managed floating exchange rate.”  China may continue to institute a managed floating exchange rate regime that is tied to a basket of foreign currencies for the next eight or nine years, the China Securities Journal announced August 4, 2011.  However, the RMB (the official currency of the People's Republic of China) is unlikely to be floated freely in the near term as the country's economy faces internal difficulties during its reform drive and external uncertainties of the global economy according to experts.  Generally, the RMB is the best performer of the BRIC countries (i.e., Brazil, Russia, India and China) and has appreciated 24% to the dollar in the past decade.  If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in US dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB.

Information and timely financial reporting.

Our operations are located in India where the accepted accounting standard is the Indian GAAP, which, in many cases, is not congruent with the U.S. GAAP.  Indian accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage an independent public accounting firm registered with the U.S. PCAOB to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements.  Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables and it is possible that we will fail to meet these time tables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.

Results of Operations

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010

Revenue - Total revenue was $912 thousand for the three months ended September 30, 2011, as compared to $1,682 thousand for the three months ended September 30, 2010.  The primary reasons for the decrease in revenues of $770 thousand is due to the continued ban on mining and export of iron ore from the state of Karnataka in India.  This has created major disruptions in the sourcing and transportation as most mines in the region have been shut down pending an investigation into illegal mining.

Cost of Revenue (excluding depreciation) – Cost of revenue is exclusive of depreciation and amortization.  Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials for the two primary revenue generating activities of the Company during the current quarter – trading of iron ore and rock aggregates.  Cost of revenue for the three months ended September 30, 2011 was about $903 thousand as compared to $1,613 thousand for the three months ended September 30, 2010.  The increase in cost of revenue as a percentage of revenue from 95.90% to 99.01% is primarily due to the existence of fixed costs, which are continued to be incurred in the current quarter.

Selling, General and Administrative - Selling, general and administrative expenses was $652 thousand for the three months ended September 30, 2011 compared to $764 thousand for the three months ended September 30, 2010.  The selling, general and administrative expenses are generally fixed in nature and include travel, rent, consultancy charges, insurance and legal and professional fees.

Depreciation – The depreciation expense was $76 thousand in the three months ended September 30, 2011 as compared to $101 thousand in the three months ended September 30, 2010.

Interest and other financial expense – The interest expense and other financial expense for the three months ended September 30, 2011 were $149 thousand compared to $374 thousand for the three months ended September 30, 2010.  The interest expense for the two periods primarily relates to the interest recorded on the debt that has been incurred by the parent company.  The decrease in interest payments is because of a decrease in the outstanding debt.  Most of the interest expense continues to be non-cash.  If the Company raises additional equity capital and uses the proceeds to repay the existing long term debt, we expect a significant reduction in this interest expense.  However, there is currently no guarantee that the Company would be in a position to do this.

Income tax benefit/(expense) – For the three months ended September 30, 2011, the Company has not recorded any income tax benefit or expense.  The Company continues to incur losses on its operations, which have resulted in taxable losses.  Therefore, in the absence of any taxable gain, the Company has not recorded an income tax expense.  Further, given that the Company has significant carry forward losses, as a matter of prudence, the Company has created a full valuation allowance on all the deductible differences including carry forward losses.  However, the Company continues to believe that these would be recoverable in the future.  For the three months ended September 30, 2010, the Company recorded a net income tax benefit of $33 thousand, which primarily related to the tax assets created for the carry forward losses incurred during the particular quarter.

Other income – Other income primarily consists of foreign exchange gain arising from the restatement of the inter-company receivables denominated in Indian rupees in relation to payables to the U.S. entity.

Share in profit of joint venture – For the three months ended September 30, 2011, the Company has recorded an income amounting to $26 thousand resulting from its share in the joint venture that is reflected as another investment in the balance sheet.  The joint venture primarily operates in the rock aggregate crushing and trading business.  We are also entitled to an interest on the capital that is invested in this joint venture.  During the three months ended September 30, 2011, we have earned interest amounting to $26 thousand, which has been recorded separately from the share in profit as interest income.  The joint venture operates one crusher and for the three months ended September 30, 2011, has generated revenue approximating $642 thousand, which is not reflected in the consolidated revenue.

Consolidated Net Income (loss) – Consolidated net loss for the three months ended September 30, 2011 was $798 thousand compared to a consolidated net loss of $859 thousand for the three months ended September 30, 2010.

Six Months Ended September 30, 2011 Compared to Six Months Ended September 30, 2010

Revenue - Total revenue was $1,972 thousand for the six months ended September 30, 2011, as compared to $2,810 thousand for the six months ended September 30, 2010.  The lower revenue in 2011 is from curtailed operations in the iron ore business because of a ban of exports from the state of Karnataka, India.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials.  Cost of revenue for the six months ended September 30, 2011 was $1,877 thousand compared to $2,596 thousand for the six months ended September 30, 2010.

Selling, General and Administrative - Selling, general and administrative expenses were $1,386 thousand for the six months ended September 30, 2011 compared to $1,345 thousand for the six months ended September 30, 2010.  The primary reason for the increase in these expenses is due to the issue of stock options to some of the employees of the Company for which we incurred a cost approximating $235 thousand.  Further some of these expenses increased in 2011 because of increased legal and accounting expenses associated with the restatements on Form 10K/A.  These increases are partially offset by a marginal decline in some of the variable expenses such as travel in line with the decline in revenue.

Operating Income (loss) - In the six months ended September 30, 2011, operating loss was $1,417 thousand compared to an operating loss of $1,328 thousand for the six months ended September 30, 2010.

Interest and other financial expenses – The interest expense and other financial expenses for the six months ended September 30, 2011 was $450 thousand as compared to $767 thousand for the six months ended September 30, 2010.

Income tax benefit/(expense) – There was no  provision for income taxes in the six months period ended September 30, 2011 compared to tax benefit of $455 thousand for the same period in 2010.

Consolidated Net Income (loss) – Consolidated net loss for the six months ended September 30, 2011 was $1,669 thousand compared to a consolidated net loss of $1,450 thousand for the six months ended September 30, 2010.

Off-Balance Sheet Arrangements

We do not have any investments in special purpose entities or undisclosed borrowings or debt.

Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company results for the six-month period ended September 30, 2011 and 2010.

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities.  During the six months ended September 30, 2011, cash used for operating activities was $813 thousand compared to cash used for operating activities of $1,811 thousand during the six months ended September 30, 2010.  The uses of cash in the six months ended September 30, 2011 relate primarily to the payment of general operating expenses of our subsidiary companies.  The losses from our operations have primarily contributed to this utilization of cash for our operations.  The significant contributor to the reduced cash out flow during the current six months is the realization of some of the accounts receivables and other long term deposits.

During the six months ended September 30, 2011, investing activities from continuing operations provided $38 thousand of cash as compared to $166 thousand provided during the same period in 2010.  The inflow of cash was primarily due to release of restricted cash during the six months mentioned above.

Financing cash flows from continuing operations generally consist of transactions related to our debt and equity structure.  However, there have not been transactions that are to be classified as cash flows from financing activities during the six months ended September 30, 2011.  In the six months ended September 30, 2010, financing activities provided approximately $1,185 thousand.

We have financed our operations primarily from sales of shares of common stock.  We raised about $3.9 million in capital through sale of our common stock during the year ended March 31, 2011.  We raised such capital in the current year primarily for the purpose of funding our working capital requirements and day-to-day operations.  Our operations have not generated sufficient cash during the six months ended September 30, 2011 due to a significant loss in revenues from our iron ore and mining business primarily because of the ban on export of low grade iron ore to China and closure of ports and mines in Karnataka (India).  Income loss on this count is majorly the reason for the net cash used in operating activities as although a significant part of the costs associated with revenue also decreased in line with revenue, we had some fixed costs, which did not reduce proportionately leading to a decline in our operating profits.  During the six months ended September 31, 2011, net cash used for investing activities is not material.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India.  We believe that our current cash balances, anticipated operating cash flow and potential cash from claims are adequate to sustain the Company, but not to fuel rapid growth commensurate with the opportunities before us.  In addition to the existing cash balances, we have about $1.71 million in restricted cash and about $2.38 million in receivables from claims.  Although these claims were awarded in arbitration and the amounts are contractually due to us, we have not yet received payment from the clients.  The amounts have been due for more than one year.  In the event we were to classify these receivables as long term, we fail to collect the amounts or we fail to win the release of restricted cash in the financial year ending March 31, 2012, we will have a working capital deficit.  We have and continue to take measures to constrain growth until we have visibility into increased liquidity.  As of now, our bank lines in India have been reduced to amounts borrowed and outstanding.  We continue to explore funding sources including negotiated settlement of accounts receivable, settlement of claims, bank lines, equity, convertible debentures and debt.  However, there can be no assurance that we will be able to access additional credit facilities.  Our strategy is to develop businesses that have a very short receivable cycle like the export of ore to China and the sale of rock aggregate and to collect our outstanding receivables and claims.

Because of the restatement of our 2010 Financial Statements, purchasers of our common stock in our At-The-Market offering after July 14, 2010 and the purchasers of our common stock and warrants in our December 2010 offering may have rescission rights with respect to such purchases.  To the extent that such purchasers elect to exercise such rights and are ultimately successful in doing so, it would reduce the cash available for our operations.

Critical Accounting Policies

See Note 2 - Significant Accounting Policies of the Notes to Consolidated Financial Statements in Part I, Item 1 herein for a discussion of critical accounting policies.

Forward-Looking Statements

Some of the statements contained in this report that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements.  Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's amended Annual Report on Form 10-K/A for the year ended March 31, 2011 filed with the SEC on November 2, 2011 and the Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission on August 19, 2011 and for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission on November 18, 2011.

INDIA GLOBALIZATION CAPITAL, INC. OUR SECURITIES

Shares of our units, common stock and warrants are listed on the NYSE Amex under the symbols IGC.U, IGC and IGC.WT, respectively.  Each of our units consists of one share of common stock, and two warrants that entitle the holder to purchase from us one share of common stock at an exercise price of $5.00.  The warrants will expire at 5:00 PM on March 8, 2013 or earlier upon redemption.

The closing prices per share of our units, common stock and warrants on October 17, 2011, the last trading day before the announcement of the execution of the Stock Purchase Agreement and the terms of the agreements, were $0.20, $ 0.18, and $0.01 respectively.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of our common stock, warrants and units as reported on the NYSE Amex Exchange.  The quotations listed below reflect inter dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2009	$1.25	$1.12	$0.06	$0.06	$1.80	$1.02
September 30, 2009	$1.86	$0.88	$0.20	$0.05	$2.32	$1.00
December 31, 2009	$2.20	$1.33	$0.22	$0.04	$2.50	$1.34
March 31, 2010	$1.67	$1.17	$0.13	$0.03	$1.41	$1.20
June 30, 2010	$2.05	$0.92	$0.12	$0.03	$2.45	$1.06
September 30, 2010	$1.22	$0.58	$0.05	$0.01	$1.32	$0.85
December 31, 2010	$1.15	$0.52	$0.04	$0.00	$1.23	$0.55
March 31, 2011	$0.93	$0.30	$0.04	$0.00	$1.00	$0.62
June 30, 2011	$0.69	$0.30	$0.04	$0.02	$0.63	$0.50
September 30, 2011	$0.37	$0.17	$0.04	$0.01	$0.54	$0.17

The common stock and warrants began trading on April 13, 2006.  Holders of our units, common stock and warrants should obtain current market quotations for their securities.  The market price of our units, common stock and warrants could vary at any time before the Acquisition.

Holders of Common Equity

As of October 18, 2011, there were 20,960,433 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of the Acquisition.

Dividends upon Completion of the Acquisition

Upon completion of the Acquisition of HK Ironman, the payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.  The payment of any dividends subsequent to the Acquisition will be within the discretion of our then Board of Directors.  It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth IGC’s securities authorized for issuance under equity compensation plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,861,820	$0.79	116,480
Equity compensation plans not approved by security holders	0	0	0
Total	2,861,820	$0.79	116,480

HK Ironman Common Stock

There is no established public trading market for the shares of common stock of HK Ironman.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF H&F IRONMAN LIMITED (“HK IRONMAN”)

This Proxy Statement contains forward-looking statements. These statements relate to future events or HK Ironman’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that may cause HK Ironman’s results to differ include, but are not limited to changes in the scope or timing of HK Ironman’s projects; changes in demand for iron ore; changes in availability of raw materials which could cause delays or cancellations of key contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully integrate acquired operations; and competition in the marketplace which could reduce revenues and profit margins.

Although HK Ironman believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee of future results, levels of activity, performance or achievements.  Moreover, neither HK Ironman, nor any other person, assumes responsibility for the accuracy and completeness of the forward-looking statements. HK Ironman is under no obligation to update any of the forward-looking statements.  HK Ironman believes this information is useful to investors because it provides a basis for measuring the operating performance of HK ironman’s business and cash flow.  The following discussion should be read in conjunction with its audited consolidated financial statements and the related notes and other financial information appearing elsewhere in this proxy statement.  Readers are also urged to carefully review and consider the various disclosures made by IGC, which attempt to advise interested parties of the factors that affect IGC’s revenues and performance.

Overview

HK Ironman was incorporated as H&F Ironman Limited, a private limited company, on December 20, 2010 in Hong Kong with a registered office at Room 17 6/F Shun on Commercial Building 112-114, Des Voeux Road Central, Hong Kong.  HK Ironman’s sole asset is its ownership of a 95% equity interest in Linxi HeFei Economic and Trade Co., Ltd. (“PRC Ironman”), which was incorporated in China on January 8, 2008.  HK Ironman was formed for the express purpose of acquiring and owning PRC Ironman. HK Ironman acquired PRC Ironman in January 2011.  As a result of that acquisition, PRC Ironman is now considered an equity joint venture (“EJV”) because of its foreign ownership through HK Ironman.

PRC Ironman was incorporated as Linxi Hefei Economic & Trade Co., Ltd. in China on January 8, 2005. PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills, with iron ore deposits of well over 3 million tons in southwest LinXi in the autonomous region of Inner Mongolia.  Linxi is located in eastern Inner Mongolia and is under the administration of Chifeng City.  The city of Chifeng, Inner Mongolia is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad.

PRC Ironman’s technique for extracting ore consists of two processes.  First, naturally occurring sand mixed with sparse amounts of iron ore is processed through a dry separation process, which uses magnets to extract loosely bound iron ore.  Water is then used as a solvent to remove dirt and sand. The slurry containing water, dirt, sand and iron ore is then further purified by passing it through magnets in a wet extraction process. The end result is high-grade iron ore that has a 65-67% iron (Fe) content.  PRC Ironman currently produces 66% iron ore, and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

PRC Ironman’s business objective is to operate and grow an environmentally friendly company that extracts and processes ore from barren hills and leaves in place a sustainable green environment.  PRC Ironman has a license to operate in the hills until the year 2018. PRC Ironman is located in southwest LinXi in the autonomous region of Inner Mongolia.  PRC Ironman’s office is in the capital city of Chifeng.  It has access via highways to Tianjin port, which provides access to steel mills in the northeastern part of China.  PRC Ironman customers mostly come to its site to pick up the refined and processed high-grade ore.

Company Overview

HK Ironman operates a beneficiation plant through its subsidiary in China, PRC Ironman. PRC Ironman’s business is to mine, extract and process high-grade iron ore from the sand located in the hills of Inner Mongolia. it currently operates on an area of 2.2 square kilometers with estimated reserves of over 3 million tons, which at about $140 per ton translates to about $420 million of available iron reserves.  Prices of ore have moved from a high of $180 per ton at the end of 2010 to about $116 per ton and recently have moved up to the $130-$140 per ton range. PRC Ironman’s permit to mine is for 6.6 square kilometers.  However, it currently operates on an area of 2.2 square miles, but is free to expand.  Therefore the actual potential reserves are over $1.2 billion over the 6.6 square kilometers.  Expanding the operations to a larger footprint would require an expansion of the equipment used to process and produce high-grade ore.

PRC Ironman’s plant extracts iron ore from the sand by using two processes.  The first process is a dry separation process.  Trucks of sand are poured into a separator that employs 19 magnets. The magnets separate the sand from the iron ore.  About 35 trucks of sand are distilled to one truck of higher iron content sand.  In one day PRC ironman may process as much as 30,000 tons of sand through the dry separators.  The second process is a wet process, which involves mixing the processed sand and ore with water and then using magnets to separate the ore from the slurry.  The entire process is continuous and runs during daylight.  The sand that is separated from the ore is redistributed to the hills.   The water is filtered and reused up to three times before pumping it to grass, plants and shrubs that are planted in the hills to create a sustainable environment.  Approximately, for every two trucks of sand from the dry separator PRC Ironman generates one truck of 65- 67% high-grade iron ore.  In summary, about 70 trucks of sand are used to extract one truckload of processed high-grade ore.

Core Business Competencies, competition and seasonality

As the infrastructure of China is built out, the demand for raw materials and especially steel is very high. China is a net importer of iron ore from Australia, Brazil, India and other countries.  China is the largest mineral trader in the world accounting for 25% of the trading in 2010.  The iron ore and steel global trade in 2010 was about $395 billion and China accounted for $83 billion or 21.1 % of the global trade. Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton, and Vale.  Once prices are set the rest of the global markets follow that pricing.  Prices for iron ore have increased about 7 fold from 2003 to a high of $180 per metric ton at the end of 2010.  In 2011, iron ore prices have been between $130 and $150 per metric ton.

The core competencies of PRC Ironman are 1) its access to the sand ore in the hills of Inner Mongolia, 2) its knowledge, history and ability to work in Inner Mongolia and Mongolia, 3) its strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia, 4) in-depth knowledge of the licensing process for mines and 5) its knowledge of logistics in the autonomous region of Inner Mongolia.  PRC ironman’s customers include local traders and steel mills near the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is currently so high that the market can absorb almost any amount of ore that is produced.

In 2011, the area of Chifeng and Inner Mongolia was subject to inclement weather. Typically the months of May through September are rainy.  On average the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused flooding through the region.  It had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for over four months.  The heavy rains and flooding destroyed over 16,000 houses and over 6000 hectares of farmland. It also destroyed the bridge connecting our production facilities to the main highways. No damage was sustained to the plant because the plant is located high in the hills. However during that time PRC Ironman was unable to produce ore. The rains have since stopped and the floodwaters have receded and PRC Ironman is back in operation.

PRC Ironman has a work force of about 120 employees, consultants and contract workers mostly in Chifeng with a sales and liaison office in Beijing.  The work force consists mostly of truck drivers, engineers, accountants, sales personnel and executives.  The truck drivers tend to be contract workers.  PRC Ironman has represented to IGC that it is in compliance with local labor regulations and PRC Ironman tends to be the employer of choice as there are very few industries in the area. We currently do not participate in a multi-employer defined contribution plan to provide employees with certain retirement, medical and other fringe benefits because most of our workforce is contract workers that are employed thru agencies or other companies.
  China has strict environmental regulations and PRC Ironman represents that it is in in compliance with these regulations. As part of the mandate in the area, PRC Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  PRC Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.

PRC Ironman buys and sells in only one currency, the RMB.  Prices for ore are set in USD and then converted to RMB.  PRC Ironman has no currency risk. However PRC Ironman is subject to price volatility.  HK Ironman is located in Hong Kong and PRC Ironman is located in China. The accounts for both companies are kept in Chinese GAAP and the functional currency is RMB.  PRC Ironman maintains an English language web site at www.hfironman.net.

Effects of the Acquisition

HK Ironman will account for the Acquisition as a change of ownership.  No new shares will be issued to the purchasers of HK Ironman.  Shares held by the current shareholders will be sold to the purchasers in exchange for shares of the purchaser.  The Acquisition of 100% of HK Ironman’s stock by IGC will be tax free to HK Ironman and PRC Ironman.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. GAAP requires HK Ironman management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. HK Ironman has based its estimates and judgments on assumptions that it finds reasonable under the circumstances. Actual results may differ from such estimates under different conditions and could have a material impact on the financial statements, and it is possible that such changes could occur in the near term.

Significant estimates and assumptions are used when accounting for certain items, such as but not limited to, revenue recognition, the useful lives and the evaluation of impairment of property and equipment, the income tax, the contingencies and the provision for impairment of receivables and advances. Actual results could differ from these estimates.

The summarized balance sheet for HK Ironman and the statement of income is shown below.

Summarized balance sheet information for HK Ironman is as follows:

	As of March 31, 2011	As of September 30, 2011
Total Assets	$15,182,125	17,339,824
Total liabilities	$8,236,404	9,519,231
Total stockholders’ equity	$6,945,721	7,820,593

Major items of HK Ironman’s assets and liabilities are as follows:

	As of March 31, 2011	As of September 30, 2011
Cash and cash equivalents	$149,993	7,667,364
Accounts receivables	4,080,331	3,816,977
Property, plant and equipment, net	4,357,275	4,061,587
Other current assets	5,875,091	1,101,845
Income tax payable	2,694,523	3,044,262
Other payables and accruals	4,227,220	5,062,652
Total stockholders’ equity	$6,945,721	7,820,593

Summarized statement of income information for HK Ironman is as follows:

	For the period December 20, 2010 to March 31, 2011	For the six-month period ended September 30, 2011
Revenue	$1,053,201	3,038,444
Expenses	647,917	1,932,273
Net income before taxes	$405,284	1,106,171
Income taxes	193,027	274,698
Net income	$212,257	831,473

RESULTS OF OPERATIONS

HK Ironman being incorporated on December 20, 2010, hence there were no operations for the six months period ended September 2010.

Six Months Ended September 30, 2011 compared to period ended March 31, 2011

Revenues

Total revenue was USD 3.04 million in the half year ended September 30, 2011, and USD 1.05 million for the period ended March 31, 2011, an increase of 188%, which was majorly because the revenues for the period ended March 31, 2011 only included the period from December 20, 2010 to March 31, 2011 against the six months September revenues.  The revenues for the six months period from April 2011 to September 30, 2011 reflect only about two months of operations as the plant was shut down for over four months because of heavy rainfall and flooding. PRC Ironman had to wait for the floodwaters to recede and the bridge connecting its plant to the main highways to be rebuilt.  It has since been rebuilt and logistics are once moving.

Expenses

HK Ironman’s expenses principally consisted of materials, employee compensation and benefits, depreciation and amortization, interest expense and general and administrative expense. In the six months ended September 30, 2011, total expenses increased by USD 1.28 million, or 198%, as compared with the period ended March 31, 2011. Cost of revenue increased by USD 1.22 million, or 48%, as compared with the period ended March 31, 2011. The increase was due to the different periodicity under comparison and due to higher scale of operation during the six months period ended September 30, 2011.  Selling, general and administrative expenses increased by USD 69 thousand, or 203%, as compared with the period ended March 31, 2011. The increase was due to the different period under comparison and due to higher scale of operation during the six months period ended September 30, 2011.   During the time that the plant was shut down PRC Ironman incurred general and administrative expenses, which decreased its overall operating margins.

Liquidity and Capital Resources

HK Ironman’s senior management establishes the overall liquidity and capital policies of the company. Its liquidity and funding risk management policies are designed to ensure that HK Ironman is able to access adequate financing to service its financial obligations when they are due. The principal sources of financing for the business are stockholders’ equity and short-term borrowings from banks.

As of September 30, 2011, HK Ironman’s net capital exceeded the net capital requirements. During the six months ended September 30, 2011, HK Ironman showed $7.66 million in cash and cash equivalents, up from $149,993 at the end of March 31, 2011. Of the cash shown at the end of September 30, 2011, $4.8 million was generated from the realization of a short-term loan receivable, $1.1 million from income during the six-month period, and about $1.2 million from a change in current liability   and the rest from receivables, and other sources.  Prior to September 30, 2011 PRC Ironman had kept most of its cash as a deposit with an unrelated party. However during the quarter, ended September 30, 2011, pursuant to discussions with IGC, that money which in the March 31, 2011 statements is booked as Other Current Assets was brought back into the bank account of PRC Ironman. It thus moved from Other Current assets to Cash and cash equivalents. HK Ironman did not make any investments in property, plant and equipment during the six months ended September 30, 2011, and was not engaged in any investing or financing activity.

HK Ironman believes that its net income and existing cash balances will be sufficient to meet its cash requirements for the next twelve months. In the longer term, the company believes future cash requirements will continue to be met by its cash from operations, credit arrangements and equity financings as required.

Accounting Developments and their impact on HK Ironman

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements.  Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements.  Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009.  The adoption of this accounting standards amendment did not have a material impact on the HK Ironman’s disclosure or consolidated financial results. The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for HK Ironman for interim and annual reporting periods beginning after December 31, 2010.  The adoption of this accounting standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard, which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative.  This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years.  Adoption of this standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis.  Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only.  Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings.  This guidance became effective January 1, 2011.  Adoption of this standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. This update defines fair value, clarifies a framework to measure fair value and requires specific disclosures of fair value measurements. The guidance is effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively. HK Ironman does not expect adoption of this guidance to have a material impact on its financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, which is now part of ASC 220: “Presentation of Comprehensive Income". The new guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The standard does not change the items, which must be reported in other comprehensive income. These provisions are to be applied retrospectively and will be effective for us as of January 1, 2012. Because this guidance impacts presentation only, it will have no effect on HK Ironman’s financial condition, results of operations or cash flows.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of India Globalization Capital Inc. (“IGC”) and HK Ironman included in this proxy statement and has been prepared to reflect the acquisition.

In the Tables below we set out the pro forma balance sheet of the combined companies as of September 30, 2011 and four pro forma Statements of Operations:

1.
Balance Sheet: The Table titled Unaudited Pro Forma Condensed Consolidated Condensed Balance Sheet As of September 30, 2011 combines the historical unaudited balance sheets of IGC and HK Ironman as of September 30, 2011, giving effect to the Acquisition as if it had been consummated on September 30, 2011.

2.
Financial Statements as of September 30, 2011: The Table titled Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months ended September 30, 2011 combines the condensed unaudited statements of operations of HK Ironman for the six months ended September 30, 2011 with the unaudited statement of operations of IGC for the six months period ended September 30, 2011, giving effect to the Acquisition as if it had occurred at the beginning of the periods presented.

3.
Financial Statements as of March 31, 2011: The Table titled Unaudited Pro Forma Condensed Consolidated Statement of Operations for the period ended March 31, 2011 combines the audited statements of operations of HK Ironman for the period December 20, 2010 (inception) to the period ended March 31, 2011 with the audited statement of operations of IGC for the fiscal year ended March 31, 2011, giving effect to the Acquisition as if it had occurred at the beginning of the periods presented.

4.
HK Ironman pro forma Financial Statements as of March 31, 2011: The Table titled HK Ironman and Subsidiaries, Unaudited Pro Forma Condensed Consolidated Statement of Operations for the period ended March 31, 2011 consolidates the pro forma unaudited statement of operations for HK Ironman for the period ended March 31, 2011 with the unaudited statement of operations of PRC Ironman for the period April 1, 2010 to January 18, 2011, the date on which PRC Ironman was acquired by HK Ironman.

5.
IGC and Ironman Financial Statements as of March 31, 2011: The Table titled IGC and Subsidiaries, Unaudited Pro Forma Condensed Consolidated Statement of Operations for the period ended March 31, 2011 consolidates the pro forma unaudited statement of operations for IGC for the period ended March 31, 2011 with HK Ironman for the period ended March 31, 2011 and with the unaudited statement of operations of PRC Ironman for the period April 1, 2010 to January 18, 2011.  The January 18, 2011 date reflects the date on which HK Ironman acquired PRC Ironman. This Table reflects the acquisition as if IGC had acquired HK Ironman at the beginning of the fiscal year ended March 31, 2011, i.e. on April 1, 2010 and HK Ironman had acquired PRC Ironman on April 1, 2010.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results. We are providing the following information to aid you in your analysis of the financial aspects of the acquisition.

We derived the pro forma information for the six months ended September 30, 2011 from the condensed unaudited consolidated financial statements of HK Ironman for the six months ended September 30, 2011, and from the unaudited condensed financial statements of IGC for the six months ended September 30, 2011.  We derived the pro forma information for the fiscal year ended March 31, 2011 from the audited financial statements of HK Ironman, IGC and PRC Ironman for the fiscal year ended March 31, 2011.

This information should be read together with IGC’s audited and unaudited financial statements and related notes, the HK Ironman audited and unaudited financial statements and related notes, the PRC Ironman audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of each of HK Ironman and IGC and other financial information included elsewhere in this proxy statement.

The acquisition will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date.  At this time, IGC has not completed a detailed valuation analyses to determine the fair values of HK Ironman’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates, which while considered reasonable under the circumstances, are subject to changes which may be material. Additionally, IGC has not yet completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of HK Ironman assets and liabilities, including, but not limited to mineral reserves, property, plant and equipment, and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been completed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of operations for the six months ended September 30, 2011 and for the year ended March 31, 2011 do not reflect the cost of any integration activities or benefits from the acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the acquisition.

The unaudited pro forma condensed information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. IGC and HK Ironman have not had any meaningful historical relationship prior to the Acquisition.  Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

INDIA GLOBALIZATION CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2011

ASSETS	IGC	HK Ironman	Pro-forma adjustments		Total Pro-forma
Current assets
Cash and cash equivalents	$766,829	7,667,364	1,000,000	(a, c)
			(510,000	) (o)	8,924,193
Trade accounts receivable, net	2,381,247	3,816,977	-		6,198,224
Inventories	103,729	1,609	-		105,338
Dues from related parties	-	62,599	-		62,599
Advance taxes	41,452	-	-		41,452
Other current assets	2,486,594	1,101,845	-		3,588,439
Total current assets	$5,779,851	12,650,394	490,000		18,920,245
Property, equipment and, net	996,704	4,061,587			5,058,291
Owned and leased mineral rights, net	-	455,714	6,556,739	(b)	7,012,453
Investments in affiliates	6,271,815	-	-		6,271,815
Investments – Others	859,197	-	-		859,197
Goodwill	334,723	-	4,543,946	(b)	4,878,669
Deferred tax	-	172,129	(172,129	) (h)	-
Restricted cash	1,705,734	-	-		1,705,734
Other non-current assets	145,716	-	-		145,716
Total assets	$16,093,740	17,339,824	11,418,556		44,852,120

Liabilities and Stockholders' Equity
Current liabilities
Short term borrowings and current portion of long term debt	$818,468	469,484	1,000,000	(a , c)	2,287,952
Trade accounts payable	1,174,104	-			1,174,104
Accrued expenses	390,344	-			390,344
Due to related parties	-	306,400			306,400
Notes payable	3,485,254	-			3,485,254
Income tax payable	-	3,044,262			3,044,262
Other current liabilities	116,627	5,062,652	2,500,000	(a)	7,679,279
Total current liabilities	$5,984,797	8,882,798	3,500,000		18,367,595
Deferred tax			2,229,292	(b)
			(172,129	) (h)	2,057,163
Other non-current liabilities	730,596	636,433	1,500,000	(a)	2,867,129
Total liabilities	$6,715,393	9,519,231	7,057,163		23,291,787

Shares potentially subject to rescission rights (4,868,590 shares) (not in U.S. dollars)	3,082,384	-	-		3,082,384
Stockholders' Equity
Common stock	1610	-	3,150	(a)	4,760
Paid –in-capital	-	1,285	(1,285	) (d)	-
Additional paid-in capital	39,677,590	-	12,281,850	(a)	51,959,440
Accumulated other comprehensive income (loss)	(2,647,007)	51,971	(51,971	) (d)	(2,647,007)
Retained earnings	(31,351,362)	7,360,351	(7,360,351	) (d)
			(510,000	) (o)	(31,861,362)
Non-controlling interest	615,132	406,986	-		1,022,118
Total stockholders' equity	6,295,963	7,820,593	4,361,393		18,477,949
Total liabilities and stockholders' equity	$16,093,740	17,339,824	11,418,556		44,852,120

All numbers in the above Table are in U.S. Dollars except the shares.  See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

INDIA GLOBALIZATION CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2011

	IGC	HK Ironman	Pro-forma adjustments		Total Pro-forma
Revenue	$1,972,368	3,038,444	-		5,010,812
Cost of revenue	(1,877,832)	(1,799,954)	330,870	(e)	(3,346,916)
Selling, general and administrative expenses	(1,385,515)	(103,231)	7,461	(e)	(1,481,285)
Allowance for doubtful debts	-	7,461	(7,461	) (e)	-
Depreciation and amortization	(126,865)	-	(330,870	) (e)
			(454,803	) (f)	(912,539)
Operating income	$(1,417,844)	1,142,720	(454,803)		(729,927)
Interest expense	(449,733)	-	(150,000	) (g)	(599,733)
Interest income	126,433	-	-		126,433
Other Income	9,924	(36,549)	-		(26,625)
Income before income taxes and non-controlling interest	(1,731,220)	1,106,171	(604,803)		(1,229,852)
Earnings in income from affiliates	62,051	-	-		62,051
Provision for income taxes, net	-	(274,698)	-		(274,698)
Income after income taxes	$(1,669,169)	831,473	(604,803)		(1,442,499)
Non-controlling interests in earnings of subsidiaries	10,714	(41,574)			(30,860)
Net income / (loss) attributable to common stockholders	$(1,658,455)	789,899	(604,803)		(1,473,359)
Net income per share: basic	$(0.08)	-	-		(0.03)
Net income per share: diluted	$(0.08)	-	-		(0.03)
Weighted average number of shares –basic (not in U.S. Dollars)	20,699,660	-	31,500,000	(i)	52,199,660
Weighted average number of shares-diluted (not in U.S. Dollars)	20,699,660	-	31,500,000	(i)	52,199,660

All numbers in the above Table are in U.S. Dollars except the shares.  See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

INDIA GLOBALIZATION CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2011

	IGC	HK Ironman (December 20, 2010 to March 31, 2011)	Pro-forma adjustments		Total Pro-forma
Revenue	$4,073,919	1,053,201			5,127,120
Cost of revenue	(3,914,655)	(584,349)	168,592	(e)	(4,330,412)
Selling, general and administrative expenses	(7,283,089)	(34,078)	(15,624	) (e)	(7,332,791)
Allowance for doubtful debts		(15,624)	15,624	(e)	-
Depreciation and amortization	(785,066)		(168,592	) (e)
			(189,500	) (f)	(1,143,158)
Operating income	$(7,908,891)	419,150	(189,500)		(7,679,241)
Interest expense	(1,395,433)	(13,866)	(62,500	) (g)	(1,471,799)
Amortization of debt discount/Loss on extinguishment of debt	(191,804)	-			(191,804)
Interest income	262,826	-			262,826
Other Income	301,182	-			301,182
Impairment loss – goodwill	(5,792,849)	-			(5,792,849)
Impairment loss – investments	(2,184,599)	-			(2,184,599)
Income before income taxes and non-controlling interest	$(16,909,568)	405,284	(252,000)		(16,756,284)
Earnings in income from affiliates	-	-			-
Provision for income taxes, net	(4,100,385)	(193,027)			(4,293,412)
Income after income taxes	$(21,009,953)	212,257	(252,000)		(21,049,696)
Non-controlling interests in earnings of subsidiaries	769,046	(10,613)	-		758,433
Net income / (loss) attributable to common stockholders	$(20,240,907)	201,644	(252,000)		(20,291,263)
Net income per share: basic	$(1.34)	-	-		(0.44)
Net income per share: diluted	$(1.34)	-	-		(0.44)
Weighted average number of shares –basic (not in U.S. Dollars)	15,108,920	-	31,500,000	(i)	46,608,920
Weighted average number of shares-diluted (not in U.S. Dollars)	15,108,920	-	31,500,000	(i)	46,608,920

All numbers in the above Table are in U.S. Dollars except the shares.  See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

HK IRONMAN AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2011

	HK Ironman (December 20, 2010 to March 31, 2011)	PRC Ironman (April 1, 2010 to January 18, 2011) (1)	Pro-forma adjustments		Total Pro-forma
Revenue	$1,053,201	12,472,689	-		13,525,890
Cost of revenue	(584,349)	(4,644,172)	-		(5,228,521)
Gross profit	$468,852	7,828,517	-		8,297,369
Selling, general and administrative expenses	(34,078)	(115,592)	-		(149,670)
Allowance for doubtful debts	(15,624)	(46,871)	-		(62,495)
Operating income	$419,150	7,666,054	-		8,085,204
Interest expense	(13,866)	(53,945)	-		(67,811)
Other Income	-	(35,286)	-		(35,286)
Income before income taxes	$405,284	7,576,823	-		7,982,107
Provision for income taxes, net	(193,027)	(1,818,170)	-		(2,011,197)
Income after income taxes	$212,257	5,758,653	-		(5,970,910)
Non-controlling interests in earnings of subsidiaries	(10,613)	-	(287,933	) (j)	(298,546)
Net income / (loss) attributable to common stockholders	$201,644	-	5,470,720	(j)	5,672,365

(1) Reflects the operations of PRC Ironman for the period April 1, 2010 through January 18, 2011, the period prior to the merger with HK Ironman.

All numbers in the above Table are in U.S. Dollars except the shares.  See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

INDIA GLOBALIZATION CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2011

	IGC	HK Ironman consolidated with PRC Ironman (1)	Pro-forma adjustments		Total Pro-forma
Revenue	$4,073,919	13,525,890	-		17,599,809
Cost of revenue	(3,914,655)	(5,228,521)	522,138	(e)	(8,621,038)
Selling, general and administrative expenses	(7,283,089)	(149,670)	(62,495	) (e)	(7,495,254)
Allowance for doubtful debts	-	(62,495)	62,495	(e)	-
Depreciation and amortization	(785,066)	-	(522,138	) (e)
			(837,030	) (f)	(2,144,234)
Operating income	$(7,908,891)	8,085,204	(837,030)		(660,717)
Interest expense	(1,395,433)	(67,811)	(300,000	) (g)	(1,763,244)
Amortization of debt discount/Loss on extinguishment of debt	(191,804)	-	-		(191,804)
Interest income	262,826	-	-		262,826
Other Income	301,182	(35,286)	-		265,896
Impairment loss – goodwill	(5,792,849)	-	-		(5,792,849)
Impairment loss – investments	(2,184,599)	-	-		(2,184,599)
Income before income taxes and non-controlling interest	$(16,909,568)	7,982,107	(1,137,030)		(10,064,491)
Earnings in income from affiliates	-	-	-		-
Provision for income taxes, net	(4,100,385)	(2,011,197)			(6,111,582)
Income after income taxes	$(21,009,953)	5,970,910	(1,137,030)		(16,176,073)
Non-controlling interests in earnings of subsidiaries	769,046	(298,546)			470,500
Net income / (loss) attributable to common stockholders	$(20,240,907)	5,672,364	(1.137,030)		15,705,573
Net income per share: basic	$(1.34)	-	-		(0.34)
Net income per share: diluted	$(1.34)	-	-		(0.34)
Weighted average number of shares –basic (not in U.S. Dollars)	15,108,920	-	31,500,000	(i)	46,608,920
Weighted average number of shares-diluted (not in U.S. Dollars)	15,108,920	-	31,500,000	(i)	46,608,920

(1) Reflects the operations of PRC Ironman for the period April 1, 2010 through March 31, 2011.

All numbers in the above Table are in U.S. Dollars except the shares.  See accompanying Notes to Unaudited Pro Forma Condensed Combined ConsolidateD Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

       The unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of India Globalization Capital Inc. (“IGC”) and HK Ironman included in this proxy statement and has been prepared to reflect the acquisition. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of IGC and HK Ironman as of September 30, 2011, giving effect to the Acquisition as if it had been consummated on that date. The unaudited pro forma statement of operations for the fiscal year ended March 31, 2011 combines the audited statements of operations of HK Ironman for the period ended March 31, 2011 (from period of incorporation of HK Ironman Limited i.e. December 20, 2010 to March 31, 2011) with the audited statement of operations of IGC for the fiscal year ended March 31, 2011, giving effect to the Acquisition as if it had occurred at the beginning of the periods presented. The unaudited pro forma condensed statement of operations for the six months ended September 30, 2011 combines the condensed unaudited statements of operations of HK Ironman for the six months ended September 30, 2011 with the unaudited statement of operations of IGC for the six months period ended September 30, 2011, giving effect to the Acquisition as if it had occurred at the beginning of the periods presented.

        Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated balance sheet are based on items that are directly attributable to the proposed acquisition and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated statements of operations are based on items directly attributable to the Transactions, factually supportable and expected to have a continuing impact on IGC.

        At this time, IGC has not completed a detailed valuation analyses to determine the fair values of HK Ironman’s assets and liabilities, and accordingly the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, IGC has not completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information.

        Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of HK Ironman assets and liabilities, including, but not limited to, mineral reserves, property and equipment and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence is completed, the final purchase price is determined and the purchase price allocation is completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statements of operations for the six months ended September 30, 2011 and for the period ended March 31, 2011 do not reflect the cost of any integration activities or benefits from the acquisition and synergies that may be derived from any integration activities, both of which may have a material impact on the consolidated results of operations in periods following the completion of the acquisition.

        Certain amounts in HK Ironman’s historical balance sheet have been reclassified to conform to IGC’s presentation.

Note 2. Preliminary Purchase Price

        IGC is proposing to acquire complete 100% equity stake of HK Ironman for a combination of shares of IGC common stock and cash. IGC intends to finance the cash portion of the purchase consideration through a combination of cash on hand (including marketable securities) and issuing additional debt. The estimated preliminary purchase price is based on the closing price of IGC’s common stock on November 9, 2011.

The preliminary estimated purchase price of the proposed merger is as follows:

IGC stock consideration(1)	$12,285,000
Cash consideration(2)	1,000,000

Earn-out payments(3)	3,000,000
Total preliminary estimated purchase price	$16,285,000

(1) The estimated value of IGC common stock to be issued in the proposed acquisition, based on the closing price of IGC common stock on November 9, 2011, is as follows:

Shares of IGC common stock to be issued	31,500,000
Closing price of IGC common stock Nov 9, 2011	$0.39
IGC stock consideration	$12,285,000

The fair value of IGC stock consideration will ultimately depend on the closing price of IGC common stock on the day of the acquisition. A 5% and 10% increase or decrease in the closing price of IGC common stock would increase or decrease the IGC stock consideration by approximately $614,250 and $1,228,500 respectively.

(2) The cash consideration is required to be paid by IGC within 30 days of the closing date on satisfaction of some post closing conditions. Such conditions are not linked to achievement of any financial targets and the company believes that such conditions would be fulfilled by HK Ironman.

(3) IGC is required to pay a portion of the consideration on achievement of specified levels of earnings by HK Ironman.  Upon the achievement of a specified level of earnings IGC would be required to pay $ 1.5million for the fiscal year ended March 31, 2012 and an additional $ 1.5 million for the fiscal year ended March 31, 2013. Based on our estimates, the company believes that such earning targets will be met and hence the payments will be made by IGC.

 Note 3. Pro forma adjustments

(a) Reflects the payment of the preliminary estimated purchase price of approximately $16,285,000, of which approximately $12,285,000 is to be paid using IGC common stock, $1 million is cash consideration to be paid within 30 days of the closing date and remaining $ 3 million approximately is to be paid in cash in the form of earn-outs.  . For the cash portion of $ 1 million IGC has assumed full amount will be paid from short term debt from third party.  The earn-outs of $ 3 million will be paid  from cash-in-hand as and when such earn-outs trigger.

(b) Reflects adjustments to record amounts at the estimated fair value. Management has used certain estimates and assumptions in estimating fair value, however, a detailed analysis has not been completed on the individual assets and liabilities of HK Ironman and actual results may differ materially from these estimates. The adjustment to leased mineral rights was estimated at the present value of forecasted cash flows that may be realized from such rights. The adjustment to goodwill was estimated as the remaining amount of purchase price to be allocated after all other adjustments had been made. The detailed estimated preliminary purchase price allocation is as follows:

Book value of HK Ironman’s net assets as of September 30, 2011	$7,413,607
Adjustment to fair value owned and leased mineral rights	6,556,738
Adjustment to deferred income taxes to reflect the tax impact of fair value adjustments	(2,229,291)
Estimated fair value of net assets and liabilities to be acquired	$11,741,054
Preliminary allocation to goodwill	4,543,946
Estimated purchase price	$16,285,000

(c) Reflects the pro forma cash proceeds that would be received upon entering into a new short term loan facility for $1,000,000. The new loan facility is estimated to have a term of approximately one year and bear interest at approximately 30%.  The final terms and interest rates of any debt issued may differ materially from the terms and interest rates assumed in this unaudited pro forma condensed combined consolidated financial information.

(d) Reflects the elimination of HK Ironman’s historical stockholders' equity balances.

(e) Reflects the reclassification of amounts in HK Ironman’s statements of operations to conform to IGC financial statement presentation.

(f) Reflects the estimated impact on amortization for the fair value adjustment for leased mineral rights using straight-line method over the estimated useful remaining life of the lease. IGC has not completed a detailed analysis of the fair values of HK Ironman mineral reserves and therefore, the actual fair values assigned in acquisition accounting may differ materially and the impact on amortization expense may also be materially different than the estimates provided herein.

(g) Reflects the impact of the debt financing on interest expense. The interest rates used were estimates based on current prevailing interest rates at which the Company raises debt from third parties.  A 0.5% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $2,500 for the six months ended September 30, 2011 and by $1,042 for the period ended March 31, 2011.

(h) Reflects amounts in HK Ironman’s historical balance sheet that have been reclassified to conform to IGC’s presentation.

(i) Pro forma consolidated basic earnings (loss) per common share has been calculated based on the expected number of shares to be issued and outstanding following the acquisition assuming such shares were outstanding for the full period presented.

(j) Reflects pro forma adjustments for the acquisition of PRC Ironman by HK Ironman on January 18, 2011.

(o) Reflects the pro forma adjustment related to paying certain acquisition related fees and expenses that are directly related to the acquisition but will not have a continuing impact on IGC's consolidated results of operations.

STOCKHOLDER PROPOSALS

Our management is aware of no other matter that may be brought before the Special Meeting.  Under Maryland law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the special meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Only one 2011 Annual Report and proxy statement may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the affected stockholders.  We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  Requests for additional copies should be directed to Claudia Grimaldi, our Executive Assistant to the President and CEO, India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.  Stockholders sharing an address and currently receiving a single copy may contact Ms. Grimaldi, as described above, to request that multiple copies be delivered in future years.  Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Ms. Grimaldi, as above described.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Securities Act.  You may read and copy reports, proxy statements and other information filed by us with the SEC at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We file our reports, proxy statements and other information electronically with the SEC.  You may access information on us at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.  Information and statements contained in this proxy statement, or any exhibit to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.  We have supplied all information contained in this proxy statement relating to us by us, and all such information relating to HK Ironman have been supplied by HK Ironman and its subsidiary PRC Ironman.  If you would like additional copies of this proxy statement, or if you have questions about the Acquisition, you should contact:

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, Maryland 20814
Phone: 301-983-0998

FINANCIAL STATEMENTS

INDIA GLOBALIZATION CAPITAL, INC., AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2011
For the three and six months ended September 30, 2011

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

All amounts in USD except share data

	As of
	Sept 30, 2011	March 31, 2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$766,829	$1,583,284
Accounts receivable, net of allowances	2,381,247	3,312,051
Inventories	103,729	133,539
Advance taxes	41,452	41,452
Prepaid expenses and other current assets	2,486,594	1,474,838
Total current assets	$5,779,851	$6,545,164
Goodwill	334,723	410,454
Property, plant and equipment, net	996,704	1,231,761
Investments in affiliates	6,271,815	6,428,800
Investments-others	859,197	877,863
Restricted cash	1,705,734	1,919,404
Other non-current assets	145,716	748,623
Total assets	$16,093,740	$18,162,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$818,468	$901,343
Trade payables	1,174,104	1,311,963
Accrued expenses	390,344	349,149
Notes payable	3,485,254	3,920,000
Other current liabilities	116,627	94,892
Total current liabilities	$5,984,797	$6,577,347
Other non-current liabilities	730,596	1,209,479
Total liabilities	$6,715,393	$7,786,826

Shares potentially subject to rescission rights (4,868,590 shares issued and outstanding)	3,082,384	3,082,384

Stockholders' equity:
Common stock — $.0001 par value; 75,000,000 shares authorized; 16,091,843 issued and outstanding as of September 30, 2011 and 14,890,181 issued and outstanding as of March 31, 2011	1,610	1,490
Additional paid-in capital	39,677,590	38,860,319
Accumulated other comprehensive income	(2,647,007)	(2,502,596)
Retained earnings (Deficit)	(31,351,362)	(29,692,907)
Total equity attributable to the parent	$5,680,831	$6,666,306
Non-controlling interest	615,132	626,553
Total stockholders' equity	$6,295,963	$7,292,859
Total liabilities and stockholders' equity	$16,093,740	$18,162,069

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

All amounts in USD except share data

	Three months ended September		Six months ended September 30,
	2011	2010	2011	2010

Revenues	$912,121	$1,681,586	$1,972,368	$2,809,997
Cost of revenues (excluding depreciation and amortization)	(903,523)	(1,612,753)	(1,877,832)	(2,596,133)
Selling, general and administrative expenses	(652,375)	(763,713)	(1,385,515)	(1,344,609)
Depreciation	(75,621)	(100,930)	(126,865)	(197,374)
Operating income (loss)	$(719,398)	$(795,810)	$(1,417,844)	$(1,328,119)
Interest expense	(148,965)	(197,611)	(449,733)	(410,709)
Amortization of debt discount	-	(176,526)	-	(356,436)
Interest income	59,085	66,894	126,433	129,781
Other income, net	(14,770)	210,939	9,924	60,472
Income before income taxes and minority interest attributable to non-controlling interest	$(824,048)	$(892,114)	$(1,731,220)	$(1,905,011)
Earnings in Income from Affiliates	25,832	-	62,051	-
Income taxes benefit/ (expense)	-	33,331	-	455,014
Net income/(loss)	$(798,216)	$(858,783)	$(1,669,169)	$(1,449,997)
Non-controlling interests in earnings of subsidiaries	8,963	2,523	10,714	2,563
Net income / (loss) attributable to common stockholders	$(789,253)	$(856,260)	$(1,658,455)	$(1,447,434)
Earnings/(loss) per share attributable to common stockholders:
Basic	$(0.04)	$(0.06)	$(0.08)	$(0.11)
Diluted	$(0.04)	$(0.06)	$(0.08)	$(0.11)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	20,960,433	13,427,020	20,699,660	13,343,949
Diluted	20,960,433	13,427,020	20,699,660	13,343,949

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
All amounts in USD except share data

	Three months ended September						Six Months ended September
	2011			2010			2011			2010
Particulars	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total
Net income / (loss)	$(789,253)	$(8,963)	$(798,216)	$(856,260)	$(2,523)	$(858,783)	$(1,658,455)	$(10,714)	$(1,669,169)	$(1,447,434)	$(2,563)	$(1,449,997)
Foreign currency translation adjustments	(155,104)	(223)	(155,327)	446,313	55,955	502,268	(144,411)	(707)	(145,118)	95,715	12,170	107,885
Comprehensive income (loss)	$(944,357)	$(9,186)	$(953,543)	$(409,947)	$53,432	$(356,515)	$(1,802,866)	$(11,421)	$(1,814,287)	$(1,351,719)	$9,607	$(1,342,112)

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

All amounts in USD except share data

	Common Stock
	No of Shares	Amount	Additional Paid in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income/(loss)	Non-Controlling Interest	Total Stockholders’ Equity

Balance as of March 31, 2010	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460

Issuance of equity shares	1,900,974	190	1,761,452	-	-		1,761,642
Interest expense	-	-	359,820	-	-		359,820
Dividend Option Reversed	-		2,340	-	-		2,340
Loss for the quarter	-	-	-	(20,240,907)	-		(20,240,907)

Net Income for non-controlling interest	-	-	-	-	-	(769,046)	(769,046)
Loss on Translation	-	-	-	-	75,809	18,758	94,567
Road show expense incurred towards raising capital-issuance of shares	-	-	(69,017)	-	-	-	(69,017)

Balance as of March 31, 2011 (audited)	14,890,181	$1,490	$38,860,319	$(29,692,907)	$(2,502,596)	$626,553	$7,292,859

Issuance of common stock	1,201,662	120	582,004	-	-	-	582,124
Loss on Translation	-	-	-	-	(144,411)	(707)	(145,118)
Stock options issued	-	-	235,267	-	-	-	235,267
Net income for non-controlling interest	-	-	-	-		(10,714)	(10,714)
Net income / (loss)	-	-	-	(1,658,455)	-	-	(1,658,455)
Balance as of September 30, 2011 (unaudited)	16,091,843	$1,610	$39,677,590	$(31,351,362)	$(2,647,007)	$615,132	$6,295,963

The accompanying notes should be read in connection with the financial statements.

    INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
All amounts in USD except share data

	Six months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(1,669,169)	$(1,449,997)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	235,267	-
Deferred taxes	-	(456,920)
Depreciation	126,865	197,374
Accrued unrealized share in the profit of the joint venture	(62,051)
Non-cash interest expense	418,886
Unrealized exchange differences	-	(43,773)
Changes in:
Accounts receivable	656,451	(1,180,490)
Inventories	18,376	(49,157)
Prepaid expenses and other assets	(656,310)	809,223
Trade payables	(18,058)	1,576,674
Other current liabilities	31,928	(264,627)
Other non – current liabilities	(390,902)	7,469
Non-current assets	565,391	(912,988)
Accrued Expenses	(70,487)	(44,007)
Net cash used in operating activities	$(813,813)	$(1,811,219)

Cash flow from investing activities:
Proceeds from sale of property and equipment	(630)	3,962
Investment in Joint Ventures	-	(174,312)
Restricted cash	38,979	336,756
Net cash provided/(used) by investing activities	$38,349	$166,406

Cash flows from financing activities:
Net movement in other short-term borrowings	-	(398,803)
Due to related parties, net	-	140,320
Issuance of equity shares	-	1,444,152
Net cash provided/(used) by financing activities	$-	$1,185,669
Effects of exchange rate changes on cash and cash equivalents	(40,991)	4,399
Net increase/(decrease) in cash and cash equivalents	(816,455)	(454,745)
Cash and cash equivalent at the beginning of the period	1,583,284	842,923
Cash and cash equivalent at the end of the period	$766,829	$388,178

Supplementary information:

Cash paid for interest	Nil	$45,189
Cash paid for taxes	Nil	$6,478

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 – OVERVIEW

a)  Description of the Company

India Globalization Capital, Inc. (‘IGC’ or ‘the Company’), a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, IGC completed an initial public offering of units, with each unit consisting of 1 share of common stock and 2 warrants to purchase a share of common stock. The units and the common stock and warrants included in the units are listed on the NYSE Amex exchange.

IGC operates in India and China geographies specializing in the infrastructure sector.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in mining and quarrying, road building, and the construction of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.  The business offerings of the Company include construction as well as a materials business. The Company’s core businesses are its operations as a materials and construction company.

b)  List of subsidiaries with percentage holding

The operations of IGC are based in India. The financial statements of the following subsidiaries have been considered for consolidation.

Subsidiaries	Country of Incorporation	Percentage of holding as of September 30, 2011	Percentage of holding as of March 31, 2011
IGC - Mauritius (“IGC-M”)	Mauritius	100	100
IGC India Mining and Trading Private Limited (“IGC-IMT”)	India	100	100
IGC Logistic Private Limited (“IGC-LPL”)	India	100	100
IGC Materials Private Limited (“IGC-MPL”)	India	100	100
Techni Bharathi Limited (“TBL”)	India	77	77

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a)  Basis of preparation of financial statements

The Company has prepared the accompanying unaudited Condensed Consolidated Financial Statements (“Financial Statements”) in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information.  Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles (“GAAP”) for complete financial statements.  Therefore, the Financial Statements should be read in conjunction with the audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended March 31, 2011 filed with the SEC on November 2, 2011.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included in the Financial Statements.  The results for interim periods do not necessarily indicate the results that may be expected for any other interim period or for the full year. The significant accounting policies adopted by the Company, in respect of these consolidated financial statements, are set out below.

b)  Principles of consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries that are more than 50% owned and controlled. The financial statements of the parent company and its majority owned or controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances and transactions and resulting unrealized gain or loss. Operating results of companies acquired are included from the dates of acquisition.

The Company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee but not control. In situations, such as the Company’s ownership interest in Sricon Infrastructure Private Limited (“Sricon”), wherein the Company is not able to exercise significant influence in spite of having 20% or more of the voting stock, the Company has accounted for the investment based on the cost method. In addition, the Company consolidates any Variable Interest Entity (“VIE”) if it is determined to be the primary beneficiary. However, as of September 30, 2011, the Company does not have any interest in any VIE or equity method investment.

The non-controlling interest disclosed in the accompanying unaudited interim consolidated financial statements represents the non-controlling interest of the former promoters in Techni Bharathi (TBL) and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of shareholders’ equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss).  Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income.  This reclassification had no effect on our previously reported financial position or results of operations.

c)  Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the period reported.

Management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are prudent and reasonable.  Significant estimates and assumptions are used for, but not limited to: allowance for uncollectible accounts receivable; future obligations under employee benefit plans; the useful lives of property, plant, equipment; intangible assets; the valuation of assets and liabilities acquired in a business combination; impairment of goodwill and investments; recoverability of advances; the valuation of options granted and warrants issued; and income tax and deferred tax valuation allowances.  Actual results could differ from those estimates.  Appropriate changes in estimates are made as management becomes aware of changes in circumstances surrounding the estimates. Critical accounting estimates could change from period to period and could have a material impact on IGC’s results, operations, financial position and cash flows.

Changes in estimates are reflected in the financial statements in the period in which changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

d)  Foreign currency translation

The functional currency of the Company's Indian subsidiaries is the Indian rupee.  Our financial statements reporting currency is the United States dollar.  Operating and capital expenditures of the Company's subsidiaries located in India are denominated in their local currency, which is the currency most compatible with their expected economic results.

All transactions and account balances are recorded in the local currency.  The Company translates the value of these local currency denominated assets and liabilities into U.S. dollars at the rates in effect at the balance sheet date.  Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss).  The local currency denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period.  Realized foreign currency transaction gains and losses are included in the consolidated statements of income. The Company's Indian subsidiaries do not operate in “highly inflationary” countries.

The exchange rates used for translation purposes are as follows:

Period	Period End Average Rate (P&L rate)	Period End Rate (Balance sheet rate)
Three months ended September 30, 2010	INR 44.75 per USD	INR 44.56 per USD
Year ended March 31, 2011	INR 44.75 per USD	INR 44.54 per USD
Three months ended September 30, 2011	INR 46.80 per USD	INR 49.05 per USD

e)  Revenue recognition

The majority of the revenue recognized for the three months ended September 30, 2011 and 2010 was derived from the Company’s subsidiaries, which derive revenue from the following sources.

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In government contracting, the Company recognizes revenue when a government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer, e.g., FOB or CIF.  IGC considers the guidance provided under SAB 104 in determining revenue from sales of goods. Considerations have been given to all four conditions for revenue recognition under that guidance. The four conditions are:

·	Contract – Persuasive evidence of our arrangement with the customers;
·	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
·	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
·
Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met. These criteria are assessed by the Company at the time of each sale.  In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method and the percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost.  Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

·
In many of the fixed price contracts entered into by the Company, significant expenses are incurred in the mobilization stage in the early stages of the contract. The expenses include those that are incurred in the transportation of machinery, erection of heavy machinery, clearing of the campsite, workshop ground cost, overheads, etc.  All such costs are booked to deferred expenses and written off over the period in proportion to revenues earned.

·
Where the modifications of the original contract are such that they effectively add to the existing scope of the contract, the same are treated as a change orders.  On the other hand, where the modifications are such that they change or add an altogether new scope, these are accounted for as a separate new contract.  The Company adjusts contract revenue and costs in connection with change orders only when they are approved by both, the customer and the Company with respect to both the scope and invoicing and payment terms.

·
In the event of claims in our percentage of completion contracts, the additional contract revenue relating to claims is only accounted after the proper award of the claim by the competent authority.  The contract claims are considered in the percentage of completion only after the proper award of the claim by the competent authority.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

f)  Accounts receivable

Accounts receivable is recorded at the invoiced amount, taking into consideration any adjustments made by government consultants who verify and certify construction and material invoices.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables. The Company did not recognize any bad debt for the three months ended September 30, 2011 and 2010.  Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

Long-term accounts receivables are typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the Company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

g) Inventories

Inventories primarily comprise finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.  The cost of various categories of inventories is determined on the following basis:

·	Raw material is valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).
·	Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.
·	Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.

h)  Investments

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet. Where the Company’s ownership interest in spite of being in excess of 20% is not sufficient to exercise significant influence, the Company has accounted for the investment based on the cost method.

i)  Property, Plant and Equipment (PP&E)

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	25 years
Plant and machinery	20 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years

Upon disposition, cost and related accumulated depreciation of the property and equipment are de-recognized from the books of accounts and the gain or loss is reflected in the results of operation.  Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts.  The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

j)  Impairment of long – lived assets

The Company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

k)  Earnings per common share

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the additional dilution from all potentially dilutive securities such as stock warrants and options.

l)  Income taxes

Income taxes are accounted for under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates applicable to the period that includes the enactment date. A valuation allowance is recorded when management determines that some or all of the deferred tax assets are not likely to be realized.

In evaluating a tax position for recognition, management evaluates whether it is more-likely-than-not that a position will be sustained upon examination, including resolution of related appeals or litigation processes, based on technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the tax position is measured and recognized in the Company’s financial statements as the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized upon settlement. As of September 30, 2011 and 2010, there was no significant liability for income tax associated with unrecognized tax benefits.

m) Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents. The Company maintains its cash in bank accounts in the United States of America, Mauritius and India, which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The Company does not invest its cash in securities that have an exposure to U.S. mortgages.

n)  Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

o)  Fair value of financial instruments

As of September 30, 2011 and March 31, 2011, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses, approximate their fair values due to the nature of the items.

p)  Concentration of credit risk and significant customers

Financial instruments, which potentially expose the Company to concentrations of credit risk, are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable.  The Company places its cash, investments and derivatives in highly-rated financial institutions.  The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk.  The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

A significant portion of the Company’s sales is to key customers.  Thirteen such customers accounted for approximately 89% of gross accounts receivable as of September 30, 2011.  As of September 30, 2010, five clients accounted for approximately 91% of gross accounts receivable.

q)  Accounting for goodwill and related impairment

Goodwill represents the excess cost of an acquisition over the fair value of our share of net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisition of subsidiaries is disclosed separately. Goodwill is stated at cost less impairment losses incurred, if any.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others” (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Company defines as each subsidiary. ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

As per ASC 350-20-35-4 through 35-19, the impairment testing of goodwill is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.  The loss recognized cannot exceed the carrying amount of goodwill.  After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill shall be its new accounting basis.  Subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed.

In ASC 350.20.20 a reporting unit is defined as an operating segment or one level below the operating segment.  A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.   The Company has determined that IGC operates in a single operating segment.  While the CEO reviews the consolidated financial information for the purposes of decisions relating to resource allocation, the CFO, on a need basis, looks at the financial statements of the individual legal entities in India for the limited purpose of consolidation. Given the existence of discrete financial statements at an individual entity level in India, the Company believes that each of these entities constitute a separate reporting unit under a single operating segment.

Therefore, the first step in the impairment testing for goodwill is the identification of reporting units and the allocation of goodwill to these reporting units. Accordingly, TBL, which is one of the legal entities, is also considered a separate reporting unit and therefore the Company believes that the assessment of goodwill impairment at the subsidiary level, which is also a reporting unit, is appropriate.

The analysis of fair value is based on the estimate of the recoverable value of the underlying assets. For long lived assets such as land, the Company obtains appraisals from independent professional appraisers to determine the recoverable value. For other assets such as receivables, the recoverable value is determined based on an assessment of the collectability and any potential losses due to default by the counter parties. Unlike goodwill, long lived assets are assessed for impairment only where there are any specific indicators for impairment.

r)  Reclassifications

Certain prior period balances have been reclassified to the presentation of the current period.

s)  Recently issued and adopted accounting pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates ("ASU"s) to the FASB's Accounting Standards Codification. The Company considers the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to have no impact on the Company’s consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements.  Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements.  Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009.  The adoption of this accounting standards amendment did not have a material impact on the Company's disclosure or consolidated financial results. The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for the Company for interim and annual reporting periods beginning after December 31, 2010.  The adoption of this accounting standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard, which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative.  This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis.  Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only.  Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings.  This guidance became effective January 1, 2011.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.  However, it may result in additional disclosures in the event that we enter into a business combination that is material on either an individual or a consolidated basis.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. This update defines fair value, clarifies a framework to measure fair value and requires specific disclosures of fair value measurements. The guidance is effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively. The Company does not expect adoption of this guidance to have a material impact on its financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, which is now part of ASC 220: “Presentation of Comprehensive Income". The new guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The standard does not change the items, which must be reported in other comprehensive income. These provisions are to be applied retrospectively and will be effective for us as of January 1, 2012. Because this guidance impacts presentation only, it will have no effect on our financial condition, results of operations or cash flows.

NOTE 3 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Prepaid expenses	$402,312	$103,841
Advances to suppliers	1,192,840	1,024,399
Security and other deposits	83,120	85,277
Prepaid Interest	224	159,825
Other current assets	808,098	101,496
	$2,486,594	$1,474,838

Other non-current assets consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Trade and other sundry debtors	$-	$396,275
Other advances	145,716	352,348
	$145,716	$748,623

NOTE 4 – SHORT-TERM BORROWINGS

There is no current portion of long-term debt that is classified as short-term borrowings. Short term borrowings consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Secured liabilities	$818,468	$901,343
	$818,468	$901,343

The above debt is secured by hypothecation of materials, stock of spares, work in progress, receivables and property and equipment, in addition to a personal guarantee of three India-based directors, and collaterally secured by mortgage of the relevant subsidiary’s land and other fixed properties of directors and their relatives.

NOTE 5 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Statutory dues payable	$19,563	$17,745
Employee related liabilities	97,064	77,147
	$116,627	$94,892

Other non-current liabilities consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Sundry creditors	$730,596	$1,209,479
	$730,596	$1,209,479

Sundry creditors consist primarily of creditors to whom amounts are due for supplies and materials received in the normal course of business.

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short-term nature.  Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 7 – GOODWILL

The movement in goodwill balance is given below.

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011
Balance at the beginning of the period	$410,454	$6,146,720
Impairment loss	-	(5,792,849)
Effect of foreign exchange translation	(75,731)	56,583
	$334,723	$410,454

During the year ended March 31, 2011, the Company conducted the impairment analysis regarding the goodwill in its consolidated financial statements. The goodwill balance of $6.2 million was completely allocated to the reporting unit, which has been determined to be TBL.

TBL, a small road building company, is engaged in highway and heavy construction activities. TBL has constructed highways, rural roads, tunnels, dams, airport runways, and housing complexes, mostly in southern states. TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  The Company owns 77% of TBL. For the year ended March 31, 2011, TBL was not able to meet its cash flow projections, because it has not been able to win any new significant contracts. As a result, TBL does not have a sufficient pipeline that would enable it to project cash flows. Therefore, the impairment test for TBL is based on the recoverable values of its assets less the expected settlement of its liabilities.

The Company, based on the impairment analysis, concluded that the fair value of the reporting unit, established on the basis of its recoverable value, was substantially lower than the carrying value. Therefore, the goodwill balance allocated to the reporting unit was impaired. The Company recorded an impairment loss relating to the goodwill balance amounting to $5,792,849. For this impairment test, the Company considered all the recorded assets and liabilities of TBL at its respective fair values. In relation to the fixed assets, the Company considered the fair values on the basis of independent valuations obtained while for the other current assets, the carrying values were determined by the Company and these were found to approximate their fair values. There have been no further indicators in the three months and six months ended September 30, 2011 and therefore the Company has not performed any specific impairment tests for the goodwill balance in books.

NOTE 8 –NOTES PAYABLE

On October 5, 2009, the Company consummated the exchange of an outstanding promissory note in the total principal amount of $2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) for a new promissory note (the “New Oliveira Note”) on substantially the same terms as the original note except that the principal amount of the New Oliveira Note was $2,120,000 which reflected the accrued but unpaid interest on the Original Note and the New Oliveira Note did not bear interest. The New Oliveira Note was unsecured and was due and payable on October 4, 2010 (the “Maturity Date”).  Prior to the Maturity Date, the Company was permitted to pre-pay the New Oliveira Note at any time without penalty or premium.  The New Oliveira Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Oliveira Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among the Company and Oliveira, as additional consideration for the exchange of the Original Note, the Company agreed to issue 530,000 shares of Common Stock to Oliveira.  The Oliveira Note remains outstanding.

On October 16, 2009, the Company consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Bricoleur Note”) to Bricoleur Partners, L.P. (“Bricoleur”).  There was no interest payable on the Note and the Note was due and payable on October 16, 2010 (the “Maturity Date”).  Prior to the Maturity Date, the Company could pre-pay the Bricoleur Note at any time without penalty or premium and the Note was unsecured.  The Note was not convertible into the Company’s Common Stock or other securities of the Company.  However, under the Note and Share Purchase Agreement (the “Bricoleur Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among the Company and Bricoleur, as additional consideration for the investment in the Bricoleur Note, IGC issued 530,000 shares of Common Stock to Bricoleur.  The Bricoleur Note remains outstanding.

During the three months ended December 31, 2010, the Company issued an additional 200,000 shares of Common Stock to each of Oliveira and Bricoleur specified above pursuant to the effective agreements respectively as penalties for failure to repay the promissory notes when due.

In March 2011, the Company finalized agreements with the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) and Bricoleur Partners, L.P. (“Bricoleur”) to exchange the promissory note issued to Oliveira on October 5, 2009 (the “New Oliveira Note”) and the promissory note issued to Bricoleur on October 16, 2009 (the “Bricoleur Note”) respectively for new promissory notes with later maturity dates. The Oliveira Note will be due on March 24, 2012, will bear interest at a rate of 30% per annum and will provide for monthly payments of principal and interest, which the Company may choose to settle through the issuance of equity shares at an equivalent value. During the three months ended June 30, 2010 the Company made payments to Oliveira through the issuance of its common stock. In its proxy dated July 31, the Company petitioned the shareholders to vote on the issuance of up to 5,000,000 shares in lieu of cash to settle the liability. As of September 30, 2011, the Company had not received shareholder approval for the issuance of shares. Interest for the three months ended September 30, 2011 has been accrued and the accrued interest has been classified as ‘accrued expenses’.

The Bricoleur Note was due on June 30, 2011 with no prior payments due and did not bear interest.   However as at the date of filing of this report, the Company is negotiating a further restructuring of this payable, but the same is not yet consummated. The Company issued additional 688,500 shares of its common stock to Bricoleur in connection with the extension of the term regarding the Bricoleur note.

The Company’s total interest expense was $148,965 and $197,611 for the three months ended September 30, 2011 and September 30, 2010 respectively.  No interest was capitalized by the Company for the three months ended September 30, 2011 and September 30, 2010.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination.  For the six months ended September 30, 2011, a total of $24,000 was accrued as rent payable to IGN LLC out of which $20,000 was outstanding as of September 30, 2011.

The Company uses the services of Economic Law Practice (ELP), a law firm in India.  A member of our Board of Directors, prior to his resignation on March 15, 2011, was a Partner of ELP.  From inception till March 15, 2011, the Company has incurred $186,303 in fees to ELP.  After the resignation of the director, ELP is no longer considered to be a related party of the Company.

One of the Company’s subsidiaries, TBL, has an accounts receivable due from Sricon, an affiliate of the Company, amounting to $3,114,572. This amount was advanced by TBL to Sricon to fund a bid on a new contract and provide the working capital requirement for the contract. Subsequently, due to certain disputes that have arisen between Sricon and IGC, the receivable of $3.1 million remains outstanding.  Sricon is unwilling to pay the amount as it seeks to offset the amount as an equity payment from IGC.  However, the amount was advanced from TBL, not from IGC, and TBL has no equity in Sricon.  Further, the two entities, IGC and TBL, are legally different companies and therefore TBL has legal remedies under Indian law.  The Company has engaged Indian counsel who is in the process of preparing the case to pursue the recovery of this receivable.   From an accounting perspective, the Company has fully provided for this receivable due to the dispute although it intends to pursue collection of this receivable through an appropriate legal process in India. The said provision is contained in the selling, general and administrative expenses of the Company for the year ended March 31, 2011.

 NOTE 10 -COMMITMENTS AND CONTINGENCY

No significant commitments and contingencies were made or incurred during the three months ended September 30, 2011.

NOTE 11 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	All amounts in USD except share data
	As of
	September 30, 2011	March 31, 2011

Land	$11,226	$10,870
Buildings	320,746	351,147
Plant and machinery	3,287,839	3,335,065
Furniture and fixtures	82,040	87,768
Computer equipment	217,462	213,178
Vehicles	448,781	479,478
Office equipment	171,708	167,563
Capital work-in-progress	125,036	137,696
	$4,664,838	$4,782,765
Less: Accumulated depreciation	(3,668,134)	(3,551,004)
	$996,704	$1,231,761

Depreciation and amortization expense for the six months ended September 30, 2011 and September 30, 2010 was $126,865 and $197,374 respectively.  Capital work-in-progress represents advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date.

NOTE 12 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation” (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. As of September 30, 2011, the Company had granted 78,820 shares of common stock and a total of 2,786,450 stock options (1,413,000 granted in 2009 and 1,370,450 stock options granted during the three months ended June 30, 2011) to its directors and employees.   All of the options vested fully on the date of the grant.  The exercise price of each of the options is $1.00 and $0.56 per share, respectively, and each of the options will expire on May 13, 2014 and June 27, 2016, respectively.  The aggregate fair value of the underlying stock on the grant date was $39,410 and the fair value of the stock options on the grant dates was $90,997 and $235,267, respectively. As of September 30, 2011, an aggregate of 116,030 shares of common stock remain available for future grants of options or stock awards under the 2008 Omnibus Plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded as of September 30, 2011:

Expected life of options	Granted in 2009	Granted in June 2011 quarter
	5 years	5 years
Vested options	100%	100%
Risk free interest rate	1.98%	4.10%
Expected volatility	35.35%	83.37%
Expected dividend yield	Nil	Nil

The volatility estimate was derived using historical data for the IGC stock.

NOTE 13 – COMMON STOCK

The Company has three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WT), and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00. The warrants issued in our initial public offering that were to expire on March 3, 2011, are now to expire on March 8, 2013 since the Company exercised its right to extend the terms of those warrants.

The registration statement for the initial public offering was declared effective on March 2, 2006. The warrants are exercisable and may be exercised by contacting IGC or the transfer agent, Continental Stock Transfer & Trust Company.  The Company has a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If the Company calls the warrants, either the holder will have to exercise the warrants by purchasing the common stock from the Company for $5.00 or the warrants will expire.

On January 9, 2009, the Company completed a tender offer with respect to warrants issued in its initial public offering and certain other warrants issued in private placements.  An aggregate of 11,943,878 warrants were exercised pursuant to the terms of the tender offer in exchange for an aggregate of 1,311,064 shares of common stock, of which 2,706,350 warrants were exercised with an aggregate cash payment of $297,698.50 in exchange for an aggregate of 541,270 shares of Common Stock and 9,237,528 warrants were exercised by exchange of warrants in exchange for an aggregate of 769,794 shares of Common Stock.

On July 13, 2009, the Company issued 15,000 shares of common stock to RedChip Companies Inc. for investor relations services rendered. The value of these services was $13,200 and the per-share value was $0.88.  The cost of the common shares was expensed in the quarter.

On September 15, 2009, the Company entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750.  The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit.  The shares of common stock and warrants were issued separately.  Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering.  The sales were made pursuant to a shelf registration statement. The warrants issued to the investors in the offering are exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411. The Black Scholes price of the warrants was expensed in the quarter.

On October 5, 2009, IGC issued 530,000 new shares of common stock to Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) as partial consideration for the exchange of an outstanding promissory note for a new interest-free note of $2.1 million with an extended due date of October 10, 2010. The value of the shares was $911,600 or $1.72 per share. IGC consummated this transaction in order to maintain its working capital and to extend the note by one year. The value of the shares was amortized over the life of the loan.

On October 13, 2009, IGC entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC.  Under the ATM Agency Agreement, IGC may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave.  The Company estimates that the net proceeds from the sale of the shares of common stock that are being offered will be approximately $3.73 million.  IGC intends to use the net proceeds from the sale of securities offered for working capital needs, repayment of indebtedness, and other general corporate purposes. For the year ended March 31, 2010, the Company sold 145,216 shares of our common stock. During the twelve months ended March 31, 2011, the Company issued an additional 2,292,760 shares of common stock under this agreement.

On October 16, 2009, IGC issued 530,000 new shares of common stock in a private placement. The consideration for the shares was the $2,000,000 proceeds from an IGC promissory note payable made for one year with no interest to Bricoleur Partners, L.P. (“Bricoleur”).  IGC consummated this transaction in order to supplement its working capital and to expand its ore and quarry businesses.  The shares were valued at $1,107,700 and $2.09 per share.  The value of the shares was amortized over the life of the loan.

On December 8, 2010, the Company sold an aggregate of 2,575,830 shares of its common stock and warrants (the “2010 Warrants”) to purchase up to 858,610 shares of common stock, for a total purchase price of $1,391,260.  The common stock was sold at a purchase price of $0.60 per share. Investors in the offering were entitled to receive a 2010 Warrant to purchase one share of common stock, at an exercise price of $0.90 per share for each three shares of common stock purchased in the offering.  The 2010 Warrants issued to the investors in the offering are exercisable at any time on or after the date of issuance until they expire on December 8, 2017.   The 2010 Warrants are not listed on any securities exchange.

During the twelve months ended March 31, 2011, the Company also issued 30,000 shares of common stock to American Capital Ventures and Maplehurst Investment Group for services rendered and 9,135 shares to Red Chip Companies valued at $ 8,039 for investor relation related services rendered.

The Company also issued a total of 400,000 shares of common stock as a consideration for the extension of the loans under the promissory notes described in Note 8 - Notes Payable during the twelve months ended March 31, 2011.

In February 2011, the Company consummated another transaction with Bricoleur to exchange the promissory note held by Bricoleur for a new note with an extended repayment term. The Company issued 688,500 shares of common stock valued at approximately $419,985 as consideration for the exchange.

On March 2011, the Company and Oliveira agreed to exchange the promissory note held by Oliveira for a new note with an extended repayment term and provisions permitting the Company at its discretion to repay the loan through the issuance of equity shares at a stated value over a specific term. As of September 30, 2011, the Company has issued 1,570,001 shares of common stock valued at $798,176 to this debt holder, which constituted an element of repayment of principal as well as the interest in equated installments.

Following the issuance of the shares in the preceding transactions, as of September 30, 2011, 20,960,433 shares of common stock are outstanding along with warrants to purchase an aggregate of 12,972,532 shares of common stock, which are outstanding.

Further, as set forth in Note 12, the Company has also issued 2,786,450 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as at September 30, 2011.

NOTE 14 - INCOME TAXES

The Company did not record any income tax benefit (net of valuation allowance) or expense for the three months ended September 30, 2011. The operations of the Company have continued to sustain losses during the current quarter. As a result, there are no taxable profits that would entail an income tax expense. Further, in March 2011, the Company created a valuation allowance for the entire balance of deferred tax assets due to the continued losses sustained by the Company. Given that the Company continues to sustain losses during the current quarter, the Company believes that it is appropriate to not record any income tax benefit in the form of deferred taxes (net of valuation allowance). Refer to Note 20 - Income Taxes to the audited financial statements contained in the Company’s Annual Report on Form 10-K/A Amendment No. 2 for more details on utilization of tax assets.

The Company recorded a corresponding income tax benefit amounting to $33,331 and $455,014 for the three months and six months ended September 30, 2010.

NOTE 15 - SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements. Operating segments are component of an enterprise that have distinct financial information available and evaluated regularly by the chief operating decision-maker (“CODM”) to decide how to allocate resources and evaluate performance. The Company's CODM is considered to be the Company's chief executive officer (“CEO”). The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance. Therefore, the Company has determined that it operates in a single operating and reportable segment.

As of now, the reports that are available to the CEO do not contain account information for the separate entities used for the purposes of consolidation. We are in the process of revising our CODM reports to include the information that will allow us to begin segment reporting.  We hope to implement these changes and begin segment reporting in the future, as soon as practically possible.

NOTE 16 – SHARES POTENTIALLY SUBJECT TO RESCISSION RIGHTS

On July 14, 2010, the Company filed audited financial statements on Form 10-K for the year ended March 31, 2010, that included a qualified opinion from the Company's auditors pending completion of their audit procedures in respect of the deconsolidation of one of the Company's subsidiaries.  The Company subsequently filed an amended Form 10-K, which includes an unqualified audit opinion.

On January 19, 2011, the SEC notified the Company that the initial financial statements filed on July 14, 2010 did not comply with the requirements of Rule 2-02 under Regulation S-X for audited financial statements because the financial statements contained a qualified opinion. As noted above, the amended Form 10-K filed on January 28, 2011 contains audited financial statements with an unqualified opinion that comply with Rule 2-02.  The SEC indicated that as the initial Form 10-K filed on July 14, 2010 was deficient as a result of the inclusion of the qualified audit opinion.  It was therefore deemed not to have been filed with the SEC in accordance with applicable requirements, thus making the Company delinquent in its filings with the SEC.

The SEC informed the Company that as a result of the deemed failure to timely file a Form 10-K, it is the SEC Staff's view that as of July 14, 2010 the Company ceased to be eligible to use SEC Form S-3 for the registration of the Company's securities.  As the financial statements included in the original Form 10-K were also included in a registration statement on Form S-1 (File No. 333-163867) pursuant to which the Company offered its common stock and warrants to purchase common stock in December 2010 (the “December 2010 Offering”), the SEC has also indicated that such registration statement failed to comply with the requirements of Form S-1 due to the lack of the inclusion of unqualified audited financial statements in compliance with SEC requirements.

In view of the foregoing, it is possible that any sales of the Company's securities pursuant to the Company's registration statements on Form S-3 since July 14, 2010 may be deemed to be unregistered sales of its securities.  Since July 14, 2010, the Company has sold an aggregate of 2,292,760 shares of its common stock for an aggregate gross price of $1,690,866 pursuant to an at-the-market offering (“ATM”) of its common stock on Form S-3 (File No. 333-160993) in sales that occurred between September 7, 2010 and January 19, 2011.  In addition, the Company may be deemed to have made unregistered sales of the 2,575,830 shares of common stock and warrants to purchase an aggregate of 858,610 shares of common stock at an exercise price of $0.90 per share sold for an aggregate gross purchase price of $1,545,498 sold pursuant to such registration statement with respect to the December 2010 Offering. Alternatively, to the extent that the sales are deemed be registered as a result of being sold pursuant to registration statements declared effective by the SEC as the registration statements in question either incorporated, in the case of the Form S-3 or included, in the case of the Form S-1, a qualified audit report the registration statements could be deemed to be materially incomplete.

If it is determined that persons who purchased the Company's securities after July 14, 2010 purchased securities in an offering deemed to be unregistered, or that the registration statements for such offerings were incomplete or inaccurate then such persons may be entitled to rescission rights. In addition, the sale of unregistered securities could subject the Company to enforcement actions or penalties and fines by federal or state regulatory authorities.  The Company is unable to predict the likelihood of any claims or actions being brought against the Company related to these events, and there is a risk that any may have a material adverse effect on us.

The exercise of any applicable rescission rights is not within the control of the Company.  As of September 30, 2011, the Company had 4,868,590 shares that may be subject to the rescission rights outside stockholders’ equity.  These shares have always been treated as outstanding for financial reporting purposes.

NOTE 17 –INVESTMENTS – OTHERS

Investments – others for each of the periods ended September 30, 2011 and March 31, 2011 consist of the following:

	All amounts in USD except share data
	As of
	Sept 30, 2011	March 31, 2011

Investment in equity shares of an unlisted company	$61,162	$67,355
Investment in partnership (SIIPL-IGC)	798,035	810,508
	$859,197	$877,863

NOTE 18 – OTHER INCOME

Other income for the three months ended September 30, 2011 and September 30, 2010 consist primarily of the income relating to the translation of the foreign currency denominated balances primarily consisting of inter-company receivable due to the parent company.

NOTE 19 - IMPAIRMENT

For the year ended March 31, 2011, the Company conducted an impairment test on the investment in Sricon. Effective October 1, 2009, the Company diluted its investment in Sricon from 63% to 22%. Post dilution, the Company continued to account for the investment in Sricon based on the equity method of accounting. However, the Company entered into a management dispute with Sricon after the Company was not able to obtain the financial statements of Sricon after March 31, 2010. The Company has conducted the impairment test based on the information available with it and the recoverable value of assets that it can ascertain. Based on such an impairment test, the Company has concluded that the investment in Sricon needs to be impaired by $2,184,599. There have been no further indicators for impairment in the current quarter and accordingly, the Company has not conducted an impairment test for the three months ended September 30, 2011.

NOTE 20 – RECONCILIATION OF EPS

For the three months ended September 30, 2011 and 2010, the basic shares include: founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, and shares issued in connection with debt and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct, and employee options.   The UPO issued to the underwriters (1,500,000 shares) is not considered as the strike price for the UPO is “out of the money” at $6.50 per share.  The historical weighted average per share, for our shares, through September 30, 2011, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding used for the computation of basic EPS is 20,960,433 and 20,699,660 for the three months and six months ended September 30, 2011. Owing to the loss incurred during the three months and six months ended September 30, 2011, all of the potential equity shares are anti-dilutive and accordingly, the diluted EPS is equal to the basic EPS.

NOTE 21 – SUBSEQUENT EVENTS

On October 14, 2011 the Company entered into a definitive agreement to acquire 100% of H&F Ironman Limited (“HK Ironman”) located in Hong Kong, China, which owns 95% of the operating entity Linxi HeFei Economic and Trade Co. (“PRC Ironman”), an iron ore processing company located in Chifeng, China. For more information about Ironman, please visit the company's Web site at www.hfironman.net.

On October 28, 2011 the Company obtained approval from its shareholders for the issuance of up to 5,000,000 shares, in lieu of cash, to settle the liability with Oliveira.

On November 2, 2011 the Company filed Amendment No. 2 to its Annual Report on Form 10-K/A with the SEC.

NOTE 22 – CERTAIN AGED RECEIVABLES

The accounts receivable as of September 30, 2011 and March 31, 2011 include certain aged receivables in the amount of $2.21 million and $2.37 million respectively. These receivables are due from the National Highway Authority of India (NHAI) and the Cochin International Airport. The Government of India owns NHAI and the Cochin International Airport is partially owned by the State Government of Kerala. The receivables have been due for periods in excess of one year as of September 30, 2011 and March 31, 2011. These receivables have been classified as current for the following reasons:

TBL worked on the building of an airport runway at the Cochin International Airport and a road and associated bridges on a highway for the NHAI. During the execution of these projects the clients of the Company requested several changes to the engineering drawings.  The claims of the Company against each of the clients involve reimbursement of expenses associated with the change orders and variances as well as compensation for delays caused by the client.  The delay part of the claim involves equipment that is idle on the job, including interest or lease charges for the equipment while it is idle, workers that are idle, among others.  The expense reimbursement involves cost of material including the escalation in the cost of materials, and other charges.  These invoices were disputed by the clients and referred to arbitration. The process of arbitration involves each party choosing an arbitrator and the arbitrators appointing a third chief arbitrator. Each party then presents its case over several months and the arbitrator makes an award.

The receivables occurred and became due when TBL, won two separate arbitration awards against each of these organizations. The arbitration awards were first reported and booked in the year ended March 31, 2010. The arbitration awards stipulate that interest be accrued for the period of non-payment. However, the receivables do not have an interest component as the Company will try and use the accrued interest as negotiating leverage for an earlier payment. Although the receivables are contractually due, and hence its classification as current, it may take the Company anywhere from the next 30 days to two years to actually realize the funds, depending on how long these organizations want to delay paying. The Company continues to carry the full value of the receivables, without interest and without any impairment, because the Company believes that there is minimal risk that these organizations will become insolvent and will be unable to make payment.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed financial statements and related notes that appear elsewhere in this proxy statement and in our Quarterly Report on Form 10-Q filed on November 18, 2011, and the Annual Report on Form 10-K/A Amendment No. 2 filed on November 2, 2011.  In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement or seen in our  Quarterly Report on Form 10-Q filed on November 18, 2011, as well as in our Annual Report on Form 10-K/A Amendment No. 2 filed on November 2, 2011, including the risk factors set out in Item 1A therein. The financial statements included in the proxy statement should be read in conjunction with the audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended March 31, 2011 filed with the SEC on November 2, 2011.

This Amendment No. 2 to the Annual Report on Form 10-K/A ("Form 10-K/A") amends our Annual Report on Form 10-K for the year ended March 31, 2011, which was filed with the Securities and Exchange Commission ("SEC") on July 14, 2011, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, which was filed with the SEC on July 27, 2011 ("Form 10-K").  This Form 10-K/A Amendment No. 2 was filed to supplement certain sections of the Form 10-K for the purpose of providing additional disclosure in response to comments received from the Staff of the SEC in connection with a review of our Form 10-K.

Overview

In response to the increased infrastructure-related constrction in India and China, our focus is to supply construction materials in India and to China as well as execute infrastructure projects.  We do this entirely through our subsidiaries. We supply construction materials such as iron ore and rock aggregate to the construction industry. We build interstate highways, rural roads, and execute civil works in high temperature cement and steel plants.  We own and operate rock aggregate quarries. We are pursuing joint venture partnerships with mine owners and have applied for licenses to mine iron ore in India.  We have customers in India and China and are exploring other regional opportunities. We also actively continue to pursue joint venture partnerships with mine owners for acquisition of mines and mining rights.

Company Overview

We are a materials and construction company offering a suite of services including: 1) the export of iron ore to China and supply of ore to the Indian markets, 2) operations and supply of rock aggregate, and 3) the civil construction of roads and highways.   Our present and past clients include various Indian government organizations and steel mills in China.   Including our subsidiaries, we have approximately 131 employees and contractors. We are focused building out rock aggregate quarries, setting up relations and export hubs for the export of iron ore to China and winning construction contracts.

Our business model is as follows:

1.	We supply iron ore to China and trade in steel in the Indian markets.

2.	We supply rock aggregate to the construction industry in India and trade in other construction materials in the Indian markets, and

3.	We bid and execute construction and engineering contracts.

Our expansion plans include building out 10 rock aggregate quarries to create a one-stop shop for rock aggregate (a business currently not prevalent in India); obtaining licenses for the mining of iron ore in India in order to fill customer orders from China; and winning and executing construction contracts. There is seasonality in our business as outdoor construction activity slows down during the Indian monsoons.  The heavy rains typically continue intermittently from June through September.

Core Business Competencies

As the infrastructure in India is built out and modernized, the demand for basic raw materials like stone aggregate and iron ore (steel) is expected to increase. We offer an integrated set of services to our customers based upon several core competencies. This integrated approach provides us with an advantage over our competitors.  Our core business competencies are:

1.	A sophisticated, integrated approach to project modeling, costing, management, and monitoring.
2.	In-depth knowledge of southern and central Indian infrastructure development.
3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India.
4.	In-depth knowledge of the licensing process for mines and quarries in southern and central India.
5.	Strong relationships with several important construction companies and mine operators in southern and central India.

Our core business areas are:

1.           Mining and trading.  Our mining and trading activity currently centers on the export of iron ore to China and the resale of iron ore to traders in India. India is the fourth largest producer of iron ore.   The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014. This growth will increase China’s already large demand for steel. China, which accounted for 648 million metric tons of steel production in 2010, is expected to produce between 690 million and 710 million metric tons in 2011. As The Wall Street Journal reported, this production is expected to be almost half of total global output. We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.  Our subsidiary IGC Mining and Trading Private Limited (IGC-IMT), based in Chennai, India, is engaged in the iron ore business.  The subsidiary has relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India. In addition, it operates facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore. Our staff is experienced in delivering and managing the logistics of ore transport. Our subsidiary services a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships. Our share of the export market for iron ore is less than 1%.

2.           Quarrying rock aggregate.  As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to greatly increase. In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world. The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018. Our subsidiary, IGC Materials Private Limited (“IGC-MPL”), is responsible for our rock aggregate production. The subsidiary currently has two quarrying agreements with two separate partners. The two quarries mined near Nagpur, a city in the state of Maharashtra, India, have approximately 10-11 million metric tons of rock aggregate or about $40,000,000 of reserves at current prices. With the production of these two quarries, our subsidiary is one of the largest suppliers in the immediate area. Our share of the overall market in India is currently less than 1%. However, IGC-MPL has a growing regional presence in the Nagpur area.

All quarrying or mining activities in India require a license. IGC and its subsidiaries do not directly hold any mining or quarrying licenses and therefore there are no licenses or expenses in connection with acquiring the same being reflected in the consolidated financial statements. However, Sricon holds licenses and we quarry under licenses held by our partners. Quarry licenses are granted for two years. The licenses are automatically renewed for additional periods of two years, provided that all royalty payments and taxes to the Indian government are paid up to date. IGC-MPL has applied, on its own, for licenses for mining and quarrying. The process of obtaining a quarrying license is difficult and typically takes between 12-18 months. The process involves a competitive application process. As such, while we have applied for licenses, there is no assurance that we will be granted these licenses. IGC-MPL is also in active negotiations with other land and license owners to expand the number of producing quarries available to it.

3.           Highway and heavy construction.  The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.  Our subsidiary Techni Bharathi Limited (“TBL”), a small road building company, is engaged in highway and heavy construction activities.  TBL has constructed highways, rural roads, tunnels, dams, airport runways, and housing complexes, mostly in southern states.  TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies. TBL’s share of the overall Indian construction market is very small. However, TBL’s prequalification and track record provides a way to grow the Company in highway and heavy construction.  Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI, the Airport Authority of Cochin, and the Orissa State Works. Our share of the overall market in India is significantly less than 1%.

4.           Construction and maintenance of high temperature plants.  Through our unconsolidated, minority interest in Sricon Infrastructure Private Limited (Sricon), we engage in the civil engineering, construction and maintenance of high temperature plants. Sricon also has the specialized skills required to build and maintain high temperature chimneys and kilns. Sricon’s share of this market in India is less than 1%. We currently hold equity in Sricon.  According to the global market researcher eMpulse, the construction industry’s total market size in India is approximately $53 Billion. According to Reuters, India exports about 100 million tons of iron ore per year. Prices for iron ore have averaged around $140 per metric ton. The rock aggregate market is India is approximately $3 billion. As noted above, Sricon’s share of these markets is less than 1%.

The following table sets out the revenue contribution from our subsidiaries:

Subsidiary	Six months ended September 30, 2011	Six months ended September 30, 2010
TBL	1%	37%
IGC-IMT	83%	57%
IGC-MPL	16%	5%
IGC-LPL	-%	1%
Total	100%	100%

Customers.

Our present and past customers include the National Highway Authority of India, several state high way authorities, the Indian railways, private construction companies in India, and several steel mills in China, including PRC Ironman.

Construction contract bidding process.

In order to create transparency, the Indian government has centralized the contract awarding process for building interstate roads.  The new process is as follows: At the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame. The bidder prepares two proposals in response to the Statement of Work. The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project.  The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies. Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract. Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:

1)             An earnest money deposit between 2% to 10% of project costs,
2)             A performance guarantee of between 5% and 10%,
3)             An adequate overall working capital, and
4)             Additional capital available for plant and machinery.

Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth strategy and business model.

Our growth strategy and business model are to:

1)	Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2)	Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3)
Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.

4)	Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.

Competition.

We operate in an industry that is competitive.  However, the industry is fragmented and while a number of our competitors are well qualified and better financed than we are, we believe that the demand for contractors in general will permit us to compete for projects and contracts that are appropriate for our size and capabilities.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million. We seek to compete in the gap between these two ends of the competitive spectrum. The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained. While we are also constrained by capital, we believe that we are in a better position to secure capital than a number of small, purely local competitors. Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche assuming that we can maintain access to capital.  Rock aggregate is generally supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances. We fill this gap by providing high quality material in large quantities.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established and relatively efficient market, we compete by aggregating ore from smaller suppliers who do not have direct access to customers in China.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.

Seasonality.

The road building and construction industries typically experience naturally recurring seasonal patterns throughout India.  The Northeast monsoons historically arrive on June 1 annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season. However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

Employees and consultants.

As of September 30, 2011, we employed a work force of approximately 131 employees and contract workers worldwide.  Employees are typically skilled workers including executives, welders, drivers, and other specialized experts. Contract workers require less specialized skills. We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions, and provided United States work assignments, technology training, and other fringe benefits. We hope that our efforts will make our companies more attractive.

Environmental regulations.

India has strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.   We internally monitor and manage regulatory issues on a continuous basis. We believe that we are in compliance with all the regulatory requirements of the jurisdictions in which we operate. Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese currency revaluation.

Bloomberg News reported on December 21, 2010 that U.S. senators are strongly encouraging China to hold up to their promise to re-institute a “managed floating exchange rate.”  China may continue to institute a managed floating exchange rate regime that is tied to a basket of foreign currencies for the next eight or nine years, the China Securities Journal announced August 4, 2011.  However, the RMB (the official currency of the People's Republic of China) is unlikely to be floated freely in the near term as the country's economy faces internal difficulties during its reform drive and external uncertainties of the global economy according to experts.  Generally, the RMB is the best performer of the BRIC countries and has appreciated 24% to the dollar in the past decade. If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in US dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB.

Information and timely financial reporting.

Our operations are located in India where the accepted accounting standard is the Indian GAAP, which, in many cases, is not congruent with the U.S. GAAP.  Indian accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage an independent public accounting firm registered with the U.S. PCAOB to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements. Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables and it is possible that we may fail to meet these time tables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements, and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.

Results of Operations

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010

Revenue - Total revenue was $912 thousand for the three months ended September 30, 2011, as compared to $1,682 thousand for the three months ended September 30, 2010.  The primary reasons for the decrease in revenues of $770 thousand is due to the continued ban on mining and export of iron ore from the state of Karnataka in India. This has created major disruptions in the sourcing and transportation as most mines in the region have been shut down pending an investigation into illegal mining.

Cost of Revenue (excluding depreciation and amortization) – Cost of revenue is exclusive of depreciation and amortization. Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials for the two primary revenue generating activities of the Company during the current quarter – trading of iron ore and rock aggregates.  Cost of revenue for the three months ended September 30, 2011 was about $903 thousand as compared to $1,613 thousand for the three months ended September 30, 2010. The increase in cost of revenue as a percentage of revenue from 95.90% to 99.01% is primarily due to the existence of fixed costs, which are continued to be incurred in the current quarter.

Selling, General and Administrative - Selling, general and administrative expenses were $652 thousand for the three months ended September 30, 2011 compared to $764 thousand for the three months ended September 30, 2010. The selling, general and administrative expenses are generally fixed in nature and include travel, rent, consultancy charges, insurance and legal and professional fees.

Depreciation – The depreciation expense was $76 thousand in the three months ended September 30, 2011 as compared to $101 thousand in the three months ended September 30, 2010.

Interest and other financial expense – The interest expense and other financial expense for the three months ended September 30, 2011 were $149 thousand compared to $374 thousand for the three months ended September 30, 2010.  The interest expense for the two periods primarily relates to the interest recorded on the debt that has been incurred by the parent company. The decrease in interest payments is because of a decrease in the outstanding debt. Most of the interest expense continues to be non-cash. If the Company raises additional equity capital and uses the proceeds to repay the existing long term debt, we expect a significant reduction in this interest expense. However, there is currently no guarantee that the Company would be in a position to do this.

Income tax benefit/(expense) – For the three months ended September 30, 2011, the Company has not recorded any income tax benefit or expense. The Company continues to incur losses on its operations, which have resulted in taxable losses. Therefore, in the absence of any taxable gain, the Company has not recorded an income tax expense. Further, given that the Company has significant carry forward losses, as a matter of prudence, the Company has created a full valuation allowance on all the deductible differences including carry forward losses. However, the Company continues to believe that these would be recoverable in the future. For the three months ended September 30, 2010, the Company recorded a net income tax benefit of $33 thousand, which primarily related to the tax assets created for the carry forward losses incurred during the particular quarter.

Other income – Other income primarily consists of foreign exchange gain arising from the restatement of the inter-company receivables denominated in Indian rupees in relation to payables to the U.S. entity.

Share in profit of joint venture – For the three months ended September 30, 2011, the Company has recorded an income amounting to $26 thousand resulting from its share in the joint venture that is reflected as another investment in the balance sheet. The joint venture primarily operates in the rock aggregate crushing and trading business. We are also entitled to an interest on the capital that is invested in this joint venture. During the three months ended September 30, 2011, we have earned interest amounting to $26 thousand, which has been recorded separately from the share in profit as interest income. The joint venture operates one crusher and for the three months ended September 30, 2011, has generated revenue approximating $642 thousand which is not reflected in the consolidated revenue.

Consolidated Net Income (loss) – Consolidated net loss for the three months ended September 30, 2011 was $798 thousand compared to a consolidated net loss of $859 thousand for the three months ended September 30, 2010.

Six Months Ended September 30, 2011 Compared to Six Months Ended September 30, 2010

Revenue - Total revenue was $1,972 thousand for the six months ended September 30, 2011, as compared to $2,810 thousand for the six months ended September 30, 2010. The lower revenue in 2011 is from curtailed operations in the iron ore business because of a ban of exports from the state of Karnataka, India.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs. It also includes the cost associated with buying raw materials. Cost of revenue for the six months ended September 30, 2011 was $1,877 thousand compared to $2,596 thousand for the six months ended September 30, 2010.

Selling, General and Administrative - Selling, general and administrative expenses were $1,386 thousand for the six months ended September 30, 2011 compared to $1,345 thousand for the six months ended September 30, 2010. The primary reason for the increase in these expenses is due to the issue of stock options to some of the employees of the Company for which we incurred a cost approximating $235 thousand. Further some of these expenses increased in 2011 because of increased legal and accounting expenses associated with the restatements on Form 10K/A. These increases are partially offset by a marginal decline in some of the variable expenses such as travel in line with the decline in revenue.

Operating Income (loss) - In the six months ended September 30, 2011, operating loss was $1,417 thousand compared to an operating loss of $1,328 thousand for the six months ended September 30, 2010.

Interest and other financial expenses –The interest expense and other financial expenses for the six months ended September 30, 2011 were $450 thousand as compared to $767 thousand for the six months ended September 30, 2010.

Income tax benefit/(expense) – There was no  provision for income taxes in the six months period ended September 30, 2011 compared to tax benefit of $455 thousand for the same period in 2010.

Consolidated Net Income (loss) – Consolidated net loss for the six months ended September 30, 2011 was $1,669 thousand compared to a consolidated net loss of $1,450 thousand for the six months ended September 30, 2010.

Off-Balance Sheet Arrangements

We do not have any investments in special purpose entities or undisclosed borrowings or debt.

Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company results for the six- month period ended September 30, 2011 and 2010.

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities.  During the six months ended September 30, 2011, cash used for operating activities was $813 thousand compared to cash used for operating activities of $1,811 thousand during the six months ended September 30, 2010.  The uses of cash in the six months ended September 30, 2011 relate primarily to the payment of general operating expenses of our subsidiary companies.  The losses from our operations have primarily contributed to this utilization of cash for our operations. The significant contributor to the reduced cash out flow during the current six months is the realization of some of the accounts receivables and other long term deposits.

During the six months ended September 30, 2011, investing activities from continuing operations provided $38 thousand of cash as compared to $166 thousand provided during the same period in 2010.  The inflow of cash was primarily due to release of restricted cash during the six months mentioned above.

Financing cash flows from continuing operations generally consist of transactions related to our debt and equity structure. However, there have not been transactions that are to be classified as cash flows from financing activities during the six months ended September 30, 2011. In the six months ended 30 September 2010, financing activities provided approximately $1,185 thousand.

We have financed our operations primarily from sales of shares of common stock. We raised about $3.9 million capital during the year through sale of our common stock during the year ended March 31, 2011. We raised such capital in the current year primarily for the purpose of funding our working capital requirements and day-to-day operations. Our operations have not generated sufficient cash during the six months ended September 30, 2011 due to a significant loss in revenues from our iron ore and mining business primarily because of the ban on export of low grade iron ore to China and closure of ports and mines in Karnataka (India). Income loss on this count is majorly the reason for the net cash used in operating activities as although a significant part of the costs associated with revenue also decreased in line with revenue, we had some fixed costs which did not reduce proportionately leading to a decline in our operating profits. During the six months ended September 30, 2011, net cash used for investing activities is not material.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India. We believe that our current cash balances, anticipated operating cash flow, and potential cash from claims are adequate to sustain the Company, but not to fuel rapid growth commensurate with the opportunities before us. In addition to the existing cash balances, we have about $1.71 million in restricted cash and about $2.38 million in receivables from claims. Although these claims were awarded in arbitration and the amounts are contractually due to us, we have not yet received payment from the clients. The amounts have been due for over one year. In the event we were to classify these receivables as long term, or we fail to collect the amounts, or we fail to win the release of restricted cash in the financial year ending March 31, 2012, we will have a working capital deficit. We have and continue to take measures to constrain growth until we have visibility into increased liquidity. As of now our bank lines in India have been reduced to amounts borrowed and outstanding. We continue to explore funding sources including negotiated settlement of accounts receivable, settlement of claims, bank lines, equity, convertible debentures, and debt. However, there can be no assurance that we will be able to access additional credit facilities. Our strategy is to develop businesses that have a very short receivable cycle like the export of ore to China and the sale of rock aggregate and to collect our outstanding receivables and claims.

Because of the restatement of our 2010 Financial Statements, purchasers of our common stock in our At-The-Market offering after July 14, 2010 and the purchasers of our common stock and warrants in our December 2010 offering may have rescission rights with respect to such purchases. To the extent that such purchasers elect to exercise such rights and are ultimately successful in doing so, it would reduce the cash available for our operations.

Critical Accounting Policies

See Note 2 - Significant Accounting Policies of the Notes to Consolidated Financial Statements in Part I, Item 1 herein for a discussion of critical accounting policies.

Forward-Looking Statements

Some of the statements contained in this report that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's Annual Report on Form 10-K/A Amendment No. 2 for the year ended March 31, 2011 filed with the Securities and Exchange Commission on November 2, 2011 and the Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission on August 19, 2011 and for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission on November 18, 2011.

INDIA GLOBALIZATION CAPITAL, INC., AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 2011

To the Board of Directors and Stockholders of India Globalization Capital, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of India Globalization Capital, Inc. and its subsidiaries (the “Company”) as of March 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the two-year period ended March 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the Consolidated Financial Statements, the March 31, 2010 financial statements have been restated to correct errors explained therein.

In our opinion, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of the Company as of March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in two-year period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Yoganandh & Ram,
Chennai, India,
Independent Auditors registered with
Public Company Accounting Oversight Board
Date: 13th July, 2011, except for Notes 11 (Goodwill), 20 (Income Taxes), 25 (Impairment), 27 (Certain Aged Receivables), and 28 (Re-classifications in the Consolidated Balance Sheets and Consolidated Statements of Operations), to which the date is October 31, 2011.

 INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2011 (as restated)	2010 (as restated)

ASSETS
Current assets:
Cash and cash equivalents	$1,583,284	$842,923
Accounts receivable, net of allowances	3,312,051	4,783,327
Inventories	133,539	162,418
Advance taxes	41,452	119,834
Deferred income taxes	-	25,345
Dues from related parties	-	3,114,572
Prepaid expenses and other current assets	1,474,838	2,054,462
Total current assets	$6,545,164	$11,102,881
Property, plant and equipment, net	1,231,761	1,748,436
Investments in affiliates	6,428,800	8,443,181
Investments-others	877,863	810,890
Deferred income taxes	-	4,075,461
Goodwill	410,454	6,146,720
Restricted cash	1,919,404	2,169,939
Other non-current assets	748,623	872,184
Total assets	$18,162,069	$35,369,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term borrowings and current portion of long term debt	$901,343	$1,389,041
Trade payables	1,311,963	1,839,405
Accrued expenses	349,149	461,259
Notes payable	3,920,000	4,120,000
Dues to related parties	-	149,087
Other current liabilities	94,892	149,942
Total current liabilities	$6,577,347	$8,108,734
Other non-current liabilities	1,209,479	1,107,498
Total liabilities	$7,786,826	$9,216,232

Shares potentially subject to rescission rights (4,868,590 shares issued and outstanding)	3,082,384	-

Stockholders' equity:
Common stock — $0001 par value; 75,000,000 shares authorized; 14,890,181 issued and outstanding at March 31, 2011 and 12,989,207 issued and outstanding at March 31, 2010	$1,490	$1,300
Additional paid-in capital	38,860,319	36,805,724
Accumulated other comprehensive income	(2,502,596)	(2,578,405)
Retained earnings (Deficit)	(29,692,907)	(9,452,000)
Total equity attributable to the parent	$6,666,306	$24,776,419
Non-controlling interest	$626,553	$1,376,841
Total stockholders’ equity	$7,292,859	$26,153,460
Total liabilities and stockholders' equity	$18,162,069	$35,369,692

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended March 31,
	2011 (as restated)	2010 (as restated)

Revenues	$4,073,919	$17,897,826
Cost of revenues	(3,914,655)	(15,671,840)
Selling, General and Administrative expenses	(7,283,089)	(5,614,673)
Depreciation	(785,066)	(603,153)
Impairment loss – goodwill	(5,792,849)	-
Impairment loss – investments	(2,184,599)	-
Operating income (loss)	$(7,908,891)	$(3,991,840)
Interest expense	(1,395,433)	(1,221,466)
Amortization of debt discount/Loss on extinguishment of debt	(191,804)	(356,436)
Interest Income	262,826	210,097
Other Income	301,182	281,782
Loss on dilution of stake in Sricon	-	(2,856,088)
Equity in earnings of affiliates	-	16,446
Income before income taxes and minority interest attributable to non-controlling interest	$(16,909,568)	$(7,917,505)
Income taxes benefit/ (expense)	(4,100,385)	3,109,704
Net income	$(21,009,953)	$(4,807,801)
Non-controlling interests in earnings of subsidiaries	769,046	18,490
Net income / (loss) attributable to common stockholders	$(20,240,907)	$(4,789,311)
Earnings per share attributable to common stockholders:
Basic	$(1.34)	$(0.42)
Diluted	$(1.34)	$(0.42)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	15,108,920	11,537,857
Diluted	15,108,920	11,537,857

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended March 31, 2011			Year ended March 31, 2010 (As restated)
Particulars	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total
Net income / (loss)	$(20,240,907)	$(769,046)	$(21,009,953)	$(4,789,311)	$(18,490)	$(4,807,801)
Foreign currency translation adjustments	75,809	18,758	94,567	3,499,767	(2,230,182)	1,269,585
Deconsolidation of Sricon	-	-	-	(1,148,591)	-	(1,148,591)
Comprehensive income (loss)	$(20,165,098)	$(750,288)	$(20,915,385)	$(2,438,135)	$(2,248,672)	$(4,686, 807)

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Number of shares	Amount	Additional paid in capital	Accumulated income/(deficit)	Other comprehensive income	Non-controlling interest	Total
Balance as of March 31, 2009	10,091,171	$1,009	$33,186,530	$(4,662,689)	$(4,929,581)	$14,262,606	$37,857,875
Stock Option for 1,413,000 grants	-	-	90,996	-	-	-	90,996
Issuance of 78,820 common stock to officers and directors	78,820	8	39,402	-	-	-	39,410
Issuance of Common Stock to Red Chip Companies	15,000	2	13,198	-	-	-	13,200
Issuance of 1,599,000 common stock to institutional investors	1,599,000	160	1,638,690	-	-	-	1,638,850
Issuance of 530,000 common stock to Bricoleur Capital	530,000	53	712,822	-	-	-	712,875
Issuance of 530,000 common stock to Oliveira	530,000	53	586,732	-	-	-	586,785
Interest exp. towards of 530000 shares towards Bricoleur Capital loan	-	-	197,412	-	-	-	197,412
Interest exp. towards of 530000 shares towards Oliveira loan	-	-	162,408	-	-	-	162,408
Issuance of 145,216 common stock under ATM agency agreement	145,216	15	179,874	-	-	(10,484)	169,405
Dividend Option	-	-	(2,340)	-	-	-	(2,340)
Loss on Translation	-	-	-	-	3,499,767	(2,219,698)	1,280,069
Impact of de-consolidation of Sricon	-	-	-	-	(1,148,591)	-	(1,148,591)
Elimination of non-controlling interest pertaining to Sricon	-	-	-	-	-	(10,637,093)	(10,637,093)
Net income for non-controlling interest	-	-	-	-	-	(18,490)	(18,490)
Net income / (loss)	-	-	-	(4,789,311)	-	-	(4,789,311)
Balance as of March 31, 2010	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460
Issuance of equity shares	1,900,974	190	1,761,452	-		-	1,761,642
Interest expense	-	-	359,820	-		-	359,820
Dividend Option Reversed	-	-	2,340	-		-	2,340
Loss for the quarter	-	-	-	(20,240,907)	-	-	(20,240,907)
Net Income for non-controlling interest	-	-	-	-	-	(769,046)	(769,046)
Loss on Translation	-	-	-	-	75,809	18,758	94,567
Road show expense incurred towards raising capital-issue of shares	-	-	(69,017)	-	-	-	(69,017)
Balance as of March 31, 2011	14,890,181	$1,490	$38,860,319	$(29,692,907)	$(2,502,596)	$626,553	$7,292,859

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended March 31,
	2011	2010 (as restated)
Cash flows from operating activities:
Net income (loss)	$(21,009,953)	$(4,807,801)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	-	130,399
Non-cash expense for investor relation related services	24,239	-
Deferred taxes	4,100,385	(3,254,786)
Depreciation	785,066	603,153
Profits relating to de-consolidated subsidiary	-	(34,744)
Write back of liability	(269,124)
Provision for doubtful receivables and bad debts written off	4,644,028
Loss / (gain) on sale of property, plant and equipment	-	(3,715)
Amortization of debt discount	-	356,437
Interest expense (including non-cash)	917,401	1,130,377
Loss on extinguishment of debt	191,804	586,785
Loss on dilution of stake in Sricon	-	2,856,088
Impairment loss – goodwill	5,792,849	-
Impairment loss – Sricon investment	2,184,599	-
Deferred acquisition cost written off	-	1,854,750
Equity in earnings of affiliates	-	(16,446)
Changes in:
Accounts receivable	(6,822)	(3,056,548)
Unbilled receivable	-	-
Inventories	30,235	1,775,101
Prepaid expenses and other current assets	1,348,513	(307,538)
Trade payables	(1,499,804)	1,504,339
Advance from customers	-	-
Other current liabilities	(89,898)	(1,013,403)
Other non-current liabilities	91,364	(461,709)
Interest receivable – convertible debenture	-	-
Non-current assets	130,382	231,571
Net cash used in operating activities	$(2,634,736)	$(1,927,690)

Cash flow from investing activities:
Purchase of property and equipment	(285,441)	(1,264,245)
Proceeds from sale of property and equipment	30,705	463,825
Proceeds from sale of short term investments	-	-
Redemption of convertible debentures	-	-
Proceeds from/ (Investment in) non-current investments (joint ventures etc.)	(59,235)	(698,174)
Deposits towards acquisitions (net of cash acquired)	-	-
Restricted cash	269,270	(582,081)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)
Net cash provided/(used) in investing activities	$(44,701)	$(2,182,720)

Cash flows from financing activities:
Proceeds from/ (Repayment of) short term borrowings	(229,068)	61,585
Proceeds from long-term borrowings	-	-
Repayment of long term borrowings	-	(687,956)
Expenses for issuance of stock	(66,677)
Issuance of equity shares	3,910,575	1,833,780
Due to related parties	-	-
Proceeds from/notes payable	-	2,000,000
Repayment of notes payable	(200,000)	-
Interest paid	-	(287,883)
Net cash provided/(used) by financing activities	$3,414,830	$2,919,526
Effects of exchange rate changes on cash and cash equivalents	4,968	(95,558)

Net increase/(decrease) in cash and cash equivalents	740,361	(1,286,442)
Cash and cash equivalent at the beginning of the period	842,923	2,129,365
Cash and cash equivalent at the end of the period	$1,583,284	$842,923

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through four subsidiaries, and one investment in India.   The Company has an investment ownership of approximately twenty two percent (22%) of Sricon Infrastructure Private Limited (“Sricon”), seventy seven percent (77%) of Techni Bharathi, Limited (“TBL”) and one hundred percent (100%) of each IGC India Mining and Trading Private Limited (IGC-IMT), IGC Logistic Private Limited (IGC-L), and IGC Materials Private Limited (IGC-MPL). Through our subsidiaries the Company operates in the India and China infrastructure industries.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The Company’s operations are subject to certain risks and uncertainties, including among others, dependency on India’s economy and government policies, seasonal business factors, competitively priced raw materials, dependence upon key members of the management team and increased competition from existing and new entrants.

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (U.S. GAAP). The financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements.

a) India Globalization Capital, Inc.

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, the Company completed an initial public offering.  On February 19, 2007, the Company incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, the Company consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).   On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India. On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India.

IGC India Mining and Trading Private Limited (IGC-IMT), IGC Materials Private Limited (IGC-MPL), and IGC Logistics Private Limited (IGC-LPL) were incorporated for IGC by three different Indian citizens, who acted as the initial directors of these companies as our nominees. This is as per the regulatory requirements for incorporation of companies. Once the companies were incorporated, IGC purchased the shares from the individuals. No premium was paid. None of these companies were operational at the time of purchase and therefore no revenues and earnings were recorded. The individuals were reimbursed for the amounts they paid to incorporate the companies. Please see the below table for further details:

Acquired Company	Initial Capitalization	Purchase Price
IGC – IMT	INR 100,000 ($2,100)	INR 100,000
IGC – MPL	INR 100,000 ($2,100)	INR 100,000
IGC – LPL	INR 100,000 ($2,100)	INR 100,000

In order to comply with regulatory requirements, the above companies were incorporated on behalf of IGC, and IGC subsequently purchased these companies at book value. Therefore, effectively, these are not acquisitions but incorporations by IGC.

Effective October 1, 2009, we have reduced our stake in Sricon from 63% to 22% in consideration for the set off of the loan owed by IGC approximating $17.9 million.

b)  Merger and Accounting Treatment

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.

The ownership interest of the founders and management of TBL are reflected in our financial statements as “Non-Controlling Interest”.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-LPL, and IGC-MPL).

IGC’s organizational structure is as follows:

c) Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock(ticker symbol: IGC.WT) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U). The units may be separated into common stock and warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00. The warrants issued in our initial public offering that were to expire on March 3, 2011, are to expire on March 8, 2013 since we exercised our right to extend the terms of those warrants.   The registration statement for the initial public offering was declared effective on March 2, 2006. The warrants are exercisable and may be exercised by contacting IGC or the transfer agent, Continental Stock Transfer & Trust Company. We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If we call the warrants, the holder will either have to exercise the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On January 9, 2009, we completed a tender offer with respect to warrants issued in our initial public offering and certain other warrants issued in private placements. An aggregate of 11,943,878 warrants were exercised pursuant to the terms of the tender offer in exchange for an aggregate of 1,311,064 shares of common stock, of which 2,706,350 warrants were exercised with an aggregate cash payment of $297,698.50 in exchange for an aggregate of 541,270 shares of Common Stock and 9,237,528 warrants were exercised by exchange of warrants in exchange for an aggregate of 769,794 shares of Common Stock.

On July 13, 2009, we issued 15,000 shares of common stock to RedChip Companies Inc. for investor relations services rendered. The value of these services was $13,200 and the per-share value was $0.88. The cost of the common shares was expensed in the quarter.

On September 15, 2009, we entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750. The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit. The shares of common stock and warrants were issued separately. Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement. The warrants issued to the investors in the offering are exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411. The Black Scholes price of the warrants was expensed in the quarter.

On October 5, 2009, IGC issued 530,000 new shares of common stock to Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) as partial consideration for the exchange of an outstanding promissory note for a new interest-free note of $2.1 million with an extended due date of October 10, 2010. The value of the shares was $911,600 or $1.72 per share. IGC consummated this transaction in order to maintain its working capital and to extend the note by one year. The value of the shares was amortized over the life of the loan.

On October 13, 2009, IGC entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC. Under the ATM Agency Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave. We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $3.73 million. We intend to use the net proceeds from the sale of securities offered for working capital needs, repayment of indebtedness, and other general corporate purposes. For the year ended March 31, 2010, we sold 145,216 shares of our common stock. During the twelve months ended March 31, 2011, the Company issued an additional 2,292,760 shares of common stock under this agreement.

On October 16, 2009, IGC issued 530,000 new shares of common stock in a private placement. The consideration for the shares was the $2,000,000 proceeds from an IGC promissory note payable made for one year with no interest to Bricoleur Partners, L.P. (‘Bricoleur’). IGC consummated this transaction in order to supplement its working capital and to expand its ore and quarry businesses. The shares were valued at $1,107,700 and $2.09 per share. The value of the shares was amortized over the life of the loan.

During the twelve months ended March 31, 2011 the Company also issued 30,000 shares of common stock to American Capital Ventures and Maplehurst Investment Group for services rendered and 9,135 shares to Red chip companies valued at $ 8,039 for investor relation related services rendered.

The Company also issued a total of 400,000 shares of common stock as a consideration for the extension of the loans under the promissory notes described in Note 8 - Notes Payable during the twelve months ended March 31, 2011.

In February 2011, the Company consummated another transaction with Bricoleur to exchange the promissory note held by Bricoleur for a new note with an extended repayment term. The Company issued 688,500 shares of common stock valued at approximately $ 419,985 as consideration for the exchange.

In March 2011, the Company agreed with Oliveira to exchange the promissory note held by Oliveira for a new note with an extended repayment term and provisions permitting the Company at its discretion to repay the loan through issue of equity shares at a stated value over a specific term. As of March 31, 2011, the Company has issued 368,339 shares of common stock valued at $ 216,042 to this debt holder.

On December 8, 2010, the Company sold an aggregate of 2,575,830 shares of its common stock and warrants (the “2010 Warrants”) to purchase up to 858,610 shares of common stock, for a total purchase price of $ 1,391,260. The common stock was sold at a purchase price of $0.60 per share. Investors in the offering were entitled to receive a 2010 Warrant to purchase one share of common stock, at an exercise price of $0.90 per share for each three shares of common stock purchased in the offering. The 2010 Warrants issued to the investors in the offering are exercisable at any time on or after the date of issuance until they expire on December 8, 2017. The 2010 Warrants are not listed on any securities exchange.

Following the issuance of the shares in the preceding transactions, as of March 31, 2011, 19,758,771 shares of common stock are outstanding along with warrants to purchase an aggregate of 12,972,532 shares of common stock which are outstanding.

Further, as set forth in Note 12, the Company has also issued 1,413,000 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as at March 31, 2011.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)           Principles of Consolidation:

The accompanying financial statements have been prepared on a consolidated basis and reflect the financial statements of IGC and all of its subsidiaries that are more than 50% owned and controlled. When the Company does not have a controlling interest in an entity, but exerts a significant influence on the entity, the Company applies the equity method of accounting. All inter-company transactions and balances are eliminated in the consolidated financial statements.

The non-controlling interest disclosed in the accompanying financial statements represents the non-controlling interest in Techni Bharathi Limited (TBL) and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of shareholders’ equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss). Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income. This reclassification had no effect on our previously reported financial position or results of operations.

b)           Reclassifications

Certain prior year balances have been reclassified to the presentation of the current year.

c)           Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

d)           Revenue Recognition

The majority of the revenue recognized for the year ended March 31, 2011 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In Government contracting, we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

•	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
•
Fixed price contracts: Contract revenue is recognized using the percentage completion method and the percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

•
In many of the fixed price contracts entered into by the Company, significant expenses are incurred in the mobilization stage in the early stages of the contract. The expenses include those that are incurred in the transportation of machinery, erection of heavy machinery, clearing of the campsite, workshop ground cost, overheads, etc. All such costs are booked to deferred expenses and written off over the period in proportion to revenues earned.

•
Where the modifications of the original contract are such that they effectively add to the existing scope of the contract, the same are treated as a change orders. On the other hand, where the modifications are such that they change or add an altogether new scope, these are accounted for as a separate new contract. The company adjusts contract revenue and costs in connection with change orders only when they are approved by both, the customer and the company with respect to both the scope and invoicing and payment terms.

•
In the event of claims in our percentage of completion contracts, the additional contract revenue relating to claims is only accounted after the proper award of the claim by the competent authority. The contract claims are considered in the percentage of completion only after the proper award of the claim by the competent authority.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

e)           Earning per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the additional dilution from all potentially dilutive securities such as stock warrants and options.

f)            Income taxes:

Deferred income tax is provided for the difference between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins 1) invoicing its subsidiaries for services and 2) establishes iron ore sales contracts with customers in China and other countries.   Recently, the IGC parent reported contracts for the supply of around $200 million of iron ore to customers in China.

g)           Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents. The company maintains its cash in bank accounts in the United States of America, Mauritius, and India which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

h)           Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

i)            Foreign currency transactions:

The functional currency of the Company's Indian subsidiaries is the Indian rupee. Our financial statements reporting currency is the United States dollar. Operating and capital expenditures of the Company's subsidiaries located in India are denominated in their local currency which is the currency most compatible with their expected economic results.

All transactions and account balances are recorded in the local currency. The Company translates the value of these local currency denominated assets and liabilities into U.S. dollars at the rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss). The local currency denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period. Realized foreign currency transaction gains and losses are included in the consolidated statements of income. The Company's Indian subsidiaries do not operate in "highly inflationary" countries.

j)            Accounts receivable:

Accounts receivables are recorded at the invoiced amount, taking into consideration any adjustments made by Government consultants who verify and certify construction and material invoices.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables. Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

k)           Accounts Receivable – Long Term:

This is typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

l)            Inventories:

Inventories primarily comprise of finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.

The cost of various categories of inventories is determined on the following basis:

• Raw material is valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).

• Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.

• Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.

m)          Investments:

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

n)           Property, Plant and Equipment (PP&E):

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	25 years
Plant and machinery	20 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

o)           Fair Value of Financial Instruments

As of March 31, 2011 and 2010, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses, approximate their fair values due to the nature of the items.

p)           Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable. The Company places its cash, investments and derivatives in highly-rated financial institutions. The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

As of March 31, 2011, eleven clients accounted for approximately 95% of gross accounts receivable. At March 31, 2010, four clients accounted for 68% of gross accounts receivable. During the fiscal year ended March 31, 2011, sales to twenty four clients accounted for 70% of the Company's revenue.

q)            Accounting for goodwill and related impairment

Goodwill represents the excess cost of an acquisition over the fair value of the group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less accumulated amortization and impairment losses, if any.

The company adopted provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others”, (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Group defines as each individual legal entity at a subsidiary level.

ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

The goodwill impairment test under ASC 350 is performed in two phases. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

r)           Impairment of long – lived assets

The company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

s)           Recently issued and adopted accounting pronouncements

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements. Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009. The adoption of this accounting standards amendment did not have a material impact on the Company's disclosure or consolidated financial results. The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for the Company for interim and annual reporting periods beginning after December 31, 2010. The adoption of this accounting standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative. This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis. Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only. Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings. This guidance became effective January 1, 2011. Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results. However, it may result in additional disclosures in the event that we enter into a business combination that is material either on an individual or aggregate basis.

NOTE 3 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In this Annual Report on Form 10-K, India Globalization Capital, Inc. has:

(a)	Restated its consolidated statements of operations and consolidated cash flows as for the year ended March 31, 2010;

(b)	Amended its management discussion and analysis as it relates to the year ended March 31, 2010; and

(c)	Restated its unaudited quarterly financial data for the quarter ended December 31, 2009.

The restatements reflect adjustments to correct errors identified by the SEC through its original and follow up comment letters dated February 25, 2011 and May 9, 2011. The restatement adjustments reflect a reclassification in the consolidated cash flow and a correct computation of the diluted EPS of the Company.

The changes described above are non-cash items and do not impact the Company’s operations.

Reclassification in the Company’s Consolidated Statement of Cash Flows

Sricon India Private Limited (SIPL), a subsidiary of IGC Inc., had been deconsolidated effective October 1, 2009. Upon deconsolidation, the cash flows of SIPL for the six months ended September 30, 2009 were re-classified and presented as equity in earnings of affiliates. The cash flows for the year ended 31 March, 2010 have now been restated to contain transactions relating to SIPL up until the date of deconsolidation; and

Computation of diluted earnings per share

The effect of dilution was inadvertently considered while computing the Earnings Per Share (EPS) in the event of loss by IGC Inc. The restatement now rightly shows the EPS in the event of loss without considering dilution.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

The restated consolidated statement of operations and consolidated cash flows for the year ended 31 March 2010 are presented below:

	Year ended March 31,
	2010 (as originally filed)	2010 (as restated)

Revenues	$17,897,826	$17,897,826
Cost of revenues	(15,671,840)	(15,671,840)
Selling, General and Administrative expenses	(5,614,673)	(5,614,673)
Depreciation	(603,153)	(603,153)
Operating income (loss)	$(3,991,840)	$(3,991,840)
Legal and formation, travel and other startup costs	-	-
Interest expense	(1,221,466)	(1,221,466)
Amortization of debt discount/Loss on extinguishment of debt	(356,436)	(356,436)
Interest Income	210,097	210,097
Other Income	281,782	281,782
Loss on dilution of stake in Sricon	(2,856,088)	(2,856,088)
Equity in earnings of affiliates	16,446	16,446
Income before income taxes and minority interest attributable to non-controlling interest	$(7,917,505)	$(7,917,505)
Income taxes benefit/ (expense)	3,109,704	3,109,704
Net income	$(4,807,801)	$(4,807,801)
Non-controlling interests in earnings of subsidiaries	18,490	18,490
Net income / (loss) attributable to common stockholders	$(4,789,311)	$(4,789,311)
Earnings per share attributable to common stockholders:
Basic	$(0.42)	$(0.42)
Diluted	$(0.40)	$(0.42)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	11,537,857	11,537,857
Diluted	11,958,348	11,537,857

* The effect of restatement on the diluted EPS has been shown in italics in the table above.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2010 (as originally filed)	Adjustments	2010 (as restated)
Cash flows from operating activities:
Net income (loss)	$(4,807,801)	-	$(4,807,801)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	130,399	-	130,399
Deferred taxes	(3,283,423)	28,637	(3,254,786)
Depreciation	385,803	217,350	603,153
Profits relating to de-consolidated subsidiary	(34,744)	-	(34,744)
Loss / (gain) on sale of property, plant and equipment	(3,715)	-	(3,715)
Amortization of debt discount	356,437	-	356,437
Interest expense (including non-cash)	842,494	287,883	1,130,377
Loss on extinguishment of debt	586,785	-	586,785
Loss on dilution of stake in Sricon	2,856,088	-	2,856,088
Deferred acquisition cost written off	1,854,750	-	1,854,750
Equity in earnings of affiliates	(16,446)	-	(16,446)
Changes in:		-
Accounts receivable	(4,522,214)	1,465,666	(3,056,548)
Inventories	1,757,399	17,702	1,775,101
Prepaid expenses and other current assets	(556,303)	248,765	(307,538)
Trade payables	1,508,359	(4,020)	1,504,339
Other current liabilities	89,396	(1,102,799)	(1,013,403)
Other non-current liabilities	(350,540)	(111,169)	(461,709)
Non-current assets	251,815	(20,244)	231,571
Net cash used in operating activities	$(2,955,461)	$1,027,771	$(1,927,690)

Cash flow from investing activities:
Purchase of property and equipment	$(1,198,880)	$(65,365)	$(1,264,245)
Proceeds from sale of property and equipment	463,825	-	463,825
Investment in non-current investments (joint ventures etc.)	(698,174)	-	(698,174)
Restricted cash	(567,012)	(15,069)	(582,081)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)	(102,045)
Net cash provided/(used) in investing activities	$(2,000,241)	$(182,479)	$(2,182,720)

Cash flows from financing activities:
Net movement in other short-term borrowings	$347,185	$(285,600)	$61,585
Proceeds / (repayment) from long-term borrowings	-	(687,956)	(687,956)
Issuance of equity shares	1,833,780	-	1,833,780
Proceeds from notes payable	2,000,000	-	2,000,000
Interest paid	-	(287,883)	(287,883)
Net cash provided/(used) by financing activities	$4,180,965	$(1,261,439)	$2,919,526
Effects of exchange rate changes on cash and cash equivalents	(234,966)	139,408	(95,558)
Net increase/(decrease) in cash and cash equivalents	(1,009,703)	(276,739)	(1,286,442)
Cash and cash equivalent at the beginning of the period	1,852,626	276,739	2,129,365
Cash and cash equivalent at the end of the period	$842,924	$-	$842,923

Tax rate reconciliation

	2010 (as originally filed)	Adjustments	2010 (as restated)
Statutory Federal income tax rate	34.0%	-	34.0%
State tax benefit net of federal tax	5.4%	(10.8%)	-5.4%
Loss on dilution of Sricon	43.6%	(55.9%)	-12.3%
Capitalized interest costs	-	(5.2%)	-5.2%
Tax benefits from US taxes	-	(48.9%)	-48.9%
Amortization of debt discount	-	(1.5%)	-1.5%
Effective income tax rate	83.0%	(122.3%)	-39.3%

NOTE 4 – SHARES POTENTIALLY SUBJECT TO RESCISSION RIGHTS

On July 14, 2010 the Company filed audited financial statements on Form 10-K for the year ended March 31, 2010 that included a qualified opinion from the Company's auditors pending completion of their audit procedures in respect of the deconsolidation of one of the Company's subsidiaries. The Company subsequently filed an amended Form 10-K which includes an unqualified audit opinion.

On January 19, 2011, the Securities and Exchange Commission (the "Commission") notified the Company that the initial financial statements filed on July 14, 2010 did not comply with the requirements of Rule 2-02 under Regulation S-X for audited financial statements because the financial statements contained a qualified opinion. As noted above, the amended 10-K filed on January 28, 2011 contains audited financial statements with an unqualified opinion that comply with Rule 2-02.  The Commission has indicated that as the initial Form 10-K filed on July 14, 2010 was deficient as a result of the inclusion of the qualified audit opinion. It was therefore deemed not to have been filed with the Commission in accordance with applicable requirements, thus making the Company delinquent in its filings with the Commission.

The Commission has informed the Company that as a result of the deemed failure to timely file a Form 10-K, it is the Staff's view that as of July 14, 2010 the Company ceased to be eligible to use SEC Form S-3 for the registration of the Company's securities. As the financial statements included in the original Form 10-K were also included in a registration statement on Form S-1 (File No. 333-163867) pursuant to which the Company offered its common stock and warrants to purchase common stock in December 2010 (the "December 2010 Offering"), the Commission has also indicated that such registration statement failed to comply with the requirements of Form S-1 due to the lack of the inclusion of unqualified audited financial statements in compliance with Commission requirements.

Since the Commission has informed the Company that it is the Commission's view that as of July 14, 2010 the Company ceased to be eligible to use Form S-3 for the registration of the Company's securities, it is possible that any sales of the Company's securities pursuant to the Company's registration statements on Form S-3 since July 14, 2010 may be deemed to be unregistered sales of its securities. Since July 14, 2010, the Company has sold an aggregate of 2,292,760 shares of its common stock for an aggregate gross price of $1,690,866 pursuant to an at-the-market offering ("ATM") of its common stock on Form S-3 (File No. 333-160993) in sales that occurred between September 7, 2010 and January 19, 2011. In addition, the Company may be deemed to have made unregistered sales of the 2,575,830 shares of common stock and warrants to purchase an aggregate of 858,610 shares of common stock at an exercise price of $0.90 per share sold for an aggregate gross purchase price of $1,545,498 sold pursuant to such registration statement with respect to the December 2010 Offering. Alternatively, to the extent that the sales are deemed be registered as a result of being sold pursuant to registration statements declared effective by the Commission as the registration statements in question either incorporated, in the case of the Form S-3 or included, in the case of the Form S-1, a qualified audit report the registration statements could be deemed to be materially incomplete.

If it is determined that persons who purchased the Company's securities after July 14, 2010 purchased securities in an offering deemed to be unregistered, or that the registration statements for such offerings were incomplete or inaccurate then such persons may be entitled to rescission rights. In addition, the sale of unregistered securities could subject the Company to enforcement actions or penalties and fines by federal or state regulatory authorities. We are unable to predict the likelihood of any claims or actions being brought against the Company related to these events, and there is a risk that any may have a material adverse effect on us.

The exercise of any applicable rescission rights is not within the control of the Company.  At March 31, 2011, the Company had approximately 4,868,590 shares that may be subject to the rescission rights outside stockholders’ equity. These shares have always been treated as outstanding for financial reporting purposes.

NOTE 5 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of March 31,
	2011	2010

Prepaid expenses	$103,841	$52,087
Advances to suppliers	1,024,399	1,231,771
Prepaid interest	159,825	-
Security and other Deposits	85,277	414,166
Others	101,496	356,438
	$1,474,838	$2,054,462
Other Non-current assets consist of the following	As of March 31,
	2011	2010

Sundry debtors	$396,275	$268,145
Other advances	352,348	604,039
	$748,623	$872,184

NOTE 6 – SHORT-TERM BORROWINGS

Short term borrowings consist of the following. There is no current portion of long term debt that is classified as short term borrowings.

	As of March 31,
	2011	2010

Secured liabilities	$901,343	$1,087,775
Unsecured liabilities	-	301,266
	$901,343	$1,389,041

The above debt is secured by hypothecation of materials, stock of spares, Work in Progress, receivables and property and equipment, in addition to personal guarantee of three India based directors, and collaterally secured by mortgage of company’s land and other fixed properties of directors and their relatives. The average interest rate was 12% to 14% for the year ended March 31, 2011.

NOTE 7 – NOTES PAYABLE

On October 5, 2009, the Company consummated the exchange of an outstanding promissory note in the total principal amount of $ 2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) for a new promissory note (the “New Oliveira Note”) on substantially the same terms as the original note except that the principal amount of the New Oliveira Note was $ 2,120,000 which reflected the accrued but unpaid interest on the Original Note and the New Oliveira Note did not bear interest. The New Oliveira Note was unsecured and was due and payable on October 4, 2010 (the “Maturity Date”). Prior to the Maturity Date, the Company was permitted to pre-pay the New Oliveira Note at any time without penalty or premium. The New Oliveira Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Oliveira Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among the Company and Oliveira, as additional consideration for the exchange of the Original Note, the Company agreed to issue 530,000 shares of Common Stock to Oliveira. The Oliveira Note remains outstanding.

On October 16, 2009, the Company consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Bricoleur Note”) to Bricoleur Partners, L.P. (‘Bricoleur’). There was no interest payable on the Note and the Note was due and payable on October 16, 2010 (the “Maturity Date”). Prior to the Maturity Date, the Company could pre-pay the Bricoleur Note at any time without penalty or premium and the Note was unsecured. The Note was not convertible into the Company’s Common Stock or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Bricoleur Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among the Company and Bricoleur, as additional consideration for the investment in the Bricoleur Note, IGC issued 530,000 shares of Common Stock to Bricoleur.  The Bricoleur Note remains outstanding.

During the three months ended December 31, 2010, the Company issued an additional 200,000 shares of Common Stock to each of Oliveira and Bricoleur specified above pursuant to the effective agreements respectively as penalties for failure to repay the promissory notes when due.

In March 2011, the Company finalized agreements with the Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) and Bricoleur Partners, L.P. (‘Bricoleur’) to exchange the promissory note issued to Oliveira on October 5, 2009 (the “New Oliveira Note”) and the promissory note issued to Bricoleur on October 16, 2009 (the “Bricoleur Note”) respectively for new promissory notes with later maturity dates. The Oliveira Note will be due on March 24, 2012, will bear interest at a rate of 30% per annum and will provide for monthly payments of principal and interest, which the Company may choose to settle through the issue of equity shares at an equivalent value.  The Bricoleur Note will be due on June 30, 2011 with no prior payments due and will not bear interest.   The Company issued additional 688,500 shares of its common stock to Bricoleur in connection with the extension of the term regarding the Bricoleur note.

The Company’s total interest expense was $ 1,395,433 and $ 1,221,466 for the year ended March 31, 2011 and 2010, respectively.  No interest was capitalized by the Company for the year ended March 31, 2011 and March 31, 2010.

NOTE 8 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:

	As of March 31,
	2011	2010

Statutory dues payable	$17,745	$35,734
Employee related liabilities	77,147	90,207
Other liabilities	-	24,001
	$94,892	$149,942

Other non-current liabilities consist of the following:

	As of March 31,
	2011	2010

Sundry creditors	$1,209,479	$1,107,498
Provision for expenses	-	-
	$1,209,479	$1,107,498

Sundry creditors consist primarily of creditors to whom amounts are due for supplies and materials received in the normal course of business.

NOTE 9 – OTHER INCOME

Other income in the current year consists primarily of the backer-recording of liabilities relating to the promoters of TBL, one of the subsidiaries of the Company. IGC had in the previous year disputed the payment of this liability and accordingly in the current year, it has been determined that the liability is no longer payable.

NOTE 10 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 11 – GOODWILL

The movement in goodwill balance is given below:

	As of March 31,
	2011	2010

Balance at the beginning of the period	$6,146,720	$17,483,501
Elimination on deconsolidation of Sricon	-	(10,576,123)
Effect of foreign exchange translation	56,583	(760,658)
Impairment loss	(5,792,849)	-
	$410,454	$6,146,720

During the year ended March 31, 2011, the Company conducted an impairment analysis regarding the goodwill in its consolidated financial statements. The goodwill balance of $6,146,720 at the beginning of 2011 was allocated to our subsidiary Techni Bharathi Limited (‘TBL’). The Company assessed the recoverable value of TBL and concluded that it was lower than $6.2 million. Therefore the goodwill balance allocated to TBL was impaired by $ 5,792,849. The methodology used in the impairment test is described below.

TBL, a small road building company, is engaged in highway and heavy construction activities. TBL has constructed highways, rural roads, tunnels, dams, airport runways, and housing complexes, mostly in southern states. TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  We own 77% of TBL.

TBL’s share of the overall Indian construction market is very small. However, TBL’s prequalification and prior track record provides a way to grow the company in highway and heavy construction. Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI and the Cochin International Airport in the aggregate amount of $2.3 million.  TBL has received binding judgments in arbitration against and is in the process of collecting those judgments, which can typically take two to three years.

For the year ended March 31, 2011, TBL was not able to meet its cash flow projections, because it has not been able to win any new significant contracts. As a result, TBL does not have a sufficient pipeline that would enable it to project cash flows. Therefore, the impairment test for TBL is based on the recoverable values of its assets less the expected settlement of its liabilities.

For the purpose of the impairment test, we considered all the assets and liabilities of TBL. With respect to all the monetary assets and liabilities, the carrying values of the assets and the liabilities are considered to approximate the fair value of TBL since these are the expected recovery values and the expected values for settling liabilities. With respect to non-monetary assets such as fixed assets, we estimated the recoverable values based on a valuation certificate obtained from an approved independent appraiser. Further, the recoverability of claims is based on actual awards received in arbitration.

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company has entered into an agreement with SJS Associates subsequent to the stockholder’s approval of the acquisitions of Sricon and TBL.   For the year ended March 31, 2011, $ 40,160 was paid to SJS Associates for Mr. Selvaraj’s services, which included compensation expenses. There was no balance receivable or payable to/from this party as of March 31, 2011.

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination. For the year ended March 31, 2011, a total of $ 48,000 was accrued as rent payable to IGN LLC out of which $ 8,000 was outstanding as of March 31, 2011.

The Company uses the services of Economic Law Practice (ELP), a law firm in India. A member of our Board of Directors, prior to his resignation on March 15, 2011, was a Partner of ELP.  Since inception to March 31, 2010, the Company has incurred $186,303. There were no accruals or payments regarding ELP during the year ended March 31, 2011. Accordingly, there was no balance receivable or payable to/from this party as of March 31, 2011.

The Company, specifically one of the subsidiaries of the Company, TBL, has a receivable from Sricon, an affiliate of the Company, amounting to $3,114,572. This amount was advanced by TBL to Sricon to fund a bid on a new contract and provide the working capital requirement for the contract. Subsequently, due to certain disputes that have arisen between Sricon and IGC, the receivable of $3.1 million is still outstanding. Sricon is unwilling to pay the amount as it seeks to offset the amount as an equity payment from IGC.  However the amount was advanced from TBL, not from IGC, and TBL has no equity in Sricon. Further, the two entities, IGC and TBL, are legally different companies and therefore TBL has legal remedies under Indian law.  The Company has engaged Indian counsel who is in the process of preparing the case to pursue the recovery of this receivable.  From an accounting perspective, the Company has created a full provision in respect of this receivable due to the dispute although it intends to pursue collection of this receivable through an appropriate legal process in India. The said provision is contained in the selling, general and administrative expenses of the Company.

NOTE 13 -COMMITMENTS AND CONTINGENCIES

No significant commitments and contingencies were made or existed during the years ended March 31, 2011 and 2010.

NOTE 14 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of March 31,
	2011	2010

Land	$10,870	$10,870
Buildings	351,147	172,935
Plant and machinery	3,335,065	3,253,444
Furniture and fixtures	87,768	88,860
Computer equipment	213,178	209,012
Vehicles	479,478	478,749
Office equipment	167,563	161,680
Capital work-in-progress	137,696	136,440
	$4,782,765	$4,511,990
Less: Accumulated depreciation	(3,551,004)	(2,763,554)
	$1,231,761	$1,748,436

Depreciation and amortization expense for the fiscal years ended March 31, 2011 and March 31, 2010 was $785,066 and $603,153, respectively. Capital work-in-progress represents advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date.

NOTE 15 - INVESTMENT ACTIVITIES

No significant investment activities occurred during the years ended March 31, 2011 and March 31, 2010.

NOTE 16 — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

During the current year, the Company has created a full provision on the amount receivable from one of its investee companies –Sricon- amounting to $ 3,143,242. Please refer Note 12 of the consolidated financial statements for further information relating to this write off.

Further during the current year, the Company recorded an expense amounting to $ 1,515,186 relating to bad debts on its accounts receivable and certain loans and advances.

NOTE 17 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation”, (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  As of March 31, 2010, the Company granted 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees, all of which were granted during the year ended March 31, 2010. No options were granted during the year ended March 31, 2011.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  Total share-based compensation expense, related to all of the Company’s share-based awards, recognized for the year ended March 31, 2010 is $130,407. As of March 31, 2011 under the 2008 Omnibus Plan, 471,045 options remain issuable under the plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded during the year ended March 31, 2010:

Expected life of options	5 years
Vested options	100%
Risk free interest rate	1.98%
Expected volatility	35.35%
Expected dividend yield	Nil

The volatility estimate was derived using historical data for the IGC stock and for public companies in the infrastructure industry.

NOTE 18 – EMPLOYEE BENEFITS

Gratuity In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company.

	As of March 31,
	2011	2010
Change in the benefit obligation
Projected Benefit Obligation (PBO) at the beginning of the year	$(22,383)	$-
Service cost	(1,510)	22,383
Interest cost	(1,967)	-
Benefits paid	3,578	-
Actuarial loss/(gain)	(6,498)	-
PBO at the end of the year	$(28,780)	$(22,383)
	-	-
Funded status	$(28,780)	$(22,383)

Net gratuity cost for the years ended March 31, 2011 and 2010 included:

	Year ended March 31,
	2011	2010
Service cost	$1,510	$22,383
Interest cost	1,967	-
Actuarial loss/(gain)	6,498
Net gratuity cost	$9,975	$22,383

 The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost are:

	Year ended March 31,
	2011	2010
Discount rate	9.10%	8.65%
Rate of increase in compensation levels	8.00%	8.00%

The Company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

The expected payout of the accumulated benefit obligation as of March 31 is as follows.

	As of March 31,
	2011	2010
Expected contribution during the year ending Year 1	$2,739	$3,582
Expected benefit payments for the years ending March 31:
Year 2	$1,302	$1,023
Year 3	$1,347	$1,046
Year 4	$1,819	$1,468
Year 5	$9,048	$8,164
Thereafter	$15,806	$13,135

Provident fund. In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. The contribution is made to the Government’s provident fund.

The Company recognized an expense of $ 6,819 and $16,446 towards contribution to various defined contribution and benefit plans during the years ended March 31, 2011 and March 31, 2010 respectively.

NOTE 19 – DECONSOLIDATION

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  On March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for $28,690,266 (based on an exchange rate of 40 INR for 1 USD).   Subsequently, we effectively borrowed, through an intermediary company, $17,900,000 (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company with construction activity in our TBL subsidiary and materials activity in our other subsidiaries. As a consequence, we no longer owe $17,900,000 and our corresponding ownership in Sricon had decreased from 63% to 22.3%, a minority interest.  The accounting of the decrease in ownership, or deconsolidation of Sricon from the balance sheet of IGC, results in the shrinking of IGC’s balance sheet and a one-time charge on the income statement.

The equity dilution of 40.715% resulted in a consideration of $17,900,000. Following the guidance under ASC 810-10, the parent derecognized the assets, liabilities and equity components (including the amounts previously recognized in other comprehensive income) related to Sricon.  IGC recorded a loss of $785,073 and further reclassified an accumulated AOCI loss of $2,098,492 in the income statement as a result of the dilution.  Deferred acquisition costs related to Sricon amounted to $1,854,750, which were subsequently recorded in the income statement for the Fiscal Year that ended March 31, 2010.

The Company accounted for its remaining 22.3% interest in Sricon by the equity method. The carrying value of the investment in Sricon as of March 31, 2010 was $8,443,181.  The Company’s equity in the income of Sricon for the period ended March 31, 2010 was $16,446. In the current year, due to certain disputes with the management of Sricon, the Company was not able to obtain the financial statements of Sricon. It has been determined that the Company no longer has significant influence in the operations of Sricon. Accordingly, the investment in Sricon is currently valued at cost less provision for impairment losses, if any. Please refer Note 25 for discussion on impairment loss relating to the investment in Sricon.

NOTE 20 – INCOME TAXES

Income tax expense (benefit) for each of the years ended March 31 consists of the following:

	March 31,
	2011		2010

Current:
Federal	$		$0
Foreign		(100,226)	92,310
State			0
Net Current		$(100,226)	$92,310

Deferred:
Federal		$4,242,001	$(2,947,845)
Foreign		(422,823)	113,464
State		381,433	(367,633)
Net Deferred		$4,200,611	$(3,202,014)
Total tax provision		$4,100,385	$(3,109,704)

The significant components of deferred income tax expense (benefit) from operations before non-controlling interest for each of the years ended March 31 consist of the following:

	March 31,
	2011	2010
Deferred tax expense (benefit)	$1,652,984	$(550,254)
Net operating loss carry forward	2,003,420	(1,999,512)
Foreign Tax Credits	544,207	(544,207)
Interest income deferred for reporting purposes
Difference between accrual accounting for reporting purposes and cash accounting for tax purposes
Less: Valuation Allowance	(4,200,611)	(108,041)
Net deferred tax asset	$0	$(3,202,014)

The total tax provision for income taxes for year ended March 31, 2011 differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:
	March 31,
	2011	2010
Statutory Federal income tax rate	34.0%	34.0%
State tax benefit net of federal tax	1.5%	-5.4%
Change in valuation allowance	8.2%	-
Loss on extinguishment of debt	-0.4%	-
Loss on dilution of Sricon	-	-12.3%
Impairment loss on goodwill	-11.9%	-
Impairment loss on investments	-4.4%	-
Capitalized interest costs	-2.8%	-5.2%
Tax benefits from US taxes	-	-48.9%
Amortization of debt discount	-	-1.5%
Effective income tax rate	24.2%	-39.3%

The deferred tax assets and liabilities as of March 31 consist of the following tax effects relating to temporary differences and carry forwards:

	March 31,
	2011	2010
Current deferred tax liabilities (assets):
Vacation Pay	$0	$(25,345)
Valuation allowance		-
Net current deferred tax liabilities (assets)	$0	$(25,345)

Noncurrent deferred tax assets (liabilities):
Startup Costs	$921,378	$(921,378)
Deferred Acquisition Costs	731,606	(731,606)
Property, plant and equipment		(121,242)
Foreign Tax Credits	544,207	(544,207)
Net Operating Losses	2,003,420	(1,999,512)
Valuation allowance	(4,200,611)	-
Non-Current net deferred tax assets	$0	$(4,075,461)

Deferred income tax assets, net of valuation allowances are expected to be realized through future taxable income.  The valuation allowance increased in 2011 by $4.1 million, primarily related net operating loss carry forwards and acquisition costs.  The company intends to maintain valuation allowances for those deferred tax assets unit sufficient evidence to support the reversal of the valuation allowance.

The Company's and/or its subsidiaries’ ability to utilize their net operating loss carry forwards may be significantly limited by Section 382 of the Internal Revenue Code of 1986, as amended, if the Company or any of its subsidiaries undergoes an “ownership change” as a result of changes in the ownership of the Company's or its subsidiaries’ outstanding stock pursuant to the exercise of the warrants or otherwise. A corporation generally undergoes an “ownership change” when the ownership of its stock, by value, changes by more than 50 percentage points over any three-year testing period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carry forwards and certain recognized built-in losses. As of December 31, does not appear to have had an ownership change for Section 382 purposes.

NOTE 21 – SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements. Operating segments are component of an enterprise that have distinct financial information available and evaluated regularly by the chief operating decision-maker ("CODM") to decide how to allocate resources and evaluate performance. The Company's CODM is considered to be the Company's chief executive officer ("CEO"). The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance. Therefore, the Company has determined that it operates in a single operating and reportable segment.

NOTE 22 – RECONCILIATION OF EPS

For the Fiscal Year Ended March 31, 2011 and 2010, the basic shares include founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, shares issued in connection with debt, and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct and employee options.  The historical weighted average per share for our shares through March 31, 2011, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding as at March 31, 2011 used for the computation of basic EPS is 15,108,920. Due to the loss incurred during the year ended March 31, 2011, all of the potential equity shares are anti-dilutive and accordingly, the diluted EPS is equal to the basic EPS.

NOTE 23 – SUBSEQUENT EVENTS

The Company, through its subsidiary, IGC Materials, Private Limited ("IGC-MPL"), previously created a partnership for operation of a rock quarry, in which IGC-MPL owns a 49% stake, with the owner of the land on which the quarry was located.  In order to promote investments in certain industries including quarrying, the government of Maharashtra, where the quarry is located, instituted a tax rebate. The tax rebate allows the quarry operators to recover their entire investment through the collection of taxes by retaining taxes that would otherwise be payable to the government. In July 2011, the Company’s application for the rebate was approved by the government of Maharashtra, and the partnership was accordingly granted the right to retain up to $2.68 million in sales taxes and royalty taxes collected through the sale of rock aggregate from the quarries. This figure amounts to the investment made by the Company to develop the rock quarry including infrastructure and machinery.  The Company expects that it may take a few years to fully realize the benefits of the tax rebate.

NOTE 24 – INVESTMENTS – OTHERS

Investments – others for each of the years ended March 31, 2011 and 2010 consists of the following:

	As of March 31,
	2011	2010

Investment in equity shares of an unlisted company	$67,355	$66,741
Investment in partnership (SIIPL-IGC)	810,508	744,149
	$877,863	$810,890

NOTE 25 – IMPAIRMENT

Effective October 1, 2009, the Company reduced its investment in Sricon from 63% to 22%. For the financial year ended March 31, 2010 the Company conducted an impairment test on the 22% investment in Sricon using the discounted cash flow methodology. The Company had access to the unaudited balance sheet of Sricon as of December 31, 2009, but did not have audited financial statements of Sricon for the year ended March 31, 2010. The Company used information from the unaudited December 31, 2009 balance sheet, recoverable values of property, plant and equipment not used in the operations of the Company based on independent third party valuations and Sricon’s history of winning and renewing contracts in determining the discounted cash flow. Based on the impairment test applied at the end of March 31, 2010, the Company concluded that the recoverable value of its investment in Sricon exceeded the total of the value of its receivable in Sricon and its investment in Sricon. Therefore no impairment was provided with respect to the receivable and investment in Sricon.

In January 2011, the Company Law Board in India (CLB), a body that has jurisdiction over companies in India, granted the Company’s petition to stay any transactions, such as purchases, sales or a further creation of liability on Sricon’s fixed properties including land and plant and machinery. Further, based on CLB orders representatives of the Company visited Sricon for an inspection in January 2011, February 2011, April 2011 and June 2011.

Based on the CLB order freezing the sale of assets and creation of liability and allowing inspections by the Company, the Company believes that it has sufficient information on the existing assets and liabilities in Sricon to perform an impairment test. Further, as Sricon can no longer alienate the assets or create further liabilities, the Company believes that this forms an appropriate basis for the assessment of the recoverable value of the investment. The nature of information available to the Company includes assets (plant, machinery, land, building,) and significant liabilities.

For the year ended March 31, 2011 the Company again conducted an impairment test on its 22% investment in Sricon. However, the methodology for assessing the value of our investment and the recoverability of our receivable in Sricon, for the financial year ended March 31, 2011 was based on an assessment of recoverable values of property, plant and equipment as certified by independent government approved appraisers and not on a discounted cash flow methodology. The Company currently does not have sufficient financial information on Sricon and the lack of such financial statements may impact our ability to accurately value the investment. The methodology used in determining the fair value of assets included the current market value of real estate owned by Sricon, the recoverable value for equipment and an estimate for the timing of collection on awarded arbitration claims discounted to its present value using a discount rate of 12%. Based on this, the Company concluded that as of March 31, 2011 a liquidation of Sricon including a sale of assets and settlement of liabilities would result in the Company’s ability to recover $6.4 million. The Company therefore impaired 100% of its $3.1 million receivable in Sricon, and impaired $2.2 million of its investment. The carrying value of the investment in Sricon for the year ended March 31, 2011 is $6.4 million, which is equal to the recoverable assessed value.

NOTE 26 – UNAUDITED QUARTERLY FINANCIAL DATA

The information for the quarter ending December 31, 2009 has been restated as stated in Note 3 – Restatement of Previously Issued Financial Statements.

The restated Statement of Operations for the quarter ending 31 December 2009 is presented below:

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	3 months ended 31 Dec 2009 – As reported in 10Q	As restated	9 months ended 31 Dec 2009 – As reported in 10Q	As restated

Revenues	$5,909,024	$5,909,024	$13,994,503	$13,994,503
Cost of revenues	(5,326,393)	(5,326,393)	(11,829,440)	(11,829,440)
Selling, general and administrative expenses	(3,049,603)	(3,049,603)	(4,446,137)	(4,446,137)
Depreciation	(101,991)	(101,991)	(519,812)	(519,812)
Operating income (loss)	$(2,568,963)	$(2,568,963)	$(2,800,886)	$(2,800,886)
Compensation expenses	(123,139)	(123,139)	(123,139)	(123,139)
Interest expense	(252,619)	(252,619)	(1,019,687)	(1,019,687)
Amortization of debt discount	(178,218)	(178,218)	(178,218)	(178,218)
Interest income	37,314	37,314	139,641	139,641
Equity in (gain)/loss of affiliates	16,446	16,446	16,446	16,446
Other income, net	3,570	3,570	6,836	6,836
Income before income taxes and minority interest attributable to non-controlling interest	$(3,065,609)	$(3,065,609)	$(3,959,007)	$(3,959,007)
Income taxes benefit/ (expense)	103,281	103,281	(54,486)	(54,486)
Extraordinary items
Loss on dilution of stake in Sricon	(3,205,616)	(3,205,616)	(3,205,616)	(3,205,616)
Net income/(loss)	$(6,167,944)	$(6,167,944)	$(7,219,109)	$(7,219,109)
Non-controlling interests in earnings of subsidiaries	(7,574)	(7,574)	(72,599)	(72,599)
Net income / (loss) attributable to common stockholders	$(6,175,518)	$(6,175,518)	$(7,291,708)	$(7,291,708)
Weighted-average number of shares outstanding:
Basic	12,898,291	12,898,291	12,898,291	12,898,291
Diluted	13,559,184	12,898,291	13,559,184	12,898,291
Net Income per share
Basic	$(0.48)	$(0.48)	$(0.56)	$(0.56)
Diluted	$(0.45)	$(0.48)	$(0.54)	$(0.56)

* The effect of restatement on the diluted EPS has been shown in Italics in the table above.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months ended December 31,
	2009 (as originally filed)	Adjustments	2009 (as restated)
Cash flows from operating activities:
Net income (loss)	$(7,219,109)	-	$(7,219,109)
Adjustment to reconcile net income (loss) to net cash:
Deferred taxes	(68,699)	28,637	(40,062)
Depreciation	519,812	-	519,812
Amortization of debt discount	178,219	-	178,219
Interest expense (including non-cash)	375,758	767,068	1,142,826
Loss on extinguishment of debt	586,785	-	586,785
Loss on dilution of stake in Sricon	3,205,616	-	3,205,616
Deferred acquisition cost written off	1,854,750	-	1,854,750
Equity in earnings of affiliates	(16,446)	-	(16,446)
Changes in:		-
Accounts receivable	(5,364,846)	1,465,666	(3,899,180)
Inventories	(389,904)	17,702	(372,202)
Prepaid expenses and other current assets	(168,549)	248,765	80,216
Trade payables	3,621,690	(4,020)	3,617,670
Other current liabilities	96,813	(1,102,799)	(1,005,986)
Other non-current liabilities	(49,901)	(111,169)	(161,070)
Non-current assets	74,242	(20,244)	53,998
Net cash used in operating activities	$(2,763,769)	$1,289,606	$(1,474,163)

Cash flow from investing activities:
Purchase of property and equipment	(123,450)	(65,365)	(188,815)
Investment in non-current investments (joint ventures etc.)	(600,024)	-	(600,024)
Restricted cash	(261,232)	(15,069)	(276,301)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)	(102,045)
Net cash provided/(used) in investing activities	$(984,706)	$(182,479)	$(1,167,185)

Cash flows from financing activities:
Proceeds from/ (repayment of) in other short-term borrowings	148,091	(687,956)	(539,865)
Proceeds from/ (repayment of) from long-term borrowings	(141,873)	(285,600)	(427,473)
Issuance of equity shares	1,777,939	-	1,777,939
Proceeds from notes payable	2,000,000	-	2,000,000
Interest paid	(72,710)	(287,883)	(360,593)
Net cash provided/(used) by financing activities	$3,711,447	$(1,261,439)	$2,450,008
Effects of exchange rate changes on cash and cash equivalents	(12,632)	154,312	141,680
Net increase/(decrease) in cash and cash equivalents	(49,390)	-	(49,660)
Cash and cash equivalent at the beginning of the period	2,129,365	-	2,129,635
Cash and cash equivalent at the end of the period	$2,079,705	$-	$2,079,705

NOTE 27 – CERTAIN AGED RECEIVABLES

The accounts receivable as of March 31, 2011 and March 31, 2010 include certain aged receivables in the amount of $2.37 million and $2.30 million respectively.  These receivables are due from the National Highway Authority of India (NHAI) and the Cochin International Airport.  The Government of India owns NHAI and the Cochin International Airport is partially owned by the State Government of Kerala.  The receivables have been due for periods in excess of one year as of March 31, 2011.  These receivables have been classified as current for the following reasons:

Our subsidiary in India, TBL, worked on the building of an airport runway at the Cochin International Airport and a road and associated bridges on a highway for the NHAI. During the execution of these projects the clients of the Company requested several changes to the engineering drawings.  The claims of the Company against each of the clients involve reimbursement of expenses associated with the change orders and variances as well as compensation for delays caused by the client.  The delay part of the claim involves equipment that is idle on the job, including interest or lease charges for the equipment while it is idle, and workers that are idle, among others.  The expense reimbursement involves cost of new material including any escalation in the cost of materials, usage of equipment, personnel and other charges that were incurred as a result of the delays caused by the change orders.  These invoices were disputed by the clients and referred to arbitration. The process of arbitration involves each party choosing an arbitrator and the arbitrators appointing a third chief arbitrator. Each party then presents its case over several months and the arbitrator makes an award.

The receivables occurred and became due when TBL won two separate arbitration awards against each of these organizations. The arbitration awards were first reported on our Form 10-K for the fiscal year ended March 31, 2010 and reflected in our March 31, 2010 financial statements filed as part of the Form 10-K. The arbitration awards stipulate that interest be accrued for the period of non-payment.  However, the receivables do not have an interest component as we will try and use the accrued interest as negotiating leverage for an earlier payment.  Although the receivables are contractually due, and hence its classification as current, it may take the Company  anywhere from the next 30 days to two years to actually realize the funds, depending on how long these organizations want to delay paying.  The Company continues to carry the full value of the receivables, without interest and without any impairment, because the Company believes that there is minimal risk that these organizations will become insolvent and unable to make payment.

NOTE 28 - RE-CLASSIFICATIONS TO CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF OPERATIONS

Subsequent to the filing of the Form 10-K for the fiscal year ended March 31, 2011, the Company has re-classified the following figures, in both 2011 and 2010, to conform to the standards required by the SEC:

1.	Reclassified the non-controlling interest on the face of the consolidated balance sheet and included the same as a part of the total stockholders’ equity.

2.	Added a line on the stockholders’ equity to provide the total equity related to the Parent company or IGC.

3.	The impairment losses on goodwill and investments have been included as a part of the operating income/(loss) in the consolidated statements of income.

4.	Removed the sub-total titled ‘Revenue less cost of revenue (excluding depreciation)’ in the consolidated statements of income.

There are no changes in the Consolidated Statement of Operations with respect to net income/loss attributable to common stock holders and in the case of the Consolidated Balance Sheets, the total liabilities and stockholders’ equity, remains the same.

H&F IRONMAN LIMITED (“HK IRONMAN”) AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2011

H&F IRONMAN LIMITED
CONDENSED CONSOLIDATED BALANCE SHEET

		As of
ASSETS	Note	September 30, 2011 (unaudited)	March 31, 2011

Current assets:
Cash and cash equivalents		$7,667,364	$149,993
Due from related parties	7	62,599	61,010
Accounts receivables	3	3,816,977	4,080,331
Inventories	4	1,609	1,567
Other assets	5	1,101,845	5,875,091
Total current assets		$12,650,394	$10,167,992

Property, plant and equipment, net	6	4,061,587	4,357,275
Deferred tax assets	10	172,129	165,963
Leased mineral rights		455,714	490,895
Total assets		$17,339,824	$15,182,125

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	7	$469,484	$457,568
Due to related parties	8	306,400	293,978
Income tax payable		3,044,262	2,694,523
Other payables and accruals	11	5,062,652	4,227,220
Total current liabilities		$8,882,798	$7,673,289

Other non-current liabilities	11	636,433	563,115
Total liabilities		$9,519,231	$8,236,404

Equity:
Paid-in capital	9	$1,285	$1,285
Accumulated other comprehensive income		51,971	8,572
Retained earnings	9	7,360,351	6,570,452
Non-controlling interest		406,986	365,412
Total shareholders’ equity		$7,820,593	$6,945,721
Total liabilities and equity		$17,339,824	$15,182,125

H&F IRONMAN LIMITED
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

		Six months ended
	Note	September 30, 2011 (unaudited)	Period ended March 31, 2011

Net sales		$3,038,444	$1,053,201
Cost of goods sold		1,799,954	584,349
Gross profit		$1,238,490	$468,852

Selling and administrative expenses		103,231	34,078
Allowance for doubtful debts		(7,461)	15,624
Operating earnings		$1,142,720	$419,150

Interest expenses		-	13,866
Other expenses		36,549	-
Earnings before income tax		$1,106,171	$405,284

Income taxes expense	10	274,698	193,027

Net earnings		$831,473	$212,257

Less: Net earnings attributed to non-controlling interests		(41,574)	(10,613)

Net earnings attributed to H&F Ironman Limited shareholders		$789,899	$201,644

H&F IRONMAN LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

	Six months ended
	September 30, 2011 (unaudited)	Period ended March 31, 2011

Cash flows from operating activities:
Net income	$831,473		$212,257
Adjustment to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	330,870		168,592
Changes in operating assets and liabilities
Receivables	263,354		(290,084)
Due from related parties	4,816,411		-
Deferred tax	(1,845)		(21,585)
Other receivables	(49,117)		(521,461)
Payables	1,282,826		663,815
Net cash provided by (used for) operating activities	$7,473,972		$211,534

Investing activities:
Purchase of property and equipment	-		-
Proceeds of disposal of property and equipment	-		-
Net cash (used for) investing activities	$	$

Financing activities:
Proceeds from borrowings	-		-
Repayments of borrowings	-		-
Net cash provided by (used for) financing activities	$-		$-

Effect of exchange rate changes on cash	$43,399		$(190,736)

Net change in cash and cash equivalents during the period	$7,517,371		$20,798

Cash and cash equivalents at beginning of period	$149,993		$129,195
Cash and cash equivalents at the end of period	$7,667,364		$149,993

Supplement disclosures of cash flow information:
Cash paid during the year for income taxes	$-		$-
Cash paid during the year for interest	$-		$13,866

See accompanying notes to financial statements

H&F IRONMAN LIMITED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
	Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Non-controlling Interest	Stockholders’ Equity
Balance as of December 31, 2010	$1,285	$199,308	$6,368,808	$354,799	$6,924,200

Net income			201,644	10,613	212,257
Translation adjustment		(190,736)			(190,736)
Balance as of March 31, 2011	$1,285	$8,572	$6,570,452	$365,412	$6,945,721
Net income	-	-	789,899	41,574	831,473
Translation adjustment	-	43,399	-	-	43,399
Balance as of September 30, 2011	$1,285	$51,971	$7,360,351	$406,986	$7,820,593

See accompanying notes to financial statements.

NOTE 1 – Organization and Nature of Business

H&F Ironman Limited (the “Company”) is a private limited Company incorporated on December 20, 2010 in Hong Kong. The registered capital of the Company is HKD 10,000, equaling to USD 1,285, in which Mr. Danny Qing Chang holds 100%.

This Company in turn operates through one subsidiary in China that is in the business of processing and trading iron ore. The Company has an investment ownership of ninety-five percent (95%) of Linxi HeFei Economic and Trade Co., Ltd. The ownership transfer was completed on January 18, 2011.

Linxi HeFei Economic and Trade Co., Ltd. (the “Subsidiary”) is a private limited company established on January 8, 2008 in Linxi, the People’s Republic of China (“PRC”). The Subsidiary obtained a business license (No.150424000000821), which was issued by the State Administration of Industry and Commerce of Linxi, PRC.

The Subsidiary’s registered operation period is 20 years.  The main business of the subsidiary based in the PRC is processing and trading of minerals.

The remaining five (5%) percent of the equity in the Subsidiary is owned by its current Chairman, Mr. Zhang Hua, based in Chifeng, PRC.

Accounting treatment of acquisition

The acquisition transaction of the Subsidiary was determined to be a common control transfer in accordance with the guidance in ASC 805, Business Combinations (erstwhile SFAS No. 141R and EITF 02-5). Accordingly, such acquisition was accounted under the pooling of interest method whereby no adjustments were made to the carrying value of assets and liabilities.

NOTE 2 – Summary of Significant Accounting Policies

Basis of preparation of consolidated financial statements

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) to reflect the financial position and results of operations of the Company.

Accounting Period

The Company’s fiscal year is from April 1 to next March 31.

Consolidation

The consolidated financial statements include the accounts of the Company and the Subsidiary, after the elimination of inter-company accounts and transactions.

Non-controlling interests

Non-controlling interests in the Company’s consolidated financial statements result from the accounting for non-controlling interests in the Subsidiary.  Non-controlling interests represent the Subsidiary’s earnings and components of other comprehensive income that are attributed to the non-controlling parties’ equity interests.  The Company consolidates the Subsidiary into its consolidated financial statements.  Net earnings attributed to non-controlling interests represent the share of net earnings that is attributed to the equity that is owned by the current chairman of the Subsidiary.  Transactions between the Company and the Subsidiary have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Revenue Recognition

Revenue has been recognized when all of the following criteria have been satisfied:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.
For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer. The Company considers the guidance provided under ASC 615 in determining revenue from sales of goods. Considerations have been given to all four conditions for:

•	Contract – Persuasive evidence of our arrangement with the customers;
•	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
•	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
•
Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met. These criteria are assessed by the Company at the time of each sale. In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Accounts Receivable

The Company evaluates the collectability of selected accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses. The Company considers factors such as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, the Company estimates reserves for bad debts based on general aging, experience and past-due status of the accounts. If circumstances related to customers change, estimates of recoverability would be further adjusted.

Inventories

Inventory is valued at the lower of cost (weighted average) or estimated net realizable value and includes the cost of materials, labor and manufacturing overhead.  The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales and the likelihood of obsolescence.

Property and Equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the shorter of the estimated useful lives of the assets as follows:

Machinery	10 years
Electronic equipment	3-5 years
Vehicles	10 years
Buildings	5-20 years
Others	5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred.  Expenditures, which significantly increase value or extend lives, are capitalized.  Upon retirement or disposition of plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

Impairment

The Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Such evaluation relies on a number of financial factors, including operating results, future anticipated cash flows, business plans and certain economic projections and non-financial factors such as changes in operating environment, competitive information, impact of change in government policies, etc.

For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

Fair Value of Financial Instruments

Financial instruments of the Company are primarily comprised of cash, accounts receivable, account payables and accrued liabilities.  As of September 30, 2011, the carrying values approximated their fair values.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes that requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enacted date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax rate applicable to the profits of the holding Company is 16.5%. Further pursuant to the New Income Tax Law effective on January 1, 2008, the applicable income tax rate for the Subsidiary in China is 25%.

Leased Mineral Rights

Initial costs to obtain leased mineral rights are capitalized and amortized to operations as depletion expense within the leased periods, using the straight-line method.  Depletion expenses are included in depreciation and amortization on the accompanying statement of operations and were USD 35,182 and USD 16,986 for the six months period ended September 30, 2011 and period ended March 31, 2011, respectively.

Currency Translation

The accounts and operations of the Company are translated in accordance with ASC 830, “Foreign Currency Matters,” which requires that assets and liabilities of foreign operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the period. The effects of exchange rate fluctuations in translating assets and liabilities of the Company into U.S. dollars are accumulated and reflected as a currency translation adjustment in the accompanying statements of shareholders’ equity. Transactions gains and losses are included in net income. There are no material transaction gains or losses in the accompanying financial statements for the period presented. The functional currency used in the preparation of financial statements is the Chinese RMB while the currency used to present the financial statements is the U.S. dollar. The functional currency is the currency in which the Company operates and it largely reflects the economic substance of the underlying events and circumstance of the Company.

Employee Benefits Plan of the Subsidiary

Regarding the Subsidiary’s employee benefits plan, China has been undergoing a significant reform process on its employee welfare and fringe benefits administration.  Any enterprise operating in China is subject to government-mandated employee welfare and fringe benefit contribution as a part of operating expense to State Administration of Labor Affairs.  However, the Subsidiary doesn’t participate in this multi-employer defined contribution plan to provide employees with certain retirement, medical and other fringe benefits.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

NOTE 3 - Accounts Receivables

The accounts receivable, net of allowances, amounted to $ 3,816,977 and $ 4,080,331 as of September 30, 2011 and March 31, 2011, respectively. The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of the customer and the inherent credit risk.  Accounts receivable are not collateralized.

The activity in the allowance for doubtful debts for accounts receivable is as follows:

	September 30, 2011	March 31, 2011
Allowance at the beginning of the period	$72,055	$72,055
Additional provision created during the year	-	-
Write-offs /reversals charged against allowances	(7,461)	-
Allowance at the end of the year	$64,594	$72,055

NOTE 4 - Inventories

The inventories are comprised of:

	September 30, 2011	March 31, 2011
Low-value goods	$1,609	$1,567
Finished goods	-	-
Total	$1,609	$1,567

The management of the Company believes that no inventory reserve was necessary as of and for the period ended September 30, 2011 and March 31, 2011.

NOTE 5 - Other Assets

Other current assets consist of the following:

	September 30, 2011	March 31, 2011
Prepaid expenses	$-	$-
Amount due from staff	546,232	524,800
Amount due from third party	555,613	533,830
Interest – bearing loan to third party	-	4,816,461
Total	$1,101,845	$5,875,091

The management of the Company believes that no provision for other receivables and prepayments was necessary as of and for the periods ended September 30, 2011 and March 31, 2011.  Amount due from staff and amount due from third party are short-term advances and they are expected to be collected within one year.

NOTE 6 –Property, Plant and Equipment

A summary of property and equipment is as follows:

	September 30, 2011	March 31, 2011
Plant	$2,590,998	$2,613,387
Machinery	2,918,489	2,943,708
Electronic equipment	1,810	1,826
Vehicles	35,679	35,987
Others	24,271	24,481
Total Cost	$5,571,247	$5,619,389
Accumulated depreciation	1,509,660	1,262,114
Total, net	$4,061,587	$4,357,275

Depreciation expense for the six months period ended September 30, 2011 and for the period ended March 31, 2011 amounts to USD 295,688 and USD 151,606, respectively.

As of September 30 and March 31, 2011, machinery with the carrying amount of RMB 8.8 million (equivalent to USD 1.34 million) has been pledged against the short-term bank loan.

NOTE 7 –Short-term Bank Borrowings

As of September 30, 2011, the Company had the bank loan amounting to RMB 3 million (equivalent to USD 469,484) from Linxi Urban Credit Cooperatives.  The maturity date of the loan is November 30, 2011 and the annual interest rate is 12.474%.  The machinery was pledged as collateral for the loan, and hence the borrowing is in the nature of a secured liability.

NOTE 8 – Related Party Transactions and Balances

The followings are related parties where a control relationship exists:

Name	Relationship
Danny Qing Chang	Major Investor
Zhang Hua	Five percent minority interest holder and chairman at the Subsidiary

Amount due to/ from related parties:

	As of September 30, 2011	As of March 31, 2011
Due from related parties
Zhang Hua	$62,599	$61,010
The above ending balances were generated from the loans that were given by the Company to the related parties.
Due to related parties	As of September 30, 2011	As of March 31, 2011
Zhang Hua	$306,400	$293,978

The above related parties are the shareholders who transferred the shares of the Subsidiary.

NOTE 9 – Equity

The paid-in capital of the Company is HKD 10,000 (equivalent to USD 1,285) that has been fully paid as of September 30 and March 31, 2011. Mr. Danny Qing Chang paid HKD 10,000, taking 100% of the paid-in capital of the Company.

Pursuant to PRC laws and regulations, the Subsidiary is required to set aside at least 10% of the after-tax profits on an annual basis to a general reserve.  This reserve should be used for the development of the enterprise and may not be used towards the payment of dividends.  As of September 30, 2011 and March 31, 2011, the reserve was USD 786,407 and USD 703,444, respectively, included as part of retained earnings.

NOTE 10 – Income Tax

The income tax rates applicable to the Company and the Subsidiary are 16.5% and 25%, respectively.  The income tax expense for the six months ended September 30, 2011 and for the period ended March 31, 2011 is as follows:

	Period ended September 30, 2011	Period ended March 31, 2011
Current taxes	$276,543	$214,612
Deferred taxes	(1,845)	(21,585)
Net income tax expense	$274,698	$193,027

Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the US federal statutory income tax rate of 34% primarily due to the difference in income tax rates between US and China.

The Company adopted ASC 740, Accounting for Uncertainty in Income Taxes.  In assessing the recoverability of its deferred tax assets, the management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible.  The management considers historical and projected future taxable income, and tax planning strategies in making this assessment.

The management of the Company believes that the Company will continue to make profits in the future and hence deferred tax assets should be recognized as of September 30, 2011.

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of net deferred tax assets and liabilities as of September 30, 2011 and March 31, 2011 are as follows:

Deferred tax assets:	September 30, 2011	March 31, 2011

Depreciation and amortization	$-	$-
Accrual accounting for financial reporting whereas cash accounting for tax purpose	172,129	165,963
Others	-	-
Net deferred tax assets	$172,129	$165,963

NOTE 11 – Other Payables and Accruals

Other current payables and accruals consist of the following:

	September 30, 2011	March 31, 2011

Statutory dues payable	$4,876,030	$4,068,962
Acquisition related liability	81,706	-
Employee related liabilities	26,669	25,992
Other liabilities	78,247	132,266
	$5,062,652	$4,227,220

Other non-current liabilities consist of the following:

	September 30, 2011	As of March 31, 2011

Provision for expense	$55,275	$76,261
Special reserve *	581,158	486,854
	$636,433	$563,115

*Pursuant to PRC laws and regulations, the Subsidiary is required to accrue a special reserve for safety of production. The reserve is based on the volume of production of the mine. The formula is the production volume times the defined ratios set by the government.  This fund should be used to improve safety of the manufacturing condition of the Subsidiary and is prohibited for the declaration of dividends. As of September 30 and March 31, 2011, the special reserve was USD 581,158 and 486,854, respectively, included as part of other non-current liabilities.

NOTE 12 – Leases

The Subsidiary in China signed an agreement with the local village neighborhood committee to mine the hills.  The duration of the agreement is from November 2, 2007 to May 1, 2018.  According to the signed agreement, the initial down payment is RMB 5 million which was paid by the Subsidiary before October 15, 2007.  The annually payments are calculated based on the exploitation volume at 2.5%, which should be paid on the quarterly basis.  For the six month period ended September 30, 2011 and for the period ended March 31, 2011, the payments for this lease was USD 68,204 and  USD 356,000,  respectively.

NOTE 13 – Fair Value of Financial Instruments

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short-term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 14 – Commitments and Contingencies

Based on the above-mentioned signed agreement (Note 12) and the term of minimum payment within the first 5 years, the Subsidiary in China needs to pay about USD 967,000 until November 2012.

As of the date of the report, the Company had no material contingent liabilities.

NOTE 15 – Subsequent Events after Balance Sheet Date

After the share transfer transaction between the Company and the former shareholders of the Subsidiary was completed, the Subsidiary applied for the foreign-investment approval from the authorized government of P.R.C.  On April 26, 2011, the Subsidiary got the final foreign-investment approval from the Foreign Investment Administration of P.R.C.  However, as of the date of this report, the updated business license of the Subsidiary has not yet been obtained from the local industry and commercial bureau.

Besides the above matter, the management has evaluated the subsequent events and determined that there were no material events affecting the financial statements of the Company requiring recognition or disclosure.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of H&F Ironman Limited (“HK Ironman”)

This Proxy Statement contains forward-looking statements. These statements relate to future events or HK Ironman’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that may cause HK Ironman’s results to differ include, but are not limited to changes in the scope or timing of HK Ironman’s projects; changes in demand for iron ore; changes in availability of raw materials which could cause delays or cancellations of key contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully integrate acquired operations; and competition in the marketplace which could reduce revenues and profit margins.

Although HK Ironman believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee of future results, levels of activity, performance or achievements.  Moreover, neither HK Ironman, nor any other person, assumes responsibility for the accuracy and completeness of the forward-looking statements. HK Ironman is under no obligation to update any of the forward-looking statements.  HK Ironman believes this information is useful to investors because it provides a basis for measuring the operating performance of HK ironman’s business and cash flow.  The following discussion should be read in conjunction with its audited consolidated financial statements and the related notes and other financial information appearing elsewhere in this proxy statement.  Readers are also urged to carefully review and consider the various disclosures made by IGC, which attempt to advise interested parties of the factors that affect IGC’s revenues and performance.

Overview

HK Ironman was incorporated as H&F Ironman Limited, a private limited company, on December 20, 2010 in Hong Kong with a registered office at Room 17 6/F Shun on Commercial Building 112-114, Des Voeux Road Central, Hong Kong.  HK Ironman’s sole asset is its ownership of a 95% equity interest in Linxi HeFei Economic and Trade Co., Ltd. (“PRC Ironman”), which was incorporated in China on January 8, 2008.  HK Ironman was formed for the express purpose of acquiring and owning PRC Ironman. HK Ironman acquired PRC Ironman in January 2011.  As a result of that acquisition, PRC Ironman is now considered an equity joint venture (“EJV”) because of its foreign ownership through HK Ironman.

PRC Ironman was incorporated as Linxi Hefei Economic & Trade Co., Ltd. in China on January 8, 2005. PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills, with iron ore deposits of well over 3 million tons in southwest LinXi in the autonomous region of Inner Mongolia. Linxi is located in eastern Inner Mongolia and is under the administration of Chifeng City. The city of Chifeng, Inner Mongolia is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad.

PRC Ironman’s technique for extracting ore consists of two processes. First, naturally occurring sand mixed with sparse amounts of iron ore is processed through a dry separation process, which uses magnets to extract loosely bound iron ore. Water is then used as a solvent to remove dirt and sand. The slurry containing water, dirt, sand and iron ore is then further purified by passing it through magnets in a wet extraction process. The end result is high-grade iron ore that has a 65-67% iron (Fe) content. PRC Ironman currently produces 66% iron ore, and then sells the high-grade ore to steel mills and other traders in China. Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

PRC Ironman’s business objective is to operate and grow an environmentally friendly company that extracts and processes ore from barren hills and leaves in place a sustainable green environment. PRC Ironman has a license to operate in the hills until the year 2018. PRC Ironman is located in southwest LinXi in the autonomous region of Inner Mongolia. PRC Ironman’s office is in the capital city of Chifeng. It has access via highways to Tianjin port, which provides access to steel mills in the northeastern part of China. PRC Ironman customers mostly come to its site to pick up the refined and processed high-grade ore.

Company Overview

HK Ironman operates a beneficiation plant through its subsidiary in China, PRC Ironman. PRC Ironman’s business is to mine, extract and process high-grade iron ore from the sand located in the hills of Inner Mongolia. it currently operates on an area of 2.2 square kilometers with estimated reserves of over 3 million tons, which at about $140 per ton translates to about $420 million of available iron reserves.  Prices of ore have moved from a high of $180 per ton at the end of 2010 to about $116 per ton and recently have moved up to the $130-$140 per ton range. PRC Ironman’s permit to mine is for 6.6 square kilometers.  However, it currently operates on an area of 2.2 square miles, but is free to expand.  Therefore the actual potential reserves are over $1.2 billion over the 6.6 square kilometers.  Expanding the operations to a larger footprint would require an expansion of the equipment used to process and produce high-grade ore.

PRC Ironman’s plant extracts iron ore from the sand by using two processes.  The first process is a dry separation process.  Trucks of sand are poured into a separator that employs 19 magnets. The magnets separate the sand from the iron ore.  About 35 trucks of sand are distilled to one truck of higher iron content sand.  In one day PRC ironman may process as much as 30,000 tons of sand through the dry separators.  The second process is a wet process, which involves mixing the processed sand and ore with water and then using magnets to separate the ore from the slurry.  The entire process is continuous and runs during daylight.  The sand that is separated from the ore is redistributed to the hills.   The water is filtered and reused up to three times before pumping it to grass, plants and shrubs that are planted in the hills to create a sustainable environment.  Approximately, for every two trucks of sand from the dry separator PRC Ironman generates one truck of 65- 67% high-grade iron ore.  In summary, about 70 trucks of sand are used to extract one truckload of processed high-grade ore.

Core Business Competencies, competition and seasonality

As the infrastructure of China is built out, the demand for raw materials and especially steel is very high. China is a net importer of iron ore from Australia, Brazil, India and other countries. China is the largest mineral trader in the world accounting for 25% of the trading in 2010. The iron ore and steel global trade in 2010 was about $395 billion and China accounted for $83 billion or 21.1 % of the global trade. Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton, and Vale. Once prices are set the rest of the global markets follow that pricing. Prices for iron ore have increased about 7 fold from 2003 to a high of $180 per metric ton at the end of 2010. In 2011, iron ore prices have been between $130 and $150 per metric ton.

The core competencies of PRC Ironman are 1) its access to the sand ore in the hills of Inner Mongolia, 2) its knowledge, history and ability to work in Inner Mongolia and Mongolia, 3) its strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia, 4) in-depth knowledge of the licensing process for mines and 5) its knowledge of logistics in the autonomous region of Inner Mongolia.  PRC ironman’s customers include local traders and steel mills near the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is currently so high that the market can absorb almost any amount of ore that is produced.

In 2011, the area of Chifeng and Inner Mongolia was subject to inclement weather. Typically the months of May through September are rainy.  On average the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused flooding through the region.  It had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for over four months.  The heavy rains and flooding destroyed over 16,000 houses and over 6000 hectares of farmland. It also destroyed the bridge connecting our production facilities to the main highways. No damage was sustained to the plant because the plant is located high in the hills. However during that time PRC Ironman was unable to produce ore. The rains have since stopped and the floodwaters have receded and PRC Ironman is back in operation.

PRC Ironman has a work force of about 120 employees, consultants and contract workers mostly in Chifeng with a sales and liaison office in Beijing.  The work force consists mostly of truck drivers, engineers, accountants, sales personnel and executives.  The truck drivers tend to be contract workers.  PRC Ironman has represented to IGC that it is in compliance with local labor regulations and PRC Ironman tends to be the employer of choice as there are very few industries in the area. We currently do not participate in a multi-employer defined contribution plan to provide employees with certain retirement, medical and other fringe benefits because most of our workforce is contract workers that are employed thru agencies or other companies.

China has strict environmental regulations and PRC Ironman represents that it is in in compliance with these regulations. As part of the mandate in the area, PRC Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  PRC Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.

PRC Ironman buys and sells in only one currency, the RMB.  Prices for ore are set in USD and then converted to RMB.  PRC Ironman has no currency risk. However PRC Ironman is subject to price volatility.  HK Ironman is located in Hong Kong and PRC Ironman is located in China. The accounts for both companies are kept in Chinese GAAP and the functional currency is RMB.  PRC Ironman maintains an English language web site at www.hfironman.net.

Effects of the Acquisition

HK Ironman will account for the Acquisition as a change of ownership.  No new shares will be issued to the purchasers of HK Ironman.  Shares held by the current shareholders will be sold to the purchasers in exchange for shares of the purchaser.  The Acquisition of 100% of HK Ironman’s stock by IGC will be tax free to HK Ironman and PRC Ironman.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. GAAP requires HK Ironman management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. HK Ironman has based its estimates and judgments on assumptions that it finds reasonable under the circumstances. Actual results may differ from such estimates under different conditions and could have a material impact on the financial statements, and it is possible that such changes could occur in the near term.

Significant estimates and assumptions are used when accounting for certain items, such as but not limited to, revenue recognition, the useful lives and the evaluation of impairment of property and equipment, the income tax, the contingencies and the provision for impairment of receivables and advances. Actual results could differ from these estimates.

The summarized balance sheet for HK Ironman and the statement of income is shown below.

Summarized balance sheet information for HK Ironman is as follows:

	As of March 31, 2011	As of September 30, 2011
Total Assets	$15,182,125	17,339,824
Total liabilities	$8,236,404	9,519,231
Total stockholders’ equity	$6,945,721	7,820,593

Major items of HK Ironman’s assets and liabilities are as follows:

	As of March 31, 2011	As of September 30, 2011
Cash and cash equivalents	$149,993	7,667,364
Accounts receivables	4,080,331	3,816,977
Property, plant and equipment, net	4,357,275	4,061,587
Other current assets	5,875,091	1,101,845
Income tax payable	2,694,523	3,044,262
Other payables and accruals	4,227,220	5,062,652
Total stockholders’ equity	$6,945,721	7,820,593

Summarized statement of income information for HK Ironman is as follows:

	For the period December 20, 2010 to March 31, 2011	For the six-month period ended September 30, 2011
Revenue	$1,053,201	3,038,444
Expenses	647,917	1,932,273
Net income before taxes	$405,284	1,106,171
Income taxes	193,027	274,698
Net income	$212,257	831,473

RESULTS OF OPERATIONS

HK Ironman being incorporated on December 20, 2010, hence there were no operations for the six months period ended September 2010.

Six Months Ended September 30, 2011 compared to period ended March 31, 2011

Revenues

Total revenue was USD 3.04 million in the half year ended September 30, 2011, and USD 1.05 million for the period ended March 31, 2011, an increase of 188%, which was majorly because the revenues for the period ended March 31, 2011 only included the period from December 20, 2010 to March 31, 2011 against the six months September revenues.  The revenues for the six months period from April 2011 to September 30, 2011 reflect only about two months of operations as the plant was shut down for over four months because of heavy rainfall and flooding. PRC Ironman had to wait for the floodwaters to recede and the bridge connecting its plant to the main highways to be rebuilt.  It has since been rebuilt and logistics are once moving.

Expenses

HK Ironman’s expenses principally consisted of materials, employee compensation and benefits, depreciation and amortization, interest expense and general and administrative expense. In the six months ended September 30, 2011, total expenses increased by USD 1.28 million, or 198%, as compared with the period ended March 31, 2011. Cost of revenue increased by USD 1.22 million, or 48%, as compared with the period ended March 31, 2011. The increase was due to the different periodicity under comparison and due to higher scale of operation during the six months period ended September 30, 2011.  Selling, general and administrative expenses increased by USD 69 thousand, or 203%, as compared with the period ended March 31, 2011. The increase was due to the different period under comparison and due to higher scale of operation during the six months period ended September 30, 2011.   During the time that the plant was shut down PRC Ironman incurred general and administrative expenses, which decreased its overall operating margins.

Liquidity and Capital Resources

HK Ironman’s senior management establishes the overall liquidity and capital policies of the company. Its liquidity and funding risk management policies are designed to ensure that HK Ironman is able to access adequate financing to service its financial obligations when they are due. The principal sources of financing for the business are stockholders’ equity and short-term borrowings from banks.

As of September 30, 2011, HK Ironman’s net capital exceeded the net capital requirements.  During the six months ended September 30, 2011, HK Ironman showed $7.66 million in cash and cash equivalents, up from $149,993 at the end of March 31, 2011. Of the cash shown at the end of September 30, 2011, $4.8 million was generated from the realization of a short-term loan receivable, $1.1 million from income during the six-month period, and about $1.2 million from a change in current liability   and the rest from receivables, and other sources.  Prior to September 30, 2011 PRC Ironman had kept most of its cash as a deposit with an unrelated party. However during the quarter, ended September 30, 2011, pursuant to discussions with IGC, that money which in the March 31, 2011 statements is booked as Other Current Assets was brought back into the bank account of PRC Ironman. It thus moved from Other Current assets to Cash and cash equivalents. HK Ironman did not make any investments in property plant and equipment during the six months ended September 30, 2011, and was not engaged in any investing or financing activity.

HK Ironman believes that its net income and existing cash balances will be sufficient to meet its cash requirements for the next twelve months. In the longer term, the company believes future cash requirements will continue to be met by its cash from operations, credit arrangements and equity financings as required.

Accounting Developments and their impact on HK Ironman

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements. Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009. The adoption of this accounting standards amendment did not have a material impact on the HK Ironman’s disclosure or consolidated financial results. The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for HK Ironman for interim and annual reporting periods beginning after December 31, 2010. The adoption of this accounting standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard, which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative. This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Adoption of this standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis. Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only. Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings. This guidance became effective January 1, 2011. Adoption of this standard did not have a material impact on the HK Ironman's disclosure or consolidated financial results.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. This update defines fair value, clarifies a framework to measure fair value and requires specific disclosures of fair value measurements. The guidance is effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively. HK Ironman does not expect adoption of this guidance to have a material impact on its financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, which is now part of ASC 220: “Presentation of Comprehensive Income". The new guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The standard does not change the items, which must be reported in other comprehensive income. These provisions are to be applied retrospectively and will be effective for us as of January 1, 2012. Because this guidance impacts presentation only, it will have no effect on HK Ironman’s financial condition, results of operations or cash flows.

H&F IRONMAN LIMITED (“HK IRONMAN”) AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 2011
(The company did not exist in fiscal year 2010)

Report of Independent Registered Public Accounting Firm

The Board of Directors
H&F Ironman Limited

We have audited the accompanying consolidated balance sheet of H&F Ironman Limited (the Company) as of March 31, 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the period then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of H&F Ironman Limited at March 31, 2011 and the consolidated results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles in the United States of America.

Shanghai Zhonghua
Certified Public Accountants

Shanghai, P. R. China

October 22, 2011

H&F IRONMAN LIMITED
CONSOLIDATED BALANCE SHEET

		As of
ASSETS	Note	March 31, 2011
Current assets:
Cash and cash equivalents		$149,993
Due from related parties	8	61,010
Accounts receivables	3	4,080,331
Inventories	4	1,567
Other assets	5	5,875,091
Total current assets		$10,167,992

Property, plant and equipment, net	6	4,357,275
Deferred tax assets	10	165,963
Leased mineral rights		490,895
Total assets		$15,182,125

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	7	$457,568
Due to related parties	8	293,978
Income tax payable		2,694,523
Other payables and accruals	11	4,227,220
Total current liabilities		$7,673,289

Long-term payable	11	563,115
Total liabilities		$8,236,404

Equity:
Common stock	9	$1,285
Accumulated other comprehensive income		8,572
Retained earnings	9	6,570,452
Non-controlling interest		365,412
Total shareholders’ equity		$6,945,721
Total liabilities and equity		$15,182,125

H&F IRONMAN LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS

		Period ended
	Note	March 31, 2011

Net sales		$1,053,201
Cost of goods sold		584,349
Gross profit		$468,852

Selling and administrative expenses		34,078
Allowance for doubtful debts		15,624
Operating earnings		$419,150

Interest expenses		13,866
Other expenses		-
Earnings before income tax		$405,284

Income taxes expense	10	193,027

Net earnings		$212,257

Less: Net earnings attributed to non-controlling interests		(10,613)

Net earnings attributed to H&F Ironman Limited shareholders		$201,644

H&F IRONMAN LIMITED
CONSOLIDATED STATEMENT OF CASHFLOWS

Period ended
March 31, 2011
Cash flows from operating activities:
Net income	$212,257
Adjustment to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	168,592
Changes in operating assets and liabilities
Receivables	(290,084)
Inventories	7,255
Deferred tax	(21,585)
Other receivables	(528,716)
Payables	663,815
Net cash provided by (used for) operating activities	$211,534

Investing activities:
Purchase of property and equipment	-
Proceeds of disposal of property and equipment	-
Net cash (used for) investing activities	$

Financing activities:
Proceeds from borrowings	-
Repayments of borrowings	-
Net cash provided by (used for) financing activities	$-

Effect of exchange rate changes on cash	(190,736)

Net change in cash and cash equivalents during the period	$20,798

Cash and cash equivalents at beginning of period	129,195
Cash and cash equivalents at the end of period	$149,993

Supplement disclosures of cash flow information:
Cash paid during the period for income taxes	$-
Cash paid during the period for interest	$13,866

See accompanying notes to financial statements

H&F IRONMAN LIMITED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
	Common Stock	Accumulated Other Comprehensive Income	Retained Earnings	Non-controlling interest	Stockholders’ Equity
Balance as of December 31, 2010	1,285	$199,308	$6,368,808	$354,799	$6,924,200
Net income			201,644	10,613	212,257
Translation adjustment		(190,736)			(190,736)
Balance as of March 31, 2011	1,285	$8,572	$6,570,452	$365,412	$6,945,721

See accompanying notes to financial statements

NOTE 1 – Organization and Nature of Business

H&F Ironman Limited (the “Company”) is a private limited Company incorporated on December 20, 2010 in Hong Kong. The registered capital of the Company is HKD 10,000, equaling to USD 1,285, in which Mr. Danny Qing Chang holds 100%.

This Company in turn operates through one subsidiary in China that is in the business of processing and trading iron ore. The Company has an investment ownership of ninety-five percent (95%) of Linxi HeFei Economic and Trade Co., Ltd.. The ownership transfer was completed on January 18, 2011.

Linxi HeFei Economic and Trade Co., Ltd. (the “Subsidiary”) is a private limited company established on January 8, 2008 in Linxi, the People’s Republic of China (“PRC”). The Subsidiary obtained a business license (No.150424000000821), which was issued by the State Administration of Industry and Commerce of Linxi,  PRC.

The Subsidiary’s registered operation period is 20 years.  The main business of the subsidiary based in the PRC is processing and trading of minerals.

The remaining five (5%) percent of the equity in the Subsidiary is owned by its current Chairman Mr. Zhang Hua based in Chifeng, PRC.

Accounting treatment of acquisition

The acquisition transaction of the Subsidiary was determined to be a common control transfer in accordance with the guidance in ASC 805, Business Combinations (erstwhile SFAS No. 141R and EITF 02-5). Accordingly, such acquisition was accounted under the pooling of interest method whereby no adjustments were made to the carrying value of assets and liabilities.

NOTE 2 – Summary of Significant Accounting Policies

Basis of preparation of consolidated financial statements

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) to reflect the financial position and results of operations of the Company.

Accounting Period

The Company’s fiscal year is from April 1 to next March 31.

Consolidation

The consolidated financial statements include the accounts of the Company and the Subsidiary, after the elimination of inter-company accounts and transactions.

Non-controlling Interests

Non-controlling interests in the Company’s consolidated financial statements result from the accounting for non-controlling interests in the Subsidiary.  Non-controlling interests represent the Subsidiary’s earnings and components of other comprehensive income that are attributed to the non-controlling parties’ equity interests.  The Company consolidates the Subsidiary into its consolidated financial statements.  Net earnings attributed to non-controlling interests represent the share of net earnings that is attributed to the equity that is owned by the current chairman of the Subsidiary. Transactions between the Company and the Subsidiary have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Revenue Recognition

Revenue has been recognized when all of the following criteria have been satisfied:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.
For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer. The Company considers the guidance provided under ASC 615 in determining revenue from sales of goods. Considerations have been given to all four conditions for:

•	Contract – Persuasive evidence of our arrangement with the customers;
•	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
•	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
•
Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met. These criteria are assessed by the Company at the time of each sale. In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Accounts Receivable

The Company evaluates the collectability of selected accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses. The Company considers factors such as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, the Company estimates reserves for bad debts based on general aging, experience and past-due status of the accounts. If circumstances related to customers change, estimates of recoverability would be further adjusted.

Inventories

Inventory is valued at the lower of cost (weighted average) or estimated net realizable value and includes the cost of materials, labor and manufacturing overhead.  The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales and the likelihood of obsolescence.

Property and Equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the shorter of the estimated useful lives of the assets as follows:

Machinery	10 years
Electronic equipment	3-5 years
Vehicles	10 years
Buildings	5-20 years
Others	5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred.  Expenditures, which significantly increase value or extend lives, are capitalized.  Upon retirement or disposition of plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

Impairment

The Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Such evaluation relies on a number of financial factors, including operating results, future anticipated cash flows, business plans and certain economic projections and non-financial factors such as changes in operating environment, competitive information, impact of change in government policies, etc.

For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

Fair Value of Financial Instruments

Financial instruments of the Company are primarily comprised of cash, accounts receivable, account payables and accrued liabilities.  As of March 31, 2011, the carrying values approximated their fair values.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes that requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enacted date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax rate applicable to the profits of the holding Company is 16.5%. Further pursuant to the New Income Tax Law effective on January 1, 2008, the applicable income tax rate for the Subsidiary in China is 25%.

Leased Mineral Rights

Initial costs to obtain leased mineral rights are capitalized and amortized to operations as depletion expense within the leased periods, using the straight-line method.  Depletion expenses are included in depreciation and amortization on the accompanying statement of operations and were USD 16,986 for the period ended March 31, 2011.

Currency Translation

The accounts and operations of the Company are translated in accordance with ASC 830, “Foreign Currency Matters,” which requires that assets and liabilities of foreign operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the period. The effects of exchange rate fluctuations in translating assets and liabilities of the Company into U.S. dollars are accumulated and reflected as a currency translation adjustment in the accompanying statements of shareholders’ equity. Transactions gains and losses are included in net income. There are no material transaction gains or losses in the accompanying financial statements for the period presented. The functional currency used in the preparation of financial statements is the Chinese RMB while the currency used to present the financial statements is the U.S. dollar. The functional currency is the currency in which the Company operates and it largely reflects the economic substance of the underlying events and circumstance of the Company.

Employee Benefits Plan of the Subsidiary

Regarding the Subsidiary’s employee benefits plan, China has been undergoing a significant reform process on its employee welfare and fringe benefits administration.  Any enterprise operating in China is subject to government-mandated employee welfare and fringe benefit contribution as a part of operating expense to State Administration of Labor Affairs.  However, the Subsidiary doesn’t participate in this multi-employer defined contribution plan to provide employees with certain retirement, medical and other fringe benefits.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

NOTE 3 - Accounts Receivables

The accounts receivable, net of allowances, amounted to $ 4,080,331 as of March 31, 2011.The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of the customer and the inherent credit risk.  Accounts receivable are not collateralized. The allowance amounts to $ 72,055 as of March 31, 2011.

NOTE 4 - Inventories

The inventories are comprised of:

March 31, 2011
Low-value goods	$1,567
Finished goods	-
Total	$1,567

The management of the Company believes that no inventory reserve was necessary as of and for the period ended March 31, 2011.

NOTE 5 - Other Assets
Other current assets consist of the following:

March 31, 2011
Prepaid expenses	$-
Amount due from staff	524,800
Amount due from third party	533,830
Interest – bearing loan to third party	4,816,461
Total	$5,875,091

The management of the Company believes that no provision for other receivables and prepayments was necessary for the period ended March 31, 2011.  Amount due from staff and amount due from third party are short-term advances and they are expected to be collected within one year.

NOTE 6 –Property, Plant and Equipment

A summary of property and equipment is as follows:

March 31, 2011
Plant	$2,613,387
Machinery	2,943,708
Electronic equipment	1,826
Vehicles	35,987
Others	24,481
Total Cost	$5,619,389
Accumulated depreciation	1,262,114
Total, net	$4,357,275

Depreciation expense for the period ended March 31, 2011 amounts to USD 151,606.

As of March 31, 2011,  machinery totaling a carrying amount of RMB 8.8 million (equivalent to USD 1.34 million) has been pledged against the short-term bank loan.

NOTE 7 –Short-term Bank Borrowings

As of March 31, 2011, the Company had a bank loan amounting to RMB 3 million (equivalent to USD 457,568) from Linxi Urban Credit Cooperatives.  The maturity date of the loan is November 30, 2011 and the annual interest rate is 12.474%.  The machinery was pledged as collateral for the loan, and hence the borrowing is in the nature of a secured liability.

NOTE 8 – Related Party Transactions and Balances

The followings are related parties where a control relationship exists:

Name	Relationship
Danny Qing Chang	Major Investor
Zhang Hua	Five percent minority interest holder at the Subsidiary

Amount due to/ from related parties:

Balance as of March 31, 2011
Due from related parties
Zhang Hua	$61,010
The above ending balances were generated from the loans that were from the Company to the related parties.
Due to related parties	Balance as of March 31, 2011
Zhang Hua	$293,978

The above related party is the shareholder who transferred the shares of the Subsidiary.

NOTE 9 – Equity

The paid-in capital of the Company is HKD 10,000 (equivalent to USD 1,285) that has been fully paid as of March 31, 2011. Mr. Danny Qing Chang paid HKD 10,000, taking 100% of the paid-in capital of the Company.

Pursuant to PRC laws and regulations, the Subsidiary is required to set aside at least 10% of the after-tax profits on an annual basis to a general reserve.  This reserve should be used for the development of the enterprise and may not be used towards the payment of dividends.  As of March 31, 2011 the reserve was USD 703,444 included as part of retained earnings.

NOTE 10 – Income Tax

The income tax rates applicable to the Company and the Subsidiary are 16.5% and 25%, respectively.  The income tax expense for the period ended March 31, 2011 is as follows:

Period ended March 31, 2011
Current taxes	$214,612
Deferred taxes	(21,585)
Net income tax expense	$193,027

Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the US federal statutory income tax rate of 34% primarily due to the difference in income tax rates between US and China.

The Company adopted ASC 740, Accounting for Uncertainty in Income Taxes.  In assessing the recoverability of its deferred tax assets, the management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible.  The management considers historical and projected future taxable income, and tax planning strategies in making this assessment.

The management of the Company believes that the Company will continue to make profits in the future and hence deferred tax assets should be recognized as of March 31, 2011.

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of net deferred tax assets and liabilities as of March 31, 2011 are as follows:

Deferred tax assets:	March 31, 2011

Depreciation and amortization	$-
Accrual accounting for financial reporting whereas cash accounting for tax purpose	165,963
Others
Net deferred tax assets	$165,963

NOTE 11 – Other Payables and Accruals

Other current payables and accruals consist of the following:

March 31, 2011

Statutory dues payable	$4,068,962
Employee related liabilities	25,992
Other liabilities	132,266
$4,227,220

Other non-current liabilities consist of the following:

As of March 31, 2011

Provision for expense	$76,261
Special reserve *	486,854
$563,115

*Pursuant to PRC laws and regulations, the Subsidiary is required to accrue a special reserve for safety of production. The reserve is based on the volume of production of the mine. The formula is the production volume times the defined ratios set by the government.  This fund should be used to improve safety of the manufacturing condition of the Subsidiary and is prohibited for the declaration of dividends. As of March 31, 2011, the special reserve was USD 486,854 included as part of other non-current liabilities.

NOTE 12 – Leases

The Subsidiary in China signed an agreement with the local village neighborhood committee to mine the hills.  The duration of the agreement is from November 2, 2007 to May 1, 2018.  According to the signed agreement, the initial down payment is RMB 5 million which was paid by the Subsidiary before October 15, 2007.  The annual payments are calculated based on the exploitation volume at 2.5% which should be paid on the quarterly basis.  For the period ended March 31, 2011, the payment for this lease was USD 356,000.

NOTE 13 – Fair Value of Financial Instruments

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short-term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 14 – Commitments and Contingencies

Based on the above-mentioned signed agreement (Note 12) and the term of minimum payment within the first 5 years, the Subsidiary in China needs to pay around USD 967,000 until November 2012.

As of the date of the report, the Company had no material contingent liabilities.

NOTE 15 – Subsequent Events after Balance Sheet Date

After the share transfer transaction between the Company and the former shareholders of the Subsidiary was completed, the Subsidiary applied for the foreign-investment approval from the authorized government of P.R.C.  On April 26, 2011, the Subsidiary got the final foreign-investment approval from the Foreign Investment Administration of P.R.C.  However, as of the date of this report, the updated business license of the Subsidiary has not yet been obtained from the local industry and commercial bureau.

Besides the above matter, the management has evaluated the subsequent events and determined that there were no material events affecting the financial statements of the Company requiring recognition or disclosure.

LINXI HEFEI ECONOMIC AND TRADE CO., LTD.
(“PRC IRONMAN”)
INDEPENDENT AUDIT REPORT AND AUDITED FINANCIAL STATEMENTS
As of March 31, 2010 and March 31, 2011

Independent Auditors’ Report

The Board of Directors
Linxi HeFei Economic and Trade Co., Ltd. Trade Limited

We have audited the accompanying balance sheets of Linxi HeFei Economic and Trade Co., Ltd. (the “Company”) as of March 31, 2011 and March 31, 2010 and the related statements of operations, statement of shareholders’ equity and comprehensive income and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Linxi HeFei Economic and Trade Co., Ltd.  at March 31, 2011 and March 31, 2010 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

Shanghai Zhonghua
Certified Public Accountants

Shanghai, P. R. China

August 22, 2011

LINXI HEFEI ECONOMIC AND TRADE CO., LTD.
BALANCE SHEETS

ASSETS	Note	March 31, 2011	March 31, 2010
Current assets:
Cash and cash equivalents		$148,710	$162,356
Due from related parties	7	61,010	-
Accounts receivables	3	4,080,331	468,731
Inventories	4	1,567	3,340
Other assets	5	5,875,091	998,908
Total current assets		$10,166,709	$1,633,335

Property, plant and equipment, net	6	4,357,275	4,457,003
Construction in process		-	60,174
Deferred tax assets		165,963	63,712
Leased mineral rights		490,895	555,629
Total assets		$15,180,842	$6,769,853

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	7	$457,568	$439,477
Trade accounts payable		-	2,205
Due to related parties	8	-	2,018,025
Income tax payable		2,694,523	520,889
Other payables and accruals	11	4,148,826	2,204,414
Total current liabilities		$7,300,917	$5,185,010

Long-term payable	11	563,115	242,194
Total liabilities		$7,864,032	$5,427,204

Equity:
Paid-in capital	9	$273,800	$273,800
Accumulated other comprehensive income		8,574	5,323
Retained earnings	9	7,034,436	1,063,526
Total shareholders’ equity		7,316,810	1,342,649
Total liabilities and equity		$15,180,842	$6,769,853

See accompanying notes to financial statements

LINXI HEFEI ECONOMIC AND TRADE CO., LTD.
STATEMENTS OF OPERATIONS

		Year ended	Year ended
	Note	March 31, 2011	March 31, 2010

Revenues		$13,525,890	$5,223,422
Cost of revenues		5,228,521	3,610,587
Gross profit		$8,297,369	$1,612,835

Selling, general and administrative expenses		149,670	245,336
Allowance for doubtful debts		62,495	9,560
Operating earnings		$8,085,204	$1,357,939

Interest expenses		67,811	65,812
Other expenses		35,286	-
Income before income tax		$7,982,107	$1,292,127

Income taxes expense	10	2,011,197	340,388

Net income		$5,970,910	$951,739

See accompanying notes to financial statements

LINXI HEFEI ECONOMIC AND TRADE CO., LTD.
STATEMENTS OF CASHFLOW
	Year ended	Year ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income	$5,970,910	$951,739
Adjustment to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	586,872	590,959
Deferred tax assets	(102,251)	(63,712)
Changes in operating assets and liabilities
Receivables	(3,611,600)	(380,959)
Other assets	(4,876,183)	(955,255)
Due from related parties	(61,010)	-
Inventories	1,773	(5)
Payables	4,155,479	988,202
Due to related parties	(2,018,025)	(1,649,308)
Special reserve	281,283	205,571
Net cash provided by (used for) operating activities	$327,248	$(312,768)

Investing activities:
Purchase of property and equipment	(362,236)	(352,326)
Proceeds of disposal of property and equipment	-	-
Net cash (used for) investing activities	$(362,236)	$(352,326)

Financing activities:
Proceeds from borrowings	457,568	439,477
Repayments of borrowings	(439,477)	-
Net cash provided by (used for) financing activities	$18,091	$439,477

Effect of exchange rate changes on cash	3,251	(14,970)

Net change in cash and cash equivalents during the period	$(13,646)	$(240,587)

Cash and cash equivalents at beginning of period	$162,356	$402,943
Cash and cash equivalents at the end of period	$148,710	$162,356

Supplement disclosures of cash flow information:
Cash paid during the year for income taxes	$-	$-
Cash paid during the year for interest	$67,183	$27,898

See accompanying notes to financial statements

LINXI HEFEI ECONOMIC AND TRADE CO., LTD. STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
	Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Stockholders’ Equity
Balance as of March 31, 2009	$273,800	$20,293	$111,787	$405,881

Net income			951,739	951,738
Translation adjustment		(14,970)		(14,970)
Balance as of March 31, 2010	$273,800	$5,323	$1,063,526	$1,342,649

Net income		$-	$5,970,910	$5,970,910
Translation adjustment		3,251		3,251
Balance as of March 31, 2011	$273,800	$8,574	$7,034,436	$7,316,810

See accompanying notes to financial statements

NOTE 1 – Organization and Nature of Business

Linxi HeFei Economic and Trade Co., Ltd.  (the “Company”) is a private limited company established on January 8, 2008 in Linxi, the People’s Republic of China (“PRC”). The Company obtained the business license (No.150424000000821), which was issued by the State Administration of Industry and Commerce of Linxi, PRC.

The registered capital of the Company is RMB 2 million, equaling to USD 273,800, in which Mr. Zhang Hua took 80% and Mr. Xu Jianjun took the remaining 20%. Mr. Zhang Hua and Mr. Xu Jiajun transferred 75% and 20% respectively to H&F Ironman Limited on January 18, 2011. Thus, as of March 31, 2011, 95% of the Company’s registered capital is held by H&F Ironman Limited.

The Company’s registered operation period is 20 years.  The main business of the Company is processing and trading of mineral.

NOTE 2 – Summary of Significant Accounting Policies

Basis of preparation of financial statements

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) to reflect the financial position and results of operations of the Group.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Revenue Recognition

Revenue has been recognized when all of the following criteria have been satisfied:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer. The Company considers the guidance provided under ASC 615 in determining revenue from sales of goods. Considerations have been given to all four conditions for:

•	Contract – Persuasive evidence of our arrangement with the customers;
•	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
•	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
•
Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met. These criteria are assessed by the Company at the time of each sale. In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Accounts Receivable

The Company evaluates the collectability of selected accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses. The Company considers factors such as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, the Company estimates reserves for bad debts based on general aging, experience and past-due status of the accounts. If circumstances related to customers change, estimates of recoverability would be further adjusted. The Company recognized a provision for doubtful accounts of USD 83,272 in 2011 and USD 9,566 in 2010.

Inventories

Inventory is valued at the lower of cost (weighted average) or estimated net realizable value and includes the cost of materials, labor and manufacturing overhead.  The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales and the likelihood of obsolescence.

Property and Equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the shorter of the estimated useful lives of the assets as follows:

Machinery	10 years
Electronic equipment	3-5 years
Vehicles	10 years
Buildings	5-20 years
Others	5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred.  Expenditures, which significantly increase value or extend lives, are capitalized.  Upon retirement or disposition of plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

Impairment

The Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Such evaluation relies on a number of financial factors, including operating results, future anticipated cash flows, business plans and certain economic projections and non-financial factors such as changes in operating environment, competitive information, impact of change in government policies, etc.

For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

Fair Value of Financial Instruments

Financial instruments of the Company are primarily comprised of cash, accounts receivable, account payables and accrued liabilities.  As of March 31, 2011 and 2010, the carrying values approximated their fair values.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes which requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enacted date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Pursuant to the New Income Tax Law effective on January 1, 2008, the applicable income tax rate of the Company is 25%.

Leased Mineral Rights

Costs to obtain leased mineral rights are capitalized and amortized to operations as depletion expense within the leased periods, using the straight-line method.  Depletion expenses are included in depreciation and amortization on the accompanying statement of operations and were USD 64,734 and USD 64,000 for the years ended March 31, 2011 and 2010, respectively.

Currency Translation

The accounts and operations of the Company are translated in accordance with ASC 830, “Foreign Currency Matters,” which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of the Company into U.S. dollars are accumulated and reflected as a currency translation adjustment in the accompanying statements of shareholders’ equity. Transactions gains and losses are included in net income. There are no material transaction gains or losses in the accompanying financial statements for the years presented. The functional currency used in the preparation of financial statements is RMB while the presentation currency used is the US dollar. The functional currency is the currencies in which the Company operates and it largely reflects the economic substance of the underlying events and circumstance of the Company.

Employee Benefits Plan

China has been undergoing a significant reform process on its employee welfare and fringe benefits administration.  Any enterprise operating in China is subject to government-mandated employee welfare and fringe benefit contribution as a part of operating expense to State Administration of Labor Affairs.  However, the Company doesn’t participate in this multi-employer defined contribution plan to provide employees with certain retirement, medical and other fringe benefits.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

NOTE 3 - Accounts Receivables

The accounts receivable, net of allowances, amounted to $ 4,080,331 and $ 468,731 as of March 31, 2011 and 2010, respectively. The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of the customer and the inherent credit risk.  Accounts receivable are not collateralized.

The activity in the allowance for doubtful debts for accounts receivable is as follows:

	March 31, 2011	March 31, 2010
Allowance at the beginning of the year	$9,560	$-
Additional provision created during the year	62,495	9,560
Write-offs /reversals charged against allowances	-	-
Allowance at the end of the year	$72,055	$9,560

NOTE 4 - Inventories

The inventories are comprised of:

	March 31, 2011	March 31, 2010
Low-value goods	$1,567	$3,340
Finished goods	-	-
Total	$1,567	$3,340

The management of the Company believes that no inventory reserve was necessary as of and for the year ended March 31, 2011 and 2010.

NOTE 5 - Other Assets

Other current assets consist of the following:

	March 31, 2011	March 31, 2010
Prepaid expenses	$-	$19,251
Amount due from staff	524,800	64,574
Amount due from third party	533,830	219,738
Interest – bearing loan to third party	4,816,461	695,345
Total	$5,875,091	$998,908

The management of the Company believes that no provision for other receivables and prepayments was necessary for the year ended March 31, 2011 and 2010.  Amount due from staff and amount due from third party are short-term advances as they are expected to be collected within one year.

NOTE 6 –Property, Plant and Equipment

A summary of property and equipment is as follows:

	March 31, 2011	March 31, 2010
Plant	$2,613,387	$2,610,337
Machinery	2,943,708	2,480,897
Electronic equipment	1,826	1,826
Vehicles	35,987	81,482
Others	24,481	22,438
Total Cost	$5,619,389	$5,196,979
Accumulated depreciation	1,262,114	739,976
Total, net	$4,357,275	4,457,003

As of March 31, 2011, machinery with the carrying amount of RMB 8.8 million (equivalent USD 1.34 million) has been pledged against the short-term bank loan.

NOTE 7 –Short-term Bank Borrowings

As of March 31, 2011, the Company had a bank loan amounting RMB 3 million (equivalent USD 457,568) from Linxi Urban Credit Cooperatives.  The maturity date of the loan is November 30, 2011 and the annual interest rate is 12.474%.  The entire loan was pledged by the machinery and hence the borrowing is in the nature of a secured liability.

NOTE 8 – Related Party Transactions and Balances

8(1)   The followings are related parties where a control relationship exists:

Name	Relationship
Zhang Hua	Ultimate investor

8(2)  Nature of relationship with related parties where a control relationship does not exit:

Name	Relationship
Li Benquan	Director
Li Shisheng	Executive Director
Qu Weidong	Director and General Manager
Dou Jianqun	Director
Mu Jinyu	Supervisor

8(3)   Amount due to/ from related parties:

	Balance as of March 31, 2011	Balance as of March 31, 2010
Due from related parties
Zhang Hua	$61,010	$-
The above ending balances were generated from the loans which were from the Company to the above related parties during the daily operation.

Due to related parties
Zhang Hua	$-	$585,970
Li Shisheng	-	256,276
Qu Weidong	-	125,690
Dou Jianqun	-	146,492
Mu Jinyu	-	903,597

The above ending balances were generated from the fact that the Company borrowed the money from those related parties for purchasing the fixed assets.

NOTE 9 – Equity

The Company has issued only one class of shares designated as “common stock”.  Each holder of shares of common stock is entitled to one vote for each share held. The paid-in capital of the Company is USD 273,800, which has been fully paid as of March 31, 2011. Mr. Zhang Hua paid USD 219,040, taking 80% and Mr. Xu Jianjun paid USD 54,760, taking the remaining 20%. On January 18, 2011, Mr. Zhang Hua and Mr. Xu Jianjun signed a stock transfer agreement with H&F Ironman Limited to transfer 95% of the registered capital of the Company to H&F Ironman Limited. The transaction has been submitted to the Foreign Investment Administration for getting the foreign-investment approval.  As of the report date, the new business license hasn’t been obtained. Please see NOTE 15 Subsequent Events after Balance Sheet Date.

Pursuant to PRC laws and regulations, the Company is also required to set aside at least 10% of the after-tax profits on an annual basis, naming general reserve.  This reserve should be used for the development of the Company and is prohibited to the declaration of dividends. . As of March 31, 2011 and 2010, such reserves were USD 703,444 and USD 106,353, respectively, included as part of retained earnings.

NOTE 10 – Income Tax

The income tax rate applicable to the Company is 25%.

The income tax expense during the years ended March 31, 2011 and 2010 consists of the following:

	Year ended March 31, 2011	Year ended March 31, 2010
Current taxes	$2,108,817	$404,060
Deferred taxes	(97,620)	(63,672)
Net income tax expense	$2,011,197	$340,388

Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the US federal statutory income tax rate of 34% primarily due to the difference in income tax rates between US and China.

The Company adopted ASC 740, Accounting for Uncertainty in Income Taxes.  In assessing the recoverability of its deferred tax assets, the management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible.  The management considers historical and projected future taxable income, and tax planning strategies in making this assessment.

The management of the Company believes that the Company will make a profit in the future and deferred tax assets should be recognized as of March 31, 2011 and March 31, 2010.

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of net deferred tax assets and liabilities as of March 31, 2011 and 2010 are as follows:

Deferred tax assets:	March 31, 2011	March 31, 2010

Depreciation and amortization	$-	$-
Accrual accounting for financial reporting whereas cash accounting for tax purpose	165,963	63,712
Others
Net deferred tax assets	$165,963	$63,712

Classified as :
Deferred tax asset – Current	$20,818	$2,391
Deferred tax asset – Non-current	$145,145	$61,321

NOTE 11 – Other Payables and Accruals

Other current payables and accruals consist of the following:

	March 31, 2011	March 31, 2010

Statutory dues payable	$4,068,962	$1,439,154
Employee related liabilities	25,992	13,852
Other liabilities	53,872	751,408
	$4,148,826	$2,204,414

Other non-current liabilities consist of the following:

	March 31, 2011	March 31, 2010

Provision for expenses	$76,261	$36,623
Special Reserve *	486,854	205,571
	$563,115	$242,194

*Pursuant to PRC laws and regulations, the Company is required to accrue a special reserve for safety production condition based on the production volume of mine. The formula is the production volume times the defined ratios set by the government.  This fund should be used to improve safety of manufacturing condition of the Company and is prohibited to the declaration of dividends. As of March 31, 2011 and 2010, such special reserves were USD 486,854 and USD 205,571, respectively included as part of other non-current liabilities.

NOTE 12 – Leases

The Company signed the agreement with local village neighborhood committee to exploit the mine from the lands.  The duration of the agreement is from November 2, 2007 to May 1, 2018.  According to the signed agreement, the initial down payment is RMB 5 million that was paid by the Company before October 15, 2007.  The annual payments are calculated based on the exploitation volume at 2.5%, which should be paid on the quarterly basis.  Within the first 5 years, the minimum payment is RMB 10 million (equivalent USD 1.56 million).  For the years ended March 31, 2011 and 2010, the payments for this lease were USD 356,000 and USD 147,000, respectively.

NOTE 13 – Fair Value of Financial Instruments

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short-term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 14 – Commitments and Contingencies

Based on the above-mentioned signed agreement (Note 12) and the term of minimum payment within first 5 years, the Company needs to pay about USD 967,000 until November 2012.

Up to the date of the report, the Company had no material contingent liabilities.

NOTE 15 – Subsequent Events after Balance Sheet Date

Subsequent to the stock transfer agreement dated January 18, 2011, between H&F Ironman Limited and Linxi HeFei Economic and Trade Co., Ltd. , the Company got the final foreign-investment approval from the Foreign Investment Administration on April 26, 2011.  However, as of the report date (August 22, 2011), the updated business license has not yet been obtained from the local industry and commercial bureau.

Besides the above matter, the management has evaluated the subsequent events and determined that there were no material events affecting the financial statements of the Company requiring recognition or disclosure.

ANNEX A: STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

By and among

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland Corporation;

And

H&F IRONMAN LIMITED (“BVI IRONMAN”)
A British Virgin Island (BVI) Corporation;

And

SHAREHOLDERS OF BVI IRONMAN

And

H&F IRONMAN LIMITED (“HK IRONMAN”)
A Hong Kong based Wholly Owned Foreign Corporation (WOFE);

And

SHAREHOLDERS OF HK IRONMAN

And

H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD.               (“PRC IRONMAN”)
 A PRC Corporation

And

SHAREHOLDERS OF PRC IRONMAN

Effective as of …………….2011

List of Exhibits

Exhibit - 1 - List of shareholders of BVI Ironman, HK Ironman, PRC Ironman and Nominees and Assignees to receive stock of IGC as per Section 4.3

Exhibit - 2 - Details of Danny Qing Chang

Exhibit - 3 - List of Subsidiaries of IGC and Investment by IGC

Exhibit - 4 - Complete and correct copies of the articles of incorporation, bylaws and amendments of HK Ironman & PRC Ironman

Exhibit - 5 - Audited Financial Statements of HK Ironman and PRC Ironman for the year ending March 31, 2011 and unaudited Financial Statements of HK Ironman and PRC Ironman for the quarter ending June 30, 2011.

Exhibit - 6 - Liabilities on assets of HK Ironman and PRC Ironman.

Exhibit - 7 - Details of existing contracts of HK Ironman and PRC Ironman.

Exhibit - 8 - Post closing conditions to be satisfied by Danny Qing Chang in order to receive cash consideration in terms of Section 4.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this        , 2011 (the “Agreement”), by and among:

1)	India Globalization Capital, Inc., (“IGC”), a Maryland corporation with its principal place of business located at 4336, Montgomery Avenue, Bethesda, MD 20814;
2)	H&F Ironman Limited, (“BVI Ironman”), a British Virgin Islands corporation with its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands; and
3)	Shareholders of BVI Ironman (“BVI Ironman Shareholders”) listed in Exhibit 1; and
4)
H&F Ironman Limited, (“HK Ironman”),  being a Hong Kong wholly owned foreign enterprise (WOFE) having its registered address at Room 17 6/F Shun On Commercial Building 112-114, Des Voeux Road Central, Hong Kong; and

5)	Shareholders of HK Ironman (“HK Ironman Shareholders”) listed in Exhibit 1; and
6)
H&F Venture Trade, Ltd. aka Linxi H&F Economic and Trade Co. Ltd.,  (“PRC Ironman”), a PRC corporation, with its registered office at Second Floor B Block, Fortune Building, Xing Cheng District, Chifeng, China; and

7)	Shareholders of PRC Ironman (“PRC Ironman Shareholders”) listed in Exhibit 1;

DEFINITIONS

“Closing”: Closing will occur on the Closing Date at the offices of Shulman Rogers, Maryland, USA or any other mutually agreed place.

“Closing Date”: The Closing Date or consummation of this Agreement will be on the day the shareholders of IGC vote in favor of the transaction as contemplated in the present Agreement.

“Company”: Shall refer to IGC

“Danny Qing Chang” or “Danny Chang”: Refers to the direct or indirect shareholders of BVI Ironman, HK Ironman and PRC Ironman all of whom are represented by Danny Qing Chang.  Danny Qing Chang is duly authorized to represent the said shareholders. Danny Qing Chang’s address and other details are listed in Exhibit 2.

“Exchange Shares”: Securities of IGC issued as consideration pursuant to the present Stock Purchase Agreement.

“HK Ironman”: shall refer to HK Ironman and all its subsidiaries including PRC Ironman.

“IGC”: This shall refer to India Globalization Capital, Inc a company incorporated in the state of Maryland and listed on NYSE-AMEX with listing symbol IGC.

“Ironman”: shall mean and refer jointly and severally to a) BVI Ironman, b) BVI Ironman Shareholders, c) HK Ironman, d) HK Ironman Shareholders, e) PRC Ironman and f) PRC Ironman Shareholders.

“Disclosed” or “Disclose” or “Undisclosed”: shall refer to disclosures made by the Company in its filings with the Securities and Exchange Commission (SEC) and in press releases issued by the Company through the Closing Date.

“NYSE” or “NYSE-AMEX”: Refers to the New York Stock Exchange and specifically to NYSE-AMEX

“Parties”: Refers to all parties to the Agreement.

“Purchaser”: The Purchaser is IGC.

“Securities”: The common stock of IGC.

“Seller”: The Seller shall mean and include HK Ironman and HK Ironman Shareholders

RECITALS

WHEREAS, IGC is a publicly traded corporation, registered in the state of Maryland, USA with its principal place of business located at 4336 Montgomery Ave. Bethesda, MD, 20814, listed on the New York Stock Exchange with symbol IGC (the “NYSE AMEX”);

WHEREAS, Danny Qing Chang along with other persons whose names and addresses are set out in Exhibit 1 hereto are the shareholders who directly or indirectly own and or control BVI Ironman, HK Ironman and PRC Ironman.

WHEREAS, BVI Ironman is fully owned and controlled by Danny Qing Chang.

WHEREAS, HK Ironman is fully owned and controlled by Danny Qing Chang.

WHEREAS, PRC Ironman is owned 95% by HK Ironman and 5% by Mr. Zhang Hua as more clearly set out in Exhibit 1.

WHEREAS, PRC Ironman operates a beneficiation plant in Inner Mongolia, China and is currently engaged in selling high-grade ore to steel mills and other traders in China.

WHEREAS, IGC through its subsidiaries has operations in India and has all the requisite licenses as required to export iron ore to China and is currently engaged in exporting iron ore to customers in China from India.

WHEREAS, the Parties herein entered into a Letter of Intent dated July 20, 2011 (“LOI”) setting out the broad terms and conditions of the understanding reached by and between the Parties, and the Parties are now desirous of reducing the terms as contained in the LOI in the form of a definitive agreement and a reference is being made to the LOI dated July 20, 2011.

WHEREAS, this Agreement provides for the acquisition of PRC Ironman, through the acquisition of HK Ironman and its subsidiary from BVI Ironman and  Danny Qing Chang, whereby HK Ironman and its subsidiary shall become a wholly owned subsidiary of IGC.

WHEREAS, the boards of directors of IGC and HK Ironman have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual benefits to be derived, and the representation and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES BY IGC

As an inducement to and to obtain the reliance of HK Ironman and HK Ironman Shareholders, IGC represents and warrants as follows:

Section 1.1          Organization.

IGC is a corporation duly organized, validly existing, and in good standing under the laws of Maryland and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of IGC’s articles of incorporation or bylaws.  IGC has the power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement.  Details of IGC are incorporated herein by reference as Disclosed in its Annual Report on Form 10/K and Form 10/K/A for the Financial Year Ended (FYE) March 31, 2011 and its Amendment, and on subsequent Form 10-Q and Form 8-K and other filings made with the Securities and Exchange Commission (SEC) through Closing Date.

Section 1.2         Capitalization.

The authorized capitalization of IGC consists of about 150,000,000 shares of Securities, $.01 par value per share; and 100,000 shares of preferred stock.  As of June 30, 2011, IGC has 20,960,433 common shares issued and outstanding and none of the preferred shares are issued.

As Disclosed, all issued and outstanding shares are legally issued, fully paid and non-assessable and there are no Undisclosed shares issued in violation of the preemptive or other rights of any person.  There are no Undisclosed warrants or options authorized or issued.

Section 1.3         Subsidiaries.

The subsidiaries and investments of IGC are set out in Exhibit 3 and as Disclosed.

Section 1.4          Tax Matters: Books and Records.

(a)	The books and records, financial and others, of IGC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	IGC has no Undisclosed statutory liabilities including Undisclosed tax liabilities with respect to the payment of any country, federal, state, county, or local taxes.

Section 1.5         Litigation and Proceedings.

There are no Undisclosed actions, suits, proceedings or investigations pending or threatened against or affecting IGC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of IGC.  IGC is not in default of any Undisclosed judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency.

Section 1.6          Material Contract Defaults.

IGC is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of IGC, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which IGC has not taken adequate steps to prevent or rectify such a default from occurring.

 Section 1.7         Information.

The information concerning IGC as Disclosed is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

Section 1.8          Title and Related Matters.

IGC has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  IGC owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with IGC’s business.   No third party has any right to, and IGC has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of IGC or any material portion of its properties, assets or rights.

Section 1.9          Contracts.

On the Closing Date:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which IGC is a party or by which it or any of its properties are bound;

(b)           IGC is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as IGC can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of IGC.

Section 1.10         Compliance with Laws and Regulations.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of IGC or would not result in IGC incurring material liability.

Section 1.11         Approval of Agreement.

The Board of Directors of IGC has authorized the execution and delivery of this Agreement and has approved the transactions contemplated herein.

Section 1.12         Material Transactions or Affiliations.

Other than as Disclosed there are no material contracts or agreements of arrangement between IGC and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Securities of IGC and which is to be performed in whole or in part after the date hereof.  IGC has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13         No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which IGC is a party or to which any of its properties or operations are subject.

Section 1.14         Governmental Authorizations.

IGC has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with, NYSE, federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IGC of this Agreement.

Section 1.15         Shareholder’s Approval

The consummation of this transaction will require an affirmative vote and approval by a majority of the shareholders of IGC.

Section 1.16         Ownership of Stock.

IGC is the lawful owner of the stock to be delivered to the shareholders of HK Ironman or its designees/ nominees  and such stock shall be free and clear of all liens, encumbrances and claims of every kind and character, other than SEC mandated legends and any of the foregoing arising from actions by the shareholders of HK Ironman (collectively, “Encumbrances”) as of the Closing Date.  The delivery to the shareholders of HK Ironman of the stock pursuant to the provisions of this Agreement will transfer to the shareholders of Ironman valid title thereto, free and clear of any and all Encumbrances.  The stock of IGC held by the shareholders of HK ironman will be subject to customary public company insider, 10% ownership restrictions and may be sold subject to an effective registration statement.

Section 1.17         Approval by Disinterested Board Committee.

The Board of Directors of IGC have (i) duly established a special committee, comprised solely of independent directors of IGC who have no direct or indirect financial interest in the proposed transactions (the “Special Committee”), for the purpose of reviewing the transactions on behalf of the Board of Directors, and (ii) provided the Special Committee with the financial means necessary to retain all those financial, legal and other advisers that the Special Committee deems appropriate in connection with fulfilling its duties.  The Special Committee has (x) reviewed and discussed the Transactions with its financial and legal advisers and with any other advisers it deemed appropriate, (y) determined, in good faith, that the Transactions are fair and reasonable to the Company, as contemplated by Section 2-419 of the Maryland General Corporation Law, and (iii) made its recommendation to the full Board of the Company.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF BVI IRONMAN AND DANNY QING CHANG

As an inducement to, and to obtain the reliance of IGC, BVI Ironman and Danny Qing Chang represent and warrant as follows:

Section 2.1                      BVI Ironman is owned and controlled by Danny Qing Chang and shares of IGC issuable hereunder to BVI Ironman directly/ indirectly will be held in the beneficial interest of Danny Qing Chang. Further, the shares held by individuals listed as nominees/assignees/transferees in Exhibit 1 are not held in the beneficial interest of Danny Qing Chang or BVI Ironman.

Section 2.2                      BVI Ironman and Danny Qing Chang understand that the Securities of the Company issuable hereunder or any portion thereof may not be sold or distributed without compliance with all applicable United States securities laws.

Section 2.3                      BVI Ironman and Danny Qing Chang understand and are fully aware that IGC’s Securities issuable hereunder are being issued in reliance upon an exemption provided for by the 1933 Securities Act and the applicable state securities laws, on the basis that no public offering is involved, and that the representations set forth in this Agreement are being relied upon by IGC and are essential to the availability of such exemption.

 Section 2.4                       That BVI Ironman and/or Danny Qing Chang are not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof is not intended to be exempt from registration under the Securities Act.  And as such Danny Qing Chang, has no intention of becoming a U.S. Person and at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Danny Qing Chang was outside of the United States.

Section 2.5                      Such BVI Ironman and Danny Qing Chang understand and acknowledge that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

Section 2.6                      Intentionally left blank

Section 2.7                      Such BVI Ironman and Danny Qing Chang represent that they will not directly or indirectly engage in short selling the Company’s Securities.

Section 2.8                      This transaction to purchase HK Ironman stock and the issuance of IGC’s Securities issuable hereunder were initiated in a private, negotiated transaction between Danny Qing Chang and IGC, outside the United States and no general solicitation was utilized by the Company.

Section 2.9                      BVI Ironman and Danny Qing Chang understand and agree that the certificates evidencing the ownership of the IGC’s Securities, Exchange Shares, issuable hereunder will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND NO SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (iii) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

ARTICLE III

REPRESENATTION, COVENANTS AND WARRANTIES BY HK IRONMAN, PRC IRONMAN, AND DANNY QING CHANG

That HK Ironman, PRC Ironman, and Danny Qing Chang make the following representations and warranties set forth in this Article III to IGC intending that IGC will rely on each of such representations and warranties in order to induce IGC to enter into and complete the acquisition of HK Ironman and its subsidiaries.

Section 3.1         Organization.

HK Ironman is a wholly owned foreign enterprise (WOFE) duly organized, validly existing and in good standing under the laws of the Hong Kong and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Exhibit 4 are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of HK Ironman’s certificate of incorporation or bylaws. HK Ironman has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2          Capitalization.

HK Ironman’s authorized capital consists of a fully diluted total of 100,000 shares, held by and in the manner listed on Exhibit 1.  There are no other derivative securities including options, warrants, and preferred shares issued and outstanding.

All issued and outstanding common shares have been legally issued, fully paid, are non assessable and not issued in violation of the preemptive rights of any other person.  HK Ironman has no other securities, warrants or options authorized or issued.

Danny Qing Chang is the record and 100% beneficial owner, and has good title to, the HK Ironman Shares. Danny Qing Chang has the right and authority to sell and deliver its Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements.  Upon delivery of any certificate or certificates duly assigned, representing the HK Ironman Shares as herein contemplated and/or upon the registering of IGC as the new owner of the HK Ironman Shares in the share register of HK Ironman, IGC will receive good title to the HK Ironman Shares owned by Danny Qing Chang free and clear of any Liens.

Section 3.3          Subsidiaries.

HK Ironman has the following subsidiary:

(a)
PRC Ironman, a PRC corporation (“Subsidiary”) with a registered capital of 2 million RMB. Included in the Exhibit 4 are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.

(i)           Ninety Five (95%) percent of the issued shares of PRC Ironman are held by and issued to HK Ironman.  The remaining 5% of the issued shares of PRC Ironman are held by and issued to Mr. Zhang Hua, who is also the legal representative of PRC Ironman in China, with no anti dilution rights, tag along rights, drag along rights, dividend rights, first rights of refusal, or negative control rights of any kind, and with no powers to assert control, dilute the share holding of PRC Ironman or affect the operations or day to day management of PRC Ironman.  Further, the shares held by Mr. Zhang Hua cannot be pledged, sold or transferred or encumbered in any way without the express written consent of the Board of HK Ironman granted through a Board resolution duly signed by the Board of Directors of HK Ironman.
(ii)           That all of the outstanding shares of capital stock of the subsidiary, i.e. PRC Ironman have been duly authorized and validly issued and are fully paid and non assessable.

Section 3.4          Tax Matters, Books & Records.

(a)           HK Ironman and its subsidiary PRC Ironman’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)           Other than disclosed on the Financial Statements for the Year Ended March 31, 2011, and in the financial statements for the quarter ended June 30, 2011 (Exhibit 5), HK Ironman and its subsidiary PRC Ironman have no other including but not limited to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)           Danny Qing Chang shall be responsible for the collection of all moneys due to HK Ironman and its subsidiaries including but not limited to loans and receivables.  Danny Qing Chang will also be responsible for the payment of Taxes, Royalty, VAT, penalties and other liabilities that are not set out in the U.S.GAAP audited financial statements and in the financial statement for the quarter ended June 30, 2011 as presented in Exhibit 5.

Section 3.5         Information.

The information concerning HK Ironman and its subsidiary as set forth in this Agreement and provided to the USGAAP auditor and the Legal Due Diligence Team employed by IGC is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6          Title and Related Matters.

HK Ironman and its subsidiary have good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal, including but not limited to all internet domain names, vehicles, equipments and other assets (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  Except to the extent as set forth in Exhibit 6, HK Ironman and its subsidiary own free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with its business.  Except as set forth in the attached Exhibit 6, no third party has any right to, and HK Ironman and its subsidiary have not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of HK Ironman and/or its subsidiary, PRC Ironman, or any material portion of its properties, assets or rights.

Section 3.7          Litigation and Proceedings.

There are no actions, suits or proceedings pending or threatened by or against or affecting HK Ironman or its subsidiary at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of HK Ironman or its subsidiary.  HK Ironman does not have any knowledge of any default on its part or on the part of its subsidiary with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.8          Contracts.

On the Closing Date:

(a)           Except for those enumerated in Exhibit 7, there are no material contracts, agreements, franchises, license agreements, or other commitments to which HK Ironman is a party to or by which it or any of its subsidiary or properties are bound;

(b)           HK Ironman or its subsidiary is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as HK Ironman or its subsidiaries can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of HK Ironman or its subsidiary; and

(c)           Except as shown on the balance sheet for the Year ended March 31, 2011; HK Ironman and its subsidiary is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $10,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 3.9          No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which HK Ironman or its subsidiary is a party or to which any of its properties or operations are subject.

Section 3.10         Material Contract Defaults.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and its subsidiary are not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of HK Ironman or its subsidiary, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which HK Ironman or its subsidiary  has not taken adequate steps to prevent such a default from occurring.

Section 3.11         Governmental Authorizations.

To the best of HK Ironman’s and PRC Ironman’s knowledge, HK Ironman and its subsidiary has all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by HK Ironman of the transactions contemplated hereby.

Section 3.12         Compliance with Laws and Regulations.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and its subsidiary has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of, HK Ironman or its subsidiary, or would not result in HK Ironman or its subsidiary incurring any material liability.

Section 3.13         Insurance.

All of HK Ironman and its subsidiary’s insurable properties are insured for the benefit of HK Ironman directly or indirectly under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force for a minimum of one year after the Closing Date.

Section 3.14         Approval of Agreement.

The Board of Directors of HK Ironman and PRC Ironman have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 3.15         Material Transactions or Affiliations.

As of the Closing Date, there will exist no material contract, agreement or arrangement between HK Ironman, and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by HK Ironman to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of HK Ironman and which is to be performed in whole or in part after the date hereof except with regard to an agreement with HK Ironman shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  HK Ironman has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE IV

ACQUSITION AND OTHER CONSIDERATIONS

Section 4.1          Delivery of Securities

On the Closing Date, the Seller shall deliver to the Purchaser all of its issued and outstanding shares including share certificates held by HK Ironman of its subsidiary being PRC Ironman duly endorsed in blank or with executed power attached thereto in transferable form, so that HK Ironman shall become a wholly owned subsidiary of IGC and PRC Ironman shall become a 95%owned subsidiary of IGC.

Section 4.2          Valuation and methodology

IGC has valued HK Ironman inclusive of its subsidiary to the extent of 95% shares held by HK Ironman in its subsidiary, and has offered the consideration as set out in Section 4.3 and the earn out in Section 4.4 below for the acquisition of HK Ironman and purchase of 95% of its subsidiary PRC Ironman.

Section 4.3          Stock Consideration

The Company will purchase and acquire all of the HK Ironman’s issued and outstanding Common Shares tendered pursuant to Section 4.1.  The consideration for the purchase will be as follows:

IGC shall issue to the stock holders of HK Ironman comprising of BVI Ironman, Danny Qing Chang and/or its nominees/assignees/transferees as listed in Exhibit 1, or as intimated to the Company by Danny Qing Chang up through the issuance of shares an aggregate total of thirty one million five hundred thousand (31,500,000) Exchange Shares.

Section 4.4          Cash Consideration and Earn Out

In addition to the stock consideration in Section 4.3 the Company shall pay $ 4.0 mm to Danny Qing Chang in the following manner:

(1)	An amount of $ 1.0 mm to be paid within 30 days of the Closing Date and on satisfaction of post closing conditions as set out in Exhibit 8;

(2)
An amount of $ 1.5 mm in cash or stock valued at the sole discretion of the Full Board of IGC to be paid promptly on the finalization of the US GAAP audit for the financial year ending March 31, 2012. The amount of cash consideration to be paid pursuant to Section 4.4 (2) herein is contingent on the Company achieving an earnings growth of at least 30% from the previous year’s closing audit i.e. March 31, 2011; and

(3)
An additional amount of $ 1.5 mm in cash or stock valued at the sole discretion of the Full Board of IGC to be paid promptly on the finalization of the US GAAP audit for the financial year ending March 31, 2013. The amount of additional consideration to be paid pursuant to Section 4.4 (3) herein is contingent on the Company achieving an earnings growth of at least 30% from the previous year’s closing audit, i.e. March 31, 2012.

(4)
In the event the target set in 4.4 (2) or 4.4 (3) is not met. The difference between earning $3 mm and the amount earned may be earned if the compounded earnings growth rate for FYE March 31, 2012 is a cumulative 30% per year, over the closing audit of March 31. 2011.

Section 4.5         Left intentionally blank.

Section 4.6          Incentive for Integration and Retention

Ten percent (10%) of the total number of Exchange Shares, shall be awarded as Management Retention Awards and the same shall be equally divided between the management of the Purchaser and Seller to ensure successful integration and retention of key members of the teams for a period of (1) year after Closing. The shares issued, as Management Retention Award, will carry the customary Rule 144 and other restrictions.

Section 4.7          Events Prior to Closing.

Upon execution hereof or as soon thereafter as practical, management of IGC and HK Ironman shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, Exhibits, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 4.8          Closing Date.

The Closing Date of the transactions contemplated by this Agreement shall be on the date on which the shareholders of IGC approve the acquisition as contemplated in the Agreement.

Section 4.9          Post Closing Covenants.

Upon the execution hereof and the occurrence of Closing as contemplated herein or as soon thereafter as practical, the management of IGC and HK Ironman shall cause the following:

(1)	The certificate, duly executed and dated as of Closing Date, described in Section 7.4 and 8.4;

(2)	Deliver such certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions;

(3)	Appropriate permissions and filings, including disclosures, if any, will be made in compliance with the legal requirements in Hong Kong and China; and

(4)	Constitution of the Board of Directors of the Purchaser and Seller in accordance with Article 5.

Section 4.10         Intentionally left blank

Section 4.11         Termination.

(a)	This Agreement may be terminated by the board of directors of either IGC or HK Ironman, respectively, at any time prior to the Closing Date if:

(i)           there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)           any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 4.11, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of IGC if HK Ironman, PRC Ironman, HK Ironman Shareholders and PRC Ironman Shareholders shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of HK Ironman, PRC Ironman and/or of their respective shareholders contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to HK Ironman.

If this Agreement is terminated pursuant to Paragraph (b) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of HK Ironman if IGC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of IGC contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to IGC.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 4.11, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

ARTICLE V

BOARD OF DIRECTORS POST CLOSING

Subject to the provisions of this Agreement and applicable laws, the Board of Directors shall be responsible for the management, supervision, direction and control of the companies herein.

Section 5.1          Constitution of the Board of Directors of IGC.

(a)
 The Parties agree that subject to applicable laws, the Board of IGC shall consist of (5) Directors and such Directors shall be appointed in terms of the present Agreement for the initial three years from the Closing.

(b)	The Purchaser shall be entitled to nominate (3) out of (5) Directors on the Board of IGC and Seller shall be entitled to nominate (2) out of (5) Directors on the Board of IGC.

(c)
Seller agrees that it being a substantial shareholder of IGC post closing will ensure and cause to caste an affirmative vote for the appointment of Purchaser’s nominated persons in terms of Section 5.1 (b) above in each of the initial three years post Closing.

(d)	The Parties undertake to follow the independence requirements as set out by NYSE and to further allow nomination of directors from the general shareholders in accordance with the NYSE policies.

Section 5.2	Constitution, Appointment and Nomination of the Board of Directors of HK Ironman and PRC Ironman.

(a)
The Purchaser shall be entitled to nominate (2) out of (3) Directors or (3) out of (5) Directors, as the case may be, on the Board of HK Ironman and its subsidiary for an initial period of three years from Closing Date.

(b)
The Parties further agree that the Purchaser shall have the right to nominate and appoint a person in charge of the financial control and reporting of each of the group companies including HK Ironman and its subsidiary and the Seller shall cause the appointment of such person to each such group company including HK Ironman and its subsidiary.

Section 5.3          Quorum.

The quorum at meetings of the Board shall be comprised in accordance with the applicable laws.

Section 5.4          Shareholders Meeting Quorum.

The quorum at meetings of Shareholders shall be as per the applicable laws.

ARTICLE VI

SPECIAL COVENANTS

Section 6.1          Access to Properties and Records.

Prior to closing, IGC and HK Ironman will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other including all its subsidiaries, as the other shall from time to time reasonably request.

Section 6.2          Registration Rights.

IGC agrees, that at its own expense, within (60) days of the Closing Date, it will prepare and file a registration statement with the SEC to register the Exchange Shares, and use its best efforts to cause such registration statement to be declared effective as soon as reasonably practicable.

Section 6.3          Funds Flow

The Parties agree that the revenue generated by PRC Ironman, will be able to flow from PRC Ironman to its holding company i.e. HK Ironman, outside of China. Further, the funds so transferred outside of China, may be used for future acquisitions and/or general corporate purposes.  The Parties further agree that the mechanism and modalities for the fund flow under this provision will be determined in consultation with local counsel in the People’s Republic of China.

Section 6.4         Third Party Consents.

IGC and HK Ironman agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.5          Actions Prior to and Subsequent to Closing.

(a)           From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, IGC, HK Ironman and PRC Ironman BVI will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)           From and after the date of this Agreement until the Closing Date, IGC and HK Ironman or  PRC Ironman will not, without the prior consent of the other:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(v)	purchase or redeem any Common Shares.

Section 6.6          Indemnification.

(a)           IGC hereby agrees to indemnify HK Ironman and PRC Ironman, each of the officers, agents and directors and current shareholders of HK Ironman and PRC Ironman as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)           Ironman hereby agree to indemnify IGC, each of the officers, agents, directors and current shareholders of IGC as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF IGC

The obligations of IGC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.1          Accuracy of Representations.

The representations and warranties made by BVI Ironman, HK Ironman and PRC Ironman and their shareholders as set out at Exhibit 1 in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and BVI Ironman & HK Ironman shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by BVI Ironman or HK Ironman prior to or at the Closing.  IGC shall be furnished with a certificate, signed by a duly authorized officer of BVI Ironman and HK Ironman and dated the Closing Date, to the foregoing effect.

Section 7.2         Board of Directors and Stockholder Approval.

The Board of Directors of IGC will approve and recommend the proposal for approval to the IGC shareholders to approve this acquisition.

Section 7.3          NYSE Amex Approval.

NYSE Amex will have approved the Application for Listing of Additional Shares for listing the Exchange Shares on the stock exchange.

Section 7.4          Officer’s Certificate.

IGC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of HK Ironman, for and on behalf of HK Ironman and its subsidiary, to the effect that: (a) the representations and warranties of HK Ironman and its subsidiary set forth in the Agreement and in all Exhibits, and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) HK Ironman and its subsidiary  have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to HK Ironman on the attached Exhibits, HK Ironman or its subsidiary have not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of HK Ironman, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the HK Ironman Exhibits, by or against HK Ironman or its subsidiary  which might result in any material adverse change in any of the assets, properties, business or operations of HK Ironman or its subsidiary.

Section 7.5         No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of HK Ironman or its subsidiary.

Section 7.6          Approvals.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and PRC Ironman have complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the IGC in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 7.7          Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of HK Ironman and its subsidiary to the reasonable satisfaction of IGC.

Section 7.8          US GAAP Audit.

The completion of a USGAAP audit for the Financial Year Ended (FYE) March 31, 2011 and March 31, 2010 by a PCAOB registered top tier audit firm and the completion and delivery of unaudited quarterly statements.

Section 7.9         Other Items.

IGC shall have received from HK Ironman such further documents, certificates or instruments relating to the transactions contemplated hereby as IGC may reasonably request.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF  IRONMAN

The obligations of Ironman under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 8.1          Accuracy of Representations.

The representations and warranties made by IGC in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and IGC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by IGC prior to or at the Closing.  HK Ironman shall have been furnished with a certificate, signed by a duly authorized executive officer of IGC and dated the Closing Date, to the foregoing effect.

Section 8.2         Board of Directors’ Approval.

The Board of Directors of HK Ironman shall have approved this Agreement and the transactions contemplated herein.

Section 8.3          Shareholder Approval.

The shareholders of HK Ironman shall have approved the proposal for approval of the transaction contemplated in the present Agreement.

Section 8.4          Officer's Certificate.

HK Ironman shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of IGC to the effect that:  (a) the representations and warranties of IGC set forth in the Agreement and in all Exhibits and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; and (b) IGC has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date.

Section 8.5         No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of IGC.

Section 8.6          1933 Exchange Act Compliance.

IGC must file any necessary reports to become and stay current with its 1933 Exchange Act filings up to and including the Closing Date of this Agreement. This shall include, but not be limited to, all annual and quarterly filings.

Section 8.7          Approvals.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the Parties in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 8.8          Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of IGC and its subsidiaries to the reasonable satisfaction of HK Ironman.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1         Amicable Settlement

If any dispute arises between IGC and Ironman, during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavor to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 30 days from the date of the Dispute.

Section 9.2          Arbitration

(1)
If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.1 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and make a reference to an arbitration panel of three arbitrators.  Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Maryland Uniform Arbitration Act.  The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(2)	The place of the arbitration shall be Maryland, USA.

(3)	The proceedings of arbitration shall be in English language.

(4)	The arbitration proceedings shall be governed by the laws of Maryland and the Maryland courts (including any appellant Court) in Maryland shall have exclusive jurisdiction.

(5)
The cost and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitrator shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its Counsel, except as may be otherwise determined by the Arbitrator.  The Arbitrator would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

(6)
Any award made by the Arbitrator shall be final and binding on each of Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any Applicable Laws and regulations that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any Court of Law for the award of the Arbitrator, except a Party shall not challenge or resist any enforcement action taken by other Party in any Court of Law in whose favor and award of the Arbitrator was given.

ARTICLE X

MISCELLANEOUS
Section 10.1                          Brokers and Finders.

Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the Parties together in the negotiation, execution, or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 10.2                          Law, Forum and Jurisdiction.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, United States of America.

Section 10.3                          Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to IGC
Mr. Ram Mukunda
India Globalization Capital, Inc.
4336 Montgomery Ave
Bethesda, Md. 20814

If to Ironman
Danny Qing Chang
HK Ironman
Room-E-9F Majestic Garden
Number 6, middle of Beisihuan road
Beijing, China

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 10.4                          Attorneys' Fees.

 In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Parties shall reimburse the non-breaching Parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.5                          Confidentiality.

Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement or (iii) such disclosure is required by law or by a regulatory body.

Section 10.6                          Assignment.

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no party shall assign or transfer any of its rights and liabilities hereunder to any other person without the prior written consent of the other Parties, which will not be unreasonably withheld.

Section 10.7                          Knowledge.

Each party is presumed to have full knowledge of all information set forth in the other party’s Exhibits delivered pursuant to this Agreement.

Section 10.8                          Third Party Beneficiaries.

This contract is solely between the Parties and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 10.9                          Entire Agreement.

This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

Section 10.10                        Survival; Termination.

The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 36 months.

Section 10.11                        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 10.12                        Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or Parties for whose benefit the provision is intended.

Section 10.13                      Expenses.

Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof including due diligence, legal opinions that may be required for closing and/or otherwise and for any governmental or regulatory requirements as the case may be.

HK Ironman shall bear the expenses associated with the USGAAP audit.  IGC shall bear the expenses associated with due diligence and all regulatory filings in the United States.

Section 10.14                                Headings; Context.

The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 10.15                                Benefit.

This Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 10.16                                Public Announcements.

Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 10.17                                Severability.

In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective Parties hereto.

Section 10.18                                Failure of Conditions; Termination.

In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the Parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other Parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 10.19                                No Strict Construction.

The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 10.20                                Execution Knowing and Voluntary.

In executing this Agreement, the Parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 10.21                                Amendment.

This Agreement and any of the terms contained herein may be amended by mutual consent in writing signed by both the parties at any time.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	INDIA GLOBALIZATION CAPITAL, INC. THROUGH ITS CEO AND EXEC. CHAIRMAN AUTHORISED VIDE BOARD RESOLUTION DATED ___________

______________________________	By:
MR. Richard Prins (IGC Director)	Name:	RAM MUKUNDA
	Title:	Chief Executive Officer

ATTEST:	H & F IRONMAN LTD. (“ BVI IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

______________________________	By:
Mr. Zhang Hua (5% owner of PRC Ironman)	Name:	Danny Qing Chang
	Title:	Director

SHAREHOLDER OF H & F IRONMAN LTD. (“ BVI IRONMAN”)

By:
Name:	Danny Qing Chang
Title:	Shareholder (100%)
H&F IRONMAN LIMITED (“HK IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

By:
Name:	Danny Qing Chang
Title:	Director

SHAREHOLDERS OF H&F IRONMAN LIMITED (“HK IRONMAN”)

By:
Name:	Danny Qing Chang
Title:	Shareholder

H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD. (“PRC IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

By:
Name:	Danny Qing Chang
Title:	Director

SHAREHOLDERS OF H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD. (“PRC IRONMAN”)
ATTEST:
By:
______________________________	Name:	Danny Qing Chang
Mr. Zhang Hua (5% owner PRC Ironman)	Title:	Shareholder

Exhibit 1

List of shareholders of BVI Ironman

BVI Ironman shareholders	Number of shares	Percentage ownership
Danny Qing Chang	50,000	100%

List o f shareholders of HK Ironman

HK Ironman shareholders	Number of shares	Percentage ownership
Danny Qing Chang directly or through BVI Ironman	100,000	100%

List o f shareholders of PRC Ironman

PRC Ironman shareholders	Number of shares	Percentage ownership
HK Ironman	1,900,000	95%
Mr. Zhang Hua	100,000	5%

Nominees and or Assignees and or Transferees made by Stockholders of HK Ironman as set out in Section 4. 3 Stock Considerations

Number of shares
1	Mr. Weidong Qu	2.34 mm
2	Mr. Jianqun Dou	2.78 mm
3	Mr. Benquan Li	3.3 mm
4	Mr. Jingyu Mu	3.3 mm
5	Ms. Xiuyun Gao	3.5 mm
6	Ms. Huifen Xiang	1.66 mm
7	Ms. Shuangyan Zhang	.5 mm
8	Mr. Hua Zhang
Total

Exhibit 2

Name of Danny Qing Chang

Danny Qing Chang

United Kingdom Passport provided to the Company.

Exhibit 3

List of Subsidiaries of IGC and Investment by IGC:

1.	IGC Mauritius (IGC-M)

2.	Techni Bharathi Public Limited (TBL)

3.	IGC India Mining and Trading (IGC-IMT)

4.	IGC Materials Private Limited (IGC-MPL)

5.	IGC Logistics Private Limited (IGC-LPL)

6.	Investment: Sricon Infrastructure Private Limited

Exhibit 4

1.           HK Ironman’s:

(i)            Articles of Incorporation.

(ii)           By laws and amendments.

(iii)           Certificate of good standing.

2.           PRC Ironman’s:

(i)            Articles of Incorporation.

(ii)           By laws and amendments.

(iii)           Certificate of good standing.

Exhibit 5

1)	Audited Financial Statements of HK Ironman and PRC Ironman for the year ending March 31,2011, and

2)	Un-audited financial statements for June 30, 2011.

Psge 36 of 37

Exhibit 6

There are no liabilities that are not listed or described in the Audited Financial Statements of HK Ironman and PRC Ironman for FYE March 31, 2011.

Exhibit 7

There are no contracts that are not listed or described in the Audited Financial Statements of HK Ironman and PRC Ironman for FYE March 31, 2011 or that have been provided to the legal due diligence team of IGC.

Exhibit 8

Post closing conditions to be satisfied by Danny Qing Chang in order to receive cash consideration in terms of Section 4.4:

1)	IGC’s ownership of HK Ironman to be filed and reflected in Hong Kong registrar of companies and any and all certifications and approvals that may be required in Hong Kong and or PRC.

2)	Election of IGC nominees to the board of HK Ironman and its subsidiaries.

3)	Election of Danny Qing Chang nominees to the board of IGC.

4)	IGC finance nominee to become a co-signatory on all bank accounts of HK Ironman and PRC Ironman.

5)	Execution of post closing covenants as set out in Section 4.9

6)	Execution of post closing covenants as set out in Section 5.2

 SPECIAL MEETING OF STOCKHOLDERS OF
INDIA GLOBALIZATION CAPITAL, INC.
_____________, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	Proposal for the approval of the issuance of 31,500,000 Common Shares to HK Ironman in exchange for 100% of the common stock of HK Ironman	☐	☐	☐

2.	Election of Director. Proposal to elect one member of IGC’s Board of Directors to hold office as a Class A director for a period to expire at IGC’s 2014 annual meeting of stockholders.	NOMINEE:
Danny Qing Chang
☐	WITHHOLD AUTHORITY FOR NOMINEE

☐	FOR
(See instructions below)

3.
Proposal for the approval of the issuance of 3,150,000 Common Shares to executive officers and directors of HK Ironman and IGC subject to 12-month vesting upon the completion of 12 months of service following the closings of the acquisition.
	☐	☐	☐

4.	Proposal to authorize Ram Mukunda or John Selvaraj to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method
☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: This proxy should be signed exactly as the name appears here on.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

INDIA GLOBALIZATION CAPITAL, INC.
4336 Montgomery Avenue, Bethesda, MD 20814

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ram Mukunda as proxy, and hereby authorizes him to vote all shares of Common Stock of the undersigned at the Special Meeting of Stockholders of India Globalization Capital, Inc., to be held on _________, 201_ at 10:00 a.m., eastern time, at the offices Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854, and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)